As filed with the Securities and Exchange Commission on June 17, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTERN BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	6022	84-4199750
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

125 High Street

Boston, Massachusetts 02110

(800) 327-8376

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kathleen C. Henry, Esq.

c/o Eastern Bankshares, Inc.

265 Franklin Street

Boston, Massachusetts 02110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael K. Krebs, Esq. Nutter, McClennen & Fish, LLP 155 Seaport Boulevard Boston, MA 02210 (617) 439-2000	Samantha M. Kirby, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described therein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated file	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. This proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction in which such offer, solicitation, or sale is not permitted.

PRELIMINARY – SUBJECT TO COMPLETION – DATED JUNE 17, 2025

PROXY STATEMENT/PROSPECTUS

Dear HarborOne Shareholders:

On behalf of HarborOne Bancorp, Inc. (“HarborOne”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the acquisition of HarborOne by Eastern Bankshares, Inc. (“Eastern”). We are requesting that you take certain actions as a HarborOne shareholder.

On April 24, 2025, Eastern, Eastern Bank, a Massachusetts-chartered trust company and wholly-owned subsidiary of Eastern (“Eastern Bank”), HarborOne and HarborOne Bank, a Massachusetts-chartered trust company and wholly-owned subsidiary of HarborOne, entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which Eastern will, upon the terms and subject to the conditions set forth in the merger agreement, acquire HarborOne. The merger (as defined below) will create a combined franchise with approximately $30.5 billion in total assets and further solidify Eastern as the largest Boston-based community bank by deposits.

Under the merger agreement, HarborOne will merge with and into Eastern, with Eastern as the surviving entity (the “merger”). Following the merger, at a time to be determined by Eastern, HarborOne Bank will merge with and into Eastern Bank, with Eastern Bank as the surviving bank (the “bank merger” and together with the merger, the “mergers”).

If the merger is completed, HarborOne shareholders will receive, for each share of HarborOne common stock, par value $0.01 per share (“HarborOne common stock”), at the holder’s election, either (i) 0.765 shares of Eastern common stock (the “stock consideration” or the “exchange ratio”) or (ii) $12.00 in cash (the “cash consideration”), subject to allocation procedures to ensure that the total number of shares of HarborOne common stock that receive the stock consideration represents between 75% and 85% of the total number of shares of HarborOne common stock outstanding immediately prior to the completion of the merger. HarborOne shareholders will also receive cash in lieu of any fractional shares of Eastern common stock, par value $0.01 per share (“Eastern common stock”), they would have otherwise received in the merger. The precise value of the consideration that HarborOne shareholders will receive will not be known at the time that HarborOne shareholders vote on the Merger Proposal (as defined below). On April 23, 2025, which was the last trading day preceding the public announcement of the proposed merger, the closing price of Eastern common stock was $15.48 per share, which after giving effect to the exchange ratio has an implied value of $11.87 per share of HarborOne common stock. On    , 2025, which was the most recent practicable trading day before the printing of this proxy statement/prospectus, the closing price of Eastern common stock was $   per share, which, after giving effect to the exchange ratio, has an implied value of approximately $   per share of HarborOne common stock.

The value of the Eastern common stock at the time of completion of the merger could be greater than, less than or the same as the value of Eastern common stock on the date of the accompanying proxy statement/prospectus. We urge you to obtain current market quotations of Eastern common stock (trading symbol “EBC”) and HarborOne common stock (trading symbol “HONE”), both of which are traded on the Nasdaq Global Select Market.

Based on the number of shares of HarborOne common stock outstanding or reserved for issuance as of April 23, 2025, assuming 80% stock consideration, the midpoint of the range, Eastern expects to issue approximately 25.2 million shares of Eastern common stock to HarborOne shareholders in the aggregate in the merger. We estimate that, immediately following the completion of the merger and assuming 80% stock consideration, the midpoint of the range, former HarborOne shareholders will own approximately 10.6% of the common stock of Eastern.

HarborOne will hold, by means of remote communication, a special meeting of HarborOne shareholders (the “special meeting”) on    , 2025 at    , Eastern Time, where HarborOne shareholders will be asked to vote on a proposal to approve the merger agreement (the “Merger Proposal”), and a proposal to approve, on a non-binding advisory basis, the compensation that may become payable to the named executive officers of HarborOne in connection with the merger (the “Merger-Related Compensation Proposal”). Information about the special meeting and the merger is contained in this document. We urge you to read this document carefully and in its entirety

The HarborOne board of directors unanimously recommends that HarborOne shareholders vote “FOR” each of the proposals to be considered at the special meeting.

This proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Eastern and HarborOne and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 22 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Eastern and HarborOne from documents that have been filed with the Securities and Exchange Commission that are incorporated into this proxy statement/prospectus by reference.

Your vote is very important. Approval of the Merger Proposal will require the affirmative vote of the holders of two-thirds of the shares of HarborOne common stock outstanding and entitled to vote on the matter. Whether or not you plan to attend the special meeting, please vote at your earliest convenience by following the instructions included in the accompanying proxy card. If HarborOne shareholders do not vote virtually or by proxy, it will have the same effect as a vote against the Merger Proposal at the special meeting.

Sincerely,

Joseph F. Casey

President and Chief Executive Officer

HarborOne Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the proposed merger or the securities to be issued under this proxy statement/prospectus, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of Eastern common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or by any other federal or state government or governmental agency.

The accompanying proxy statement/prospectus is dated    , 2025, and is first being mailed to HarborOne shareholders on or about    , 2025.

HarborOne Bancorp, Inc.

770 Oak Street

Brockton, Massachusetts 02301

(508) 895-1000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

To the Shareholders of HarborOne Bancorp, Inc.:

A special meeting of the shareholders of HarborOne Bancorp, Inc., a Massachusetts corporation (“HarborOne”), will be held by means of remote communication on     , 2025 at     , Eastern Time (the “special meeting”), for the purpose of considering and voting on the following matters:

1.

a proposal to approve the Agreement and Plan of Merger (the “merger agreement”), dated as of April 24, 2025, by and among Eastern Bankshares, Inc. (“Eastern”), Eastern Bank, HarborOne, and HarborOne Bank, pursuant to which HarborOne will merge with and into Eastern, with Eastern as the surviving entity (the “merger”) and, following the merger, at a time to be determined by Eastern, HarborOne Bank will merge with and into Eastern Bank, with Eastern Bank as the surviving bank (the “Merger Proposal”);

2.

a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of HarborOne in connection with the merger (the “Merger-Related Compensation Proposal”); and

3.

a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement (the “Adjournment Proposal”).

HarborOne does not expect to transact any business other than as set forth above at the special meeting or any postponement or adjournment thereof. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting. The board of directors of HarborOne has fixed the close of business on     , 2025 as the record date for the determination of HarborOne shareholders entitled to receive notice of, and to vote at, the special meeting and any postponements or adjournments of the special meeting. Only holders of record of shares of HarborOne common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.

Approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of HarborOne common stock entitled to vote on such proposal. If a HarborOne shareholder does not vote on the Merger Proposal, it will have the same effect as a vote by such holder against the proposal. The transactions contemplated by the merger agreement cannot be completed unless HarborOne shareholders approve the Merger Proposal.

Assuming a quorum is present, approval of the Merger-Related Compensation Proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal.

Assuming a quorum is present, approval of the Adjournment Proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal.

HarborOne shareholders as of the record date may attend the special meeting by visiting    and entering the 16-digit control number included on their proxy card.

Under the provisions of the Massachusetts Business Corporation Act, as amended, the holders of HarborOne common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

The HarborOne board of directors has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommends that the HarborOne shareholders vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal.

Your vote is very important. Whether or not you plan to attend the special meeting, please vote at your earliest convenience by following the instructions included in the accompanying proxy card. You may revoke your proxy at any time before the special meeting by following the instructions provided in the proxy statement/prospectus.

By Order of the Board of Directors,

Inez H. Friedman-Boyce

Chief Legal Officer, General Counsel and Corporate Secretary

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT (877) 750-9499.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about HarborOne and Eastern from other documents that are not included in, or delivered with, this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information in the section titled “Incorporation of Certain Documents by Reference” beginning on page 125 of this proxy statement/prospectus. You can obtain copies of these documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from HarborOne or Eastern at the following addresses:

For business and financial information about HarborOne, please contact:

HarborOne Investor Relations

770 Oak Street

Brockton, Massachusetts 0230

Email: SFinocchio@HarborOne.com

Telephone: (508) 895-1180

For business and financial information about Eastern, please contact:

Eastern Bank Investor Relations

125 High Street

Boston, Massachusetts 02110

Email: a.hersom@easternbank.com

Telephone: (860) 707-4432

If HarborOne shareholders would like to receive documents before HarborOne’s special meeting, they must request the documents no later than    . HarborOne shareholders will not be charged for any of these documents that they request.

For additional information regarding where you can find information about Eastern and HarborOne, please see the section titled “Where You Can Find More Information” beginning on page 124 of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to Eastern and its subsidiaries was provided by Eastern and the information contained in this proxy statement/prospectus with respect to HarborOne and its subsidiaries was provided by HarborOne.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card for the HarborOne special meeting.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Eastern (File No. 333-    ) with the Securities and Exchange Commission (the “SEC”), constitutes a prospectus of Eastern for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Eastern common stock to be issued to HarborOne shareholders as stock consideration. This proxy statement/prospectus also constitutes a proxy statement for HarborOne with respect to the HarborOne special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this statement/prospectus. This proxy statement/prospectus is dated , 2025. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date or the date of such incorporated information. Neither HarborOne’s mailing of this proxy statement/prospectus to HarborOne shareholders nor the issuance by Eastern of shares of its common stock to HarborOne shareholders pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Eastern has been provided by Eastern, and information contained in this proxy statement/prospectus regarding HarborOne has been provided by HarborOne.

DEFINED TERMS

In this proxy statement/prospectus, unless the context otherwise requires:

•	“bank merger” refers to the merger of HarborOne Bank with and into Eastern Bank, with Eastern Bank as the surviving bank;

•	“cash consideration” refers to $12.00 in cash per shares of HarborOne common stock;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“Eastern” refers to Eastern Bankshares, Inc., a Massachusetts corporation;

•	“Eastern articles of organization” refers to the restated articles of organization of Eastern, as amended;

•	“Eastern Bank” refers to Eastern Bank, a Massachusetts-chartered trust company and wholly-owned subsidiary of Eastern;

•	“Eastern bylaws” refers to the bylaws of Eastern;

•	“Eastern common stock” refers to the common stock of Eastern, par value $0.01 per share;

•	“effective time” refers to the effective time of the merger;

•

“election deadline” refers to 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located), on the date that Eastern and HarborOne agree is as near as practicable to two (2) business days prior to the expected closing date of the merger.

•	“exchange ratio” or “stock consideration” refers to 0.765 shares of Eastern common stock per share of HarborOne common stock;

•	“FDIC” refers to the Federal Deposit Insurance Corporation;

•	“Federal Reserve Board” refers to the Board of Governors of the Federal Reserve System;

•	“HarborOne” refers to HarborOne Bancorp, Inc., a Massachusetts corporation;

•	“HarborOne articles of organization” refers to the articles of organization of HarborOne;

•	“HarborOne bylaws” refers to the by-laws of HarborOne;

•	“HarborOne common stock” refers to the common stock of HarborOne, par value $0.01 per share;

•	“HarborOne equity plans” refers to the HarborOne 2017 Stock Option and Incentive Plan or the HarborOne 2020 Equity Incentive Plan;

•	“HarborOne ESOP” refers to the HarborOne Bank Employee Stock Ownership Plan;

•	“HarborOne special meeting” refers to the special meeting of HarborOne shareholders to be held on and each adjournment thereof, if any;

•	“HarborOne Bank” refers to HarborOne Bank, a Massachusetts-chartered trust company and wholly-owned subsidiary of HarborOne;

•	“MBCA” refers to the Massachusetts Business Corporation Act, as amended;

•	“merger” refers to the merger of HarborOne with and into Eastern, with Eastern as the surviving entity;

•	“mergers” refers collectively to the merger and the bank merger; and

•	“merger consideration” refers to the exchange ratio and cash consideration, together with cash received in lieu of fractional shares of Eastern common stock, if any.

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 125 of this proxy statement/prospectus.

Questions and Answers About the Merger

Q.	Why am I receiving this document?

A.

You are receiving this proxy statement/prospectus because you are a HarborOne shareholder and you are being asked to vote in connection with the merger. Eastern, Eastern Bank, HarborOne, and HarborOne Bank entered into an Agreement and Plan of Merger, pursuant to which HarborOne will merge with and into Eastern, with Eastern as the surviving entity. Following the merger, at a time determined by Eastern, HarborOne Bank will merge with and into Eastern Bank, with Eastern Bank as the surviving bank. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. In this proxy statement/prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the merger, among other things, HarborOne shareholders must approve the merger agreement (the “Merger Proposal”).

HarborOne is holding a virtual special meeting of HarborOne shareholders to obtain approval of the Merger Proposal. HarborOne shareholders will also be asked to approve, on an advisory, non-binding basis, specified compensation that may become payable to the named executive officers of HarborOne in connection with the transactions contemplated by the merger agreement (the “Merger-Related Compensation Proposal”), and to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the Merger Proposal (the “Adjournment Proposal”).

This document is also a prospectus that is being delivered to holders of HarborOne common stock because, pursuant to the merger agreement, Eastern is offering shares of Eastern common stock to HarborOne shareholders.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q.	What will HarborOne’s shareholders receive in the merger?

A.

If the Merger Proposal is approved and the merger is subsequently completed, HarborOne shareholders will receive, at the holder’s election, either (i) 0.765 shares of Eastern common stock (the “stock consideration” or the “exchange ratio”) or (ii) $12.00 in cash (the “cash consideration”), for each share of HarborOne common stock, subject to proration to ensure that the total number of shares of HarborOne common stock that receive the stock consideration represents between 75% and 85% of the total number of shares of HarborOne common stock outstanding immediately prior to the effective time.

Eastern’s common stock is listed on Nasdaq under the trading symbol “EBC.” Eastern will not issue fractional shares of its common stock in the merger, but will instead pay cash for any fractional shares at a price determined by the volume weighted average closing price of Eastern common stock on Nasdaq for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger (the exchange ratio and cash consideration, together with cash received in lieu of fractional shares of Eastern common stock, if any, the “merger consideration”).

Q.	How do HarborOne shareholders make an election as to the form of merger consideration they wish to receive?

A.

An election form and other appropriate and customary transmittal materials will be mailed no less than 20 business days prior to the election deadline, as defined herein, to each holder of record of HarborOne common stock as of the business day prior to such mailing date. Each election form will permit the holder of record of HarborOne common stock (or the beneficial owner through proper instructions and documentation) to elect to receive, in exchange for each share of HarborOne common stock, either (i) the cash consideration or (ii) the stock consideration, plus cash in lieu of fractional shares. HarborOne shareholders will also receive detailed instructions describing the procedures they must follow to make such election.

Q.	Can HarborOne shareholders elect to receive cash consideration with respect to a portion of their HarborOne shares and stock consideration with respect to the rest of their HarborOne shares?

A.	Yes. The election form and letter of transmittal will permit you, subject to the allocation procedures described in this proxy statement/prospectus, to receive at your election:

•	all of your merger consideration in the form of cash consideration;

•	all of you merger consideration in the form of stock consideration; or

•	a portion of your merger consideration in the form of cash consideration and the remaining portion in the form of stock consideration.

Q.	What will happen in the mergers?

A.

In the merger, HarborOne will merge with and into Eastern, with Eastern as the surviving entity. In the bank merger, which will occur at a time following the merger determined by Eastern, HarborOne Bank will merge with and into Eastern Bank, with Eastern Bank as the surviving bank.

After completion of the merger, (i) HarborOne will no longer be a public company, (ii) HarborOne common stock will be delisted from Nasdaq and will cease to be publicly traded, and (iii) HarborOne common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). After completion of the merger, HarborOne will cease to exist. See the information provided in the section titled “The Merger Agreement—Structure of the Merger” beginning on page 74 of this proxy statement/prospectus and the merger agreement for more information about the merger.

Q.	How will the merger affect HarborOne equity awards?

A.	The merger agreement provides that HarborOne equity awards that are outstanding immediately prior to the effective time will be treated as follows at the effective time of the merger:

HarborOne Stock Options. Each option to purchase shares of HarborOne common stock (a “HarborOne stock option”) that is outstanding and unexercised immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, be converted into an option (an “Eastern stock option”) to purchase that number of whole shares of Eastern common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of HarborOne common stock subject to such HarborOne stock option multiplied by (ii) the exchange ratio with an exercise price per share of HarborOne common stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of HarborOne common stock of such HarborOne stock option divided by (y) the exchange ratio.

HarborOne RSAs. Each award in respect of a share of HarborOne common stock subject to vesting, or other time-based lapse restrictions granted under the HarborOne equity plans (a “HarborOne RSA”) will automatically vest in full, and the shares of HarborOne common stock underlying such vested HarborOne RSA shall be considered outstanding shares of HarborOne common stock entitled to receive the merger consideration.

HarborOne PRSUs. Each performance-based restricted stock unit granted under the HarborOne equity plans that is outstanding and unvested immediately prior to the effective time (a “HarborOne PRSU”) will, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, with any applicable performance-based vesting condition to be deemed achieved at the target level of performance, and shall be considered outstanding shares of HarborOne common stock entitled to receive the merger consideration.

Q.	How will the merger affect the HarborOne Bank ESOP?

A.

HarborOne will terminate the HarborOne ESOP, effective as of the day immediately prior to the effective time but contingent on the closing of the merger (the “ESOP termination date”). HarborOne employees who continue employment with Eastern after the bank merger and meet the eligibility requirements under Eastern’s employee stock ownership plan will be eligible to participate in any employee stock ownership plan sponsored or maintained by Eastern or one of its subsidiaries in 2026. All participants’ accounts in the HarborOne ESOP will become fully vested and 100% non-forfeitable as of the ESOP termination date, and no new participants will be admitted to the ESOP on or after the ESOP termination date. All shares of HarborOne common stock held by the ESOP immediately prior to the effective time will be converted into the right to receive the merger consideration. Following the effective time, any unallocated shares of Eastern common stock held by the ESOP and any other remaining unallocated assets will be deemed to be earnings and will be allocated as earnings to the accounts of the ESOP participants, whether or not such participant is actively employed on the ESOP termination date, based on their account balances under the ESOP as of the ESOP termination date and distributed to the participants of the ESOP, except as may be required by applicable law or the terms of the ESOP.

Q.	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A.

Yes. Although the exchange ratio is fixed, the value of the stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Eastern common stock. Any fluctuation in the market price of Eastern common stock will change the value of the shares of Eastern common stock that HarborOne shareholders may elect to receive as stock consideration. Neither Eastern nor HarborOne is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Eastern common stock or HarborOne common stock.

Q.	Are HarborOne’s shareholders entitled to dissenters’ rights?

A.	No. Under the relevant provisions of the Massachusetts Business Corporation Act, as amended, HarborOne shareholders are not entitled to dissenters’ rights in the merger.

Q.	Are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal, or the other proposals to be considered at the HarborOne special meeting?

A.

Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page 22 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Eastern and HarborOne contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q.	Should HarborOne’s shareholders send in their stock certificates now?

A.

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by Eastern and reasonably acceptable to HarborOne (the “exchange agent”) will send you instructions for exchanging HarborOne stock certificates for the merger consideration.

Q.	What are the material U.S. federal income tax consequences of the merger to U.S. holders of HarborOne common stock?

A.

The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the Code. HarborOne’s shareholders generally will not recognize gain or loss with respect to the Eastern common stock that they receive in the merger, except with respect to any cash consideration or cash they receive in lieu of receiving a fractional share of Eastern common stock. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 of this proxy statement/prospectus. This tax treatment may not apply to all HarborOne shareholders. Determining the actual tax consequences of the merger to HarborOne shareholders can be complicated and will depend on the particular circumstances of each HarborOne shareholder. HarborOne shareholders should consult their own tax adviser for a full understanding of the merger’s tax consequences that are particular to each shareholder.

Q.	What are the interests of HarborOne’s executive officers and directors in the merger, if any?

A.

In considering the recommendation of the board of directors of HarborOne to vote in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, HarborOne’s shareholders should be aware that certain executive officers and directors of HarborOne have interests in the merger that are different from, or in addition to, the interests of HarborOne’s other shareholders generally. These interests include (i) the assumption and conversion of HarborOne stock options into Eastern stock options; (ii) the acceleration of time and performance-related vesting conditions for HarborOne RSAs and HarborOne PRSUs; (iii) the rights of certain executive officers under their existing HarborOne employment and change in control agreements; (iv) rights under the HarborOne ESOP; and (v) rights to continued indemnification and insurance coverage by Eastern after the merger for acts and omissions occurring before the merger completion of the merger. Additionally, Joseph F. Casey and one additional HarborOne director selected by Eastern will become members of the board of directors of Eastern and Eastern Bank following the closing. The board of directors of HarborOne was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the related transactions.

Q.	When will the merger be completed?

A.

Eastern and HarborOne expect that the merger will close during the fourth quarter of 2025, although Eastern has the right under the Merger Agreement to defer the closing until February 20, 2026 if the closing conditions are satisfied after October 31, 2025 but before February 20, 2026. However, neither Eastern nor HarborOne can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. HarborOne must first obtain the approval of HarborOne shareholders for the Merger Proposal. Eastern and HarborOne must also obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q.	What are the conditions to complete the merger?

A.

The obligations of Eastern and HarborOne to complete the merger are subject to the satisfaction or waiver of the closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome condition. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 95 of this proxy statement/prospectus.

Q.	What happens if the merger is not completed?

A.

If the merger is not completed, holders of HarborOne common stock will not receive any consideration for their shares of HarborOne common stock in connection with the merger. Instead, HarborOne will remain an independent public company, HarborOne common stock will continue to be listed and traded on Nasdaq, and Eastern will not complete the issuance of shares of Eastern common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $18.9 million will be payable by HarborOne to Eastern. See “The Merger Agreement—Termination Fees” beginning on page 97 of this proxy statement/prospectus for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q.	Where can I find more information about the companies?

A.

You can find more information about Eastern and HarborOne from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page 95 of this proxy statement/prospectus.

Questions and Answers About the Special Meeting of HarborOne Shareholders

Q.	When and where will HarborOne’s shareholders meet?

A.	The special meeting will be held by means of remote communication on , 2025 at , Eastern time.

Even if you plan to attend the special meeting, HarborOne recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q.	What matters are HarborOne’s shareholders being asked to approve at the HarborOne special meeting pursuant to this proxy statement/prospectus?

A.	At the special meeting, HarborOne’s shareholders will be asked to consider and vote on the following proposals:

•	Proposal 1: The Merger Proposal;

•	Proposal 2: The Merger-Related Compensation Proposal; and

•	Proposal 3: The Adjournment Proposal.

In order to complete the merger, among other things, HarborOne shareholders must approve the Merger Proposal. Neither of the approval of the Merger-Related Compensation Proposal nor the Adjournment Proposal is a condition to the obligations of Eastern or HarborOne to complete the merger.

Q.	What does HarborOne’s board of directors recommend with respect to the three proposals?

A.	The HarborOne board of directors unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal.

In considering the recommendations of the HarborOne board of directors, HarborOne shareholders should be aware that HarborOne directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of HarborOne shareholders generally. See the section titled “The Merger—Interests of HarborOne’s Executive Officers and Directors in the Merger” beginning on page 63 of this proxy statement/prospectus for a complete description of these interests.

Q.	Who is eligible to vote at the HarborOne special meeting of shareholders?

A.	Only holders of record of HarborOne common stock at the close of business on , 2025, which is the record date for the special meeting, are entitled to vote at the special meeting.

Attendance at the special meeting is not required to vote. See below and the section titled “The Special Meeting of HarborOne Shareholders—How to Vote” beginning on page 40 of this proxy statement/prospectus for instructions on how to vote your shares of HarborOne common stock without attending the special meeting.

Q.	How many votes must be represented in person or by proxy at the special meeting to have a quorum?

A.

The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting is necessary to constitute a quorum for the transaction of any business at the special meeting.

Q.	What vote by HarborOne’s shareholders is required to approve the HarborOne special meeting proposals?

A.

Proposal 1: Merger Proposal. Approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of HarborOne common stock entitled to vote on the Merger Proposal. Accordingly, an abstention or other failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal.

Proposal 2: Merger-Related Compensation Proposal. Approval of the Merger-Related Compensation Proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, assuming a quorum is present at the special meeting, an abstention or other failure to vote will have no effect on the outcome of the Merger-Related Compensation Proposal.

Proposal 3: Adjournment Proposal. Approval of the Adjournment Proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, assuming a quorum is present at the special meeting, an abstention or other failure to vote will have no effect on the outcome of the Adjournment Proposal.

Q.	What is a “broker non-vote”?

A.

If you are a beneficial owner of shares of HarborOne common stock held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of New York Stock Exchange, referred to herein as the NYSE (which in this matter also apply to Nasdaq-listed companies), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your uninstructed shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank, or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. The Merger Proposal, the Merger-Related Compensation Proposal, and the Adjournment Proposal are considered to be “non-routine” under NYSE rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. In other words, there will be no broker non-votes for any of the proposals to be voted on at the special meeting.

Q.

Why am I being asked to consider and vote on a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of HarborOne in connection with the Merger-Related Compensation Proposal?

A.

Under SEC rules, HarborOne is required to seek a non-binding, advisory vote with respect to specified compensation that may become payable to HarborOne’s named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q.	What happens if HarborOne shareholders do not approve the Merger-Related Compensation Proposal?

A.

The vote on the Merger-Related Compensation Proposal is separate and apart from the votes to approve the other proposals being presented at the special meeting. Because the vote on the Merger-Related Compensation Proposal is advisory in nature only, it will not be binding upon HarborOne or Eastern before or following the merger. Accordingly, the specified compensation that may become payable to HarborOne’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if HarborOne shareholders do not approve the proposals concerning the merger-related executive compensation.

Q.	Are any HarborOne shareholders already committed to vote in favor of any of the special meeting proposals?

A.

Under voting agreements with Eastern, each of HarborOne’s directors and executive officers who individually own shares of HarborOne common stock, acting solely in his or her capacity as a shareholder, has agreed to vote all of his or her HarborOne common stock over which he or she has sole voting power in favor of the Merger Proposal. As of the record date for the special meeting of shareholders, the HarborOne shareholders who are parties to the voting agreements with Eastern collectively owned (with sole voting power) approximately   % of the HarborOne common stock outstanding and entitled to vote at the special meeting.

Q.	How may HarborOne’s shareholders vote their shares for the special meeting proposals presented in this proxy statement/prospectus prior to the special meeting?

A.	Shares Held of Record: If you are a shareholder of record of HarborOne common stock as of the record date, you may submit your proxy before the special meeting in one of the following ways:

•	by signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	by calling the toll-free number indicated on the accompanying proxy card and following the instructions, or

•	by accessing the web page indicated on the accompanying proxy card and following the on-screen instructions.

Proxies submitted by mail must be received by the close of business on    , 2025. Proxies submitted by telephone or through the internet must be received by     , Eastern time, on    , 2025.

Shares Held in Brokerage Accounts: If you hold your shares of HarborOne common stock in street name (that is, you hold your shares of HarborOne common stock through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares of HarborOne common stock. You may receive more than one proxy card if your shares of HarborOne common stock are registered in different names or are held in more than one account. A broker, bank or other holder of record will not be able to vote your shares at the HarborOne special meeting without first receiving instructions from you on how to vote.

Shares Held in the ESOP or 401(k) Plan: If you participate in the ESOP or if you hold Company common stock through the 401(k) Plan, you will receive vote authorization form(s) that reflect all shares you may direct trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee will vote all shares held by the ESOP in the same proportion as shares for which it has received timely voting instructions. Each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. HarborOne Bank, as plan administrator of the 401(k) Plan, will vote any shares in the 401(k) Plan for which participants have not issued voting instructions as HarborOne Bank determines in its discretion and will direct the 401(k) Plan trustee accordingly. The deadline for returning your voting instructions for shares that you hold in the ESOP and the 401(k) Plan, if any, is     , on    , 2025.

Q.	Can I attend the HarborOne special meeting and vote my shares in person?

A.

No, the special meeting will not convene in person and will only be held virtually by means of remote communication. Whether or not you intend to virtually attend the special meeting, you are urged to sign, date and return your proxy card, or to vote via the internet or by telephone promptly. If you subsequently choose to virtually attend the special meeting and wish to vote your shares at the special meeting, your original proxy may be revoked by voting by ballot at the special meeting.

Q.	May a HarborOne shareholder change its vote after submitting a proxy?

A.	Yes. HarborOne shareholders may revoke their proxy at any time before it is voted by:

•	filing a written notice revoking the proxy with HarborOne’s Corporate Secretary at the address below;

•	properly submitting to us a proxy with a later date; or

•	voting at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

HarborOne Bancorp, Inc.

Attention: Corporate Secretary

770 Oak Street,

Brockton, Massachusetts 02301

Participants in the ESOP may revoke their instructions to the trustees of the ESOP with respect to voting of the shares of HarborOne common stock held in their ESOP account by submitting to the trustees of the ESOP a signed instruction card bearing a later date, but such new instruction card must be received by the trustees of the ESOP on or prior to the last date for submission of such instructions with respect to the special meeting designated in the separate voting instructions provided by the trustees of the ESOP.

Q.	What should HarborOne shareholders do if they receive more than one set of voting materials?

A.

HarborOne shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of HarborOne common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold these shares. If you are a holder of record of HarborOne common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of HarborOne common stock that you own.

Q.	What is householding and how does it affect me?

A.

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners HarborOne common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding HarborOne common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q.	What do HarborOne’s shareholders need to do now?

A.

After carefully reading and considering the information contained in this proxy statement/prospectus, HarborOne’s shareholders are requested to complete and return their proxies as soon as possible. The proxy card will instruct the persons named on the proxy card to vote the HarborOne shareholder’s shares of HarborOne common stock at the special meeting as the shareholder directs. If a HarborOne shareholder signs, dates and sends in a proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” all of the special meeting proposals.

Q.	If I am a HarborOne shareholder, who can help answer my questions?

A.

If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact HarborOne’s proxy solicitor at the following address or phone number:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-9499

Banks and Brokers may call collect: (212) 750-5833

SUMMARY

The following summary explains material information in this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read this entire document and all other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 124 of this proxy statement/prospectus. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Eastern” refers to Eastern Bankshares, Inc., “HarborOne” refers to HarborOne Bancorp, Inc., “Eastern Bank” refers to Eastern Bank, and “HarborOne Bank” refers to HarborOne Bank; and “we,” “us” and “our” refers to Eastern and HarborOne. Please refer to the section of this proxy statement/prospectus titled “Defined Terms” for additional defined terms.

Information About the Companies (see page 104)

Eastern

Eastern is a Massachusetts corporation and bank holding company headquartered in Boston, Massachusetts that was incorporated under Massachusetts law in 2020. Eastern is the sole shareholder of Eastern Bank, a Massachusetts-chartered trust company, founded in 1818. Through its subsidiary, Eastern Bank, Eastern offers a broad range of personal, business, and commercial banking products and services as well as wealth management and investment services through an expansive network of 109 full-service bank branches and offices, located primarily in eastern Massachusetts and southern and coastal New Hampshire.

At March 31, 2025, Eastern had total consolidated assets of approximately $25 billion, net loans of approximately $17.7 billion, total deposits of approximately $20.8 billion, and total shareholders’ equity of approximately $3.6 billion.

Eastern’s principal executive office is located at 125 High Street, Boston, Massachusetts 02110, and its telephone number is (800) 327-8376.

HarborOne

HarborOne is a Massachusetts corporation formed in 2016 as a bank holding company, headquartered in Brockton, Massachusetts. HarborOne owns all of the outstanding stock of HarborOne Bank, a Massachusetts trust company. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 30 full-service banking centers located in Massachusetts and Rhode Island, and commercial lending offices in Boston, Massachusetts and Providence, Rhode Island. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, provides mortgage lending services throughout New England and other states.

At March 31, 2025, HarborOne had total consolidated assets of approximately $5.7 billion, net loans of approximately $4.8 billion, total deposits of approximately $4.6 billion, and total shareholders’ equity of approximately $576 million.

HarborOne Bancorp, Inc.’s principal executive office is located at 770 Oak Street, Brockton, Massachusetts 02301, and its telephone number is (508) 895-1000.

The Merger and the Merger Agreement (see pages 46 and 74)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time, HarborOne will merge with and into Eastern, with Eastern as the surviving entity. Following the merger, at a time selected by Eastern, the bank merger will occur in which HarborOne Bank will merge with and into Eastern Bank, with Eastern Bank as the surviving bank. Following the merger, HarborOne’s common stock will be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (see page 75)

Each share of HarborOne common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by HarborOne, will be converted into the right to receive either (i) 0.765 shares of Eastern common stock or (ii) $12.00 per share of HarborOne common stock, plus cash in lieu of any fractional shares of Eastern common stock they would have otherwise received in the merger. HarborOne shareholders who would otherwise be entitled to a fraction of a share of Eastern common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the volume-weighted average trading price per share of Eastern common stock for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date.

Eastern common stock is listed on Nasdaq under the symbol “EBC,” and HarborOne common stock is listed on Nasdaq under the symbol “HONE.” The following table shows the closing sale prices of Eastern common stock and HarborOne common stock as reported on Nasdaq on April 23, 2025, the last full trading day before the public announcement of the merger agreement, and on June 16, 2025, the last practicable trading day before the date of this proxy statement/prospectus. The table also shows the estimated equivalent per share stock consideration with respect to each share of HarborOne common stock on the relevant date and the cash consideration

	Eastern Common Stock	HarborOne Common Stock	Exchange Ratio	Estimated Equivalent Per Share Value (for Stock Consideration)	Cash Consideration
April 23, 2025	$15.48	$9.95	0.765	$11.84	$12.00
June 16, 2025	$14.56	$11.20	0.765	$11.14	$12.00

For more information on the exchange ratio, see the section titled “The Merger—Terms of the Merger” beginning on page 46 and “The Merger Agreement—Merger Consideration” beginning on page 75 of this proxy statement/prospectus.

Treatment of HarborOne Equity Awards (see page 83)

The merger agreement provides that HarborOne equity awards that are outstanding immediately prior to the effective time will be treated as follows:

HarborOne Stock Options. As of the effective time, each HarborOne stock option that is outstanding and unexercised immediately prior to the effective time shall, automatically and without any required action on the part of the holder thereof, be converted into an Eastern stock option to purchase that number of whole shares of Eastern common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of HarborOne common stock subject to such HarborOne stock option multiplied by (ii) the exchange ratio with an exercise price per share of Eastern common stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of HarborOne common stock of such HarborOne stock option divided by (y) the exchange ratio. Except as expressly provided in the immediately preceding sentence, each such Eastern Stock Option replacing a HarborOne stock option will be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding HarborOne stock option immediately prior to the effective time.

HarborOne RSAs. As of the effective time, each HarborOne RSA will automatically vest in full at the effective time, and the shares of HarborOne Common Stock underlying such vested HarborOne RSA shall be considered outstanding shares of HarborOne common stock entitled to receive merger consideration.

HarborOne Performance PRSUs. As of the effective time, each HarborOne PRSU will, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, with any applicable performance-based vesting condition to be deemed achieved at the target level of performance, and the shares of HarborOne common stock underlying such vested HarborOne PRSU shall be considered outstanding shares of HarborOne common stock entitled to receive the merger consideration.

See the section titled “The Merger—Interests of HarborOne’s Executive Officers and Directors in the Merger” beginning on page 63 of this proxy statement/prospectus for a more complete description of the treatment of HarborOne equity awards in the merger and information regarding the outstanding HarborOne equity awards held by certain executive officers that are eligible to be converted as of the effective time.

HarborOne’s Reasons for the Merger (see page 49)

The board of directors of HarborOne has unanimously determined that the merger agreement and the merger are in the best interests of HarborOne and its shareholders. Accordingly, the board of directors of HarborOne adopted and approved the merger agreement. The HarborOne board of directors unanimously recommends that HarborOne’s shareholders vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal. For a more detailed discussion of the HarborOne board of directors’ recommendation, see “The Merger—HarborOne’s Reasons for the Merger” beginning on page 49 of this proxy statement/prospectus.

Opinion of HarborOne’s Financial Advisor (see page 51 and Annex B)

At the April 24, 2025 meeting of the HarborOne board of directors, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’s opinion, subsequently confirmed in writing and dated April 24, 2025, to the HarborOne board of directors (in its capacity as such), as to the fairness, as of such date, from a financial point of view, to the HarborOne shareholders of the consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated April 24, 2025, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James, is attached as Annex B to this proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the HarborOne board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the financial terms of the merger and its opinion only addresses whether the consideration to be received by the HarborOne shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders as of the date of the Raymond James opinion. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the transactions contemplated thereby, the underlying business decision of HarborOne to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for HarborOne, or any other transaction in which HarborOne might engage.

The summary of the opinion is qualified in its entirety by reference to the full text of the opinion. HarborOne shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement and the merger. Neither the Raymond James opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be or constitute advice or a recommendation to the HarborOne board of directors or any HarborOne shareholder as to how the HarborOne board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. The opinion of Raymond James speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

Interests of HarborOne’s Executive Officers and Directors in the Merger (see page 63)

In considering the recommendation of the board of directors of HarborOne to vote in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, HarborOne’s shareholders should be aware that certain executive officers and directors of HarborOne have interests in the merger that are different from, or in addition to, the interests of HarborOne’s other shareholders generally. These interests include the following: (i) the assumption and conversion of HarborOne stock options into Eastern stock options; (ii) the acceleration of HarborOne RSAs and HarborOne PRSUs so that the shares of HarborOne Common Stock underlying such awards are entitled to the merger consideration; (iii) the rights of certain executive officers under their existing HarborOne employment and change in control agreements and a supplemental executive retirement plan; (iv) rights under the HarborOne ESOP; and (v) rights to continued indemnification and insurance coverage by Eastern after the merger for acts and omissions occurring before the merger. In addition, upon and subject to the completion of the merger, Joseph F. Casey, HarborOne’s President and Chief Executive Officer, and one other current member of the HarborOne board of directors will join the respective boards of directors of the Eastern and Eastern Bank. The board of directors of HarborOne was aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

See the section titled “The Merger—Interests of HarborOne’s Executive Officers and Directors in the Merger” beginning on page 63 of this proxy statement/prospectus for a more complete description of these interests.

Special Meeting of HarborOne’s Shareholders; Vote Required (see page 40)

The special meeting will be held by remote communications on    , 2025, at    , Eastern time. At the special meeting, shareholders will be asked to vote on the following matters:

•	the Merger Proposal;

•	the Merger-Related Compensation Proposal; and

•	the Adjournment Proposal.

You may vote at the special meeting if you owned shares of HarborOne common stock at the close of business on    , 2025. As of    , 2025, there were     shares of HarborOne common stock outstanding, of which approximately % were owned and entitled to be voted by HarborOne directors and executive officers. Each of HarborOne’s directors and executive officers who individually owns shares of HarborOne common stock, acting solely in his or her capacity as a shareholder, has agreed to vote all of his or her HarborOne common stock in favor of the Merger Proposal.

The Merger Proposal will be approved if the holders of two-thirds of the shares of HarborOne common stock outstanding and entitled to vote on the matter at the special meeting are voted in favor of such proposal. The Merger-Related Compensation Proposal and the Adjournment Proposal will be approved if the votes in favor of such proposals exceed the votes cast against such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Merger-Related Compensation Proposal or the Adjournment Proposal, you will not be deemed to have cast a vote with respect to the Merger-Related Compensation Proposal or the Adjournment Proposal, as applicable, and it will have no effect on the applicable proposal.

Recommendation of HarborOne’s Board of Directors (see page 49)

HarborOne’s board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of HarborOne and its shareholders and, accordingly, unanimously recommends that HarborOne’s shareholders vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal.

HarborOne’s Directors and Executive Officers Have Agreed to Vote in Favor of the Merger Agreement (see page 15)

On the record date of    , 2025, HarborOne’s directors and executive officers individually owned an aggregate of     shares, or approximately    % of the outstanding shares of HarborOne common stock. Each of these directors and executive officers has agreed to vote his or her shares of HarborOne common stock in favor of the Merger Proposal.

Non-Solicitation (see page 94)

HarborOne has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. HarborOne may respond to unsolicited proposals in certain circumstances if required by HarborOne’s board of directors’ fiduciary duties. HarborOne must promptly notify Eastern if it receives any acquisition proposals.

Eastern’s Reasons for the Merger (see page 58)

In determining whether to enter into the Merger Agreement and the transactions contemplated thereby, the Eastern board of directors considered, among other factors, Eastern and HarborOne’s respective businesses, operations, financial condition, asset quality, earnings and prospects; Eastern’s strategic rationale for the merger, which Eastern anticipates, based upon data as of March 31, 2025, will create a combined banking franchise with approximately $30.5 billion in total assets, and further solidify Eastern as the largest Boston-based community bank by deposits based on deposit data as of March 31, 2025; and the benefits and opportunities HarborOne will bring to Eastern. For a more detailed discussion of the material factors considered by the Eastern board of directors, see section titled “The Merger—Eastern’s Reasons for the Merger” beginning on page 58 of this proxy statement/prospectus.

Expected Timing of the Merger

Neither Eastern nor HarborOne can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. HarborOne must first obtain the approval of HarborOne shareholders for the Merger Proposal, and Eastern and HarborOne must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Assuming receipt of the HarborOne shareholder approval at the HarborOne special meeting, Eastern and HarborOne anticipate that all regulatory approvals will be received and all of the other conditions in the merger agreement will be satisfied, and the merger will be completed, by October 31, 2025. If, however, the merger cannot be completed on or before October 31, 2025, Eastern expects to exercise its right under the merger agreement to defer the completion of the merger to February 20, 2026 (assuming the satisfaction of all closing conditions and that completion of the merger is feasible on that date). February 20, 2026 is the business day immediately preceding the date scheduled for the conversion of HarborOne’s information systems to Eastern’s systems.

Conditions to Complete the Merger (see page 95)

Each of Eastern’s and HarborOne’s obligation to complete the merger is subject to the satisfaction or waiver to the extent legally permitted of a number of mutual conditions, including:

•

the requisite HarborOne vote having been obtained. See the section titled “The Merger Agreement—Shareholder Approval; Board Recommendation” beginning on page 93 of this proxy statement/prospectus for additional information regarding the “requisite HarborOne vote”;

•

the receipt of all regulatory approvals, waivers, and consents (none of which shall contain a burdensome condition, as defined in the merger agreement), and the expiration of all statutory waiting periods required to complete the merger;

•

the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

•

the effectiveness of the registration statement with respect to the Eastern common stock to be issued in the merger under the Securities Act of 1933, as amended (which we refer to as the Securities Act), and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and

•	the listing of the shares of Eastern common stock issuable pursuant to the merger on Nasdaq, subject to official notice of issuance.

Each of Eastern’s and HarborOne’s obligation to complete the merger is also separately subject to the satisfaction or waiver (except for the condition set forth in the first bullet below, which may not be waived in any circumstance) of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect).

In the merger agreement, the first date as of which all of the conditions to the completion of the merger (other than the delivery of certificates, opinions and other instruments and documents to be delivered at closing) have been satisfied or waived is defined as the “approval date.” If the merger cannot be completed on or before October 31, 2025 and Eastern elects to defer the completion of the merger to on or before February 20, 2026 (assuming the satisfaction of all closing conditions and that completion of the merger is feasible on that date), the accuracy of HarborOne’s representations and warranties contained in the merger agreement for purposes of the closing condition described in the second bullet point in this paragraph will determined as of the approval date or the closing date, whichever is earlier.

Termination of the Merger Agreement (see page 96)

Eastern and HarborOne may mutually agree at any time to terminate the merger agreement without completing the merger, even if HarborOne shareholders have approved the merger. Also the merger agreement can be terminated in the following circumstances:

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by either Eastern or HarborOne, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

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by either Eastern or HarborOne if the merger has not been completed on or before April 24, 2026 (the “end date”), unless the failure of the merger to be completed by such date is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement;

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by either Eastern or HarborOne (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of HarborOne, in the case of a termination by Eastern, or Eastern, in the case of a termination by HarborOne, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);

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by Eastern, if prior to the approval by HarborOne shareholders of the Merger Proposal, HarborOne or the HarborOne board of directors (a) withholds, withdraws, modifies or qualifies the HarborOne recommendation in a manner adverse to Eastern, (b) fails to make the HarborOne board recommendation in this proxy statement/prospectus, (c) adopts, approves, recommends or endorses an acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal, (d) fails to publicly and without qualification (i) recommend against any acquisition proposal for HarborOne or (ii) reaffirm the HarborOne board recommendation, in each case within ten business days (or such fewer number of days as remains prior to the HarborOne special meeting) after an acquisition proposal for HarborOne is made public or any request by Eastern, or (e) materially breaches its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the HarborOne board recommendation, see the section titled “The Merger Agreement— Shareholder Approval; Board Recommendations” beginning on page 93 of this proxy statement/prospectus for additional information regarding the “recommendation change”; or

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by either Eastern or HarborOne (provided HarborOne is not in material breach of its obligations related to shareholder approval and the HarborOne board recommendation), if the approval of the Merger Proposal is not obtained because of the failure to obtain the requisite HarborOne vote.

Neither Eastern nor HarborOne is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Eastern common stock or HarborOne common stock.

Termination Fees (see page 97)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of HarborOne’s board, HarborOne may be required to pay a termination fee to Eastern equal to $18.9  million.

Regulatory Approvals Required to Complete the Merger (see page 70)

Completion of the merger contemplated by the merger agreement is subject to regulatory approvals and/or waivers from the Board of Governors of the Federal Reserve System (which we refer to in this proxy statement/prospectus as the Federal Reserve Board), the Federal Deposit Insurance Corporation (which we refer to in this proxy statement/prospectus as the FDIC), the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation. Additional regulatory submissions may be made to other regulatory agencies including, but not limited to, the Massachusetts Housing Partnership Fund and the Rhode Island Banking Division. Eastern and HarborOne have filed or will file all of the required applications and notices with regulatory authorities. Although Eastern and HarborOne cannot assure you that all required regulatory approvals, waivers or consents will be obtained, when they will be obtained or whether there will be burdensome conditions in the approvals or any litigation challenging the approvals, Eastern believes as of the date of this proxy statement/prospectus, that all required approvals will be received during the fourth quarter of 2025 and none of the approvals will impose a burdensome condition.

Material U.S. Federal Income Tax Consequences of the Merger (see page 100)

The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Code. HarborOne’s shareholders generally will not recognize gain or loss with respect to the Eastern common stock that they receive in the merger, except with respect to any cash consideration or cash they receive in lieu of receiving a fractional share of Eastern common stock.

This tax treatment may not apply to all of HarborOne’s shareholders. Determining the actual tax consequences of the merger to HarborOne shareholders can be complicated and will depend upon their particular circumstances. HarborOne’s shareholders should consult their own tax advisers for a full understanding of the mergers’ tax consequences that are particular to each HarborOne shareholder.

To review the tax consequences of the merger to HarborOne’s shareholders in greater detail, please see the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 of this proxy statement/prospectus.

Rights of Eastern Shareholders Differ from Those of HarborOne Shareholders (see page 108)

When the merger is completed, HarborOne shareholders may receive Eastern common stock as consideration in the merger and become Eastern shareholders. The rights of Eastern shareholders differ from the rights of HarborOne shareholders in important ways. Many of these differences relate to provisions in Eastern’s articles of organization and bylaws that differ from those of HarborOne. See the section titled “Comparison of Rights of Shareholders of Eastern and Shareholders of HarborOne” beginning on page 108 of this proxy statement/prospectus for a summary of the material differences between the respective rights of HarborOne and Eastern shareholders.

Listing of Eastern Common Stock; Delisting and Deregistration of HarborOne Common Stock (see page 19)

The shares of Eastern common stock to be issued in the merger will be listed for trading on the Nasdaq. Following the merger, shares of Eastern common stock will continue to be traded on the Nasdaq. In addition, following the merger, HarborOne common stock will be delisted from the Nasdaq and deregistered under the Exchange Act.

Accounting Treatment (see page 19)

The merger will be accounted for as an acquisition of HarborOne by Eastern under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). The final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the sections titled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 30 and “Risk Factors—The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are preliminary and the actual purchase price as well as the actual financial condition and results of operations of Eastern after the merger may differ materially” on page 25 of this proxy statement/prospectus.

Dissenters’ Rights of Appraisal (see page 73)

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the MBCA. Under the provisions of the MBCA, HarborOne shareholders are not entitled to dissenters’ rights in the merger.

Risk Factors (see page 22)

In evaluating the merger agreement or the merger, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section titled “Risk Factors” beginning on page 22 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, and business prospects of Eastern, HarborOne and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for forward-looking terminology such as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms.

The forward-looking statements involve certain assumptions, risks, and uncertainties. In particular, the ability of either Eastern or HarborOne to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You are therefore cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results, including results of operations, to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement/prospectus under the section titled “Risk Factors,” as well as the following:

•	those risks and uncertainties Eastern discusses or identifies in its public filings with the SEC;

•	those risks and uncertainties HarborOne discusses or identifies in its public filings with the SEC;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the risk that HarborOne’s shareholders may not approve the Merger Proposal;

•	the risk that the necessary regulatory approvals may not be obtained, may be delayed, or may be obtained subject to conditions that are not anticipated;

•	delays in closing the merger or other risks that any of the closing conditions to the merger may not be satisfied in a timely manner or at all;

•	the diversion of management’s time from existing business operations due to time spent related to the merger or integration efforts;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected;

•	the risk that the businesses of Eastern and HarborOne will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue and other synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	expenses related to the merger and costs following the merger may be higher than expected;

•	competitive pressure among financial services companies may increase significantly;

•

general economic or business conditions, either nationally, regionally, or in the markets in which Eastern and HarborOne do business, may be affected by unexpected material adverse changes or be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

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legislation or regulatory environments, requirements or changes, including changes in trade policies, immigration policies, tax provisions or accounting methods, may adversely affect businesses in which either company is engaged or the markets that they serve;

•	potential litigation in connection with the merger and litigation liabilities, including costs, expenses, settlements and judgments, that may adversely affect either company or its businesses; and

•	other factors that may affect future results of Eastern and HarborOne.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Eastern and HarborOne claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. Except as required by applicable law, neither Eastern nor HarborOne undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Eastern and HarborOne have filed with the SEC as described under “Where You Can Find More Information” beginning on page 124 of this proxy statement/prospectus.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” HarborOne shareholders should carefully consider the following risks before deciding whether to vote for approval of the merger agreement. In addition, HarborOne shareholders should read and consider the risks associated with the business of Eastern because these risks will relate to the combined company. Certain of these risks with respect to the business of Eastern can be found in Eastern’s annual report on Form 10-K for the fiscal year ended December 31, 2024 (“Eastern’s 2024 10-K”), and quarterly report on Form 10-Q for the quarter ended March 31, 2025, which reports are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 124 and “Incorporation of Certain Documents by Reference” beginning on page 125 of this proxy statement/prospectus.

Risks Related to the Merger

Because the market price of Eastern common stock will fluctuate, HarborOne shareholders cannot be sure of the trading value of the stock consideration they may receive.

In the merger, to the extent HarborOne shareholders receive all or a portion of their merger consideration as stock consideration, each share of HarborOne common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Eastern or HarborOne, will be converted into the right to receive 0.765 shares of Eastern common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Eastern common stock or HarborOne common stock. Changes in the price of Eastern common stock between now and the time of the merger will affect the value that HarborOne shareholders will receive in the merger. Neither Eastern nor HarborOne is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Eastern common stock or HarborOne common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in HarborOne’s and Eastern’s businesses, operations and prospects, the prices of securities in global financial markets, including market prices of HarborOne, Eastern and other banking companies and regulatory considerations, many of which are beyond HarborOne’s and Eastern’s control. Therefore, at the time of the HarborOne special meeting, HarborOne shareholders will not know the market value of the stock consideration that HarborOne shareholders may elect to receive at the effective time. You should obtain current market quotations for shares of Eastern common stock and for shares of HarborOne common stock.

The market price of Eastern common stock after the merger may be affected by factors different from those currently affecting the shares of HarborOne common stock or Eastern common stock.

In the merger, HarborOne shareholders who elect to receive the stock consideration will become Eastern shareholders. Eastern’s business differs from that of HarborOne. Accordingly, the results of operations of Eastern and the market price of Eastern common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Eastern and HarborOne. For a discussion of the businesses of Eastern and HarborOne and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 124 of this proxy statement/prospectus.

HarborOne shareholders may receive a form of merger consideration different from what they elect.

While each HarborOne shareholder may elect to receive the cash consideration or the stock consideration with respect to each share of HarborOne common stock held, the merger agreement provides that the shareholder election will be subject to a proration mechanism, such that the total number of shares of HarborOne common stock (including shares subject to HarborOne restricted stock awards) entitled to receive the stock consideration will be equal to no less than 75% and no more than 85% of the aggregate number of shares of HarborOne common stock issued and outstanding immediately prior to the effective time (including shares subject to HarborOne restricted stock awards), and all other shares of HarborOne common stock issued and outstanding immediately prior to the effective time will be entitled to receive the cash consideration. Therefore, if the aggregate number of shares with respect to which a valid cash consideration or stock election has been made is higher or lower than these limits, shareholders who elected the form of consideration that has been oversubscribed or who did not make an election will receive a mixture of both cash and stock consideration in accordance with the proration procedures set forth in the merger agreement. If you are a HarborOne shareholder and you do not make an election to receive cash or Eastern common stock in the merger, your elections are not received by the exchange agent by the election deadline or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an “election” and your shares will be considered “non-election shares,” and you may receive merger consideration that will depend on the elections that have been made by other HarborOne shareholders. As a result, your ability to receive the cash consideration, the stock consideration, or a combination thereof in accordance with your election may depend on the elections of other holders of HarborOne common stock.

If you are a HarborOne shareholder and you submit your HarborOne common stock certificates to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

If you are a registered HarborOne shareholder and want to make a valid cash consideration or stock election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery), and a properly completed and signed form of election to the exchange agent prior to the election deadline. You will not be able to sell any shares of HarborOne common stock that you have delivered as part of your election unless you revoke your election before the election deadline by providing written notice to the exchange agent. Unless otherwise agreed to in advance by Eastern and HarborOne, the election deadline will be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located), on the date that Eastern and HarborOne agree is as near as practicable to two business days prior to the expected closing date of the merger. Eastern and HarborOne will cooperate to issue a press release announcing the date of the election deadline at least five business days prior to, and not more than fifteen business days prior to, the election deadline. If you do not revoke your election, you will not be able to liquidate your investment in HarborOne common stock for any reason until you receive the merger consideration. In the time between the election deadline and the closing of the merger, the trading price of HarborOne or Eastern common stock may decrease, and you might otherwise want to sell your shares of HarborOne common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals; if the merger cannot be completed on or before October 31, 2025, Eastern may exercise its right under the merger agreement to defer the completion of the merger to February 20, 2026 (assuming the satisfaction of all closing conditions and that completion of the merger is feasible on that date).

The fairness opinion rendered to the board of directors of HarborOne by its financial advisor prior to the signing of the merger agreement does not reflect changes in events or circumstances occurring after the dates of the opinion.

The opinion of Raymond James, financial advisor to HarborOne, was delivered on and dated April 24, 2025. This opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of HarborOne or Eastern, changes in general market and economic conditions or other changes. Any of these changes may alter the relative value of HarborOne or Eastern or the prices of shares of HarborOne common stock or Eastern common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of the opinion. For a description of the opinion of HarborOne’s financial advisor, please see the section titled “The Merger—Opinion of HarborOne’s Financial Advisor” on page 51 of this proxy statement/prospectus.

HarborOne will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on HarborOne and, consequently, on Eastern. These uncertainties may impair HarborOne’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that do business with HarborOne to seek to change existing business relationships with HarborOne. Retention of senior HarborOne employees who are not anticipated to have a role with the combined company may be challenging during the pendency of the merger, as prospective severance or retention payments may not provide a sufficient incentive for them to remain with HarborOne. In addition, the merger agreement restricts HarborOne from taking certain actions without the consent of Eastern until the merger occurs. These restrictions may prevent HarborOne from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section titled “The Merger Agreement – Covenants and Agreements – Conduct of Businesses Prior to the Consummation of the Merger” on page 86 of this proxy statement/prospectus for a description of the restrictive covenants to which HarborOne is subject.

Eastern may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Eastern’s and HarborOne’s businesses is more difficult than expected.

The success of the merger will depend, in part, on Eastern’s ability to successfully combine the businesses of Eastern and HarborOne. Eastern may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of HarborOne or Eastern may cause Eastern to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect Eastern, HarborOne or both during the transition period, resulting in adverse effects on Eastern following the merger. As a result, revenues may be lower than expected or costs may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

Some of the HarborOne executive officers and directors may have interests and arrangements that may have influenced their decisions to support and recommend that you approve the merger.

The interests of executive officers and directors of HarborOne are different from, or in addition to, the interests of HarborOne’s other shareholders generally. These interests include (i) the assumption and conversion of HarborOne equity awards into Eastern equity awards; (ii) the rights of certain executive officers under their existing HarborOne employment and change in control agreements; (iii) prorated retainer payable to members of the board of directors of HarborOne; (iv) rights under the HarborOne ESOP; and (v) rights to continued indemnification and insurance coverage by Eastern after the merger for acts and omissions occurring before the merger. In addition, upon and subject to the completion of the merger, Joseph F. Casey, HarborOne’s President and Chief Executive Officer, and one other current member of the HarborOne board of directors will join the respective boards of directors of the Eastern and Eastern Bank. The board of directors of HarborOne was aware of these interests and considered them among other matters, in approving the merger agreement and related transactions.

See the section titled “The Merger—Interests of HarborOne’s Executive Officers and Directors in the Merger” beginning on page 63 of this proxy statement/prospectus for a more complete description of these interests.

Eastern may be unable to retain Eastern and/or HarborOne personnel successfully after the merger is completed.

The success of the merger will depend in part on Eastern’s ability to retain the talents and dedication of key employees currently employed by Eastern and HarborOne. It is possible that these employees may decide not to remain with Eastern or HarborOne, as applicable, while the merger is pending or with Eastern after the merger is completed. If Eastern and HarborOne are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Eastern and HarborOne could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, Eastern’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Eastern and HarborOne to hiring suitable replacements, all of which may cause Eastern’s business to suffer. In addition, Eastern and HarborOne may not be able to locate or retain suitable replacements for any key employees who leave either company.

The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are preliminary and the actual purchase price as well as the actual financial condition and results of operations of Eastern after the merger may differ materially.

The unaudited pro forma condensed combined financial statements in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Eastern’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the HarborOne identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of HarborOne as of the date of the completion of the merger. Accordingly, the actual purchase price may vary significantly from the purchase price used in preparing the unaudited pro forma combined consolidated financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 30 of this proxy statement/prospectus.

Eastern and HarborOne have incurred and expect to continue to incur significant costs related to the merger and integration.

Eastern and HarborOne have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, Eastern will incur integration costs following the completion of the merger as Eastern integrates the HarborOne business, including facilities and systems consolidation costs and employment-related costs. Eastern and HarborOne will also incur significant legal, financial advisory, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See the section titled “The Merger Agreement— Fees and Expenses” beginning on page 98 of this proxy statement/prospectus.

Eastern and HarborOne may also incur additional costs to maintain employee morale and to retain key employees. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

The merger agreement limits HarborOne’s ability to pursue alternatives to the merger and could discourage a potential acquirer that might be willing to pay more to acquire or merge with HarborOne.

The merger agreement contains provisions that limit HarborOne’s ability to solicit, initiate, encourage or take any actions to facilitate competing third-party proposals to acquire all or substantially all of HarborOne.

These provisions, which include a $18.9 million termination fee, payable to Eastern under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of HarborOne from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire HarborOne than it might otherwise have proposed to pay.

The voting agreements could discourage a third party from pursuing an alternative transaction involving HarborOne.

Concurrently with the execution and delivery of the merger agreement, Eastern entered into voting agreements with each director and executive officer of HarborOne. Pursuant to the support agreements, each of HarborOne’s directors and executive officers has agreed to (i) vote the shares of HarborOne common stock such party owns beneficially as of record and has the sole power to vote or direct the voting of in favor of the approval of the merger proposal, and against any competing transaction and (ii) not transfer such holder’s shares of HarborOne common stock prior to the HarborOne special meeting, with certain limited exceptions set forth in the support agreements. As of     , 2025, the record date for the HarborOne special meeting, HarborOne’s directors and executive officers held dispositive voting power over approximately % of the voting power represented by issued and outstanding shares of HarborOne common stock. For more information, see the section titled “Voting Agreements.” The existence of the support agreements could discourage a third party from pursuing an alternative transaction involving HarborOne.

Regulatory approvals may not be received, may take longer to receive than expected or may impose burdensome conditions that are not presently anticipated.

Before the merger may be completed, certain approvals or consents must be obtained from the various bank regulatory and other authorities of the United States and the Commonwealth of Massachusetts. These governmental entities, including the Federal Reserve Board, the FDIC and the Massachusetts Division of Banks, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Eastern and HarborOne do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Eastern following the merger, any of which might have a material adverse effect on Eastern following the merger. Eastern is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “Burdensome Condition” as defined in the merger agreement.

Although the parties believe they have filed all applications and notice materials and have submitted all requested supplemental information necessary to obtain these regulatory approvals or confirmations in accordance with applicable law, there can be no assurance as to whether the regulatory approvals will be received or the timing of the approvals. For more information, see the section titled “The Merger—Regulatory Approvals Required to Complete the Merger” beginning on page 70 of proxy statement/prospectus.

If the merger cannot be completed by October 31, 2025, Eastern may choose to defer the completion of the merger until February 20, 2026.

If the merger cannot be completed on or before October 31, 2025, Eastern expects to exercise its right under the merger agreement to defer the completion of the merger to February 20, 2026 (assuming the satisfaction of all closing conditions and that completion of the merger is feasible on that date). February 20, 2026 is the business day immediately preceding the date scheduled for the conversion of HarborOne’s information systems to Eastern’s systems. Eastern has the right under the merger agreement to defer the completion of the merger in its sole discretion until February 20, 2026 if the satisfaction or waiver of the conditions to the completion of the merger specified in the merger agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) occurs after October 31, 2025 (but on or before February 20, 2026).

If the merger is not completed by April 24, 2026, either Eastern or HarborOne may choose not to proceed with the merger.

Either Eastern or HarborOne may terminate the merger agreement if the merger has not been completed by April 24, 2026, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The shares of Eastern common stock that may be received by HarborOne shareholders as a result of the merger will have different rights from the shares of HarborOne common stock.

The rights associated with HarborOne common stock are different from the rights associated with Eastern common stock. See the section of this proxy statement/prospectus titled “Comparison of Rights of Shareholders of Eastern and Shareholders of HarborOne” beginning on page 108 of this proxy statement/prospectus for a discussion of the different rights associated with Eastern common stock.

Shareholders of HarborOne will have a reduced ownership and voting interest in the combined institution after the merger and will exercise less influence over management than they do now with respect to HarborOne.

As a result of the merger, the percentage ownership of every HarborOne shareholder in the combined company that elects to receive the stock consideration will be smaller than the HarborOne shareholder’s percentage ownership of HarborOne prior to the merger. Eastern estimates that, immediately following the completion of the merger and assuming 80% stock consideration, the midpoint of the range, former HarborOne shareholders will own approximately 10.6% of the outstanding shares of Eastern common stock, and current Eastern shareholders will own approximately 89.4% of the outstanding shares of Eastern common stock.

Failure to complete the merger could negatively impact the future business and financial results of HarborOne.

If the merger is not completed, the ongoing business of HarborOne may be adversely affected and HarborOne will be subject to several risks, including the following:

•	HarborOne may be required, under certain circumstances, to pay Eastern a termination fee of $18.9 million under the merger agreement;

•	HarborOne will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

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under the merger agreement, HarborOne is subject to certain restrictions on the conduct of its business prior to completion of the merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by HarborOne’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to HarborOne as an Eastern company.

In addition, if the merger is not completed, HarborOne may experience negative reactions from its customers and employees. HarborOne also could be subject to litigation related to any failure to complete the merger. If the merger is not completed, HarborOne cannot assure its shareholders that the risks described above will not materialize and will not materially affect the business and financial results of HarborOne.

HarborOne shareholders will not have dissenters’ rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the MBCA, a shareholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the agreement of merger or consolidation.

Because HarborOne common stock is listed on Nasdaq, a national securities exchange, and is expected to continue to be so listed on the record date, and because the merger otherwise satisfies the foregoing requirements of the MBCA, holders of HarborOne common stock will not be entitled to dissenters’ rights in the merger with respect to their shares of HarborOne common stock.

Eastern will be able to issue additional shares of its common stock from time to time in the future, which may adversely affect the market price of Eastern common stock and dilute the holdings of existing shareholders.

In the future, Eastern may issue additional shares of Eastern common stock from time to time, including in connection with another acquisition or to increase its capital resources or if Eastern’s or Eastern Bank’s capital ratios fall below or near regulatory required minimums in effect from time to time. Additional common stock offerings may dilute the holdings of Eastern’s then existing shareholders or reduce the market price of Eastern common stock, or both. Eastern may also issue shares of Eastern preferred stock, which may be viewed as having adverse effects upon the holders of Eastern common stock.

Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Eastern and HarborOne.

Shareholders of Eastern and/or HarborOne may file lawsuits against Eastern, HarborOne and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Eastern or HarborOne defendants from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Eastern and/or HarborOne, including any cost associated with the indemnification of directors and officers of each company. Eastern and HarborOne may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Eastern and HarborOne and could prevent or delay the completion of the merger.

The merger is subject to approval by shareholders of HarborOne

The merger cannot be completed unless the HarborOne shareholders approve the merger agreement by the affirmative vote of the holders of two-thirds of the HarborOne common stock outstanding and entitled to vote on the Merger Proposal. If shareholder approval is not obtained by HarborOne’s shareholders, the merger and related transactions cannot be completed.

Risks Related to Eastern’s Business

You should read and consider risk factors specific to Eastern’s business that will also affect Eastern after the merger. These risks are described in the sections titled “Risk Factors” in Eastern’s 2024 10-K, Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 124 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Related to HarborOne’s Business

You should read and consider risk factors specific to HarborOne’s business that will also affect Eastern following the completion of the merger. These risks are described in the sections titled “Risk Factors” in HarborOne’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 124 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Eastern and HarborOne as an acquisition by Eastern of HarborOne. The merger agreement provides that each holder of HarborOne common stock receive, at their election, for each share of HarborOne common stock either (i) 0.765 shares of Eastern’s common or (ii) $12.00 in cash. Eastern anticipates issuing approximately 25.2 million shares of its common stock and paying $98.8 million in cash consideration in the merger, subject to proration to ensure that the total number of shares of HarborOne common stock that receive the stock consideration represents between 75% and 85% of the total number of shares of HarborOne common stock outstanding immediately prior to the effective time of the merger.

In addition, the following unaudited pro forma condensed financial information reflects the statements of income for the three months ended March 31, 2025 and for the year ended December 31, 2024, as if the merger of HarborOne into Eastern occurred on January 1, 2024. The unaudited pro forma condensed balance sheet as of March 31, 2025, assumes that the merger of HarborOne into Eastern occurred as of March 31, 2025.

The unaudited pro forma condensed combined financial information have been prepared to give effect to the acquisition of HarborOne by Eastern under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the assets and liabilities of HarborOne will be recorded by Eastern at their respective fair values as of the date the merger is completed.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Eastern and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Eastern’s 2024 10-K, and the historical unaudited condensed consolidated financial statements of Eastern and the related notes included in Eastern’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2025 and (ii) the historical audited consolidated financial statements of HarborOne and the related notes included in HarborOne’s Annual Report on Form 10-K for the year ended December 31, 2024, and the historical unaudited consolidated financial statements of HarborOne and the related notes included in HarborOne’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2025.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the date indicated or that may be achieved in the future. The pro forma financial information has been prepared by Eastern in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The merger-related pro forma adjustments included to arrive at the unaudited pro forma condensed combined financial information reflect estimated fair values of the assets and liabilities of HarborOne based upon historical information as of March 31, 2025, the most recent practicable date. Eastern has not performed the detailed valuation analysis necessary to determine the fair market values of HarborOne’s assets to be acquired and liabilities to be assumed, and accordingly, estimates have been used. Therefore, the unaudited pro forma condensed combined financial data includes an estimated allocation of the purchase price. The pro forma adjustments included in this joint proxy statement/prospectus are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of HarborOne’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may affect Eastern’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to HarborOne’s shareholders’ equity, including results of operations and certain balance sheet changes from March 31, 2025 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus. Eastern does not expect any such difference to be material to its financial condition or results of operations.

The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. The pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2025

			Transaction Accounting Adjustments (Note 3)
	Historical Eastern Bankshares, Inc.	Historical HarborOne Bancorp, Inc.	Pro forma Adjustments	Note 3	Pro forma Condensed Combined
	(In thousands)
ASSETS
Cash and due from banks	$368,803	$230,492	$(98,833)	A	$500,462
Investment securities	4,444,779	284,855	(342)	B	4,729,292
Loans	17,923,759	4,840,337	(275,601)	C	22,488,495
Allowance for loan losses	(224,310)	(49,323)	(54,712)	D	(328,345)

Net loans	17,699,449	4,791,014	(330,313)		22,160,150
FHLB stock	9,224	18,330	—		27,554
Premises and equipment	65,130	45,510	(4,000)	E	106,640
Bank-owned life insurance	206,087	98,469	—		304,556
Goodwill and other intangibles, net	1,042,351	59,610	149,544	F	1,251,505
Other assets	1,150,218	172,050	66,759	G	1,389,027

Total assets	$24,986,041	$5,700,330	$(217,185)		$30,469,186

LIABILITIES AND EQUITY
Deposits	$20,797,102	$4,629,091	$(998)	H	$25,425,195
Borrowed funds	54,909	399,547	(268)	I	454,188
Other liabilities	551,096	95,725	—		646,821

Total liabilities	21,403,107	5,124,363	(1,266)		26,526,204

Shareholders’ equity
Common stock	2,116	598	(346)	J	2,368
Additional paid in capital	2,188,552	268,811	121,072	K	2,578,435
Unallocated common shares held by the Employee Stock Ownership Plan	(126,562)	(23,488)	23,488	L	(126,562)
Retained earnings	1,842,607	375,710	(405,797)	M	1,812,520
Accumulated other comprehensive income, net of tax	(323,779)	(45,664)	45,664	N	(323,779)

Total shareholders’ equity	3,582,934	575,967	(215,919)		3,942,982

Total liabilities and shareholders’ equity	$24,986,041	$5,700,330	$(217,185)		$30,469,186

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Three Months Ended March 31, 2025

			Transaction Accounting Adjustments (Note 4)
Three Months Ended March 31, 2025	Historical Eastern Bankshares, Inc.	Historical HarborOne Bancorp, Inc.	Pro forma Adjustments	Note 4	Pro forma Condensed Combined
	(Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$228,467	$60,168	$8,858	A	$297,493
Taxable interest and dividends on investment securities	31,160	1,993	74	B	33,227
Non-taxable interest and dividends on investment securities	1,442	—	—		1,442
Interest on federal funds sold and other short-term investments	4,636	2,278	—		6,914

Total interest and dividend income	265,705	64,439	8,932		339,076
Interest expense:
Interest on deposits	75,998	27,643	—		103,641
Interest on borrowings	808	5,327	—		6,135

Total interest expense	76,806	32,970	—		109,776

Net interest income	188,899	31,469	8,932		229,300
Provision for allowance for loan losses	6,600	1,385	—		7,985

Net interest income after provision for loan losses	182,299	30,084	8,932		221,315

Noninterest income:
Investment advisory fees	16,437	—	—		16,437
Service charges on deposit accounts	8,315	5,153	—		13,468
Card income	3,920	—	—		3,920
Losses on sales of securities available for sale, net	(269,638)	—	—		(269,638)
Other	4,848	4,738	—		9,586

Total noninterest (loss) income	(236,118)	9,891	—		(226,227)

Noninterest expense:
Salaries and employee benefits	79,859	18,785	—		98,644
Occupancy and equipment	10,617	4,627	—		15,244
Technology and data processing	18,015	2,625	—		20,640
Professional services	2,924	1,382	—		4,306
FDIC insurance	3,288	1,050	—		4,338
Other	15,417	4,381	3,867	F	23,665

Total noninterest expense	130,120	32,850	3,867		166,837

(Loss) income before income tax expense	(183,939)	7,125	5,065		(171,749)
Income tax expense	33,727	1,625	1,403	G	36,755

Net (loss) income	$(217,666)	$5,500	$3,662		$(208,504)

Basic (loss) earnings per share	$(1.09)	$0.14			$0.93
Diluted (loss) earnings per share	$(1.08)	$0.14			$0.92
Basic weighted average shares	200,020,707	40,344,922	(15,142,410)	H	225,223,219
Diluted weighted average shares	201,415,845	40,605,799	(15,403,287)	H	226,618,357

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2024

			Transaction Accounting Adjustments (Note 4)
Year Ended December 31, 2024	Historical Eastern Bankshares, Inc.	Historical HarborOne Bancorp, Inc.	Pro forma Adjustments	Note 4	Pro forma Condensed Combined
	(Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$808,041	$249,112	$35,339	A	$1,092,492
Taxable interest and dividends on investment securities	90,582	8,147	707	B	99,436
Non-taxable interest and dividends on investment securities	5,766	—	—		5,766
Interest on federal funds sold and other short-term investments	42,377	14,149	—		56,526

Total interest and dividend income	946,766	271,408	36,046		1,254,220
Interest expense:
Interest on deposits	337,367	114,103	998	C	452,468
Interest on borrowings	1,802	31,653	268	D	33,723

Total interest expense	339,169	145,756	1,266		486,191

Net interest income	607,597	125,652	34,780		768,029
Provision for allowance for loan losses	67,380	8,277	41,614	E	117,271

Net interest income after provision for loan losses	540,217	117,375	(6,834)		650,758

Noninterest income:
Trust and investment advisory fees	46,126	—	—		46,126
Service charges on deposit accounts	32,004	21,600	—		53,604
Debit card processing fees	14,177	—	—		14,177
Losses on sales of securities available for sale, net	(16,798)	(1,041)	—		(17,839)
Other	48,408	26,358	(3,935)	I	70,831

Total noninterest income	123,917	46,917	(3,935)		166,899

Noninterest expense:
Salaries and employee benefits	302,345	74,016	16,995	I	393,356
Office occupancy and equipment	46,515	18,522	5,641	I	70,678
Data processing	75,383	10,191	14,519	I	100,093
Professional services	20,073	5,436	23,210	I	48,719
FDIC insurance	13,866	4,348	—		18,214
Other	50,186	17,522	17,292	F, I	85,000

Total noninterest expense	508,368	130,035	77,657		716,060

Income before income tax expense	155,766	34,257	(88,426)		101,597
Income tax expense	36,205	6,850	(24,494)	G	18,561

Net income	$119,561	$27,407	$(63,932)		$83,036

Basic earnings per share	$0.66	$0.66			$0.40
Diluted earnings per share	$0.66	$0.66			$0.40
Basic weighted average shares	181,126,320	41,220,885	(16,018,373)	H	206,328,832
Diluted weighted average shares	182,181,073	41,472,106	(16,269,594)	H	207,383,585

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

EASTERN BANKSHARES, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2025 and for the year ended December 31, 2024 combine the historical consolidated income statements of Eastern and HarborOne, giving effect to the merger as if it had been completed on January 1, 2024. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2025 combines the historical consolidated balance sheets of Eastern and HarborOne, giving effect to the merger as if it had been completed on March 31, 2025.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Eastern and HarborOne under the acquisition method of accounting with Eastern treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the earliest period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of HarborOne, as of the effective time of the merger, will be recorded by Eastern at their respective fair values, and the excess of the merger consideration over the fair value of HarborOne’s net assets will be allocated to goodwill.

The merger agreement provides for each holder of HarborOne common stock, at their election, to receive in exchange for each share of HarborOne common stock either (i) 0.765 shares of Eastern’s common stock or (ii) $12.00 in cash. Eastern anticipates issuing approximately 25.2 million shares of its common stock and paying $98.8 million in cash consideration in the merger, subject to proration to ensure that the total number of shares of HarborOne common stock that receive the stock consideration represents between 75% and 85% of the total number of shares of HarborOne common stock outstanding immediately prior to the effective time of the merger.

2. Preliminary Purchase Price Allocation

The following table summarizes the determination of the purchase price consideration:

As of March 31, 2025
(In thousands)
Total purchase consideration	$488,968
HarborOne Net Assets at Fair Value
Assets
Cash and cash equivalents	230,492
Investments	284,513
Loans receivable, net	4,502,315
FHLB stock	18,330
Premises and equipment	41,510
Bank owned life insurance	98,469
Core deposit intangible	92,383
Other assets	227,282

Total assets	5,495,294

As of March 31, 2025
(In thousands)
Liabilities and Equity
Deposits	4,628,093
Borrowings	399,279
Other liabilities	95,725

Total liabilities	5,123,097

Net assets acquired	372,197

Preliminary goodwill	$116,771

3. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheets

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All taxable adjustments were calculated using a 27.70% tax rate, which represents Eastern’s combined federal and state statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based upon preliminary assumptions and valuations, which are subject to change.

A.	Adjustment to cash to reflect the cash consideration paid as component of purchase price.

B.	Adjustment to securities classified as held-to-maturity (“HTM”) to reflect the estimated fair value of the acquired investment securities.

C.

Adjustment to reflect acquired loans at their estimated fair value, including current interest rates and liquidity, as well as the allowance for loan losses gross-up for estimate of lifetime credit losses for purchased credit-deteriorated (“PCD”) loans.

D.	Adjustments to the allowance for loan losses include the following:

Reversal of historical HarborOne’s allowance for loan losses	$49,323
Increase in allowance for loan losses for gross-up of estimated lifetime credit losses for purchased credit-deteriorated (“PCD”) loans	(62,421)
Provision for estimate of lifetime credit losses on non-PCD loans	(41,614)

$(54,712)

E.	Adjustment to reflect acquired property and equipment at fair value.

F.

Adjustment to eliminate historical HarborOne goodwill and other intangible asset of $59.6 million, to establish $116.8 million of goodwill for the amount of consideration paid in excess of fair value of assets received over liabilities assumed, and to record $92.4 million of other intangible asset comprised of a core deposit intangible.

G.	Net adjustment to other assets of $66.8 million reflects estimated fair value adjustments for deferred taxes related to acquisition accounting adjustments.

H.	Adjustment to deposits to reflect the estimated fair value of certificates of deposits.

I.	Adjustment to borrowings to reflect the estimated fair value of Federal Home Loan Bank advances.

J.

Adjustments to common stock to eliminate HarborOne common stock and record the issuance of 25,202,512 shares of Eastern’s common stock at its par value of $0.01. The net adjustment was determined as follows (amounts in thousands, except for share and per share data):

Par value of common stock issued:
Shares issued	25,202,512
Par value	$0.01

Amount issued	252
Elimination of HarborOne common stock	(598)

Net adjustment	$(346)

K.

Adjustment to additional paid in capital to eliminate HarborOne additional paid in capital, which includes its treasury stock, and to record the issuance of 25,202,512 shares of Eastern’s common stock at its share price as of the close of business on April 23, 2025 of $15.48, closing price on the day prior to the announcement of the merger, less its par value of $0.01. The net adjustment was determined as follows (amounts in thousands, except for share and per share data):

Market price of common stock issued, net of par value
Shares issued	25,202,512
Share price, net of par value	$15.47

Amount issued	389,883
Elimination of HarborOne additional paid in capital	(268,811)

Net adjustment	$121,072

L.	Adjustment to eliminate HarborOne’s unearned compensation - ESOP.

M.	Adjustment to eliminate HarborOne retained earnings and to record the provision for loan losses, net of tax, on non-PCD acquired loans.

N.	Adjustment to eliminate HarborOne accumulated comprehensive income.

4. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined income statements.

A.

Net adjustments to interest income of $8.9 million and $35.3 million for the three-month period ended March 31, 2025 and the year ended December 31, 2024, respectively, to eliminate HarborOne net accretion of deferred fees and costs and record the estimated accretion of the net discount on acquired loans and leases.

B.

Net adjustments to interest income of $0.1 million and $0.7 million for the three-month period ended March 31, 2025 and the year ended December 31, 2024, respectively, to eliminate HarborOne net amortization of security premiums and to record the estimated accretion of the discount on acquired investment securities.

C.

Adjustment to interest expense on deposits of $1.0 million for the year ended December 31, 2024 to record the estimated amortization of the deposit discount on acquired certificates of deposit. No adjustment was included for the three-month period ended March 31, 2025 as the estimated amortization term is one year.

D.

Adjustment to interest expense on borrowings $0.3 million for the year ended December 31, 2024 to reflect the estimated amortization of the borrowings discount on assumed FHLB advances. No adjustment was included for the three-month period ended March 31, 2025 as the estimated amortization term is one year.

E.	Adjustment to record the provision for allowance for loan losses related to non-PCD acquired loans of $41.6 million for year ended December 31, 2024.

F.

Adjustment to other noninterest expense to eliminate HarborOne’s historical amortization expense related to its core deposit intangible and to reflect estimated amortization of acquired core deposit intangible of $3.9 million and $16.6 million for the three-month period ended March 31, 2025 and the year ended December 31, 2025, respectively. The core deposit intangible was assumed to be amortized over 10 years using the sum-of-the-years’ digits amortization method for purposes of determining the adjustment.

G.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 27.70%.

H.

Adjustment to weighted-average shares of Eastern’s common stock outstanding to eliminate weighted-average shares of HarborOne common stock outstanding and to reflect the estimated number of shares issued of Eastern’s common stock to holders of HarborOne’s common stock.

I.	Adjustments to reflect estimated transaction costs totaling $65.0 million which had not yet been incurred as of March 31, 2025.

THE SPECIAL MEETING OF HARBORONE SHAREHOLDERS

This section contains information for HarborOne shareholders about the special meeting that HarborOne has called to allow HarborOne shareholders to consider and vote on the Merger Proposal and other related matters. This proxy statement/prospectus is accompanied by a notice of the special meeting, and a form of proxy card that the HarborOne board of directors is soliciting for use by HarborOne shareholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:    , 2025

Time:    , Eastern time

Place:

Purpose of the Special Meeting

At the special meeting, HarborOne shareholders will be asked to consider and vote upon the following proposals:

•	the Merger Proposal;

•	the Merger-Related Compensation Proposal; and

•	the Adjournment Proposal.

Recommendation of HarborOne’s Board of Directors

The HarborOne board of directors recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal. See “The Merger—HarborOne’s Reasons for the Merger” beginning on page 49 of this proxy statement/prospectus for a more detailed discussion of the HarborOne board’s recommendation.

Record Date; Shares Entitled to Vote

HarborOne shareholders are entitled to vote if the records of HarborOne show that they held shares of HarborOne common stock as of the close of business on    , 2025. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date,     shares of HarborOne common stock were outstanding, held by approximately     holders of record. Each share of HarborOne common stock has one vote on each matter presented to HarborOne shareholders. If you are a beneficial owner of shares of HarborOne common stock held in “street name” and you want to vote your shares at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee entitling you to vote at the special meeting.

Quorum

The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting is necessary to constitute a quorum for the transaction of any business at the special meeting. Each share of HarborOne common stock outstanding on the record date is entitled to one vote on each matter before the special meeting. Abstentions will be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting. Broker non-votes would generally be included in determining the presence of a quorum; however, since the special meeting will consider and vote upon only “non-routine” matters, there will be no broker non-votes.

Vote Required; Treatment of Abstentions and Failure to Vote

Merger Proposal:

•

Vote required: Approval of the Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of HarborOne common stock entitled to vote on the Merger Proposal. Approval of the Merger Proposal is a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Merger Proposal, such action will have the same effect as a vote against the Merger Proposal.

Merger-Related Compensation Proposal:

•

Vote required: Approval of the Merger-Related Compensation Proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal. Approval of the Merger-Related Compensation Proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Merger-Related Compensation Proposal, you will not be deemed to have cast a vote with respect to the Merger-Related Compensation Proposal and it will have no effect on the Merger-Related Compensation Proposal.

Adjournment Proposal:

•

Vote required: Approval of the Adjournment Proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal. Approval of the Adjournment Proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the special meeting via the special meeting website, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Adjournment Proposal, you will not be deemed to have cast a vote with respect to the Adjournment Proposal and it will have no effect on the Adjournment Proposal.

Attending the Special Meeting

All HarborOne shareholders as of the record date, or their duly appointed proxies, may attend the special meeting, which is being held virtually by means of remote communication at    . Shareholders will not be able to attend the special meeting in person.

How to Vote

Voting at the special meeting. If you are a shareholder of record and attend the special meeting, you may vote at the special meeting at the designated time during the meeting. You may attend and vote your shares at the special meeting by visiting     and entering the 16-digit control number on your proxy card.

Voting by proxy for shares registered directly in the name of the shareholder. If you hold your shares of HarborOne common stock in your own name as a holder of record with Broadridge Corporate Issuer Solutions, who we refer to as Broadridge, you may instruct the proxyholders named in the proxy card how to vote your shares of HarborOne common stock in one of the following ways:

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Vote by internet: You may vote via the internet by following the instructions on your proxy card. The website for internet voting is printed on your proxy card. Please have your proxy card in hand. Internet

voting is available 24 hours per day until     , Eastern time, on    , 2025. You will receive a series of instructions that will allow you to vote your shares of HarborOne common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the internet, you do not need to return your proxy card.

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Vote by telephone: You may vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until     , Eastern time, on    , 2025. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of HarborOne common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Vote by mail: If you would like to vote by mail, upon receipt of the proxy card, please mark, sign and date your proxy card and return it promptly to Broadridge, in the postage-paid envelope provided.

Voting by proxy for shares registered in street name. If your shares of HarborOne common stock are held by a broker, a bank, or other nominee in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of HarborOne common stock voted.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to HarborOne shareholders residing at the same address, unless such HarborOne shareholders have notified HarborOne of their desire to receive multiple copies of the proxy statement/prospectus.

HarborOne will promptly deliver, upon oral or written request, an additional copy of the proxy statement/prospectus to any HarborOne shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to HarborOne’s proxy solicitor, Innisfree M&A Incorporated, at (877) 750-9499.

How to Revoke Your Proxy

HarborOne shareholders may revoke their proxy at any time before it is voted by:

•	filing a written notice revoking the proxy with HarborOne’s Corporate Secretary at the address below;

•	properly submitting to us a proxy with a later date; or

•	voting at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

HarborOne Bancorp, Inc.

Attention: Corporate Secretary

770 Oak Street,

Brockton, Massachusetts 02301

Other Matters to Come Before the Special Meeting

HarborOne management knows of no other business to be presented at the special meeting, but if any other matters are properly presented to the special meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the HarborOne board of directors’ recommendations.

Participants in the ESOP and 401(k) Plan

If you participate in the HarborOne ESOP or if you hold HarborOne common stock through the HarborOne 401(k) Plan (the “401(k) Plan”), you will receive vote authorization form(s) that reflect all shares of HarborOne common stock you may direct trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee will vote all shares of HarborOne common stock held by the ESOP in the same proportion as shares for which it has received timely voting instructions. Each ESOP participant may direct the trustee how to vote the shares of HarborOne common stock allocated to his or her account. HarborOne Bank, as plan administrator of the 401(k) Plan, will vote any shares in the 401(k) Plan for which participants have not issued voting instructions as HarborOne Bank determines in its discretion and will direct the 401(k) Plan trustee accordingly. The deadline for returning your voting instructions for shares that you hold in the ESOP and the 401(k) Plan, if any, is     , on    , 2025.

If you have any questions about voting under the ESOP or the 401(k) Plan, please contact Inez H. Friedman-Boyce, Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary.

Proxy Solicitation

HarborOne is soliciting your proxy. HarborOne will pay for this proxy solicitation. In addition to soliciting proxies by mail, Innisfree M&A Incorporated, a proxy solicitation firm, will assist HarborOne in soliciting proxies for the special meeting. HarborOne will pay Innisfree M&A Incorporated $25,000 plus certain out-of-pocket expenses incurred in connection with the solicitation. Additionally, directors, officers and employees of HarborOne and HarborOne Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. HarborOne will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PROPOSAL NO. 1

MERGER PROPOSAL

HarborOne is asking its shareholders to approve the merger agreement. HarborOne shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the HarborOne board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of HarborOne and its shareholders and unanimously adopted and approved the merger agreement. See “The Merger—HarborOne’s Reasons for the Merger” beginning on page 49 for a more detailed discussion of the HarborOne board of directors’ recommendation.

Approval of the Merger Proposal requires the presence of a quorum and the affirmative vote of the holders of two-thirds of the common stock outstanding and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

The HarborOne board of directors unanimously recommends that HarborOne shareholders vote “FOR” the Merger Proposal.

PROPOSAL NO. 2

MERGER-RELATED COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the HarborOne board of directors is providing its shareholders with the opportunity to cast an advisory, non-binding vote on the specified compensation that may be paid or become payable to HarborOne’s named executive officers in connection with the completion of the merger, as disclosed in the section of this proxy statement/prospectus captioned “The Merger—Interests of HarborOne’s Executive Officers and Directors in the Merger,” beginning on page 63 of this proxy statement/prospectus, and the related table and narratives.

Accordingly, at the special meeting, HarborOne is asking its shareholders to approve, on a non-binding advisory basis, the following resolution:

“RESOLVED, that the compensation that will be paid or may become payable to the HarborOne named executive officers in connection with the merger, as disclosed in the table under the caption “The Merger—Interests of HarborOne’s Executive Officers and Directors in the Merger” in the proxy statement/prospectus in accordance with Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The advisory vote on the Merger-Related Compensation Proposal is a vote separate and distinct from the vote on the Merger Proposal. Because the vote is advisory in nature only, it will not be binding on HarborOne, regardless of whether the Merger Proposal is approved. Accordingly, as the compensation to be paid in connection with the merger is a contractual obligation to the named executive officers of HarborOne, regardless of the outcome of this advisory vote, such compensation will be payable if the merger agreement is approved and the merger is completed, subject only to the contractual conditions applicable to such payment.

Approval of the Merger-Related Compensation Proposal requires the presence of a quorum and the affirmative vote of a majority of the votes cast on the proposal. Abstentions will have no effect on the outcome of voting on this proposal.

HarborOne’s board of directors unanimously recommends that HarborOne shareholders vote “FOR” the Merger-Related Compensation Proposal.

PROPOSAL NO. 3

ADJOURNMENT PROPOSAL

HarborOne is submitting a proposal for consideration at the special meeting to authorize the named proxies to authorize the board of directors of HarborOne to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Merger Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to HarborOne shareholders. Even though a quorum may be present at the special meeting, it is possible that HarborOne may not have received sufficient votes to approve the Merger Proposal by the time of the meeting. In that event, the board of directors of HarborOne would need to adjourn the special meeting in order to solicit additional proxies. This proposal relates only to authorization of the board of directors of HarborOne to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Merger Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to HarborOne shareholders.

Approval of the Adjournment Proposal requires the presence of a quorum and that votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will have no effect on the outcome of voting on this proposal.

HarborOne’s board of directors unanimously recommends that HarborOne shareholders vote “FOR” the Adjournment Proposal.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference.

Terms of the Merger

Each of Eastern’s and HarborOne’s respective board of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, HarborOne will merge with and into Eastern, with Eastern as the surviving entity. Following the merger, at a time selected by Eastern, HarborOne Bank will merge with and into Eastern Bank, with Eastern Bank as the surviving bank.

In the merger, each share of HarborOne common stock issued and outstanding immediately prior to the effective time (other than shares held as treasury stock or shares owned directly by Eastern) will be converted into the right to receive: (i) 0.765 of a share of Eastern common stock; or (ii) $12.00 in cash. Eastern will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the volume-weighted average trading price per share of Eastern common stock for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date, rounded to the nearest whole cent as provided by Bloomberg L.P.) for any fractional share a HarborOne shareholder would otherwise receive after aggregating all of his or her shares.

HarborOne shareholders are being asked to approve the Merger Proposal. See the section titled “The Merger Agreement” beginning on page 74 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

From time to time, the HarborOne board of directors has considered various strategic alternatives to enhance shareholder value, including potential strategic transactions, and in the ordinary course, HarborOne’s President and Chief Executive Officer, Joseph F. Casey, has received inquiries from other banking institutions or their advisors regarding HarborOne, and engaged in conversations with members of management of other banking institutions, including Eastern, regarding a possible business combination. In the course of these conversations, Eastern expressed a general interest in expanding its branch network in southeastern Massachusetts and extending that network into Rhode Island through a possible strategic transaction with HarborOne.

On September 28, 2024, the HarborOne board of directors held a strategic planning session. Representatives from Raymond James and Goodwin Procter LLP, HarborOne’s counsel, were in attendance. The board discussed, among other things, potential strategic transactions, including with Eastern.

At the regular meetings of the HarborOne board of directors on October 23, 2024 and November 20, 2024, the board met in executive session with Mr. Casey, during which Mr. Casey provided an update on the discussion previously held at the September strategic planning session regarding the M&A environment and potential strategic transactions, including with Eastern.

On December 13, 2024, Mr. Casey met with Robert F. Rivers, Eastern’s Executive Chair and Chair of the Eastern board of directors, Denis K. Sheahan, Eastern’s Chief Executive Officer, and R. David Rosato, Eastern’s Chief Financial Officer, to discuss a potential transaction.

On December 17, 2024, the parties entered into a mutual confidentiality agreement, which contained a standstill provision.

On January 17, 2025, Eastern was invited into a virtual data room set up by HarborOne for due diligence.

On January 18, 2025, the HarborOne board of directors held a special meeting with representatives of Raymond James and Goodwin Procter LLP in attendance. Raymond James provided an overview of a potential transaction with Eastern.

On January 28, 2025, representatives of Eastern indicated to representatives of Raymond James that Eastern intended to submit a non-binding expression of interest providing for an all-stock transaction with a fixed exchange ratio of between 0.82 and 0.84 shares of Eastern common stock for each share of HarborOne common stock, which valued HarborOne common stock at between $14.87 and $15.23 per share based on the closing market price of Eastern common stock on January 28, 2025.

On January 29, 2025, representatives of Raymond James and Goodwin Procter LLP attended the regular meeting of the HarborOne board of directors. Raymond James provided an overview of a potential transaction with Eastern.

On January 31, 2025, Eastern submitted a non-binding expression of interest providing for an all-stock transaction with a fixed exchange ratio of between 0.82 and 0.84 shares of Eastern common stock for each share of HarborOne common stock. The expression of interest also provided that two HarborOne directors selected by Eastern would become members of the board of directors of Eastern and Eastern Bank following the closing of the transaction. Eastern and HarborOne expected that Mr. Casey would be one of the two board members selected by Eastern.

On January 31, 2025, Raymond James was formally engaged as HarborOne’s financial advisor.

On February 5, 2025, Eastern expanded its internal diligence team with respect to the proposed transaction with HarborOne, and on February 6, 2025, HarborOne and Eastern executed an exclusivity agreement providing for an exclusivity period running from February 6, 2025 until March 30, 2025.

Between February 21, 2025 and March 7, 2025, Eastern continued its due diligence review of HarborOne, and on various occasions, representatives from Raymond James spoke with representatives of J.P. Morgan Securities LLC (who we refer to herein as J.P. Morgan), Eastern’s investment bank, to discuss the status of Eastern’s due diligence findings. On one or more of these calls towards the end of that period, J.P. Morgan indicated that Eastern was likely to reduce its bid based on its due diligence review.

On March 7, 2025, following the completion of its diligence of HarborOne, Eastern indicated that due to due diligence and market conditions it was prepared to enter into an all-stock transaction with a fixed exchange ratio of 0.75 shares of Eastern common stock for each share of HarborOne common stock, which valued HarborOne common stock at $12.17 based on the closing market price of Eastern common stock on March 7, 2025.

On March 8, 2025, HarborOne was invited into a virtual data room set up by Eastern for reverse due diligence, which data room was populated with limited documents.

On March 10, 2025, the parties mutually agreed to put negotiations about a potential transaction on hold due the volatility in the market and formally terminated the confidentiality agreement and the exclusivity agreement.

On March 31, 2025, representatives of Eastern shared with Mr. Casey an updated analysis of a potential combination of the two companies with a fixed exchange ratio of 0.75 shares of Eastern common stock for each share of HarborOne common stock. Mr. Casey countered with a request for the fixed exchange ratio to be at 0.78.

On April 1, 2025, representatives of Eastern indicated to Mr. Casey that Eastern would be willing to enter into an all-stock transaction with a fixed exchange ratio of 0.765 shares of Eastern common stock for each share of HarborOne common stock, which valued HarborOne common stock at $12.56 based on the closing market price of Eastern common stock on April 1, 2025.

On April 3, 2025, the HarborOne board of directors met with representatives of Raymond James and Goodwin Procter LLP to review the revised Eastern non-binding expression of interest communicated verbally to HarborOne from Eastern. Following the HarborOne board of directors meeting, on April 3, 2025, the parties entered into a mutual confidentiality agreement, which contained a standstill provision, and on April 4, 2025, Eastern invited HarborOne into a fully populated virtual data room.

On April 7, 2025, Eastern submitted a non-binding expression of interest providing for an all-stock transaction with a fixed exchange ratio of 0.765 shares of Eastern common stock for each share of HarborOne common stock. That exchange ratio valued HarborOne common stock at $11.12 based on the closing market price of Eastern common stock on April 7, 2025. The expression of interest also provided that two HarborOne directors selected by Eastern would become members of the board of directors of Eastern and Eastern Bank following the closing of the transaction.

On April 10, 2025, a first draft of the merger agreement was provided by Nutter, McClennen & Fish, LLP, counsel to Eastern, to Goodwin Procter LLP.

Between April 10, 2025 and April 24, 2025, Goodwin Procter LLP and Nutter, McClennen & Fish, LLP exchanged revised drafts of the merger agreement.

On April 14, 2025, representatives of HarborOne and Eastern met to engage in further due diligence and reverse due diligence. Representatives from Nutter, McClennen & Fish, LLP, Goodwin Procter LLP, Raymond James, and J.P. Morgan were present.

On April 16, 2025, Mr. Rivers informed Mr. Casey that Eastern had concluded that the merger consideration would need to consist of both Eastern stock and cash in order for the transaction to achieve the desired financial metrics for Eastern.

On April 17, 2025, representatives from Raymond James and J.P. Morgan had multiple discussions about the financial model and the value of cash consideration in any transaction. After multiple rounds of negotiations, Eastern provided a non-binding expression of interest for a transaction that was 70% stock at a fixed exchange ratio of 0.765 and 30% cash at a fixed price of $12.00. Between April 17, 2025 and April 22, 2025, there were further negotiations, and on April 22, 2025, the parties agreed that the number of HarborOne shares converted into cash consideration would be no less than 15% and no more than 25% of the total number of HarborOne shares outstanding immediately prior to the effective time of the transaction.

On April 22, 2025, the HarborOne board held a special meeting to review the draft merger agreement and related documentation, which were distributed in advance of the meeting. Representatives from Raymond James and Goodwin Procter LLP were present at the meeting. Goodwin Procter LLP reviewed in detail the provisions of the merger agreement, including the representations and warranties, the various negative and affirmative covenants, the termination provisions, the non-solicitation and related termination fee provisions, the bank merger provisions, and the voting agreements that Eastern was requiring the HarborOne directors and executive officers to sign as a condition of Eastern entering into the merger agreement.

On April 24, 2025, the HarborOne board of directors held a special meeting. Goodwin Procter LLP reviewed the changes to the merger agreement and related documentation since the April 22, 2025 board meeting. Representatives of Raymond James reviewed the financial aspects of the proposed merger based on the financial terms of the merger agreement and provided the HarborOne board of directors with its fairness opinion, to the effect that, as of such date the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of HarborOne common stock. The HarborOne board of directors then (i) determined that the merger agreement and the merger were in the best interests of HarborOne and its shareholders, (ii) approved the merger agreement, (iii) recommended that HarborOne shareholders approve the merger agreement, and (iv) directed that the merger agreement be submitted for consideration by the HarborOne shareholders at a special meeting of HarborOne shareholders. HarborOne and Eastern executed the merger agreement, and Eastern entered into voting agreements with each of the directors and executive officers of HarborOne.

On April 24, 2025, after the U.S. stock markets closed, HarborOne and Eastern issued a joint press release announcing the transaction.

Recommendation of HarborOne’s Board of Directors

HarborOne’s board of directors has unanimously approved the merger agreement and unanimously recommends that HarborOne shareholders vote “FOR” the approval of the Merger Proposal.

HarborOne’s Reasons for the Merger

After careful consideration, at a meeting held on April 24, 2025, the HarborOne board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of HarborOne and its shareholders and adopted the merger agreement.

In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and recommend that its shareholders vote “FOR” the Merger Proposal, the HarborOne board of directors evaluated the merger agreement, the merger and the other transactions contemplated thereby in consultation with HarborOne’s management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

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its knowledge of HarborOne’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with Eastern;

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its understanding of Eastern’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account presentations by senior management of its due diligence review of Eastern;

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the HarborOne board of directors’ belief that significant growth in earnings is required for HarborOne to be in a position to deliver a competitive return to its shareholders, and that achieving such growth in earnings is uncertain and would require significant investment in both resources and time to endeavor to achieve those results;

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its belief that the merger will result in a more competitive banking franchise with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to HarborOne’s shareholders as compared to continuing to operate as a stand-alone entity;

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the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;

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the anticipated pro forma impact of the merger on Eastern, including potential synergies, and the expected impact on financial metrics such as earnings and tangible common equity per share, as well as on regulatory capital levels;

•	the opinion of Raymond James, dated April 24, 2025, to HarborOne’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the holders of HarborOne common stock, as more fully described below in the section titled “—Opinion of HarborOne’s Financial Advisor” beginning on page 51 of this proxy statement/prospectus;

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the structure of the transaction whereby HarborOne shareholders may elect to receive the form of consideration that they receive, which offers HarborOne shareholders who elect to receive stock consideration the opportunity to participate as shareholders of Eastern in the future performance of the combined company;

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the HarborOne board of directors’ understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Code and that, as a result, HarborOne’s shareholders generally will not recognize gain or loss with respect to their receipt of Eastern common stock in the merger, except with respect to any cash consideration or cash they receive in lieu of receiving a fractional share of Eastern common stock;

•	the fact that the cash merger consideration component, although taxable to HarborOne shareholders, offered value certainty to HarborOne shareholders;

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the fact that the exchange ratio is fixed, which the HarborOne board of directors believes is consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the fact that the more active trading market in Eastern common stock would give HarborOne shareholders greater liquidity for their investment;

•	the benefits to HarborOne and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

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the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•	the expected social and economic impact of the merger on the constituencies served by HarborOne, including its borrowers, customers, depositors, employees, and communities;

•	the effects of the merger on HarborOne employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to HarborOne employees;

•	the ability of Eastern to complete the merger from a financial and regulatory perspective;

•	the low probability of securing a more attractive proposal from another institution capable of consummating the transaction;

•	the low probability of HarborOne completing a desirable acquisition in the near term; and

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the HarborOne board of directors’ review with HarborOne’s legal counsel of the material terms of the merger agreement, including the representations, covenants, deal protection and termination provisions, tax treatment and closing conditions.

The HarborOne board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the risk that the stock consideration to be paid to HarborOne shareholders could be adversely affected by a decrease in the trading price of Eastern common stock during the pendency of the merger;

•	the potential risk of diverting management attention and resources from the operation of HarborOne’s business and towards the completion of the merger;

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the restrictions on the conduct of HarborOne’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent HarborOne from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of HarborOne absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating HarborOne’s business, operations and workforce with those of Eastern;

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the fact that the interests of certain of HarborOne’s executive officers and directors may be different from, or in addition to, the interests of HarborOne’s other shareholders as described under the heading “The Merger— Interests of HarborOne’s Executive Officers and Directors in the Merger” beginning on page 63 of this proxy statement/prospectus;

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that, while HarborOne expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

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the fact that (i) HarborOne would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement, and (ii) HarborOne would be obligated to pay to Eastern a termination fee of $18.9 million if the merger agreement is terminated under certain circumstances, which, although the HarborOne board of directors believed such termination fee was consistent with market practice for transactions of this type, may discourage other parties potentially interested in a strategic transaction with HarborOne from pursuing such a transaction; and

•	the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit.

The foregoing discussion of the information and factors considered by the HarborOne board of directors is not intended to be exhaustive, but includes the material factors considered by the HarborOne board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the HarborOne board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The HarborOne board of directors considered all these factors as a whole, including discussions with, and questioning of HarborOne’s management and HarborOne’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

This summary of the reasoning of the HarborOne board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 of this proxy statement/prospectus.

Opinion of HarborOne’s Financial Advisor

HarborOne retained Raymond James as financial advisor on January 31, 2025. Raymond James is a globally-recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to its engagement, the HarborOne board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the HarborOne shareholders of the consideration to be received by such holders in the merger pursuant to the merger agreement.

At the April 24, 2025, meeting of the HarborOne board of directors, representatives of Raymond James rendered Raymond James’s opinion, subsequently confirmed in writing and dated April 24, 2025, to the HarborOne board of directors (in its capacity as such), as to the fairness, as of such date, from a financial point of view, to the HarborOne shareholders of the consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex B to this proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. HarborOne shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement and the merger. The opinion of Raymond James speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

Raymond James provided its opinion for the information of the HarborOne board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by HarborOne shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby, the underlying business decision of HarborOne to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for HarborOne, or any other transaction in which HarborOne might engage. The Raymond James opinion does not constitute a recommendation to the HarborOne board of directors or to any HarborOne shareholder as to how the HarborOne board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of HarborOne common stock or Eastern common stock following the consummation of the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of HarborOne or Eastern at that time. Raymond James’s opinion was approved by Raymond James’s fairness opinion committee.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed a draft of the merger agreement dated as of April 24, 2025;

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reviewed certain information related to the historical condition and prospects of HarborOne and Eastern, as made available to Raymond James by or on behalf of HarborOne, including, but not limited to, financial projections for HarborOne that were prepared using consensus analyst estimates for the years 2025 and 2026 with further years extrapolated based on appropriate growth rates, which were reviewed and approved for Raymond James’s use by the management of HarborOne (the “Projections”);

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reviewed HarborOne’s and Eastern’s audited financial statements for the years ended December 31, 2022, December 31, 2023 and December 31, 2024 and unaudited financial statements for the three-month period ended March 31, 2025;

•	reviewed certain of HarborOne’s and Eastern’s recent public filings and certain other publicly available information regarding HarborOne and Eastern that Raymond James deemed to be relevant;

•	reviewed the financial and operating performance of HarborOne and Eastern and those of other selected public companies that Raymond James deemed to be relevant;

•	considered certain publicly available financial terms of certain comparable transactions that Raymond James deemed to be relevant;

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reviewed the then-current and historical market prices for shares of HarborOne common stock and shares of Eastern common stock, and the then-current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

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received a certificate addressed to Raymond James from the chief financial officer of HarborOne regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of HarborOne; and

•

discussed with members of the senior management of HarborOne and Eastern certain information relating to the aforementioned and any other matters that Raymond James deemed relevant to its inquiry including, but not limited to, the past and then-current business operations of HarborOne and Eastern, respectively, and the financial condition and future prospects and operations of HarborOne and Eastern, respectively.

With HarborOne’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information that was available to Raymond James from public sources, supplied by or on behalf of HarborOne or Eastern or otherwise reviewed by or discussed with Raymond James. Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which HarborOne or Eastern was a party or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which HarborOne or Eastern was a party or may become subject. With HarborOne’s consent, Raymond James’s opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of HarborOne or Eastern. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with HarborOne’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting (or, in the case of the Projections with respect to 2025 and 2026, which were prepared using consensus analyst estimates for the years 2025 and 2026, that are consistent with) the best then-currently available estimates and judgments of management of HarborOne, and Raymond James relied upon HarborOne to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, HarborOne or Eastern that would be material to its analyses or opinion.

The Raymond James opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of April 23, 2025, and any material change in such circumstances and conditions would require a reevaluation of the Raymond James opinion, which Raymond James is under no obligation to undertake. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of HarborOne or Eastern since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James’s analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect. As the HarborOne board of directors was aware, the credit, financial and stock markets had been experiencing, and do experience, volatility from time to time and Raymond James expressed no opinion or view as to any potential effects of such volatility on the merger, HarborOne or Eastern. The Raymond James opinion did not purport to address any potential, or actual developments in any such credit, financial and stock markets on the merger consideration after April 24, 2025, and any such developments may affect the conclusions Raymond James reached in its opinion, which Raymond James is under no obligation to update, reaffirm, or revise.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James provided advice to the HarborOne board of directors with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. Raymond James did not solicit indications of interest with respect to a transaction involving HarborOne nor did Raymond James advise HarborOne with respect to its strategic alternatives. Raymond James’s opinion did not express any opinion as to the likely trading range of the shares of HarborOne common stock or Eastern common stock following the announcement or consummation of the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of HarborOne or Eastern at that time. The Raymond James opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the HarborOne shareholders as of the date of the Raymond James opinion.

Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the HarborOne board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of HarborOne, on the fact that HarborOne was assisted by legal, accounting and tax advisors, and, with the consent of HarborOne, relied upon and assumed the accuracy and completeness of the assessments by HarborOne and its advisors, as to all legal, accounting and tax matters with respect to HarborOne, Eastern and the merger, including, without limitation, that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Raymond James is not an expert in the evaluation of allowances for credit losses and Raymond James did not independently verify such allowances or review or examine any individual loan or credit files. Raymond James assumed, with HarborOne’s consent, that the allowance for credit losses (i) set forth in the respective financial statements of HarborOne and Eastern were adequate to cover such losses, (ii) would be adequate on a pro forma basis for the combined company and (iii) complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

In formulating its opinion, Raymond James considered what Raymond James understood to be the merger consideration to be received by HarborOne shareholders, and Raymond James did not consider, and did not express an opinion on, the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of HarborOne’s officers, directors or employees) or class of such persons, whether relative to the consideration received by the holders of HarborOne common stock or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of HarborOne, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (ii) the fairness of the merger to any one class or group of HarborOne’s or any other party’s security holders or other constituents vis-à-vis any other class or group of HarborOne’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger among or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of HarborOne or Eastern or the ability of HarborOne or Eastern to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the HarborOne board of directors at its meeting on April 24, 2025, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to HarborOne or the contemplated merger. For purposes of its opinion, with HarborOne’s consent, Raymond James assumed that (i) 85% of the outstanding shares of HarborOne common stock elect to receive the stock consideration of 0.765 shares of Eastern common stock and 15% of the outstanding shares of HarborOne common stock elect to receive the cash consideration of $12.00 in cash and (ii) the merger consideration to be received by the holders of HarborOne common stock was $11.87 per share based on Eastern’s closing price of $15.48 on April 23, 2025. The summary below is not a complete description of all the analyses underlying the Raymond James opinion or the presentation made by Raymond James to the HarborOne board of directors, but is a summary of the material financial analyses performed and presented by Raymond James. The summary includes information presented in tabular format. To fully understand the material financial analyses reviewed by Raymond James, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of such material financial analyses.

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant in its professional judgment for its analysis. Raymond James selected certain bank and thrift companies that: (i) were headquartered in New England (Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont) and the Mid-Atlantic (Delaware, District of Columbia, Maryland, New Jersey, New York and Pennsylvania); (ii) had total assets between $4.0 billion and $10.0 billion; (iii) had a last twelve months core return on average assets between 0.00% and 1.00% as shown by S&P Global Market Intelligence; and (iv) was traded on either the Nasdaq or the New York Stock Exchange. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data was unavailable, and the financial characteristics were based on the most recent period reported as of March 31, 2025, if available, otherwise for the period reported as of December 31, 2024. The selected group excluded (i) companies that were targets of announced mergers and acquisitions and (ii) mutual holding companies. No company used in the analysis described below is identical or directly comparable to HarborOne. The following selected companies were deemed relevant by Raymond James:

•	ConnectOne Bancorp, Inc. (NJ)
•	Flushing Financial Corporation (NY)
•	Univest Financial Corporation (PA)
•	Tompkins Financial Corporation (NY)
•	Kearny Financial Corp. (NJ)
•	Metropolitan Bank Holding Corp. (NY)
•	Peapack-Gladstone Financial Corporation (NJ)
•	Washington Trust Bancorp, Inc. (RI)
•	TrustCo Bank Corp NY (NY)
•	CNB Financial Corporation (PA)
•	Shore Bancshares, Inc. (MD)
•	Financial Institutions, Inc. (NY)
•	Camden National Corporation (ME)
•	Northfield Bancorp, Inc. (NJ)
•	Mid Penn Bancorp, Inc. (PA)
•	Peoples Financial Services Corp. (PA)
•	Hingham Institution for Savings (MA)
•	Arrow Financial Corporation (NY)

Raymond James calculated various financial multiples for each selected public company, including the closing price per share on April 23, 2025, compared to: (i) tangible book value (“TBV”) per share; (ii) last twelve months core earnings per share (“LTM Core EPS”) as calculated by S&P Global Market Intelligence; (iii) estimated 2025 earnings per share (“2025 EPS”) based on consensus analyst estimates as shown by S&P Global Market Intelligence; and (iv) estimated 2026 earnings per share (“2026 EPS”) based on consensus analyst estimates as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may not prove to be accurate. Raymond James reviewed the minimum, 25th percentile, mean, median, 75th percentile and the maximum relative valuation multiples of the selected public companies and compared them to the corresponding valuation multiples for HarborOne implied by the merger consideration. The results of the selected companies’ analysis are summarized below:

	Eastern / HarborOne	Selected Companies Multiples
		Minimum	25th Pctl.	Mean	Median	75th Pctl.	Maximum
Price / TBV per share	100%	58%	85%	99%	98%	117%	137%
Price / LTM Core EPS	18.7x	7.8x	10.0x	11.5x	11.3x	12.6x	15.4x
Price / 2025 EPS	15.2x	7.3x	8.5x	9.8x	10.1x	10.6x	13.7x
Price / 2026 EPS	12.3x	6.3x	7.0x	7.9x	7.7x	8.7x	10.2x

Taking into account the results of the selected companies analysis, Raymond James applied the minimum, 25th percentile mean, median, 75th percentile and the maximum of the price to tangible book value per share ratio, LTM Core EPS, 2025 EPS and 2026 EPS multiples to the corresponding financial data for HarborOne. Raymond James then compared those implied values to $11.87, the value attributed to the per share merger consideration for the purposes of the Raymond James opinion. The results of this analysis are summarized below:

	Implied Per Share Consideration
	Minimum	25th Pctl.	Mean	Median	75th Pctl.	Maximum
Price / TBV per share	$6.92	$10.10	$11.75	$11.64	$13.89	$16.32
Price / LTM Core EPS	$4.99	$6.34	$7.33	$7.18	$8.00	$9.77
Price / 2025 EPS	$5.66	$6.61	$7.68	$7.88	$8.29	$10.68
Price / 2026 EPS	$6.07	$6.72	$7.61	$7.42	$8.37	$9.79

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of HarborOne based on the Projections. Raymond James calculated projected free cash flows to maintain a tangible common equity ratio of 8%, which projected free cash flows were $74.8 million for 2025, $9.0 million for 2026, $16.3 million for 2027, $17.5 million for 2028, and $18.8 million for 2029. Consistent with the periods included in the Projections, Raymond James used estimated calendar year 2029 as the final year for the analysis and applied multiples, ranging from 8.0x to 12.0x, to estimated calendar year 2029 adjusted earnings to derive a range of estimated terminal values for HarborOne in 2029. The projected free cash flows and terminal values were discounted to present value using rates ranging from 11.5% to 13.5%. The discount rate range was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of HarborOne common stock. The results of the discounted cash flow analysis indicated a range of values for HarborOne from $7.10 per share to $9.98 per share, which Raymond James compared to $11.87, the per share value of the merger consideration for the purposes of the Raymond James opinion. The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates, and the results are not necessarily indicative of actual value or future results.

Selected Transactions Analysis. Raymond James reviewed certain publicly available information relating to selected transactions announced since January 1, 2023 involving targets that: (i) were headquartered in the United States; (ii) had total assets between $2.0 billion and $12.0 billion; and (iii) had a last twelve months core return on average assets between 0.00% and 1.00% as shown by S&P Global Market Intelligence. The selected group excluded mergers of equals transactions and Hope Bancorp, Inc.’s acquisition of Territorial Bancorp, Inc. Financial data for the selected targets was based on the most recent period reported prior to announcement of the respective transaction. No transaction used in the analysis described below is identical or directly comparable to the contemplated merger. The selected transactions (with respective transaction announcement dates shown) used in the analysis included:

•	Acquisition of ESSA Bancorp, Inc. by CNB Financial Corp. (1/10/25)

•	Acquisition of Penns Woods Bancorp, Inc. by Northwest Bancshares, Inc. (12/17/24)

•	Acquisition of Enterprise Bancorp, Inc. by Independent Bank Corp. (12/9/24)

•	Acquisition of Sterling Bank and Trust, FSB by EverBank Financial Corp. (9/16/24)

•	Acquisition of Evans Bancorp, Inc. by NBT Bancorp Inc. (9/9/24)

•	Acquisition of The First Long Island Corporation by ConnectOne Bancorp, Inc. (9/5/24)

•	Acquisition of Premier Financial Corp. by WesBanco, Inc. (7/26/24)

•	Acquisition of Cambridge Bancorp by Eastern Bankshares, Inc. (9/19/23)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter end tangible book value (“TBV”) per share as shown by S&P Global Market Intelligence; (ii) last twelve months core earnings per share (“LTM Core EPS”) as shown by S&P Global Market Intelligence; (iii) current fiscal year earnings per share (“Current FY EPS”); and (iv) next fiscal year earnings per share (“Next FY EPS”). Forward net income estimates for the Current FY EPS and Next FY EPS multiples were based on consensus analyst estimates as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts for the companies involved in the selected transaction analysis were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the minimum, 25th percentile, mean, median, 75th percentile and maximum relative valuation multiples of the selected transactions.

	Eastern / HarborOne	Selected Transaction Multiples
		Minimum	25th Pctl.	Mean	Median	75th Pctl.	Maximum
Price / TBV per share	100%	74%	93%	117%	123%	140%	155%
Price / LTM Core EPS	18.7x	10.3x	12.2x	17.7x	13.1x	20.2x	32.5x
Price / Current FY EPS	15.2x	12.9x	13.4x	16.4x	14.2x	17.2x	24.5x
Price / Next FY EPS	12.3x	10.8x	11.6x	14.0x	13.4x	15.8x	18.3x

Furthermore, Raymond James applied the minimum, 25th percentile, mean, median, 75th percentile and maximum relative valuation multiples of the selected transactions to HarborOne’s tangible book value per share, last twelve months core net income, current fiscal year earnings per share and forward year earnings per share. Raymond James then compared those implied values to $11.87, the value attributed to the per share merger consideration for the purposes of the Raymond James opinion. The results of this analysis are summarized below:

	Implied Per Share Consideration
	Minimum	25th Pctl.	Mean	Median	75th Pctl.	Maximum
Price / TBV per share	$8.84	$11.03	$13.90	$14.68	$16.63	$18.38
Price / LTM Core EPS	$6.53	$7.74	$11.24	$8.36	$12.87	$20.66
Price / Current FY EPS	$10.05	$10.48	$12.82	$11.07	$13.41	$19.10
Price / Next FY EPS	$10.40	$11.17	$13.48	$12.94	$15.26	$17.65

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to the significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of HarborOne.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of HarborOne. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the HarborOne board of directors (in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the HarborOne shareholders of the consideration to be received by such holders in the merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the HarborOne board of directors in making its determination to approve the merger. Neither Raymond James’s opinion nor the analyses described above should be viewed as determinative of the HarborOne board of directors’ or HarborOne management’s views with respect to HarborOne, Eastern or the merger.

For its services as financial advisor to HarborOne in connection with the merger, HarborOne has agreed to pay Raymond James a transaction fee of $5.6 million, $1.0 million of which was due and payable upon the rendering of Raymond James’s opinion (regardless of the conclusion reached in the opinion) and the remainder of which will be paid upon, and subject to, consummation of the merger. HarborOne has also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of HarborOne and Eastern for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the two-year period preceding the date of its opinion letter, Raymond James engaged in certain fixed income trading activity with Eastern Bank, a subsidiary of Eastern, for which it received compensation of approximately $3.2 million. In the two-year period preceding the date of its opinion letter, Raymond James did not receive any fees from HarborOne. Raymond James did not provide any other investment banking services to HarborOne in the two-year period preceding the date of its opinion letter, nor had Raymond James provided any investment banking services to Eastern in the two-year period preceding the date of its opinion letter. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to HarborOne and/or Eastern or other participants in the merger in the future, for which Raymond James may receive compensation.

Eastern’s Reasons for the Merger

After careful consideration, the Eastern board of directors, at a special meeting held on April 24, 2025, (i) determined that the merger agreement and the transactions contemplated by the merger agreement (including the mergers) were advisable and fair to and in the best interests of Eastern and its shareholders, and (ii) approved and adopted the merger agreement and the transactions contemplated by the merger agreement (including the mergers). In reaching this decision, the Eastern board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with Eastern’s senior management, as well as with Eastern’s legal counsel Nutter, McClennen & Fish, LLP and financial advisors JP Morgan, and considered a number of factors, including the following:

•	each of Eastern’s and HarborOne’s business, operations, financial condition, asset quality, earnings and prospects;

•

the anticipated pro forma financial impact of the merger of Eastern, including anticipated tangible book value dilution, as well as positive impact on a number of key financial metrics including earnings, return on equity, asset quality, liquidity, and regulatory capital levels;

•

Eastern’s strategic rationale for the merger, which will bolster Eastern’s presence in the Greater Boston area as the largest bank headquartered in Massachusetts and expands Eastern’s footprint into Rhode Island;

•	the benefits and opportunities HarborOne will bring to Eastern;

•

the opportunity to further diversify Eastern’s customer base as a whole, by expanding the size of its footprint through the merger and to do so in a market where Eastern has an existing presence, as well as a new market in Rhode Island;

•

the fact that the transaction continues Eastern’s previously disclosed acquisition philosophy of prudently pursuing opportunities to acquire banks in Eastern’s existing and contiguous markets that create attractive financial returns, with a focus on franchises that enhance Eastern’s funding profile, product capabilities or geographic density, while maintaining an acceptable risk profile;

•	the increase in competitor consolidation in Eastern’s markets, with the merger serving as a strategic opportunity to strengthen its market position and enhance competitive advantage.

•	the complementary nature of the products, customers and markets of the two companies, which Eastern believes should provide the opportunity to mitigate risks and increase potential returns;

•	the compatibility of the cultures of Eastern and HarborOne, particularly with respect to the meeting of local banking needs and strong community ties;

•	the expectation of cost synergies resulting from the merger;

•	the expectation that the merger will offer potentially significant revenue synergies across multiple business lines;

•

its review and discussions with Eastern’s senior management concerning Eastern’s due diligence examination of, among other areas, the operations, financial condition and compliance programs and prospects of HarborOne;

•

the fact that the exchange ratio would be fixed, which the Eastern board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction, and that the merger consideration provides for a mix of cash and stock consideration to partially alleviate the dilutive effect on current Eastern shareholders;

•	the deal protection provided by the terms of the merger agreement and the termination fee of $18.9 million payable by HarborOne to Eastern under certain circumstances;

•	the expectation of Eastern’s management and legal advisors that the required regulatory approvals could be obtained in a timely fashion;

•	the intended tax treatment of the merger as a tax-free reorganization;

•

the current and prospective operating environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, and the likely effects of these factors on Eastern’s potential growth, development, productivity and strategic options both with and without the merger;

•

the governance structure of Eastern upon completion of the merger, including the expectation that Joseph F. Casey, HarborOne’s President and Chief Executive Officer, and one other current member of the HarborOne board of directors to be selected by Eastern after consultation with HarborOne will join Eastern’s board of directors upon the completion of the merger; and

•

Eastern’s past record of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions and the strength of Eastern’s management and infrastructure to successfully complete the integration process.

The Eastern board of directors also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with HarborOne were likely to outweigh these risks substantially. These potential risks included:

•

the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Eastern common stock or HarborOne common stock, the implied market value of the shares of Eastern common stock to be issued to HarborOne shareholders upon the completion of the merger could be significantly more than the implied market value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•

the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of Eastern following the completion of the merger;

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where Eastern and HarborOne operate businesses;

•

the substantial costs to be incurred in connection with the merger and the integration of HarborOne’s business into Eastern and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Eastern and HarborOne;

•	the risk of losing key Eastern or HarborOne employees during the pendency of the merger and following the closing;

•	the possible diversion of management focus and resources from the operation of Eastern’s business while working to implement the transaction and integrate the two companies;

•	the potential for legal claims challenging the merger or related matters; and

•	the other risks described under the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” on pages 22 and 20, respectively, of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Eastern board of directors is not intended to be exhaustive, but includes the material factors considered by the board. Eastern’s board of directors evaluated the factors described above, including by asking questions of Eastern’s management and Eastern’s legal and financial advisors, and reached the unanimous decision that the merger agreement and the transactions contemplated thereby (including the mergers) were advisable and fair to and in the best interests of Eastern and its shareholders. Eastern’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. Eastern’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Eastern’s board of directors may have given different weights to different factors. Eastern’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

It should be noted that this explanation of the reasoning of the Eastern board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” on page 20 of this proxy statement/prospectus.

Certain Unaudited Prospective Financial Information

Eastern and HarborOne do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results for the current year and certain future years in its earnings investor presentations and other investor materials.

However, Eastern and HarborOne are including in this proxy statement/prospectus certain unaudited prospective financial information for Eastern and HarborOne that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is set forth below and is included in this proxy statement/prospectus solely for the purpose of providing Eastern shareholders and HarborOne shareholders access to certain nonpublic information made available to Eastern and HarborOne and their respective boards of directors and financial advisors, as the case may be.

Neither Eastern nor HarborOne endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by Eastern senior management or HarborOne senior management, as applicable, at the time such prospective financial information was prepared or approved for the financial advisors to use. The prospective financial information represents Eastern senior management’s or HarborOne senior management’s respective evaluation of Eastern’s and HarborOne’s expected future financial performance on a stand-alone basis, without reference to the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Eastern and HarborOne operate and the risks and uncertainties described under “Risk Factors” beginning on page 22 of this proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 of this proxy statement/prospectus and in the reports that Eastern and HarborOne file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Eastern and HarborOne and will be beyond the control of Eastern following the completion of the merger.

There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Eastern or HarborOne could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Eastern, HarborOne or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any shareholder of Eastern or HarborOne, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstance or event occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Eastern or HarborOne of the merger, and does not attempt to predict or suggest actual future results of Eastern following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by Eastern as a result of the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”), the effect on Eastern or HarborOne of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (in each case, except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. Considering that the special meetings will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, HarborOne and Eastern shareholders are cautioned not to place unwarranted reliance on such information, and all shareholders are urged to review the other information contained elsewhere in this proxy statement/prospectus for a description of HarborOne’s and Eastern’s respective businesses, as well as their most recent SEC filings for a description of its reported financial results. See the section titled “Where You Can Find More Information” beginning on page 124 of this proxy statement/prospectus. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Eastern would operate after the merger.

The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

Neither Ernst & Young LLP (Eastern’s independent registered public accounting firm), Crowe LLP (HarborOne’s independent registered public accounting firm), nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, each of Ernst & Young LLP and Crowe LLP does not express an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The reports by Ernst & Young LLP and Crowe LLP incorporated by reference in this proxy statement/prospectus relate to Eastern’s and HarborOne’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Certain Stand-Alone HarborOne Prospective Financial Information used by Raymond James

The following table presents the consensus Wall Street research estimates for HarborOne’s 2025 and 2026 net income available to common shareholders, earnings per share and total assets, that were used by Raymond James, as reviewed and approved for Raymond James’s use by the management of HarborOne, in the financial analyses performed in connection with Raymond James’s opinion as described in “The Merger—Opinion of HarborOne’s Financial Advisor” beginning on page 51 of this proxy statement/prospectus.

	At or for the 12 Months Ended December 31,
(Dollars in millions, except per share data)	2025	2026
Net income to common shareholders	$31.7	$39.1
Earnings per share	$0.78	$0.96
Total assets	$5,957	$6,300

For purposes of extrapolating HarborOne’s financial results for 2027 through 2029, HarborOne’s management directed Raymond James to use, among other things, estimated long-term annual growth rates of

7.0% for HarborOne’s net income for 2027 through 2029, an estimated annual growth rate for loans of 5.0% for 2027 through 2029 and an estimated annual growth rate for deposits of 5.0% for 2027 through 2029.

General

The stand-alone prospective financial information for Eastern and HarborOne was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results Eastern will achieve if the merger is completed and is not intended to represent forecasted financial information for Eastern if the merger is completed.

By including in this proxy statement/prospectus a summary of the prospective financial information, neither Eastern or HarborOne nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Eastern or HarborOne compared to the information contained in the prospective financial information. Neither Eastern nor HarborOne undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Eastern, HarborOne or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any Eastern shareholders, HarborOne shareholders or other person regarding Eastern’s and HarborOne’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered, as the case may be, by Eastern and HarborOne, as the case may be, and their respective boards of directors and financial advisors in connection with the merger.

In light of the foregoing, and considering that the HarborOne special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, HarborOne shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review Eastern’s and HarborOne’s most recent SEC filings for a description of their reported financial results and the financial statements of Eastern and HarborOne incorporated by reference in this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 124 of this proxy statement/prospectus. The prospective financial information summarized in this section is not included in this proxy statement/prospectus in order to induce any holder of HarborOne common stock to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the HarborOne special meeting.

Interests of HarborOne’s Executive Officers and Directors in the Merger

In considering the recommendation of the HarborOne board to vote in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, HarborOne shareholders should be aware that HarborOne directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of HarborOne shareholders generally. The HarborOne board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in recommending to HarborOne shareholders that the merger agreement be approved. Such interests are described below. The merger will be a “change in control” for purposes of the executive officers’ compensation and benefit plans and agreements described below.

For purpose of this discussion, HarborOne’s executive officers since January 1, 2024 are Joseph F. Casey (President and Chief Executive Officer); Brenda C. Diepold (Executive Vice President, Chief Banking Officer at HarborOne Bank); Stephen W. Finocchio (Executive Vice President, Chief Financial Officer at HarborOne and HarborOne Bank); Inez H. Friedman-Boyce (Executive Vice President, Chief Legal Officer, General Counsel

and Corporate Secretary at HarborOne and HarborOne Bank); Brent W. Grable (Senior Vice President, Chief Information Officer at HarborOne Bank); Joseph E. McQuade (Executive Vice President, Chief Enterprise Risk Officer at HarborOne Bank); H. Scott Sanborn (Executive Vice President, Chief Lending Officer at HarborOne Bank); David E. Tryder (Senior Vice President, Chief Marketing Officer at HarborOne Bank); Susan Stewart (Senior Vice President, Chief Human Resources Officer at HarborOne Bank); Jean M. Levesque (Senior Vice President, SEC and Regulatory Reporting Manager and Former Interim Chief Financial Officer at HarborOne and HarborOne Bank); and Paul Roukey (former Vice President, Chief Accounting Officer, and former Interim Principal Accounting Officer at HarborOne and HarborOne Bank).

For purposes of this discussion, HarborOne’s non-employee directors since January 1, 2024 are Joseph F. Barry, Mandy Lee Berman, David P. Frenette, Gordon Jezard, Barry R. Koretz, Timothy R. Lynch, Anne H. Margulies, William A. Payne, Andreana Santangelo, Michael J. Sullivan, and Damian W. Wilmot.

Treatment of HarborOne Equity Awards

HarborOne Stock Options

Certain HarborOne executive officers hold HarborOne stock options. As of the effective time, each HarborOne stock option that is outstanding and unexercised immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, be converted into an Eastern stock option to purchase that number of whole shares of Eastern common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of HarborOne common stock subject to such HarborOne stock option multiplied by (ii) the Exchange Ratio with an exercise price per share of Eastern common stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of HarborOne common stock of such HarborOne stock option divided by (y) the Exchange Ratio. Except as expressly provided in the immediately preceding sentence, each such Eastern Stock Option replacing a HarborOne stock option will be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding HarborOne stock option immediately prior to the effective time.

The following table sets forth information regarding the outstanding HarborOne stock options held by HarborOne’s executive officers and non-employee directors as of May 31, 2025 and the number of Eastern stock options into which such HarborOne RSUs are eligible to be converted as of the effective time.

Executive Officers	Number of HarborOne Stock Options	Number of Eastern Stock Options
Joseph F. Casey	421,925	322,772
Stephen W. Finocchio	—	—
Jean M. Levesque	—	—
H. Scott Sanborn	62,840	48,072
Inez H. Friedman-Boyce, Esq.	10,125	7,745
Joseph E. McQuade	—	—
Brenda C. Diepold	23,451	17,940
Brent W. Grable	—	—
David E. Tryder	49,840	38,127
Susan Stewart	—	—
Paul Roukey	—	—

Non-employee Directors	Number of HarborOne Stock Options	Number of Eastern Stock Options
Joseph F. Barry	83,263	63,696
Mandy Lee Berman	—	—
David P. Frenette, Esq.	83,263	63,696
Gordon Jezard	—	—
Barry R. Koretz	83,263	63,696
Dr. Timothy R. Lynch.	83,263	63,696
Anne H. Margulies	—	—
William A. Payne	24,979	19,108
Andreana Santangelo	—	—
Michael J. Sullivan, Esq.	83,263	63,696
Damian W. Wilmot, Esq.	—	—

HarborOne Restricted Stock Awards

Certain HarborOne executive officers hold HarborOne RSAs. As of the effective time, each HarborOne RSA that is outstanding and unvested immediately prior to the effective time, will automatically vest in full at the effective time, and the shares of HarborOne common stock underlying such vested HarborOne RSA will be considered outstanding shares of HarborOne common stock entitled to receive the Merger Consideration.

The following table sets forth information regarding the outstanding and unvested HarborOne RSAs held by HarborOne’s executive officers and non-employee directors as of May 31, 2025.

Executive Officers	Number of Unvested Time-Based HarborOne RSAs	Value of Unvested Time-Based HarborOne RSAs ($)
Joseph F. Casey	30,100	340,734
Stephen W. Finocchio	23,540	266,474
Jean M. Levesque	6,500	73,580
H. Scott Sanborn	10,871	123,060
Inez H. Friedman-Boyce, Esq.	9,450	106,975
Joseph E. McQuade	8,764	99,201
Brenda C. Diepold	8,673	98,179
Brent W. Grable	5,030	56,940
David E. Tryder	5,617	63,585
Susan Stewart	6,057	68,566
Paul Roukey	—	—

Non-employee Directors	Number of Unvested Time-Based HarborOne RSAs	Value of Unvested Time-Based HarborOne RSAs ($)
Joseph F. Barry	—	—
Mandy Lee Berman	3,451	39,065
David P. Frenette, Esq.	3,451	39,065
Gordon Jezard	—	—
Barry R. Koretz	3,451	39,065
Dr. Timothy R. Lynch.	3,451	39,065
Anne H. Margulies	3,451	39,065
William A. Payne	3,451	39,065
Andreana Santangelo	3,451	39,065
Michael J. Sullivan, Esq.	4,314	48,834
Damian W. Wilmot, Esq.	3,451	39,065

HarborOne Performance Stock Unit Awards

Certain HarborOne executive officers hold HarborOne PRSUs. As of the effective time, each HarborOne PRSU that is outstanding and unvested immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, with any applicable performance-based vesting condition to be deemed achieved at the target level of performance, and the shares of HarborOne common stock underlying such vested HarborOne PRSU will be considered outstanding shares of HarborOne common stock entitled to receive the Merger Consideration.

The following table sets forth information regarding the outstanding and unvested HarborOne PRSUs held by HarborOne’s executive officers as of May 31, 2025. No HarborOne non-employee director holds any outstanding HarborOne PRSUs.

Executive Officers	Number of HarborOne PRSUs(1)	Value of HarborOne PRSUs ($)
Joseph F. Casey	43,309	490,260
Stephen W. Finocchio	6,039	68,362
Jean M. Levesque	2,130	24,112
H. Scott Sanborn	15,716	177,906
Inez H. Friedman-Boyce, Esq.	13,601	153,964
Joseph E. McQuade	12,093	136,893
Brenda C. Diepold	12,497	141,467
Brent W. Grable	5,988	67,785
David E. Tryder	8,119	91,908
Susan Stewart	8,743	98,971
Paul Roukey	—	—

(1)	The number in this column reflects the number of HarborOne PRSUs that would vest at target.

Agreements with Executive Officers

Existing HarborOne Employment Agreement with Mr. Casey

HarborOne Bank and HarborOne are parties to an employment agreement with Mr. Casey (the “Casey Employment Agreement”). The Casey Employment Agreement provides for a minimum annual base salary, which is subject to annual review and adjustment by HarborOne’s board. Mr. Casey’s annual base salary for 2024 was $750,000. The Casey Employment Agreement also provides for discretionary incentive and/or bonus compensation, participation on generally applicable terms and conditions in other compensation and fringe benefit plans, and certain perquisites, including the use of an automobile and reimbursement of automobile related expenses; club membership; five weeks’ paid vacation; life insurance equal to three times the executive’s base salary; technology assistance for remote access to HarborOne Bank’s and HarborOne’s systems; and supplemental medical insurance upon reaching age 65.

HarborOne Bank and HarborOne may terminate the Casey Employment Agreement, and Mr. Casey may resign, at any time for any reason. In the event of termination without “cause” or “good reason” (as each term is defined in the Casey Employment Agreement), HarborOne Bank and HarborOne will pay Mr. Casey, for a period of two years, severance benefits equal to his monthly base salary in effect at the time of his termination and annual incentive compensation equal to the average incentive compensation received by Mr. Casey during the three full fiscal years immediately preceding termination. HarborOne Bank and HarborOne will also make an additional payment to Mr. Casey in an amount equal to the aggregate amount of employer contributions that would have been made to any qualified pension, profit sharing or 401(k) or similar plan on behalf of Mr. Casey if he had remained an employee of HarborOne Bank and HarborOne for an additional 24-month period. In addition, HarborOne Bank and HarborOne will make a monthly cash payment for 18 months or the executive’s COBRA health continuation period, whichever ends earlier, in the amount that HarborOne Bank and HarborOne would have made to provide health insurance to Mr. Casey.

In the event Mr. Casey’s employment is involuntarily terminated for reasons other than for cause, disability or death, or he voluntary resigns for good reason, in either case within 24 months after a change in control of HarborOne, the severance benefits increase from two times the sum of his base salary to three times the sum of his base salary, and will be paid in a lump sum. Any payments required under the employment agreement will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code if such reduction would result in a higher after-tax amount to Mr. Casey. The Casey Employment Agreement provides for certain post-employment obligations with respect to his ability to compete with HarborOne Bank and HarborOne and to solicit customers and employees of HarborOne Bank and HarborOne. Mr. Casey would also be entitled to receive outplacement services, subject to Mr. Casey’s timely execution (and non-revocation) of a standard release of claims.

In the event of Mr. Casey’s death and he is survived by his spouse, HarborOne Bank will continue to pay his surviving spouse Mr. Casey’s base salary for two months following his death.

Cash Transaction Bonus

In connection with the merger, Mr. Casey will receive a one-time cash transaction bonus of $200,000. Subject to Mr. Casey’s continued employment through the payment date, such payments shall be paid in a lump sum within one business day immediately prior to the closing of the merger.

Supplemental Executive Retirement Plan Agreements.

HarborOne Bank maintains a supplemental executive retirement plan agreement with Mr. Casey. Under the terms of the supplemental executive retirement plan agreement, upon the earliest of disability, death, “change in control” of HarborOne Bank, or of termination other than for “cause” (as each such term is defined therein), Mr. Casey shall receive a lump sum payment equal to the actuarial equivalent value of a single life annuity equal to 60% of the executive’s average three-year salary and bonus reduced by projected Social Security benefits and the amount payable to the executive from HarborOne Bank’s 401(k) Plan attributable to employer contributions.

Existing HarborOne Change in Control Agreements with Executive Officers

Each of Mr. Sanborn, Ms. Diepold, Mr. Finocchio, Ms. Friedman-Boyce, Mr. Tryder, Mr. Grable, Ms. Stewart, and Mr. McQuade have each entered into change-in-control agreements with HarborOne. With the exception of Mr. Sanborn’s, the change-in-control agreements are substantially similar, and provide that if the executive’s employment is involuntarily terminated for reasons other than for death, “disability” or “cause” (as such terms are defined in the respective change of control agreement), or the executive voluntarily resigns for “good reason” (as such term is defined in the respective change of control agreement) on or within 12 months after the effective date of a change in control of HarborOne, the executive would be entitled to a severance payment equal to his or her base salary and average three-year incentive. Such payment would be payable in a lump sum within ten days following the executive’s date of termination. In addition, the executive will receive a monthly cash payment for 18 months or the executive’s COBRA health continuation period, whichever ends earlier, in the amount that HarborOne would have made to provide health insurance to the executive. Any payments required under the agreements will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code if such reduction would result in a higher after-tax amount to the executive. Each of these executives is also entitled to receive outplacement services upon involuntary termination following the effective time subject to such employee’s timely execution (and non-revocation) of a standard release of claims.

Pursuant to Mr. Sanborn’s change-in-control agreement, upon a change in control Mr. Sanborn would be entitled to an amount equal to the sum of two times (i) his annual base salary in effect immediately prior to the terminating event (or the executive’s annual base salary in effect immediately prior to the change-in-control, if higher) and (ii) the executive’s average annual bonus over the three fiscal years immediately prior to the change in control. Additionally, Mr. Sanborn’s change-in-control agreement includes a non-solicit provision whereby the executive agrees to refrain from soliciting employees and customers for a period of 12 months following the termination of his employment with HarborOne or its successor entity, as applicable.

Broad-Based Severance Policy

Pursuant to the Merger Agreement, for a period beginning on the Effective Date and continuing through the first (1st) anniversary thereof, each continuing employee who is not party to an individual agreement providing for severance or termination benefits (such as those agreements described herein for Messrs. Casey, Grable, Tryder, Sanborn, Finocchio and McQuade and Mses. Friedman-Boyce, Diepold and Stewart) and is terminated without “cause” or resigns for “good reason” and is not offered a “comparable position” (as such terms are defined in Schedule 6.09(a) to the Merger Agreement) with Buyer or its subsidiaries, shall be eligible to receive (i) a lump sum cash payment equal to two weeks of weekly salary for each year of service (with a minimum of four weeks and a maximum of 52 weeks for HarborOne Bank employees and 26 weeks for HarborOne Mortgage, LLC), (ii) 16 weeks of reimbursement for COBRA premiums in an amount equal to the employer-paid portion of health and dental coverage premiums, and (iii) the costs of outplacement services, subject to such employee’s timely execution (and non-revocation) of a standard release of claims.

HarborOne ESOP

Pursuant to the merger agreement and in accordance with its terms, the HarborOne ESOP will be terminated as of the day immediately before the effective time. If the HarborOne ESOP is terminated, the HarborOne ESOP accounts in the HarborOne ESOP will be fully vested and 100% non-forfeitable as of the day the HarborOne ESOP is terminated. All shares of HarborOne common stock held by the HarborOne ESOP immediately before the effective time will be converted into the right to receive the Merger Consideration. After the effective time, any unallocated shares of Eastern common stock held by the HarborOne ESOP not otherwise used to repay existing loans by the HarborOne ESOP and any other remaining unallocated assets will be deemed to be earnings and will be allocated as earnings to the accounts of the HarborOne ESOP participants, whether or not the participant is actively employed on the ESOP termination date, based on their account balances under the HarborOne ESOP. Messrs. Grable and McQuade and Mses. Friedman-Boyce and Stewart are the only executive officers who have unvested balances in the HarborOne ESOP. Assuming a per share price of $11.32 (the average closing price per share of HarborOne common stock as reported on the Nasdaq over the first five business days following the first public announcement of the merger on April 24, 2025), and unvested balances as of the date hereof, their unvested balances total approximately $87,189.92.

Director and Officer Indemnification and Insurance

The merger agreement provides that, following the effective time, Eastern will indemnify and hold harmless each present and former director or officer of HarborOne and its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the effective time in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time related to the fact that he or she was a board member or officer of HarborOne, or is serving on behalf of HarborOne.

Before the effective time, Eastern must cause the surviving entity to obtain and fully pay the premium for extending HarborOne’s existing D&O insurance policies, in each case, for a period of at least six years from and after the effective time, and such insurance must be with an insurance carrier with the same or better credit rating and with terms and conditions that are at least as favorable to HarborOne’s current policies.

Appointment to Eastern’s Board of Directors

The merger agreement provides that Eastern, upon and subject to the completion of the merger, will appoint Mr. Casey, HarborOne’s President and Chief Executive Officer, and one other current member of the HarborOne board of directors to the respective boards of directors of Eastern and Eastern Bank. Eastern has not selected the other HarborOne director as of the date of this proxy statement/prospectus.

Quantification of Potential Payments and Benefits to HarborOne’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires the disclosure of certain information about specific types of compensation for each of HarborOne’s named executive officers that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of HarborOne’s Executive Officers and Directors in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

•

The relevant price per share of the HarborOne common stock is $11.32, which is the average closing price per share of HarborOne common stock as reported on the Nasdaq over the first five business days following the first public announcement of the merger on April 24, 2025;

•	The effective time as referenced in this section occurs on October 1, 2025, which is the assumed date of the effective time solely for purposes of the disclosure in this section; and

•

Eastern will (or will cause) the employment of each of HarborOne’s named executive officers to be terminated without “cause” or due to the named executive officer’s resignation for “good reason” (as such terms are defined in the applicable agreements), in either case immediately following the merger.

The amounts in the tables below do not include amounts that HarborOne’s named executive officers were already entitled to receive or vested in as of the date of this proxy statement/prospectus and the actual value of the amounts paid could be more or less than such estimated values listed in the tables below.

Golden Parachute Compensation

Named Executive Officer	Cash ($)		Equity ($)(5)	Pension/ NQDC ($)		Perquisites/ Benefits ($)(7)		Total ($)
Joseph F. Casey	3,132,752	(1)	830,994	111,658	(6)	54,000	(7)	4,129,404
Stephen W. Finocchio	510,947	(2)	334,836	—		54,000	(7)	899,783
Jean M. Levesque	197,969	(3)	97,692	—		15,000	(8)	310,661
H. Scott Sanborn	1,015,893	(4)	300,966	—		54,000	(7)	1,370,859
Inez H. Friedman-Boyce, Esq..	432,417	(2)	260,939	—		54,000	(7)	747,356
Joseph E. McQuade	409,044	(2)	236,102	—		54,000	(7)	699,146

(1)

Amount represents (i) a $200,000 transaction bonus payable as of the day prior to the closing of the merger, and (ii) the cash severance payable pursuant to the Casey Employment Agreement, which is equal to 300% of Mr. Casey’s base salary and 200% of the average annual bonus payable to Mr. Casey in the prior three fiscal years. The transaction bonus payment is a “single trigger” payment payable one business day immediately prior to the closing of the merger, and the cash severance payment is a “double trigger” payment and is payable in lump sum if, within 24 months after the effective time, Eastern terminates Mr. Casey’s employment without “cause” or Mr. Casey resigns for “good reason” (as such terms are defined in the Casey Employment Agreement). For more details regarding Mr. Casey’s cash severance in connection with the merger, see “—Interests of HarborOne’s Executive Officers and Directors in the Merger” above.

(2)

Amount represents the cash severance payable pursuant to the HarborOne change-in-control agreement, which is equal to the executive’s base salary and average annual bonus payable to the employee in the prior three fiscal years. The cash severance payment is a “double trigger” payment and is payable in lump sum if the executive’s employment is involuntarily terminated for reasons other than for “cause” or “disability” (as each term is defined in the respective change of control agreement) or death, or the executive voluntarily resigns for “good reason” (as such term is defined in the respective change of control agreement) on or within 12 months after the effective time. For more details regarding cash severance to Messrs. Finocchio and McQuade and Ms. Friedman-Boyce in connection with the merger, see “—Interests of HarborOne’s Executive Officers and Directors in the Merger” above.
(3)

Amount represents the cash severance payable pursuant to the broad-based severance policy implemented pursuant to the Merger Agreement, which is a lump sum cash payment equal to two weeks of weekly salary for each year of service. For more information about the broad-based severance policy, see “—Interests of HarborOne’s Executive Officers and Directors in the Merger” above.

(4)

Amount represents the cash severance payable pursuant to Mr. Sanborn’s change-in-control agreement, which is equal to (i) 200% of Mr. Sanborn’s base salary immediately prior to the terminating event (or immediately prior to the change-in-control, if higher) and (ii) the average annual bonus payable to Mr. Sanborn in the prior three fiscal years. The cash severance payment is a “double trigger” payment and is payable in lump sum if the executive’s employment is involuntarily terminated for reasons other than for “cause” or “disability” (as such term is defined in the Mr. Sanborn’s change-of-control agreement) or death, or Mr. Sanborn voluntarily resigns for “good reason” (as such term is defined in Mr. Sanborn’s change-of-control agreement) on or within 12 months after the effective time. For more details regarding Mr. Sanborn’s cash severance in connection with the merger, see “—Interests of HarborOne’s Executive Officers and Directors in the Merger” above.

(5)	Amount reflects the accelerated vesting of the outstanding equity awards.

For more details regarding treatment of outstanding HarborOne stock options, HarborOne PRSUs and HarborOne RSAs in connection with the merger, see “—Treatment of HarborOne Equity Awards” above.

Named Executive Officer	HarborOne PRSUs($)	HarborOne RSAs($)	Total ($)
Joseph F. Casey	490,260	340,734	830,994
Stephen W. Finocchio	68,362	266,474	334,836
Jean M. Levesque	24,112	73,580	97,692
H. Scott Sanborn	177,906	123,060	300,966
Inez H. Friedman-Boyce.	153,964	106,975	260,939
Joseph E. McQuade	136,893	99,209	236,102

(6)

Amount represents a single payment equal to the amount HarborOne would have contributed on Mr. Casey’s behalf to any qualified pension, profit sharing or 401(k) or similar plan had he remained in the employ of Eastern for an additional 24 month period at the same base salary in effect at the time of termination, due in the 24th month following a termination without “cause” or “good reason” as such terms are defined in the Casey Employment Agreement.

(7)

Amount represents 18 months of COBRA payments payable (i) to Mr. Casey under the Casey Employment Agreement if, within 24 months of the effective time, Eastern terminates Mr. Casey’s employment without “cause” or Mr. Casey resigns for “good reason” (as such terms are defined in the Casey Employment Agreement) and (ii) to Messrs.Sanborn and McQuade and Ms. Friedman-Boyce if the executive’s employment is involuntarily terminated for reasons other than for cause, disability or death (as such term is defined in the respective change of control agreement), or the executive voluntarily resigns for “good reason” (as such term is defined in the respective change of control agreement) on or within 12 months after the effective time.

(8)

Amount represents 16 weeks of reimbursement of COBRA payments in an amount equal to the employer portion of health and dental coverage premiums and the costs of outplacement services to be provided by Eastern under the broad-based severance policy implemented pursuant to the Merger Agreement.

Regulatory Approvals Required to Complete the Merger

Completion of the merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of the required regulatory approvals shall impose a “burdensome condition,” which is defined in the merger agreement to mean any prohibition, limitation, or other requirement which the board of directors of Eastern reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Eastern would not have entered into the merger agreement had such condition, restriction or requirement been known as of the date of the merger agreement.

The consents and approvals of governmental authorities that Eastern and HarborOne have determined are required to consummate the merger and the merger of HarborOne Bank with Eastern Bank (which is referred to in this document as the bank merger) include:

•	the approval of or waiver of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended;

•	the FDIC’s approval under the Bank Merger Act; and

•	the approval of the Massachusetts Division of Banks under relevant Massachusetts law (Massachusetts General Laws, Chapter 167I).

In order to consummate the bank merger, Eastern and HarborOne must also receive (i) confirmation from the Massachusetts Housing Partnership Fund (which is referred to in this document as the Housing Partnership Fund) that Eastern has made arrangements satisfactory to the Housing Partnership Fund for Eastern to make an amount determined pursuant to Massachusetts law (Massachusetts General Laws, Chapter 167A, Section 4) available for call for the purpose of providing loans to the Housing Partnership Fund; and (ii) confirmation from the Rhode Island Banking Division that all requisite conditions and approvals have been satisfied pursuant to Rhode Island law (General Laws of Rhode Island Title 19, Chapter 8).

Federal Reserve Board. Certain of the transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act. In considering the approval of a transaction such as the merger, the Bank Holding Company Act, requires the Federal Reserve Board to review: (i) the competitive impact of the transaction, (ii) the financial condition and future prospects of the bank holding companies and depository institutions involved, including capital positions and managerial resources, (iii) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act (the “CRA”), (iv) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities, and (v) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that such meeting or other proceeding would be appropriate.

Under the CRA, the Federal Reserve Board must take into account the record of performance of the bank holding companies and the depository institutions involved in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of performance of an institution in meeting the credit needs of the entire community served by the institution, the Federal Reserve Board considers the institution’s record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, Eastern Bank was rated “Outstanding,” and HarborOne Bank was rated “Outstanding” with respect to CRA compliance in their most recent CRA evaluations.

Massachusetts Board of Bank Incorporation. Certain of the transactions contemplated by the merger agreement are subject to approval by the Massachusetts Board of Bank Incorporation pursuant to Chapter 167A of the Massachusetts General Laws. In considering the approval of a transaction such as the merger, the Board of Bank Incorporation will review a proposed merger to determine whether competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted. In making such determination, the Board of Bank Incorporation will consider, at a minimum, a showing of net new benefits. Net new benefits may include for example, initial capital investments, job creation plans, consumer and business services, and commitments to maintain and open branch offices within the continuing institution’s CRA assessment area. Massachusetts law also prohibits the Board of Bank Incorporation from approving the merger until it has received notice from the Housing Partnership Fund that arrangements satisfactory to such fund have been made for the continuing bank holding company or its subsidiary depository institution to make 0.9% of its assets located in the Commonwealth of Massachusetts available for call by said fund for a period of ten years for the purpose of providing loans to the fund for financing, down payment assistance, share loans, closing costs and other costs related to creating affordable rental housing, limited equity cooperatives and affordable home ownership opportunities and tenant management programs and tenant unit acquisition or ownership programs in state funded public housing developments. In connection with its consideration of the petition, the Board of Bank Incorporation also provides an opportunity for public comment and is required to hold a public hearing.

Massachusetts Commissioner of Banks. Certain of the transactions contemplated by the merger agreement are subject to approval by the Massachusetts Commissioner of Banks, such as the approval of the Bank Merger pursuant to Massachusetts General Laws Chapter 167I, Section 3, and permission pursuant to Massachusetts General Laws Chapters 167C, Section 3 for Eastern Bank to maintain and operate the offices of HarborOne Bank as branch offices following the bank merger. In evaluating a merger application under these sections, the Commissioner of Banks will review a proposed merger to determine whether competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted. In making such determination, the Commissioner will consider, at a minimum, a showing of net new benefits. Net new benefits may include for example, initial capital investments, job creation plans, consumer and business services, and commitments to maintain and open branch offices within the continuing institution’s CRA assessment area.

Federal Deposit Insurance Corporation. The federal Bank Merger Act mandates that the prior approval of the FDIC, the primary federal regulator of the resulting bank, is required to merge HarborOne Bank with and into Eastern Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (i) the competitive impact of the transaction, (ii) financial and managerial resources of the banks party to the bank merger or mergers, (iii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iv) the banks’ effectiveness in combating money-laundering activities and (v) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC also provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine it to be appropriate.

The parties have filed or will file certain applications and notice materials necessary to obtain these regulatory approvals or confirmations in accordance with applicable law. The merger cannot be completed until all the required approvals and confirmations have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired, and the bank merger cannot be completed until after approvals from the Federal Reserve Board and the Massachusetts Commissioner of Banks have been obtained. The merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. The bank merger may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds.

The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Eastern and HarborOne cannot assure you that all required regulatory approvals, waivers or consents will be obtained, when they will be obtained or whether there will be burdensome conditions in the approvals or any litigation challenging the approvals. Eastern and HarborOne also cannot assure you that the United States Department of Justice or the Attorney General of the Commonwealth of Massachusetts will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Eastern and HarborOne are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any of the additional approvals or actions will be obtained.

Accounting Treatment

Eastern has determined that the merger represents a business combination and will account for the merger by applying the acquisition method of accounting, in accordance with the provisions of Topic 805 “Business Combinations” of the Financial Accounting Standards Board Accounting Standard Codification. As of the date of the merger, Eastern will recognize the assets acquired, including intangible assets, and liabilities assumed at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Eastern will allocate the excess purchase price to goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

The financial statements of Eastern issued after the merger will reflect the results attributable to the acquired operations of HarborOne beginning on the date the merger is completed.

Stock Exchange Listings

Eastern common stock is listed for trading on Nasdaq under the symbol “EBC.” HarborOne common stock is listed on Nasdaq under the symbol “HONE.” In the merger, the HarborOne common stock currently listed on Nasdaq will be delisted and deregistered under the Exchange Act.

Under the terms of the merger agreement, Eastern will cause the shares of Eastern common stock to be issued in the merger to be approved for listing on Nasdaq, subject to official notice of issuance. The merger agreement provides that neither Eastern nor HarborOne will be required to complete the merger if such shares are not authorized for listing on Nasdaq, subject to notice of issuance. Following the merger, shares of Eastern common stock will continue to be traded on Nasdaq.

No Appraisal or Dissenters’ Rights in the Merger

Under the MBCA, holders of HarborOne common stock do not have the right to receive the appraised value of their shares in connection with the merger because shares of HarborOne common stock are listed on Nasdaq.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Eastern and HarborOne contained in this proxy statement/prospectus or in the public reports of Eastern or HarborOne filed with the SEC may supplement, update or modify the factual disclosures about Eastern and HarborOne contained in the merger agreement. The merger agreement contains representations and warranties by Eastern and Eastern Bank, on the one hand, and by HarborOne and HarborOne Bank, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Eastern, Eastern Bank, HarborOne and HarborOne Bank were qualified and subject to important limitations agreed to by Eastern, Eastern Bank, HarborOne and HarborOne Bank in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Eastern and HarborOne each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Eastern and HarborOne at the time they were made or otherwise.

Structure of the Merger

Each of HarborOne’s and Eastern’s respective boards of directors has unanimously adopted and approved the merger agreement. Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time, HarborOne will merge with and into Eastern, with Eastern as the surviving entity. The merger agreement further provides that, after the merger, the bank merger will occur in which HarborOne Bank will merge with and into Eastern Bank, with Eastern Bank as the surviving bank. The merger agreement provides that the bank merger will occur after the close of business on the business day immediately preceding the conversion of HarborOne’s information systems to Eastern’s systems, which Eastern expects will occur on February 20, 2026, unless Eastern in its discretion determines that it would be in the best interest of the customers and employees of Eastern and HarborOne for the bank merger to occur contemporaneously with the merger, then Eastern may elect by written notice to HarborOne to cause the bank merger to become effective immediately after the merger.

Effective time and Closing of the Merger

The merger will become effective at such date and time as specified in the articles of merger to be filed with the Massachusetts Secretary of the Commonwealth. Except as otherwise provided in the merger agreement, or otherwise mutually agreed to by the parties, the closing of the merger will take place by electronic (PDF), facsimile, or overnight courier exchange of executed documents or at the offices of Nutter, McClennen & Fish, LLP on a date (the “closing date”) which is not more than three business days following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at closing) (such date, the “approval date”).

Neither Eastern nor HarborOne can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. HarborOne must first obtain the approval of HarborOne shareholders for the Merger Proposal, and Eastern and HarborOne must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Assuming receipt of the HarborOne shareholder approval at the HarborOne special meeting, Eastern and HarborOne anticipate that all regulatory approvals will be received and all of the other conditions in the merger agreement will be satisfied, and the merger will be completed, by October 31, 2025. If, however, the merger cannot be completed on or before October 31, 2025, Eastern expects to exercise its right under the merger agreement to defer the completion of the merger to February 20, 2026 (assuming the satisfaction of all closing conditions and that completion of the merger is feasible on that date). February 20, 2026 is the business day immediately preceding the date scheduled for the conversion of HarborOne’s information systems to Eastern’s systems.

In addition, in the event the closing date would otherwise occur before the last business day of a month, Eastern may elect to defer the closing date to the last business day of that month, with an effective time of the merger to be 12:01 a.m. on the first day of the next following month.

Merger Consideration

At the effective time, each share of HarborOne common stock issued and outstanding immediately prior to the effective time, other than certain shares held by HarborOne, will be converted into the right to receive, at the election of the holder of such share of HarborOne common stock, and subject to proration in accordance with the merger agreement:

•	0.765 shares of Eastern common stock; or

•	$12.00 per share in cash.

The shareholder election will be subject to a proration mechanism, such that the total number of shares of HarborOne common stock (including shares subject to HarborOne restricted stock awards) entitled to receive the stock consideration will be equal to no less than 75% and not more than 85% of the aggregate number of shares of HONE common stock issued and outstanding immediately prior to the effective time (including shares subject to HarborOne restricted stock awards), and all other shares of HarborOne common stock issued and outstanding immediately prior to the effective time will be entitled to receive the cash consideration. As a result, if the aggregate number of shares with respect to which a valid cash consideration or stock election has been made is higher or lower than these limits, shareholders who elected the form of consideration that has been oversubscribed or who did not make an election will receive a mixture of both cash and stock consideration in accordance with the proration procedures set forth in the merger agreement.

The value of the cash consideration is fixed at $12.00. However, the implied value of the stock consideration will fluctuate as the market price of Eastern common stock fluctuates before the completion of the merger. This price will not be known at the time of the HarborOne special meeting and may be more or less than the current price of Eastern common stock or the price of Eastern common stock at the time of the special meeting or at the time an election is made, and the implied value of the stock consideration may be more or less than the value of the cash consideration at the completion of the merger.

Eastern common stock is listed on Nasdaq under the symbol “EBC,” and HarborOne common stock is listed on Nasdaq under the symbol “HONE.” The following table shows the closing sale prices of Eastern common stock and HarborOne common stock as reported on Nasdaq on April 23, 2025, the last full trading day before the public announcement of the merger agreement, and on June 16, 2025, the last practicable trading day before the date of this proxy statement/prospectus. The table also shows the estimated equivalent per share stock consideration with respect to each share of HarborOne common stock on the relevant date and the cash consideration

	Eastern Common Stock	HarborOne Common Stock	Exchange Ratio	Estimated Equivalent Per Share Value (for Stock Consideration)	Cash Consideration
April 23, 2025	$15.48	$9.95	0.765	$11.84	$12.00
June 16, 2025	$14.56	$11.20	0.765	$11.14	$12.00

The value of the stock consideration that a HarborOne shareholder actually receives will be based on the actual closing price on Nasdaq of Eastern common stock upon completion of the merger, which may be outside the range of the amounts set forth above, and as a result, the actual value of the stock consideration per share of HarborOne common stock may not be shown in the above table.

All shares of HarborOne common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and cease to exist as of the effective time. As of the effective time, each certificate (an “old certificate,” which includes reference to book-entry account statements relating to the ownership of shares of HarborOne common stock) previously representing any such shares of HarborOne common stock will thereafter represent only the right to receive (i) cash consideration and/or stock consideration which the holder thereof is entitled to receive in accordance with, and subject to, the proration adjustment described below under “— Proration,” (ii) cash in lieu of fractional shares which the shares of HarborOne common stock represented by such old certificate have been converted into the right to receive as described below under “— Fractional Shares” and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement, in each case, without any interest thereon.

If, prior to the effective time, the outstanding shares of HarborOne common stock or Eastern common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio of 0.765 to give Eastern and the holders of HarborOne common stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit HarborOne or Eastern to take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement.

At the effective time, all shares of HarborOne common stock that are owned by HarborOne (in each case other than shares of HarborOne common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by HarborOne in respect of debts previously contracted) will be cancelled and will cease to exist and no merger consideration or other consideration will be delivered in exchange therefor.

Eastern’s shareholders will continue to own their existing shares of Eastern common stock. Each share of Eastern common stock will continue to represent one share of Eastern common stock following the merger.

Cash Election; Stock Election; Non-Election Shares

Eastern will initially make available and mail the form of election to HarborOne shareholders at least 20 business days before the anticipated election deadline, as described more fully below under “— Elections as to Form of Consideration.” HarborOne shareholders must return their properly completed and signed form of election to the exchange agent prior to the election deadline. If you are a HarborOne shareholder and you do not return your form of election by the election deadline or improperly complete or do not sign your form of election, you will receive cash, shares of Eastern common stock or a mixture of cash and shares of Eastern common stock based on what is available after giving effect to the valid elections made by other shareholders pursuant to the proration adjustment described below.

If you are a HarborOne shareholder, you may specify different elections with respect to different shares held by you. For example, if you have 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.

The merger agreement provides that each HarborOne shareholder who makes a valid stock election will have the right to receive, in exchange for each share of HarborOne common stock held, 0.756 shares of Eastern common stock. The merger agreement also provides that each HarborOne shareholder who makes a valid cash election will have the right to receive, in exchange for each share of HarborOne common stock held by such holder, an amount equal to $12.00. The total number of shares of HarborOne common stock (including shares subject to HarborOne restricted stock awards) that will be converted into the stock consideration will be equal to no less than 75% and no more than 85% of the aggregate number of shares of HarborOne common stock issued and outstanding immediately prior to the effective time (including shares subject to HarborOne restricted stock awards). All other shares of HarborOne common stock entitled to receive merger consideration (including shares subject to HarborOne restricted stock awards) will be converted into the right to receive cash consideration. As a result, even if a HarborOne shareholder makes a cash election or a stock election, that holder may nevertheless receive a mix of cash and stock.

If you are a HarborOne shareholder and you do not make an election to receive cash or Eastern common stock in the merger, your elections are not received by the exchange agent by the election deadline or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an “election” and your shares will be considered “non-election shares,” and you may be paid in only cash, only Eastern common stock or a mix of cash and shares of Eastern common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other HarborOne shareholders using the proration adjustment described below under “— Proration.”

Fractional Shares

Eastern will not issue any fractional shares of Eastern common stock in the merger. Instead, a HarborOne shareholder who otherwise would have received a fraction of a share of Eastern common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sales prices of Eastern common stock on Nasdaq for the five full trading days ending on the trading day immediately preceding the closing date by (ii) the fraction of a share (after taking into account all shares of HarborOne common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Eastern common stock that such holder would otherwise have been entitled to receive.

Proration

As described above, the stock conversion number must be between 75% and 85% of the total number of shares of HarborOne common stock outstanding immediately prior to the effective time (including shares subject to HarborOne restricted stock awards). We refer to 75% of the total number of shares of HarborOne common stock outstanding immediately prior to the effective time (including shares subject to HarborOne restricted stock awards) as the “minimum stock conversion number” and 85% of the total number of shares of HarborOne common stock outstanding immediately prior to the effective time (including shares subject to HarborOne restricted stock awards) as the “maximum stock conversion number.”

As a result, if the aggregate number of shares of HarborOne common stock (including shares subject to HarborOne restricted stock awards) with respect to which stock elections have been made, which we refer to as the “stock election number,” is no less than the minimum stock conversion number but no more than the maximum stock conversion number, no proration adjustment will be required, all HarborOne shareholders who have elected to receive cash consideration and all non-election shares will receive cash consideration, and all HarborOne shareholders who have elected to receive stock consideration will receive stock consideration. However, if the stock election number exceeds the maximum stock conversion number, all HarborOne shareholders who have elected to receive stock consideration will have such form of consideration proportionately reduced, and will instead receive a portion of their consideration in cash consideration, despite their election. Conversely, if the stock election number is less than the minimum stock conversion number, HarborOne shareholders who have elected to receive cash consideration may have such form of consideration proportionately reduced, and may receive a portion of their consideration in stock consideration, despite their election, depending on the number of non-election shares, as described below. The cash and stock elections are subject to adjustment to preserve the limitations described above on the stock and cash to be issued and paid in the merger. As a result, if you make a cash election or stock election, you may nevertheless receive a mix of cash and stock.

Adjustment if Stock Election Is Oversubscribed

Cash consideration may be issued to HarborOne shareholders who make stock elections if the stock election number is greater than the maximum stock conversion number — in other words, if the stock election is oversubscribed. If the stock election is oversubscribed, then:

•

a HarborOne shareholder making a cash election, no election or an invalid election will receive the cash consideration for each share of HarborOne common stock as to which it made a cash election, no election or an invalid election; and

•	a HarborOne shareholder making a stock election will receive:

•

the stock consideration for a number of shares of HarborOne common stock equal to the product obtained by multiplying (1) the number of shares of HarborOne common stock for which such shareholder has made a stock election by (2) a fraction, the numerator of which is the maximum stock conversion number and the denominator of which is the stock election number; and

•	the cash consideration for the remaining shares of HarborOne common stock for which the shareholder made a stock election.

Example of Oversubscription of Stock Election

As an example, assuming that:

•	the maximum stock conversion number is 37 million; and

•

the stock election number is 38 million (in other words, only 37 million shares of HarborOne common stock can receive the stock consideration, but HarborOne shareholders have made stock elections with respect to 38 million shares of HarborOne common stock), then a HarborOne shareholder making a stock election with respect to 1,000 shares of HarborOne common stock would receive (subject to rounding) the stock consideration with respect to 973 shares of HarborOne common stock (1,000 * 37/38) and the cash consideration with respect to the remaining 27 shares of HarborOne common stock. Therefore, given the exchange ratio of 0.765, that HarborOne shareholder would receive 744 shares of Eastern common stock and approximately $324 in cash (as well as cash in lieu of fractional shares).

Adjustment if the Stock Election Is Undersubscribed

Stock consideration may be issued to HarborOne shareholders who make cash elections if the stock election number is less than the minimum stock conversion number — in other words, if the stock election is undersubscribed. The amount by which the stock election number is less than the minimum stock conversion number is referred to as the “shortfall number.” If the stock election is undersubscribed, then all HarborOne shareholders making a stock election will receive the stock consideration for all shares of HarborOne common stock as to which they made a stock election. HarborOne shareholders making a cash election, HarborOne shareholders who make no election and HarborOne shareholders who failed to make a valid election will receive cash and/or Eastern common stock depending on whether the shortfall number is less than or greater than the number of non-election shares, as described below.

Scenario 1: Undersubscription of Stock Election and Shortfall Number is Less than or Equal to Number of Non-Election Shares

If the shortfall number is less than or equal to the number of non-election shares, then:

•	a HarborOne shareholder making a stock election will receive the stock consideration for each share of HarborOne common stock as to which it made a stock election;

•	a HarborOne shareholder making a cash election will receive the cash consideration for each share of HarborOne common stock as to which it made a cash election; and

•	a HarborOne shareholder who made no election or who did not make a valid election with respect to any of its shares will receive:

•

the stock consideration with respect to that number of shares of HarborOne common stock equal to the product obtained by multiplying (1) the number of non-election shares held by such holder by (2) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares; and

•	the cash consideration with respect to the remaining non-election shares held by such shareholder.

Example of Scenario 1

As an example, assuming that:

•	the minimum stock conversion number is 33 million;

•

the stock election number is 32 million (in other words, a minimum of 33 million shares of HarborOne common stock must be converted into stock consideration, but HarborOne shareholders have made a stock election with respect to only 32 million shares of HarborOne common stock, so the shortfall number is 1 million); and

•	the total number of non-election shares is 2 million,

then a HarborOne shareholder that has not made an election with respect to 1,000 shares of HarborOne common stock would receive (subject to rounding) the stock consideration with respect to 500 shares of HarborOne common stock (1,000 * 1/2) and the cash consideration with respect to the remaining 500 shares of HarborOne common stock. Therefore, given the exchange ratio of 0.765, that HarborOne shareholder would receive 382 shares of Eastern common stock and approximately $6,000 in cash (as well as cash in lieu of fractional shares).

Scenario 2: Undersubscription of Stock Election and Shortfall Number is Greater than Number of Non-Election Shares

If the shortfall number exceeds the number of non-election shares, then:

•	a HarborOne shareholder making a stock election will receive the stock consideration for each share of HarborOne common stock as to which it made a stock election;

•	a HarborOne shareholder who made no election or who did not make a valid election will receive stock consideration for each of its non-election shares; and

•	a HarborOne shareholder making a cash election will receive:

•

the stock consideration with respect to the number of shares of HarborOne common stock equal to the product obtained by multiplying (1) the number of shares of HarborOne common stock held by the such holder by (2) a fraction, the numerator of which is equal to the amount by which the shortfall number exceeds the number of non-election shares and the denominator of which is equal to the total number of cash election shares; and

•	the cash consideration with respect to the remaining shares of HarborOne common stock held by such shareholder as to which it made a cash election.

Example of Scenario 2

As an example, assuming that:

•	the minimum stock conversion number is 33 million,

•

the stock election number is 30 million (in other words, 33 million shares of HarborOne common stock must be converted into stock consideration, but HarborOne shareholders have made a stock election with respect to only 30 million shares of HarborOne common stock, so the shortfall number is 3 million),

•	the number of non-election shares is 2 million (so the shortfall number exceeds the number of non-election shares by 1 million), and

•	the total number of cash election shares is 11 million,

then a HarborOne shareholder that has made a cash election with respect to 1,000 shares of HarborOne common stock would receive (subject to rounding) the stock consideration with respect to 90 shares of HarborOne common stock (1,000 *1/11) and the cash consideration with respect to the remaining 910 shares of HarborOne common stock. Therefore, given the exchange ratio of 0.765, that HarborOne shareholder would receive 68 shares of Eastern common stock and $10,920 in cash (as well as cash in lieu of fractional shares).

Conversion of Shares; Exchange of HarborOne Stock Certificates

Elections as to Form of Consideration

HarborOne shareholders, and holders of HarborOne restricted stock awards, will initially be mailed a form of election, including transmittal materials, at least 20 business days before the anticipated election deadline so as to permit each HarborOne shareholder or HarborOne restricted stock award holder to exercise its right to make an election prior to the election deadline. Each form of election will allow the holder to make cash or stock elections or a combination of both with respect to such holder’s shares of HarborOne common stock and HarborOne restricted stock awards. Following the initial mailing of the form of election, Eastern will use all reasonable efforts to make available as promptly as possible a form of election to any holder who requests such form of election prior to the election deadline.

Unless otherwise agreed to in advance by Eastern and HarborOne, the election deadline will be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located), on the date that Eastern and HarborOne agree is as near as practicable to two business days prior to the expected closing date. Eastern and HarborOne will issue a press release announcing the date of the election deadline not more than 15 business days before, and at least five business days prior to, the election deadline.

If HarborOne shareholders and holders of HarborOne restricted stock awards wish to elect the type of merger consideration they will receive in the merger, such holders should carefully review and follow the instructions that will be set forth in the form of election. Shares of HarborOne common stock and restricted stock awards as to which the holder has not made a valid election prior to the election deadline will be treated as though they had not made an election.

To make a valid election, each HarborOne shareholder and holder of HarborOne restricted stock awards must submit a properly completed form of election (including duly executed transmittal materials included in the form of election), together with, for shareholders only, stock certificates or an appropriate guarantee of delivery of such stock certificates as described below, so that it is received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. Holders of HarborOne restricted stock awards will not be required to deliver stock certificates or an appropriate guarantee for the shares underlying such awards.

A form of election will be properly completed only if accompanied by certificates (or book-entry transfer of uncertificated shares) representing all shares of HarborOne common stock covered by the form of election or by an appropriate customary guarantee of delivery of such certificates, as set forth in such form of election, from a member of any registered national securities exchange, commercial bank or trust company in the United States. Holders of HarborOne restricted stock awards will not be required to deliver stock certificates or an appropriate guarantee for the shares underlying such awards.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election. Additionally, any HarborOne shareholder and any holder of HarborOne restricted stock awards may revoke its election by withdrawal prior to the election deadline of its certificates or of the guarantee of delivery of such certificates that were previously deposited with the exchange agent. The holder will not be entitled to revoke or change such holder’s elections following the election deadline. As a result, if a holder has made elections, the holder will be unable to revoke its elections or sell its shares of HarborOne common stock during the interval between the election deadline and the date of completion of the merger. All elections will automatically be deemed revoked upon receipt by the exchange agent of written notification that Eastern and HarborOne have terminated the merger agreement in accordance with its terms.

Shares of HarborOne common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made (none of Eastern, HarborOne or the exchange agent being under any duty to notify any holder of any such defect), the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis. Eastern, in the exercise of its reasonable, good faith discretion, will have the right to make all determinations, not inconsistent with the terms of the merger agreement, governing the validity of the forms of election and compliance by any holder with the election procedures set forth in the merger agreement.

Letter of Transmittal

As promptly as practicable after the effective time, but in no event later than five business days thereafter, the surviving corporation will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of HarborOne common stock immediately prior to the effective time that have been converted at the effective time into the right to receive the applicable merger consideration and that has not theretofore submitted such holder’s old certificates with a form of election, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for stock consideration and/or cash consideration and any cash in lieu of fractional shares, which the shares of HarborOne common stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement. From and after the effective time and completion of the proration adjustment described above under “— Proration,” upon proper surrender of an old certificate or old certificates for exchange and cancellation to the exchange agent (it being understood that no certificates shall be required to be delivered for shares of HarborOne common stock held in book entry at the effective time), together with such properly completed letter of transmittal or form of election, as applicable, duly executed, the holder of such old certificate or old certificates shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole shares of Eastern common stock representing the stock consideration which such holder of HarborOne common stock has the right to receive in respect of the surrendered old certificate or certificates pursuant to the merger agreement and (ii) a check or other method of cash payment representing the amount of (A) cash consideration which such holder has the right to receive in respect of the surrendered old certificate or old certificates pursuant to the merger agreement, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the old certificate or old certificates surrendered pursuant to the merger agreement and (C) any dividends or distributions which such holder has the right to receive in respect of the surrendered old certificate or old certificates pursuant to the merger agreement, and the old certificate or old certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the stock consideration, the cash consideration, any cash in lieu of fractional shares or dividends or distributions payable to holders of old certificates.

In the event that any old certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and, if required by the surviving corporation or the exchange agent, the posting by such person of a bond in such amount as the surviving corporation or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the applicable merger consideration, any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to the merger agreement.

After the effective time, there will be no transfers on the stock transfer books of HarborOne of the shares of HarborOne common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for the applicable merger consideration, cash in lieu of fractional shares and dividends and distributions as provided in the merger agreement, as applicable.

Any portion of the exchange fund containing the merger consideration deposited by Eastern that remains unclaimed by the shareholders of HarborOne for 12 months after the effective time shall be paid to the surviving corporation. Any former holders of HarborOne common stock who have not theretofore made an exchange pursuant to the merger agreement shall thereafter look only to the surviving corporation for payment of the applicable merger consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Eastern common stock deliverable in respect of each former share of HarborOne common stock such holder holds as determined pursuant to the merger agreement, in each case, without any interest thereon.

None of Eastern, HarborOne, the surviving corporation, the exchange agent or any other person will be liable to any former holder of shares of HarborOne common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of HarborOne common stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Withholding

Eastern will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the applicable merger consideration, any cash in lieu of fractional shares of Eastern common stock, cash dividends or distributions payable pursuant to the merger agreement or any other amounts otherwise payable pursuant to the merger agreement to any holder of HarborOne common stock or HarborOne restricted stock awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by the surviving corporation or the exchange agent, as the case may be, and paid over to the appropriate governmental entity, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of HarborOne common stock or HarborOne restricted stock awards in respect of which the deduction and withholding was made by the surviving corporation or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions declared with respect to Eastern common stock will be paid to the holder of any unsurrendered old certificate until the holder thereof will surrender such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the stock consideration that the shares of HarborOne common stock, represented by such old certificate have been converted into the right to receive

Governing Documents

The Eastern articles of organization and the Eastern bylaws, in each case as in effect immediately prior to the effective time of the merger, will remain the Eastern articles of organization and the Eastern bylaws, following the consummation of the merger.

Treatment of HarborOne Equity Awards

HarborOne Stock Options. As of the effective time, each HarborOne stock option that is outstanding and unexercised immediately prior to the effective time shall, automatically and without any required action on the part of the holder thereof, be converted into an Eastern stock option to purchase that number of whole shares of Eastern common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of HarborOne common stock subject to such HarborOne stock option multiplied by (ii) the exchange ratio with an exercise price per share of Eastern common stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of HarborOne common stock of such HarborOne stock option divided by (y) the exchange ratio. Except as expressly provided in the immediately preceding sentence, each such Eastern Stock Option replacing a HarborOne stock option will be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding HarborOne stock option immediately prior to the effective time.

HarborOne RSAs. As of the effective time, each HarborOne RSA will automatically vest in full at the effective time, and the shares of HarborOne common stock underlying such vested HarborOne RSAs shall be considered outstanding shares of HarborOne common stock entitled to receive either (i) the stock consideration, or (ii) the cash consideration.

HarborOne Performance PRSUs. As of the effective time, each HarborOne PRSU will, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, with any applicable performance-based vesting condition to be deemed achieved at the target level of performance, and the shares of HarborOne common stock underlying such vested HarborOne PRSUs shall be considered outstanding shares of HarborOne common stock entitled to receive the merger consideration.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties made by HarborOne and HarborOne Bank to Eastern and by Eastern and Eastern Bank to HarborOne and HarborOne Bank relating to a number of matters, including the following:

•	corporate matters, including due organization, standing, authority, corporate power and minute books;

•	subsidiaries;

•	capital stock;

•	their authority to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the filing of securities and regulatory reports;

•	governmental filings and regulatory approvals and consents necessary to complete the merger;

•	SEC reports and related internal controls;

•	financial statements and the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	legal proceedings;

•	compliance with applicable laws;

•	material contracts and absence of defaults thereunder;

•	the absence of agreements with regulatory agencies or investigations by regulatory agencies;

•	risk management instruments;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor and employment matters;

•	environmental matters;

•	tax matters;

•	investment securities;

•	regulatory capitalization;

•	loan, non-performing and classified assets;

•	reserves;

•	trust business and fiduciary accounts;

•	investment management and related activities;

•	repurchase agreements;

•	the Community Reinvestment Act, anti-money laundering and customer information security requirements;

•	transactions with affiliates;

•	tangible property and assets;

•	intellectual property;

•	insurance;

•	information security;

•	indemnification;

•	questionable payments; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, HarborOne has made other representations and warranties about itself and its subsidiaries to Eastern as to mortgage loans, certain anti-takeover provisions, and the fairness opinion HarborOne’s board of directors received from Raymond James.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Eastern and HarborOne, respectively, and (ii) qualified by the reports of Eastern or HarborOne, as applicable, filed with the SEC since December 31, 2024, respectively, through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of Eastern and HarborOne are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either HarborOne, Eastern or Eastern as the surviving entity in the merger, means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, or business of Eastern, HarborOne and their respective subsidiaries, taken as a whole, or (b) which does or would materially impair the ability of Eastern or HarborOne to perform its obligations under the merger agreement or otherwise materially impairs the ability of Eastern or HarborOne to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

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changes, after the date of the merger agreement, in banking and similar laws of general applicability or interpretations of banking and similar laws of general applicability by governmental authorities (including any measures taken with respect to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19);

•	changes, after the date of the merger agreement, in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

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any modifications or changes to HarborOne valuation policies and practices in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with the transactions contemplated by the merger agreement, in each case in accordance with GAAP and with Eastern’s prior written consent or at the direction of Eastern;

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changes, after the date of the merger agreement, in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally;

•	the effects of the expenses incurred by HarborOne or Eastern in negotiating, documenting, effecting, and consummating the transactions contemplated by the merger agreement;

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any action or omission required by the merger agreement or taken, after the date of the merger agreement, by HarborOne with the prior written consent of Eastern, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement or at the written direction of Eastern;

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the public announcement of the merger agreement (including the impact of such announcement on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement));

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changes, after the date of the merger agreement, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States;

•	natural disasters, pandemics (including the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, and the governmental and other responses thereto) or other force majeure events; or

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a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to the first, second, fourth, eighth or ninth bullet point above, to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the Merger

During the period from the date of the merger agreement to the effective time (or the earlier termination of the merger agreement), except as otherwise permitted by the merger agreement or the accompanying confidential disclosure schedules, or as may be required by law or as consented to in writing by the other party, (a) each of HarborOne and Eastern will, and will cause their respective subsidiaries to: (i) conduct their business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact, in all material respects, its business organization and advantageous business relationships and keep available the services of their current executive officers, and (b) each of Eastern and HarborOne will, and will cause their respective subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either Eastern or HarborOne to obtain any necessary approvals of any governmental authority required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated hereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, or with the prior written consent of Eastern, and subject to additional specified exceptions, HarborOne will not, and will not permit any of its subsidiaries to:

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take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or could reasonably be expected to result in (i) a material delay in the consummation of the merger or the transactions contemplated by the merger agreement, (ii) any material impediment to HarborOne’s ability to consummate the merger of the transactions contemplated by the merger agreement, or (iii) any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied, except, in each case, as may be required by applicable law or GAAP;

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other than in the ordinary course of business, incur modify, extend or renegotiate any indebtedness for borrowed money (other than indebtedness of HarborOne or any of its wholly-owned subsidiaries to HarborOne or any of its wholly-owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly-owned subsidiary of HarborOne) unless Eastern consents in writing (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice since December 31, 2023);

•	adjust, split, combine or reclassify any capital stock;

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make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any HarborOne common stock or any securities of any HarborOne subsidiary, except, in each case, (A) regular quarterly cash dividends by HarborOne at a rate not in excess of $0.09 per share of HarborOne common stock, and any associated dividend equivalents for HarborOne equity awards (B) dividends paid by any of the subsidiaries of HarborOne to HarborOne or any of HarborOne’s wholly-owned subsidiaries, and (C) the acceptance, withholding or net settlement of shares of HarborOne common stock for withholding taxes incurred in connection with the vesting or settlement of HarborOne equity awards and dividend equivalents thereon, if any, in each case, in accordance with the terms of the applicable award agreements;

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grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awardsor interests, or grant any person any right to acquire any capital stock of HarborOne or any securities of any HarborOne subsidiary;

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issue, sell, transfer, encumber or otherwise permit to become outstanding any capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, capital stock or other equity or voting securities, including any shares of HarborOne common stock or any securities of any HarborOne subsidiary or any options, warrants, or other rights of any kind to acquire any capital stock or other equity or voting securities, including any shares of HarborOne common stock or any securities of any HarborOne subsidiary, except pursuant to the exercise, vesting or settlement of HarborOne equity award in accordance with their terms, in each case, outstanding as of the date hereof;

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directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as otherwise permitted under the merger agreement;

•	except as required under applicable law or by the terms of any HarborOne benefit plan existing as of the date of the merger agreement:

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enter into, adopt or terminate any HarborOne benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement (or similar arrangement) in respect of any current or former director, officer, or employee of HarborOne or any of its subsidiaries (including any plan, program, policy, agreement or arrangement that would be considered a HarborOne benefit plan if in effect as of the date of the merger agreement);

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amend (whether in writing or through the interpretation of) any HarborOne benefit plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a HarborOne benefit plan if in effect as of the date hereof), other than de minimis administrative amendments in the ordinary course of business consistent with recent past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements;

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increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, other than planned increases in compensation and benefits to employees in the ordinary course of business consistent with past practice as set forth in the HarborOne disclosure schedules;

•	pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation; accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any equity-based awards or other compensation;

•	become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•	fund or provide any funding for any rabbi trust or similar arrangement;

•	provide, or commit to provide, retiree medical benefits to any person; or

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provide new compensation of any type, other than payment of base salary and short term incentive payments permitted under the merger agreement, settlement of HarborOne equity awards, and provision of employee benefits, each in the ordinary course, to any “disqualified individual” to the extent such compensation would reasonably be expected (as of the date of such new compensation) to constitute an “excess parachute payment” as defined in Section 280G of the Code (after taking into account the impact of applicable permitted mitigation alternatives);

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(i) hire any person as an employee of HarborOne or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $150,000 or to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee except to fill vacancies that may arise in the ordinary course of business;

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except pursuant to agreements or arrangements in effect on the date of the merger agreement and as set forth in HarborOne’s disclosure schedules, pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of officers or board members of HarborOne or any of its subsidiaries, or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice since December 31, 2023;

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sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business consistent with past practice since December 31, 2021 or pursuant to contracts or agreements in force at the date of the merger agreement and listed in the HarborOne disclosure schedules;

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acquire all or any portion of the assets, business, deposits, or properties of any other entity except by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice since December 31, 2023, or otherwise make any material investment (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) in or of any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned subsidiary of HarborOne;

•	abandon, cancel, or otherwise allow to lapse or expire any material intellectual property owned by HarborOne or any of its subsidiaries;

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make or commit to make any capital expenditures so long as any capital expenditures that would cause HarborOne’s aggregate capital expenditure budget to exceed by five percent (5%) the aggregate 2025 capital expenditure budget set forth in the HarborOne disclosure schedules in the aggregate, unless expenditures are reasonably necessary to maintain existing assets in good repair or Eastern consents in writing (which consent will not be unreasonably withheld, conditioned or delayed);

•	amend HarborOne’s articles of organization or bylaws or any equivalent document of any of HarborOne’s subsidiaries;

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implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP, or at the written direction of a governmental authority;

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except for transactions in the ordinary course of business, (i) terminate, materially amend or modify, or waive any material provision of, any material contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to HarborOne or its subsidiaries or (ii) enter into any contract that would constitute a “material contract” for purposes of the merger agreement if it were in effect on the date of the merger agreement; provided that clause (ii) shall not apply to the entry into of any contract in connection with any action otherwise permitted by Section 5.02 of the merger agreement; further provided that nothing in this section shall prohibit HarborOne or any its subsidiaries from terminating the employment of any employee or terminating a consulting agreement for cause, as determined in the discretion of HarborOne or its respective subsidiary;

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commit any act or omission which constitutes a material breach or default by HarborOne under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits;

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except for debt workouts in the ordinary course of business consistent with past practice since December 31, 2023, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HarborOne or any of its subsidiaries or board members or executive officers is a party or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by HarborOne or any of its subsidiaries of an amount which exceeds $50,000 individually or $100,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by HarborOne or any HarborOne subsidiary in respect thereof but inclusive of any amount of proceeds paid by HarborOne or any of its subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of HarborOne or any of its subsidiaries; provided that, these prohibitions shall not apply to tax matters, which are governed by Section 5.02(v) of the merger agreement, or that would impose any material restriction on, or create any adverse precedent that would be material to, the business of HarborOne or its subsidiaries or the Eastern or its subsidiaries after the effective time;

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enter into any new material line of business or file any application or make any contract or commitment with respect to the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of HarborOne or any of its subsidiaries;

•	enter into any derivative transaction other than in the ordinary course of business consistent with past practice;

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materially restructure or materially change the investment securities, derivatives, wholesale funding or BOLI portfolio of HarborOne or any of its subsidiaries, or the interest rate exposure of HarborOne or any of its subsidiaries, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or make material investment portfolio purchases;

•	make any change to deposit pricing that is not in the ordinary course of business consistent with recent past practice;

•	take any action with respect to loans other than as permitted in the HarborOne disclosure schedules;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure; mortgage, acquire or sell any real property (other than the sale of other real estate owned properties in the ordinary course);

•	enter into, materially amend, renew or terminate (except for any renewal or termination in accordance with the terms thereof) any lease with respect to real property;

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make outside of the ordinary course of business, change or revoke any material income tax election, change any tax accounting period, adopt or change any material tax accounting method, file any materially amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any adjustment of any material tax attribute, file any material claim for a refund of taxes, or consent to any extension (outside of the ordinary course of business) or waiver of the limitation period applicable to any tax claim or assessment;

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knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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except for foreclosures in process as of the date of the merger agreement and disclosed in the HarborOne disclosure schedules, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM E1527-21 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of a recognized environmental condition;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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compromise, resolve, or otherwise “work out” any delinquent or troubled loan, other than any loan workout in the ordinary course ofbusiness, consistent with HarborOne Bank’s current policies and procedures and past practices since December 31, 2023; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions set forth above.

Eastern has agreed that, except as expressly contemplated or permitted by the merger agreement, without HarborOne’s prior written consent, Eastern will not, and will not permit any of its subsidiaries to undertake the following actions:

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take any action or fail to take any action that is intended or is reasonably expected to result in (A) a material delay in the consummation of the merger or the transactions contemplated by the merger agreement, (B) any material impediment to Eastern’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (C) any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied except, in each case, as may be required by applicable Law or GAAP;

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amend the articles of organization or bylaws of Eastern or any of its subsidiaries in a manner that would adversely affect the economic benefits of the merger to the holders of HarborOne common stock or materially and adversely affect the holders of HarborOne common stock relative to other holders of Eastern common stock;

•

knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

adjust, split, combine or reclassify any capital stock of Eastern that would adversely affect the economic benefits of the merger to the holders of HarborOne common stock or materially and adversely change the rights, terms or preferences of the Eastern common stock or make, declare or pay any extraordinary dividend on any capital stock of Eastern;

•

enter into any binding definitive agreement to acquire any other depository institution (as defined in 12 U.S.C. § 1813(c)(1)) or credit union prior to the receipt of HarborOne shareholder approval and all regulatory approvals required under the merger agreement;

•

sell or transfer all or substantially all of the assets of Eastern or Eastern Bank, merge or consolidate Eastern or Eastern Bank with and into any other person, or restructure, reorganize or completely or partially liquidate or dissolve Eastern or Eastern Bank; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions set forth above.

Regulatory Matters

Eastern and HarborOne have agreed to cooperate with each other and use their respective commercially reasonable efforts (i) to promptly prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement, including, all regulatory approvals and all other consents and approvals of a governmental authority required to consummate the merger (including Eastern agreeing to use commercially reasonable efforts to file the requisite applications with the FDIC and the Massachusetts Commissioner of Banks within 35 days after the date of the merger agreement, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other governmental authority); provided, however, that in no event shall Eastern be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Eastern or its Subsidiaries of all or any material portion of the business or assets of HarborOne or any of its subsidiaries or Eastern or its subsidiaries, or compel Eastern or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of HarborOne or any of its subsidiaries or Eastern or any of its subsidiaries. Eastern and HarborOne have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement. Eastern and HarborOne have further agreed to promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any governmental entity in connection with or affecting the transactions contemplated by the merger agreement which the other party does not attend or participate in, to the extent permitted by such governmental authority and subject to applicable law and the merger agreement.

Eastern and HarborOne will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with this proxy statement/prospectus and any application, petition, or any other statement or application made by or on behalf of Eastern or HarborOne to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to it and any of its subsidiaries that appear in any filing made in connection with the transactions contemplated by the merger agreement with any governmental authority and Eastern and HarborOne shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by the merger agreement with any governmental authority prior to its filing, in each case subject to applicable Laws relating to the exchange of information.

HarborOne ESOP

HarborOne will terminate the HarborOne ESOP, effective as of the day immediately prior to the effective time (the “ESOP Termination Date”), contingent upon the occurrence of the Closing. HarborOne employees will be eligible to participate, effective as of the bank merger, in any employee stock ownership plan sponsored or maintained by Eastern or one of its subsidiaries. All participants’ accounts in the HarborOne ESOP will become fully vested and 100% non-forfeitable as of the ESOP Termination Date, and no new participants will be admitted to the HarborOne ESOP on or after the ESOP Termination Date. All shares of HarborOne common stock held by the HarborOne ESOP immediately prior to the effective time will be converted into the right to receive the merger consideration. Following the effective time, any unallocated shares of Eastern common stock held by the HarborOne ESOP not otherwise used to repay existing loans by the HarborOne ESOP and any other remaining unallocated assets will be deemed to be earnings and will be allocated as earnings to the accounts of the HarborOne ESOP participants, whether or not such participant is actively employed on the ESOP Termination Date, based on their account balances under the HarborOne ESOP as of the ESOP Termination Date and distributed to the participants of the HarborOne ESOP, except as may be required by applicable law or the terms of the HarborOne ESOP. No later than the day immediately prior to the effective time, contingent on the occurrence of the closing, HarborOne shall amend or shall cause the amendment of the HarborOne ESOP to provide that distributions under the HarborOne ESOP after the effective time will be made only in the form of Eastern common stock except with respect to any fractional shares or other de minimis cash distributions, which shall be distributed in the form of cash, or as otherwise required by applicable law.

Director and Officer Indemnification and Insurance

The merger agreement provides that, following the effective time, Eastern will indemnify and hold harmless each present and former board member or officer of HarborOne and its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the effective time in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time related to the fact that he or she was a board member or officer of HarborOne, or is serving on behalf of HarborOne.

Before the effective time, Eastern must cause the surviving entity to obtain and fully pay the premium for extending HarborOne’s existing directors’ and officers’ liability insurance policies, in each case, for a period of at least six years from and after the effective time, and such insurance must be with an insurance carrier with the same or better credit rating and with terms and conditions that are at least as favorable to HarborOne’s current policies.

Certain Additional Covenants

The merger agreement also contains mutual covenants relating to the preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, notification of certain changes, board packages and director resignations, litigation, information systems conversion, coordination of agreements by HarborOne and coordination of dividends, de-listing of HarborOne common stock from Nasdaq, allowing Eastern access to HarborOne’s customers and suppliers and to conduct environmental assessments of certain real property owned by HarborOne and certain reporting requirements of individuals affiliated with HarborOne under Section 16(a) of the Exchange Act.

Employee Benefits Matters

Benefit Plans

Under the merger agreement, Eastern will provide, for the one-year period following the effective time, to each HarborOne employee who becomes an employee of Eastern as of the effective time and who was not an executive officer of HarborOne immediately prior to the effective time (the “Continuing Employees”), (i) annual base salary or base wages (as applicable) at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the effective time, and (ii) employee benefits that are no less favorable than those benefits provided to similarly situated Eastern employees. Under the merger agreement, HarborOne employees whose positions have been or could reasonably be expected to be eliminated as a consequence of the merger will be given the opportunity to apply and be considered for any open position at Eastern for which they are qualified, as if they were internal candidates of Eastern. In addition, Continuing Employees who experience a qualifying termination of employment within one year following the Effective Time and who are not otherwise covered by a contractual severance arrangement would be eligible, subject to the execution of a release of claims in favor of Eastern, for severance benefits paid in a lump sum, and medical and dental coverage equal to the amount determined pursuant to the HarborOne disclosure schedules.

With respect to the comparable Eastern benefit plan that a Continuing Employee is eligible to participate in, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Eastern defined benefit pension plan, the minimum number of hours required during a plan year to receive an allocation under Eastern’s employee stock ownership plan; for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits; treatment of equity awards granted by Eastern, or if benefits would result in duplication), service by a Continuing Employee with HarborOne prior to the effective time will be recognized under the comparable Eastern benefit plan, subject to the terms specified in the merger agreement.

Under the merger agreement, Eastern and HarborOne intend to identify certain Continuing Employees who will be entitled to receive a retention bonus from Eastern in the event such employee remains an employee of Eastern as of the effective time and through a post-closing date determined by Eastern (which will not be more than one year after the effective time).

Shareholder Approval; Board Recommendations

HarborOne has agreed in the merger agreement to call a meeting of its shareholders for the purpose of obtaining the approval of the merger agreement by the holders of two-thirds of the shares of HarborOne common stock entitled to vote (the “requisite HarborOne vote”), and to use reasonable best efforts to cause the meeting to occur as soon as reasonably practicable after the SEC declares effective the registration statement of which this proxy statement/prospectus is a part. HarborOne and its board of directors have agreed to use their reasonable best efforts to obtain from HarborOne shareholders the vote required to approve the adoption of the merger agreement, including by communicating to HarborOne shareholders the HarborOne board of directors recommendation that HarborOne shareholders adopt the merger agreement (the “board recommendation”) HarborOne has agreed that HarborOne and its board of directors will not withhold, withdraw, amend, or modify their recommendation in any manner adverse to the other party the HarborOne board of directors recommendation.

However, subject to certain termination rights described in “—Termination of the Merger Agreement” on page 96 of this proxy statement/prospectus below, if the HarborOne board of directors in response to an unsolicited bona fide written acquisition proposal HarborOne, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the HarborOne board of directors’ recommendation, then, prior to the receipt of the requisite vote, the board of directors may withhold or withdraw or modify or qualify in a manner adverse to the other party such recommendation (a “recommendation change”) and submit the merger agreement to its shareholders without recommendation and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (i) it gives the other party at least four business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make board recommendation. Any material amendment to any acquisition proposal will require a new notice period.

HarborOne must adjourn or postpone the HarborOne shareholders meeting if there are insufficient shares of HarborOne common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting HarborOne has not received proxies representing a sufficient number of shares necessary to obtain the requisite HarborOne vote. HarborOne will only be required to adjourn or postpone the HarborOne special meeting two times, for aggregate adjournments or postponements not exceeding 60 calendar days, with any further adjournments or postponements of the HarborOne special meeting requiring the prior written consent of the other party. Notwithstanding any recommendation change by the HarborOne board of directors, but subject to the obligation to adjourn or postpone such meeting as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, HarborOne is required to convene a meeting of its shareholders, and to submit the Merger Proposal to a vote of such shareholders.

No Solicitation of Alternative Transactions

HarborOne has agreed in the merger agreement that it will, and will cause each of its subsidiaries and will cause their and their respective representatives to, immediately cease, any discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal.

HarborOne has also agreed that following the execution of the merger agreement, it will not, and will cause each of its subsidiaries and their respective directors, officers, agents, advisors and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to an acquisition proposal, (ii) participate or engage in any negotiations with any person with, or furnish any nonpublic information relating to any acquisition proposal, or (iii) engage or participate in any discussions with any person regarding any acquisition, (except, in each, to notify a person that has made or, to the knowledge of such party, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of such duties).

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of HarborOne and its subsidiaries or 20% or more of any class of equity or voting securities of HarborOne or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of HarborOne, (b) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of HarborOne or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of HarborOne, or (c) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving HarborOne or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of HarborOne.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite HarborOne vote, HarborOne receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the HarborOne board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such acquisition proposal is reasonably likely to lead to a superior proposal and failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided that, prior to or concurrently with providing any such nonpublic information permitted to be provided, HarborOne will provide such information to Eastern, and will enter into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Eastern and HarborOne, and such confidentiality agreement may not provide such person with any exclusive right to negotiate with HarborOne.

HarborOne has also agreed to (i) promptly (and, in any event, within one business day) advise Eastern, following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to a superior proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and will keep Eastern reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal. HarborOne will also use its reasonable best efforts, subject to applicable law and the fiduciary duties of the HarborOne board of directors, to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.

For purposes of the merger agreement, a “superior proposal” means, any unsolicited bona fide written acquisition proposal with respect to more than 50% of the outstanding shares of capital stock of HarborOne or substantially all of the assets of HarborOne that is (a) on terms which the board of directors of HarborOne determines in good faith (after taking into account all the terms and conditions of the acquisition proposal and the merger agreement (including any proposal by Eastern to adjust the terms and conditions of the merger agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such acquisition proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to HarborOne’s shareholders than the transactions contemplated by the merger agreement, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of HarborOne, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver if legally permitted (except for the condition set forth in the third bullet below, which may not be waived in any circumstance) of mutual conditions, including:

•	the requisite HarborOne vote having been obtained;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents and the expiration or termination of all waiting periods required to complete the merger;

•

the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by the merger agreement, as well as the absence of any statute, rule, regulation, order, injunction or decree in effect by any court or other governmental authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, with respect to the Eastern common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC or any other governmental authority for that purpose;

•	the authorization for listing on Nasdaq of the shares of Eastern common stock issuable pursuant to the merger, subject to official notice of issuance;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•	confirmation that no burdensome conditions exist with respect to any regulatory approvals required for consummation of the merger; and

•

receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Eastern nor HarborOne can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

In the merger agreement, the first date as of which all of the conditions to the completion of the merger (other than the delivery of certificates, opinions and other instruments and documents to be delivered at closing) have been satisfied or waived is defined as the “approval date.” If the merger cannot be completed on or before October 31, 2025 and Eastern elects to defer the completion of the merger to on or before February 20, 2026 (assuming the satisfaction of all closing conditions and that completion of the merger is feasible on that date), the accuracy of HarborOne’s representations and warranties contained in the merger agreement for purposes of the closing condition described in the sixth bullet point under the heading “—Conditions to Compete the Merger” will determined as of the approval date or the closing date, whichever is earlier.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to consummation of the merger, whether before or after the receipt of the requisite HarborOne vote, by the mutual consent of Eastern and HarborOne, or in the following circumstances:

•

by either Eastern or HarborOne, if its board of directors determines by a majority vote of the members of its entire board of directors, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Eastern or HarborOne (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of HarborOne, in the case of a termination by Eastern, or Eastern, in the case of a termination by HarborOne, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);

•

by either Eastern or HarborOne if the merger has not been completed on or before April 24, 2026, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Eastern or HarborOne (provided HarborOne is not in material breach of its obligations related to non-solicitation of acquisition proposals or the HarborOne shareholder approval and board recommendation), if the approval of the Merger Proposal is not obtained because of the failure to obtain the required vote at the HarborOne special meeting; or

•	by Eastern, if, prior to the requisite HarborOne vote being obtained, HarborOne or the HarborOne board of directors (a) withholds, withdraws, modifies or qualifies in a manner adverse to Eastern the

HarborOne board of directors’ recommendation, (b) fails to make the HarborOne board of directors’ recommendation in this proxy statement/prospectus, (c) adopts, approves, recommends or endorses an acquisition proposal or publicly announces an intention to adopt, approve, recommend, or endorse an acquisition proposal, (d) fails to publicly and without qualification (i) recommend against any acquisition proposal for HarborOne or (ii) reaffirm the HarborOne board of directors’ recommendation, in each case within ten business days (or such fewer number of days as remains prior to the HarborOne special meeting) after an acquisition proposal for HarborOne is made public or any request by Eastern or (e) materially breaches the provisions of the merger agreement requiring the HarborOne board of directors to recommend approval of the merger and the merger agreement to HarborOne shareholders, or the provisions of the merger agreement prohibiting solicitation by HarborOne.

Termination Fees

HarborOne will pay Eastern a termination fee equal to $18.9 million in cash (the “Termination Fee”) if the merger agreement is terminated in the following circumstances:

•

in the event that the merger agreement is terminated by Eastern pursuant to the fifth bullet set forth under “—Termination of the Merger Agreement” above. In such case, the Termination Fee must be paid to Eastern within three business days of the date of termination; or

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the HarborOne board of directors or HarborOne’s senior management or has been made directly to the HarborOne shareholders generally, or any person has publicly announced (and not withdrawn at least two business days prior to the HarborOne special meeting) an acquisition proposal with respect to HarborOne, and (i) (a) thereafter the merger agreement is terminated by either Eastern or HarborOne because (1) the merger has not been completed prior to April 24, 2026, as that date may be extended by mutual agreement of Eastern and HarborOne, and HarborOne has not obtained the requisite HarborOne vote or (2) HarborOne has not received the requisite HarborOne vote as a result of the failure to obtain such vote at the HarborOne special meeting or (b) thereafter the merger agreement is terminated by Eastern pursuant to the second bullet set forth under “—Termination of the Merger Agreement” above, and (ii) prior to the date that is 12 months after the date of such termination, HarborOne enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty percent (20%)” will instead refer to “fifty percent (50%).” In such case, the Termination Fee must be paid to Eastern on the earlier of the date HarborOne enters into such definitive agreement and the date of consummation of such transaction.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that none of the parties will be relieved or released from any liabilities or damages arising out of its fraud or any willful breach of any provision of the merger agreement; provided that in no event will a party be liable for any punitive damages. For purposes of the merger agreement, “willful breach” means a deliberate and willful act or a deliberate and willful failure to act, in each case, which action or failure to act (as applicable) occurs with the knowledge (actual or constructive) that such act or failure to act constitutes or would result in, or would be reasonably expected to result in, a material breach of the merger agreement, and which in fact does cause a material breach of the merger agreement.

Waiver or Amendment of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite HarborOne vote, except that after the receipt of the requisite

HarborOne vote, there may not be, without further approval of HarborOne shareholders, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracy in the representations and warranties of the other parties contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite HarborOne vote, there may not be, without further approval of HarborOne shareholders, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.

Fees and Expenses

Except as otherwise described above, each party will bear all expenses incurred by it in connection with the merger agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and legal counsel, provided that nothing contained in the merger agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law principles.

VOTING AGREEMENTS

The following section summarizes material provisions of the separate voting agreements (each, a “voting agreement”), dated as of April 24, 2025, between Eastern and each of HarborOne’s directors and executive officers. A form of the voting agreements is attached to this proxy statement/prospectus as Annex C and is incorporated by reference herein, and qualifies the following summary in its entirety. The rights and obligations of parties to the voting agreements are governed by the voting agreement and not by this summary or any other information contained in or incorporated by reference into this proxy statement/prospectus. HarborOne shareholders are urged to read the form of voting agreement carefully and in its entirety, as well as this proxy statement/prospectus and the information incorporated by reference into this proxy statement/prospectus, before making any decisions regarding the proposals.

Pursuant to the separate voting agreements between Eastern and each of the HarborOne directors and executive officers, which were executed concurrently with the execution of the merger agreement, the directors and executive officers of HarborOne agreed, with respect to shares of HarborOne common stock they beneficially own and have sole voting power to:

•	restrict their ability to sell, transfer, pledge, assign or dispose of their shares of HarborOne common stock during the term of the voting agreement;

•	appear at the HarborOne shareholder meeting or otherwise cause their shares of HarborOne common stock to be counted as present at the shareholder meeting for purposes of calculating a quorum;

•	vote their shares of HarborOne common stock in favor of approval of the Merger Proposal;

•

vote their shares of HarborOne common stock against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or other obligation or agreement, of HarborOne contained in the merger agreement or of the director or executive officer contained in his or her respective voting agreement; and

•

vote their shares of HarborOne common stock against any acquisition proposal, as defined in the merger agreement, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the merger or the transactions contemplated by the merger agreement.

The voting agreements were executed as a condition of Eastern’s willingness to enter into the merger agreement.

On the record date of     , these directors and executive officers beneficially owned and had the sole power to vote an aggregate of     shares, which they have agreed to vote in favor of the merger agreement at the HarborOne shareholder meeting. These shares represent approximately    % of the outstanding shares of HarborOne common stock.

No separate consideration was paid to any of the directors or executive officers for entering into these voting agreements. However, the directors and executive officers of HarborOne may be deemed to have interests in the merger as directors and executive officers that are different from or in addition to those of other HarborOne shareholders. See the section titled “The Merger—Interests of HarborOne’s Executive Officers and Directors in the Merger” beginning on page 63 of this proxy statement/prospectus for a complete description of these interests.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of HarborOne common stock. This discussion addresses only those U.S. holders that hold their HarborOne common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as, for example

•	financial institutions;

•	insurance companies;

•	retirement plans;

•	individual retirement and other tax-deferred accounts;

•	mutual funds;

•	persons subject to the alternative minimum tax provisions of the Code;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes or investors in such partnerships or other flow-through entities;

•	tax-exempt organizations or government organizations;

•	dealers or brokers in securities or foreign currencies;

•	controlled foreign corporations or passive foreign investment companies;

•	traders in securities that elect to use a mark to market method of accounting;

•	regulated investment companies, real estate investment trusts and regulated mortgage investment conduits;

•	certain former U.S. citizens or long-term residents of the United States;

•	persons that immediately before the merger actually or constructively own at least five percent of HarborOne common stock (by vote or value);

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	persons that hold HarborOne common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

•	persons who acquired their shares of HarborOne common stock through the exercise of an employee stock option or otherwise as compensation, through the exercise of warrants, or through a tax-qualified retirement plan.

In addition, this discussion does not address the tax consequences of the merger to holders of HarborOne stock other than U.S. holders.

The following discussion is based upon the Code, its legislative history, Treasury regulations promulgated pursuant to the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, and any tax consequences arising under the unearned income Medicare contribution tax, are not addressed in this discussion.

For purposes of this discussion, the term “U.S. holder” means a Beneficial Owner of HarborOne common stock that is:

•	an individual U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•

a trust that is a U.S. resident trust for U.S. federal income tax purposes, i.e., a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and the control over all substantial decisions of such trust is vested in one or more U.S. persons or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The following discussion is a summary of material U.S. federal income tax consequences of the merger under current law. This discussion is not intended to be tax advice to any particular holder of HarborOne common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to each HarborOne shareholder will depend on the shareholder’s particular situation. HarborOne shareholders are urged to consult their tax advisers as to the particular tax consequences of the merger to them, including the application and effect of state, local, federal, foreign and other tax laws.

Tax Consequences of the Merger Generally

Eastern and HarborOne have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is anticipated that it will qualify as such. It is a condition to Eastern’s obligation to complete the merger that Eastern receive an opinion of its legal counsel, Nutter, McClennen & Fish, LLP , dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to HarborOne’s obligation to complete the merger that HarborOne receive an opinion of its legal counsel, Goodwin Procter LLP, dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on, among other things, certain facts, assumptions, representations, warranties and covenants, including those contained in the merger agreement and in letters and certificates provided by HarborOne and Eastern. If any of the facts, assumptions, representations, warranties or covenants upon which the opinions are based are inaccurate or inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. None of the tax opinions given in connection with the merger, or the opinions described below, will be binding on the Internal Revenue Service. Neither Eastern nor HarborOne has requested or intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Based on their opinions that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, it is the opinion of Goodwin Procter LLP and Nutter, McClennen & Fish, LLP that the material U.S. federal income tax consequences of the merger will be as follows:

Exchange of HarborOne Common Stock Solely for Cash. The exchange of shares of HarborOne common stock solely for cash generally will result in the recognition of gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of HarborOne common stock surrendered in exchange for the cash. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the HarborOne common stock surrendered is more than one year at the effective time of the merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of shares of HarborOne common stock at different times or different prices, such U.S. holder must determine his, her or its adjusted tax basis and holding period separately with respect to each block of HarborOne common stock. In certain circumstances, if a U.S. holder actually or constructively owns Eastern common stock after the transactions, the cash consideration received could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders that actually or constructively own Eastern common stock at the effective time of the merger should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances. U.S. holders electing to receive solely cash consideration in the transactions may be subject to proration (as described in the section titled “The Merger Agreement — Merger Consideration — Proration.”), which may result in the receipt of a portion of the merger consideration in the form of Eastern common stock, in addition to cash. See “— Exchange of HarborOne Common Stock for Cash and Eastern Common Stock” for a general description of the U.S. federal income tax considerations to U.S. holders of the receipt of stock consideration and cash consideration.

Exchange of HarborOne Common Stock Solely for Eastern Common Stock. If, pursuant to the transactions, a U.S. holder exchanges all of the U.S. holders shares of HarborOne common stock solely for shares of Eastern common stock, that U.S. holder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of Eastern common stock (as discussed in “— Cash in Lieu of a Fractional Shares”). The aggregate adjusted tax basis in the shares of Eastern common stock received in the transactions (including fractional shares deemed received and redeemed as described in “— Cash in Lieu of a Fractional Shares”) will be equal to the aggregate adjusted tax basis of the shares of HarborOne common stock surrendered in exchange for Eastern common stock, and the holding period of the shares of Eastern common stock received in the transactions (including fractional shares deemed received and redeemed as described in “— Cash in Lieu of a Fractional Shares”) will include the holding period of the shares of HarborOne common stock surrendered in exchange for Eastern common stock. If a U.S. holder acquired different blocks of shares of HarborOne common stock at different times or different prices, such U.S. holder should consult the U.S. holder’s tax advisor as to the determination of the tax bases and holding periods of the Eastern common stock received in the transactions.

U.S. holders electing to receive solely stock consideration in the transactions may be subject to proration (as described in the section titled “The Merger Agreement — Merger Consideration  — Proration”), which may result in the receipt of a portion of the merger consideration in cash consideration, in addition to the stock consideration. See “— Exchange of HarborOne Common Stock for Cash and Eastern Common Stock” for a general description of the U.S. federal income tax considerations to U.S. holders of the receipt of stock consideration and cash consideration.

Exchange of HarborOne Common Stock for Cash and Eastern Common Stock. A U.S. holder who receives a combination of Eastern common stock and cash (other than cash in lieu of a fractional share of Eastern common stock) pursuant to the transactions generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the sum of the amount of the cash (other than cash in lieu of a fractional share of Eastern common stock) and the fair market value of the Eastern common stock received, minus that U.S. holder’s adjusted tax basis in his, her or its shares of HarborOne common stock surrendered in exchange therefor and (ii) the amount of cash received.

If a U.S. holder acquired different blocks of shares of HarborOne common stock at different times or different prices, any gain or loss may be determined separately for each block of shares and such U.S. holder’s basis and holding period in his, her or its shares of Eastern common stock may be determined with reference to each block of shares of HarborOne common stock. Any such U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which the cash consideration and stock consideration should be allocated among different blocks of shares of HarborOne common stock surrendered, including the ability to identify specific shares of HarborOne common stock exchanged for the cash consideration, and the determination of the tax bases and holding periods of the shares of Eastern common stock received.

Any recognized gain generally will be long-term capital gain if the U.S. holder’s holding period with respect to the shares of HarborOne common stock surrendered in the exchange is more than one year at the effective time. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. In certain circumstances, if a U.S. holder actually or constructively owns Eastern common stock at the effective time of the merger, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders that actually or constructively own Eastern common stock at the effective time of the merger should consult their tax advisors regarding the potential application of the foregoing rules to their particular circumstances.

The aggregate tax basis of the Eastern common stock received in the transaction (including fractional shares deemed received and redeemed as described in “— Cash in Lieu of a Fractional Shares”) will be equal to the aggregate adjusted tax basis of the shares of HarborOne common stock surrendered in the exchange, reduced by the amount of cash consideration received by the U.S. holder (excluding any cash in lieu of a fractional share) and increased by the amount of gain (regardless of whether such gain is classified as capital gain or dividend income, as discussed above, but excluding any gain recognized with respect to cash in lieu of a fractional share), if any, recognized by the U.S. holder in the exchange. The holding period of the Eastern common stock received in the transactions (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of HarborOne common stock surrendered in the exchange.

Cash in Lieu of Fractional Shares. HarborOne shareholders who receive cash in lieu of a fractional share of Eastern common stock in the merger generally will be treated as having received such fractional share in the merger and then having sold such fractional share for cash. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the basis in the fractional share (determined as set forth above). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the shareholder’s holding period for such fractional share (including the holding period of the shares of HarborOne common stock surrendered in exchange therefor) exceeds one year at the effective time of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

HarborOne shareholders generally will be subject to information reporting and, under certain circumstances, U.S. federal backup withholding (currently at a rate of 24%), on cash received pursuant to the merger. Backup withholding will not apply, however, to HarborOne shareholders who (i) furnish a correct taxpayer identification number, certify that they are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (ii) provide proof that they are otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the HarborOne shareholder’s U.S. federal income tax liability, provided that the HarborOne shareholder timely furnishes the required information to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT THERETO. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

INFORMATION ABOUT THE COMPANIES

EASTERN

Eastern is a Massachusetts corporation and bank holding company headquartered in Boston, Massachusetts that was incorporated under Massachusetts law in 2020. Eastern is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act. Eastern is the sole shareholder of Eastern Bank and its primary business is serving as the holding company of Eastern.

Eastern Bank is a Massachusetts-chartered trust company, founded in 1818. Eastern Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Eastern Bank offers a broad range of personal, business, and commercial banking products and services as well as wealth management and investment services through an expansive network of 109 full-service bank branches and offices, located primarily in eastern Massachusetts and southern and coastal New Hampshire.

At March 31, 2025, Eastern Bank had total consolidated assets of approximately $25 billion, net loans of approximately $17.7 billion, total deposits of approximately $20.8 billion, and total shareholders’ equity of approximately $3.6 billion.

You can find more information about Eastern in Eastern’s filings with the SEC referenced in the sections in this document titled “Where You Can Find More Information” beginning on page 124 and “Incorporation of Certain Documents by Reference” beginning on page 125 of this proxy statement/prospectus.

HARBORONE

HarborOne is a Massachusetts corporation formed in 2016 as a bank holding company, headquartered in Brockton, Massachusetts. HarborOne owns all of the outstanding stock of HarborOne Bank, a Massachusetts trust company. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 30 full-service banking centers located in Massachusetts and Rhode Island, and commercial lending offices in Boston, Massachusetts and Providence, Rhode Island. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, provides mortgage lending services throughout New England and other states.

At March 31, 2025, HarborOne had total consolidated assets of approximately $5.7 billion, net loans of approximately $4.8 billion, total deposits of approximately $4.6 billion, and total shareholders’ equity of approximately $576 million.

HarborOne’s principal executive office is located at 770 Oak Street, Brockton, Massachusetts 02301, and its telephone number is (508) 895-1000.

You can find more information about HarborOne in HarborOne’s filings with the SEC referenced in the sections in this document titled “Where You Can Find More Information” beginning on page 124 of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 125 of this proxy statement/prospectus.

DESCRIPTION OF EASTERN’S CAPITAL STOCK

Eastern is authorized to issue up to 1,000,000,000 shares of common stock, par value $0.01 per share, with 211,461,008 shares outstanding as of June 16, 2025. Eastern is also authorized to issue up to 50,000,000 shares of preferred stock, with no par value, none of which was issued as of June 4, 2025. The capital stock of Eastern does not represent or constitute a deposit account and is not insured by the FDIC or by the Depositors Insurance Fund.

The following description of the Eastern capital stock does not purport to be complete and is qualified in all respects by reference to Eastern’s articles of organization and bylaws, and the Massachusetts Business Corporation Act.

Common Stock

General

Each share of Eastern common stock has the same relative rights and is identical in all respects with each other share of Eastern common stock.

Dividends

Holders of Eastern’s common stock are entitled to receive and share equally in such dividends as Eastern’s board of directors may declare out of funds legally available for such payments. If Eastern issues preferred stock, holders of such stock may have a priority over holders of Eastern common stock with respect to the payment of dividends. State and federal laws and regulations place limitations on the payment of dividends. Eastern shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to reduce below (i) the amount required for the liquidation account (described below) or (ii) the regulatory capital requirements of Eastern (to the extent applicable).

Voting Rights

The holders of Eastern common stock have exclusive voting rights in Eastern. They elect Eastern’s board of directors and act on other matters as are required to be presented to them under Massachusetts law or as are otherwise presented to them by the Eastern board of directors. Generally, each holder of Eastern common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Eastern common stock, however, will be entitled to cast only one one-hundredth (1/100th) of a vote per share for each share in excess of the 10% limit. If Eastern issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of holders of 80% of the shares of Eastern common stock then outstanding; provided, however, that if the Eastern board of directors recommends, by the affirmative vote of at least two-thirds of the Independent Directors (as defined in Eastern’s articles of organization) then in office at a duly constituted meeting of the Eastern board of directors, that shareholders approve such matter at such meeting of shareholders, such matter shall require only the affirmative vote of a majority of the total votes eligible to be cast.

As a Massachusetts-chartered stock bank, corporate powers and control of Eastern Bank are vested in its board of directors, who elect the officers of Eastern Bank and who fill any vacancies on the board of directors. Voting rights of Eastern Bank are vested exclusively in the owner of the shares of capital stock of Eastern Bank, which is Eastern and voted at the direction of Eastern’s board of directors. Consequently, the holders of the common stock of Eastern do not have direct control of Eastern Bank.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Holders of Eastern common stock do not have any preemptive rights with respect to any shares that may be issued by Eastern in the future. Thus, Eastern may sell shares of its common stock without first offering them to the then holders of common stock.

Liquidation

In the event of any liquidation, dissolution or winding up of Eastern Bank, Eastern, as the holder of 100% of Eastern Bank’s capital stock, would be entitled to receive all assets of Eastern Bank available for distribution, after payment or provision for payment of all debts and liabilities of Eastern Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account, as described below. In the event of liquidation, dissolution or winding up of Eastern, the holders of Eastern common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of Eastern available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

As required by Massachusetts law, Eastern established a liquidation account upon the completion of its initial public offering (the “Offering”) as part of its conversion from mutual to stock form in 2020. The amount of the liquidation account was initially equal to Eastern’s total equity as set forth in the consolidated statement of financial condition contained in Eastern’s prospectus dated August 11, 2020 distributed in connection with the Offering. The function of the liquidation account is to establish a priority on liquidation for “Eligible Account Holders” and “Supplemental Eligible Account Holders” (each as defined in Eastern’s Plan of Conversion dated June 12, 2020) and, except as otherwise described below, the existence of the liquidation account does not operate to restrict the use or application of the net worth of Eastern or Eastern Bank.

Eastern maintains the liquidation account for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts (as defined in the Plan of Conversion) with Eastern Bank following the Offering. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account, hold a related contingent creditor relationship in a portion of the liquidation account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced in accordance with the Plan of Conversion and applicable law. On each December 31 (or other fiscal year end) that the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of: (i) the balance in the Deposit Account at the close of business on any December 31st after the Offering; or (ii) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date (as defined in the Plan of Conversion), then the subaccount balance for such Deposit Account will be reduced in an amount proportionate to the reduction in the balance of such Deposit Account. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. A certificate of deposit or other time account is deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance may be made only in the event of Eastern’s complete liquidation and only out of funds available for such purpose after payment of all creditors. At December 31, 2024, the amount of the liquidation account was $479.8 million, as compared to $1.1 billion at December 31, 2020.

Preferred Stock

The Eastern board of directors is authorized, subject to limitations in its articles of organization and applicable law, to issue preferred stock in one or more series from time to time, in each case without shareholder approval. The Eastern board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Eastern’s articles of organization. There are no shares of Eastern preferred stock issued and outstanding.

Other Provisions in Eastern’s Articles of Organization and Bylaws

The Eastern articles of organization and Eastern bylaws contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Eastern, including provisions:

•

classifying the Eastern board of directors into three classes to serve for three years, with one class being elected annually (provided, however, that classification of Eastern’s board of directors will cease as of Eastern’s 2027 annual meeting of shareholders);

•	authorizing the Eastern board of directors to fix the size of the Eastern board of directors;

•	limiting the removal of directors by a majority of shareholders to removal for cause; and

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Act) that may also have additional anti-takeover effects to provisions in Eastern’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Act), the provisions of which Eastern has provided in its bylaws shall not apply to “control share acquisitions” of Eastern within the meaning of said Chapter 110D.

Sole and Exclusive Forum

Eastern’s articles of organization provide that state and federal courts located in Massachusetts will be the exclusive forum for substantially all disputes between Eastern and its shareholders, which could limit the ability of Eastern shareholders to obtain a favorable judicial forum for disputes with Eastern or its directors, officers or employees. Eastern’s articles of organization provide that, unless Eastern consents in writing to the selection of an alternative forum, the Business Litigation Session of the Suffolk County Superior Court (the “BLS”) in general is the sole and exclusive forum for any derivative action or proceeding brought on behalf of Eastern, any action asserting a claim of breach of a fiduciary duty, any action asserting a claim arising pursuant to any provision of Massachusetts corporate law, or any action asserting a claim governed by the internal affairs doctrine. Eastern’s articles of organization provide that the BLS will have exclusive jurisdiction, unless the BLS does not have subject matter jurisdiction, in which case a state court located within Massachusetts or, if no state court located within Massachusetts has subject matter jurisdiction, the United States District Court for the District of Massachusetts will have exclusive jurisdiction.

For any claim arising under the Securities Act or the rules and regulations thereunder, the articles of organization provide that the United States District Court for the District of Massachusetts and the BLS (or if the BLS does not have subject matter jurisdiction, a state court located within Massachusetts), to the fullest extent permitted by law, will have concurrent jurisdiction for the resolution of such claim, unless Eastern consents in writing to the selection of an alternative forum. Eastern’s articles of organization also provide that the exclusive forum provision does not apply to any claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder.

Eastern’s choice of forum provision may limit an Eastern shareholder’s ability to bring a claim in a judicial forum that the shareholder finds favorable for disputes with Eastern or its directors and officers or other employees, which may discourage such lawsuits against Eastern and its directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in Eastern’s articles of organization to be inapplicable or unenforceable in an action, Eastern may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect Eastern’s business and financial condition.

Transfer Agent

The transfer agent and registrar for Eastern common stock is Continental Stock Transfer & Trust Company.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF EASTERN AND HARBORONE

This section describes the differences between the rights of holders of HarborOne common stock and the rights of holders of Eastern common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of HarborOne common stock and your rights as a holder of Eastern common stock.

As a shareholder of HarborOne, a Massachusetts corporation, your rights are governed by Massachusetts law, HarborOne’s articles of organization, as currently in effect, and HarborOne’s bylaws, as currently in effect. When the merger becomes effective and you receive Eastern common stock in exchange for your HarborOne shares, you will become a shareholder of Eastern, a Massachusetts corporation. Eastern’s common stock is listed on Nasdaq under the symbol “EBC.” As an Eastern shareholder, your rights will be governed by Massachusetts law, Eastern’s articles of organization, as in effect from time to time, and Eastern’s bylaws, as in effect from time to time.

The following discussion of the respective rights of HarborOne and Eastern shareholders under Massachusetts law, and the similarities and material differences between (i) the rights of HarborOne shareholders under the HarborOne articles of organization and HarborOne bylaws and (ii) the rights of Eastern shareholders under the current Eastern articles of organization and Eastern bylaws. This discussion is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Massachusetts law and the full texts of the HarborOne articles of organization, HarborOne bylaws, Eastern articles of organization and Eastern bylaws.

	HarborOne	Eastern
Capitalization

The total authorized capital stock of HarborOne consists of 150,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, with no par value.

As of the record date, there were     shares of HarborOne common stock outstanding held by approximately     holders of record, and no shares of preferred stock outstanding.

The total authorized capital stock of Eastern consists of 1,000,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, with no par value.

As of the record date, there were     shares of Eastern common stock outstanding held by approximately     holders of record, and no shares of preferred stock outstanding.

Preemptive Rights	A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Unless the articles of organization expressly grants such rights to the shareholder, a shareholder does not have any preemptive rights.

	HarborOne’s articles of organization do not provide HarborOne shareholders with preemptive rights.	Eastern’s articles of organization do not provide Eastern shareholders with preemptive rights.

	HarborOne	Eastern

Limitation on Voting Rights	HarborOne’s articles of organization and bylaws do not contain limitations on shareholder voting rights, except that any person who beneficially owns more than 10% of the then-outstanding shares of HarborOne’s common stock is not entitled or permitted to vote any shares of HarborOne common stock held in excess of the 10% limit during the three-year period following the HarborOne’s second-step conversion; thereafter, shares of common stock in excess of the 10% limit will be entitled to cast 1/100th of a vote per share.	Eastern’s articles of organization and bylaws do not contain limitations on shareholder voting rights, except that any holder of shares in excess of the 10% threshold is entitled to cast only one one-hundredth (1/100th) of a vote per share for each share in excess of the 10% threshold.

Dividends and Other Stock Rights

HarborOne’s articles of organization and bylaws do not provide shareholders with an explicit right to receive dividends.

Under the MBCA, HarborOne’s board of directors may declare dividends annually, semi-annually, or quarterly from net profits; provided that, under the MBCA, a corporation may not make a distribution if, after giving effect thereto, either: (i) it would be unable to pay its debts as they become due in the usual course of its business; or (ii) its total assets would be less than its total liabilities. Additionally, the ability of HarborOne and HarborOne Bank to pay dividends to shareholders is limited by applicable bank holding company and bank regulations.

HarborOne is not permitted to pay dividends on its capital stock if HarborOne’s shareholders’ equity would be reduced below the amount of the liquidation account described below.

Eastern may also pay dividends on its common stock in accordance with Massachusetts law.

Eastern shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to reduce below the amount required for the Liquidation Account established in connection with its 2020 conversion from mutual to stock form.

Eastern and Eastern Bank are subject to the same dividend limitations under federal and Massachusetts law that are applicable to HarborOne and HarborOne Bank.

Eastern’s board of directors is also authorized to issue, without shareholder approval, one or more series of preferred stock, the terms of which would be fixed by Eastern’s board of directors. See “Description of Eastern’s Capital Stock–Preferred Stock” beginning on page 106 of this proxy statement/prospectus.

	HarborOne	Eastern

HarborOne’s board of directors of the Corporation is authorized, by vote or votes from time to time adopted, to provide for the issuance of one or more classes of preferred stock. HarborOne’s board of directors also have the authority to divide any authorized class of preferred stock of HarborOne into one or more series, to establish or change from time to time the number of shares to be included in each such series, and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of any series so established and the qualifications, limitations and restrictions thereof. Each series will be separately designated so as to distinguish the shares thereof from the shares of all other series and classes.

If Eastern issues preferred stock, holders of such stock may have a priority over holders of common stock with respect to the payment of dividends and in the event of liquidation or dissolution of Eastern.

Right to Call Special Meetings of Shareholders	Special meetings may be called by a majority of the board of directors, the chairman of the board or by the President; and shall be called by the secretary, or in case of the death, absence, incapacity or refusal of the secretary, by any other officer, upon written application of the holders of at least 10% of all the votes entitled to be cast on any issue to be considered at the proposed meeting.	Special meetings may be called by the chairman of the board, if any, by the chief executive officer, by a majority of the directors; and shall be called by the secretary, or, in case of the death, absence, incapacity or refusal of the secretary, by any other officer, upon written demand of one or more shareholders who hold at least 25% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting.

Notice of Shareholder Meetings	HarborOne’s bylaws requires that notice of shareholder meetings be given at least seven days and not more than 60 days before the meeting to each shareholder entitled to vote thereat and to each shareholder who is otherwise entitled by law or the HarborOne articles of organization to such notice.	Eastern’s bylaws require that notice of shareholder meetings be given not less than seven days nor more than 60 days before the meeting.

	HarborOne	Eastern

Board of Directors – Number and Term of Office

HarborOne’s bylaws provide that the number of directors are fixed solely and exclusively by the HarborOne board. Currently, HarborOne’s board of directors is set at ten directors.

Pursuant to the HarborOne articles of organization, provides that the HarborOne board of directors is divided into three classes, with each class being as equal in number as possible. Directors are elected for a term of office that expires at the third succeeding annual meeting of shareholders after their election.

Eastern’s bylaws provide that the number of directors shall be fixed solely and exclusively by resolution duly adopted from time to time by the Eastern board of directors. Currently, Eastern’s board of directors is set at 15 directors. Under the MBCA, Eastern may not have fewer than three directors.

Pursuant to Eastern’s articles of organization, the Eastern board of directors is currently divided into three classes of directors serving staggered three-year terms, with each class being as equal in number as possible. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. However, at Eastern’s 2026 annual meeting of the shareholders, the class of directors whose term expires at that meeting will be nominated for re-election for one-year terms, and the board of directors will be fully declassified, with all directors standing for annual election, beginning with Eastern’s 2027 annual meeting of shareholders.

Board of Directors Nominations by Shareholders

HarborOne shareholders entitled to vote at an annual meeting may nominate candidates to be elected to the HarborOne board of directors by providing timely notice to the secretary of HarborOne.

To be timely, a shareholder’s notice must be delivered not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual

Eastern’s bylaws, in turn, state that no person may be elected a director without first being nominated by or at the direction of the Eastern board of directors or by any shareholder of record entitled to vote of the election of directors.

To nominate a director nominee, a shareholder must provide timely written notice to the secretary of Eastern. To be timely, notice must be delivered to the secretary at the principal executive offices of Eastern no fewer than 90 days and no more than 120 days prior to the

HarborOne	Eastern

meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Notices must include:

(1)   As to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(2)   The name and address of the shareholder giving the notice, as they appear on HarborOne’s books, and the names and addresses of the other proposing persons (if any); as to each proposing person, any material ownership interests;

first anniversary of the preceding year’s annual meeting and must include:

(1)   with regards to the nominee, information required to be included in a proxy statement filed with the SEC;

(2)   as to the shareholder giving the notice and the beneficial owner(s), if any, on whose behalf the nomination or proposal is made:

(i) the name and address of such shareholder, as they appear on Eastern’s books, and of such beneficial owner(s);

(ii) certain information specified in Eastern’s bylaws with respect to such shareholder or beneficial owner(s), if any, regarding the class or series and number of shares of Eastern common stock owned, as well as information pertaining to certain derivative securities or other agreements or arrangements that affect such shareholder or beneficial owner(s)’ voting rights, dividend rights or other rights with respect to Eastern common stock, or any arrangements between the nominee and such nominating shareholder or beneficial owner(s).

HarborOne	Eastern

(3)   A description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any proposing person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of HarborOne; and

(4)   (A) A description of all agreements, arrangements or understandings by and among any of the proposing persons, or by and among any proposing persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) proposed to be brought before the meeting of shareholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (B) identification of the names and addresses of other shareholders (including beneficial owners) known by any of the proposing persons to support such nomination(s), and to the extent known the class and number of all shares of HarborOne’s capital stock owned beneficially or of record by such other shareholder(s) or other beneficial owner(s).

	HarborOne	Eastern

Resignation and Removal of Directors

HarborOne’s bylaws provide that any director may resign at any time by delivering his or her resignation in writing to the president or the secretary or to a meeting of the directors. Such resignations shall take effect at such time as is specified therein, or if no such time is so specified, then upon delivery thereof to the president or the secretary or to a meeting of the directors.

Pursuant to the HarborOne articles of organization and subject to the rights of any holders of preferred stock, any director may be removed from office at any time, but only for cause and only by the affirmative vote of either (i) a majority of the directors then in office or (ii) the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of HarborOne entitled to vote generally in the election of directors, voting together as a single class.

HarborOne’s articles of organization provide that, subject to the rights of the holders of any series of preferred stock the outstanding and except as otherwise required by applicable law, any and all vacancies in the HarborOne board of directors, however occurring including, without limitation, by reason of an increase in size of the HarborOne board of directors, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. A vacancy that will occur at a specific later date may be filled before the vacancy occurs but the new director may not take office until the vacancy occurs.

Eastern’s bylaws provide that any director may resign at any time by delivering his or her resignation in writing to the chief executive officer or the secretary or to a meeting of the directors. Such resignations shall take effect at such time as is specified therein, or if no such time is so specified, then upon delivery thereof to the chief executive officer or the secretary or to a meeting of the directors.

Eastern’s articles of organization provide that, subject to the rights of any voting group with a separate right to elect directors, any director (including any person elected by the Eastern board of directors to fill any vacancy in the Eastern board of directors) may be removed from office only for cause and only by either (i) the affirmative vote of at least two-thirds of the “independent directors” (as defined in Eastern’s articles of organization) then in office at a duly constituted meeting of the Eastern board of directors or (ii) an affirmative majority of the total votes eligible to be cast by shareholders, voting together as a single class, at a duly constituted meeting of shareholders called expressly for the purpose of removing such director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

	HarborOne	Eastern
Directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Amendment of Bylaws

HarborOne’s bylaws and articles of organization provide that the board of directors may make, amend or repeal the bylaws, in whole or in part, except with respect to any provision that requires approval by the shareholders.

Additionally, the bylaws of the may be amended or repealed in whole or in part by the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of HarborOne capital stock at the time outstanding and entitled to vote at any annual meeting of shareholders or special meeting of shareholders; provided, however, that if the HarborOne board of directors recommends, by the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the HarborOne board of directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the outstanding shares of each class of HarborOne capital stock at the time outstanding and entitled to vote at such meeting.

Eastern’s bylaws and articles of organization provide that the board of directors may amend the bylaws in whole or in part, by the affirmative vote of a majority of the directors then in office at a duly constituted meeting of the board of directors. However, if at such action there is an “interested shareholder” (as defined in Eastern’s articles of organization), then such action will require the affirmative vote of at least two-thirds of the independent directors then in office at such meeting. Following the adoption of an amendment to the bylaws by the directors, no later than the time of giving notice of the meeting of shareholders immediately following such amendment, notice thereof stating the substance of such action shall be given to all shareholders entitled to vote on amending the bylaws.

The shareholders may amend the bylaws at a meeting called expressly for such purpose, by the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment, voting together as a single voting group; provided, however, that notice of the substance of the proposed amendment is stated in the notice of such meeting.

	HarborOne	Eastern

Any bylaw adopted or amended by the directors may be amended or reinstated by the shareholders entitled to vote on amending the bylaws.

Amendment of Articles of Organization	HarborOne’s articles of organization provide that the articles of organization may be amended at a duly constituted meeting of shareholders called expressly for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast by shareholders on such amendment, voting together as a single class; provided, however, that if the HarborOne board of directors recommends, by the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the HarborOne board of directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment, voting together as a single class.

Eastern’s articles of organization provide that the articles may be amended, at a duly constituted meeting of shareholders called expressly for such purpose, by the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment, voting together as a single voting group, provided that such amendment has been duly approved by the Eastern board of directors with the affirmative vote of a majority of directors, subject to the following exception.

If at the time of the proposed amendment to Eastern’s articles of organization there is an “interested shareholder” (as defined in the articles of organization), then, in addition to the majority vote specified above and any other vote required by applicable law, the affirmative vote of the holders of a majority of the voting shares (as defined in the articles of organization) not beneficially owned by the interested shareholder, voting together as a single voting group, would be required to amend, repeal, or adopt any provisions inconsistent with the provisions in Eastern’s articles of organization (described below) relating to certain business combinations by Eastern with an interested shareholder or any affiliate of that shareholder.

Approval of Business Combinations	HarborOne’s articles of organization and bylaws do not contain any special provisions relating to the approval of business combinations, and therefore business combinations	Approval of a merger, share exchange or consolidation of Eastern with or into any other entity or the sale, lease or exchange of all or substantially all of Eastern’s property or assets,

HarborOne	Eastern

requiring a vote of HarborOne’s shareholders are subject to the default rule under the MBCA requiring the affirmative vote of two-thirds of the then outstanding shares entitled to vote thereon.

requires the affirmative vote of a majority of the total number of votes eligible to be cast by shareholders on such matter, voting together as a single voting group but only if Eastern’s board of directors so determines, by the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors (unless at the time of such action there shall be an “interested shareholder” (as defined in Eastern’s articles of organization), in which case such determination shall also require the affirmative vote of a majority of the “independent directors” (as defined in Eastern’s articles of organization) then in office at such meeting).

If Eastern’s board of directors does not determine by the requisite vote to require the approval of only the affirmative vote of a majority of the total number of votes eligible to be cast by shareholders on such matter, a merger, share exchange or consolidation of Eastern with or into any other entity or the sale, lease or exchange of all or substantially all of Eastern’s property or assets, Eastern’s articles of organization would require the affirmative vote of at least two-thirds of the total number of votes eligible to be cast by shareholders on such matter, voting together as a single voting group, at a duly constituted meeting of shareholders called expressly for such purpose.

In the case of a proposed “business combination” (as defined in Eastern’s articles of organization) by Eastern with an “interested shareholder” (as defined in the articles of organization), or any affiliate of

	HarborOne	Eastern

an interested shareholder, Eastern’s articles of organization provide that, in addition to any affirmative vote that may be required by the MBCA, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding voting shares, voting together as a single voting group, would be required, unless either (i) the business combination has been approved by at least two-thirds of the independent directors then in offer, or (ii) the business combination satisfies certain price and procedure requirements set forth in the articles of organization.

Limitation of Liability and Indemnification

HarborOne’s articles of organization provide that no director will be personally liable to HarborOne or its shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that the articles of organization do not eliminate or limit any liability of a director (a) for any breach of the director’s duty of loyalty to HarborOne or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under the MBCA or (d) with respect to any transaction from which the director derived an improper personal benefit.

The HarborOne articles of organization also provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or

Eastern’s articles of organization state that no director shall have personal liability to Eastern or its shareholders for monetary damages for breach of his or her fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided that the director will still be liable for (a) for any breach of the director’s duty of loyalty to Eastern or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of the MBCA, or (d) for any transaction from which the director derived an improper personal benefit.

Under Eastern’s bylaws, each current and former director and officer shall be indemnified by Eastern against any and all expenses incurred in connection with any proceeding in which such director or officer is involved as a result of serving or having served (a) as a director, officer or employee of Eastern, (b) in any

HarborOne	Eastern

otherwise, by reason of the fact that he or she is or was (a) a director of HarborOne, or (b) serving, at the request of HarborOne as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified and held harmless by HarborOne to the fullest extent authorized by the MBCA against all expense, liability and loss (including, but not limited to, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be such a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators, all as subject to certain limitations.

capacity with respect to any employee benefit plan sponsored by Eastern or any wholly-owned subsidiary of Eastern, (c) as a director, officer or employee of any majority-owned subsidiary of Eastern, or (d) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of Eastern or any majority-owned subsidiary of Eastern; provided, however, that Eastern may not make any indemnification payment prohibited by Section 18(k) of the Federal Deposit Insurance Act or the regulations promulgated thereunder by the Federal Deposit Insurance Corporation

The bylaws further provide that each non-officer employee of Eastern may, in the discretion of the board of directors, be indemnified by Eastern against any and all expenses incurred by such non-officer employee in connection with any proceeding in which such non-officer employee is involved as a result of serving or having served (a) as an employee of Eastern or any subsidiary, (b) in any capacity with respect to any employee benefit plan sponsored by Eastern or any wholly-owned subsidiary of Eastern, (c) as a director, officer or employee of any majority-owned subsidiary of Eastern, or (d) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of Eastern or any majority-owned subsidiary of Eastern, all as subject to certain limitations.

	HarborOne	Eastern
Liquidation Account

In connection with HarborOne’s conversion from mutual to stock form, HarborOne established a liquidation account for the benefit of the eligible account holders and supplemental eligible account holders who maintain their accounts at the HarborOne Bank after the conversion. The liquidation accounts are reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder’s interest in the liquidation account.

Under HarborOne’s articles of association, in the event of a complete liquidation involving (i) HarborOne or (ii) HarborOne Bank, HarborOne must comply with the regulations of the Federal Reserve Board and the Massachusetts Division of Banks and the provisions of the plan of conversion with respect to the amount and priorities of each eligible account holder’s and supplemental eligible account holder’s interests in the liquidation account. The interest of an eligible account holder or supplemental eligible account holder in the liquidation account does not entitle such account holders to voting rights.

In the event of any liquidation, dissolution or winding up of Eastern Bank, Eastern, as the holder of 100% of Eastern Bank’s capital stock, would be entitled to receive all assets of Eastern Bank available for distribution, after payment or provision for payment of all debts and liabilities of Eastern Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account established in connection with Eastern’s 2020 conversion from mutual to stock form. See “Description of Eastern’s Capital Stock–Common Stock–Liquidation” beginning on page 106 of this proxy statement/prospectus for a more detailed explanation of Eastern’s liquidation account.

In the event of liquidation, dissolution or winding up of Eastern, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of Eastern available for distribution. See “Description of Eastern’s Capital Stock–Common Stock–Liquidation” beginning on page 106 of this proxy statement/prospectus for a more detailed explanation of Eastern’s liquidation account.

Sole and Exclusive Forum	Neither HarborOne’s articles of organization nor the bylaws restrict the jurisdiction or forum for disputes between HarborOne and its shareholders.	Eastern’s articles of organization provide that state and federal courts located in Massachusetts will generally be the exclusive forum for substantially all disputes between Eastern and its shareholders, subject to certain exceptions under the federal securities laws. See “Description of Eastern’s Capital Stock–Sole and Exclusive Forum” beginning on page 107 of this proxy statement-prospectus for a more detailed description of the exclusive forum provision in Eastern’s articles of organization.

LEGAL MATTERS

The validity of the shares of Eastern common stock to be issued in connection with the merger will be passed upon for Eastern by Nutter, McClennen & Fish, LLP, counsel for Eastern.

Nutter, McClennen & Fish, LLP, counsel for Eastern, and Goodwin Procter LLP, counsel for HarborOne, will provide, prior to the effective time, opinions regarding certain federal income tax consequences of the mergers for Eastern and HarborOne, respectively.

EXPERTS

Eastern

The consolidated financial statements of Eastern appearing in Eastern’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Eastern’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

HarborOne

The consolidated financial statements of HarborOne appearing in HarborOne’s Annual Report (Form 10-K) for the year ended December 31, 2024, have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ANNUAL MEETING SHAREHOLDER PROPOSALS

HarborOne does not anticipate holding a 2026 annual meeting of HarborOne shareholders if the merger is completed before the second quarter of 2026. However, if the merger is not completed within the expected timeframe, or at all, HarborOne may hold an annual meeting of its shareholders in 2026. If you are interested in submitting a proposal for inclusion in the proxy statement for the 2026 annual meeting of shareholders of HarborOne, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. Any shareholder who wishes to submit a proposal for inclusion in the proxy statement for the 2026 annual meeting of shareholders will be required, pursuant to Rule 14a-8, to deliver the proposal to HarborOne no later than November 27, 2025.

To comply with the universal proxy rules, HarborOne shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 14, 2026. HarborOne shareholders may also propose business to be brought before an annual meeting pursuant to the HarborOne bylaws. Under HarborOne’s bylaws, to be timely, a shareholder’s notice for the 2026 annual meeting of shareholders must be received by HarborOne no earlier than January 13, 2026 and no later than February 12, 2026. However, if an annual meeting is held on a date more than 30 days before, or more than 60 days after, the anniversary of the preceding year’s annual meeting, a shareholder proposal must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION

Eastern and HarborOne file annual, quarterly and current reports, proxy and information statements, and other information with the SEC. These reports, proxy and information statements, and other information that Eastern and HarborOne file electronically with the SEC are available at the web site maintained by the SEC at http://www.sec.gov.

Reports, proxy and information statements, and other information filed by Eastern with the SEC are also available at Eastern’s web site at https://investor.easternbank.com under the tab “Financials” and then under the heading “SEC Filings.” The reports, proxy and information statements, and other information filed by HarborOne with the SEC are available at HarborOne’s web site at https://www.HarborOne.com/ under the tab “Investor Relations” and then under the heading “SEC Filings.” The web addresses of the SEC, Eastern and HarborOne are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/ prospectus, information on those web sites is not part of this proxy statement/prospectus.

Eastern has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Eastern common stock to be issued to HarborOne shareholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Eastern in addition to constituting a proxy statement for HarborOne shareholders. As allowed by SEC rules, this document does not contain all the information you can find in Eastern’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Eastern and HarborOne to incorporate by reference information in this proxy statement/prospectus. This means that Eastern and HarborOne can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and later information that is filed by Eastern and HarborOne with the SEC will automatically update and supersede the information in this document and the documents listed below.

For purposes of this proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes the statement in the document.

Eastern and HarborOne incorporate by reference the specific documents listed below and any future filings that Eastern and HarborOne make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and, in the case of HarborOne, the date of the HarborOne special meeting of shareholders, provided that Eastern and HarborOne are not incorporating by reference any information furnished to, but not filed with, the SEC.

Eastern SEC Filings (SEC File No. 001-39610)

•	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 8, 2025;

•

Current Reports on Form 8-K filed with the SEC on January 7, 2025 and April 24, 2025 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	Definitive proxy statement on Schedule 14A for the 2025 annual meeting of shareholders, filed with the Securities and Exchange Commission on March 27, 2025.

HarborOne SEC Filings (SEC File No. 001- 38955)

•	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 6, 2025;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 6, 2025;

•

Current Reports on Form 8-K filed with the SEC on March 27, 2025, April  24, 2025, and May 14, 2025 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	Definitive proxy statement on Schedule 14A for the 2025 annual meeting of shareholders, filed with the SEC on April 1, 2025.

You can obtain any of the Eastern documents or HarborOne documents incorporated by reference into this proxy statement/prospectus, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Eastern Bank Investor Relations Email: a.hersom@easternbank.com Telephone: (860) 707-4432	HarborOne Investor Relations Email: SFinocchio@HarborOne.com Telephone at (508) 895-1180

You should rely only on the information contained or incorporated by reference into this document. Eastern has supplied all information contained or incorporated by reference into this document relating to Eastern. HarborOne has supplied all information contained in this document relating to HarborOne. Neither Eastern nor HarborOne has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated     . You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to HarborOne shareholders nor the issuance of Eastern common stock in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 24, 2025

BY AND AMONG

EASTERN BANKSHARES, INC.

EASTERN BANK,

HARBORONE BANCORP, INC.,

AND

HARBORONE BANK

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Affiliate	87
Agreement	87
Approval Date	2
Articles of Bank Merger	2
Articles of Merger	2
Bank Merger	1
Bank Secrecy Act	88
BHC Act	88
BOLI	37
Burdensome Conditions	69
Business Day	88
Buyer	1
Buyer 401(k) Plan	75
Buyer Balance Sheet Date	45
Buyer Bank	1
Buyer Benefit Plan	48
Buyer Classified Loans	55
Buyer Common Stock	4
Buyer Covered Person	59
Buyer Disclosure Schedule	39
Buyer Equity Plan	88
Buyer ESOP	88
Buyer Insurance Policies	88
Buyer Lease Options	58
Buyer Leased Real Property	58
Buyer Leases	58
Buyer Loan Property	53
Buyer Material Contracts	47
Buyer Owned Real Property	58
Buyer Pension Plan	49

Buyer Real Property	58
Buyer Regulatory Agreement	48
Buyer Reports	42
Buyer Share Issuance	15
Buyer Stock Option	10
Buyer Third-Party Consents	47
CARES Act	89
Cash Election	4
Cash Election Shares	4
CECL	89
Chosen Courts	102
Closing	2
Closing Date	2
Code	89
Commissioner	15
Community Reinvestment Act	89
Company	1
Company 401(k) Plan	75
Company Acquired Mortgage Loan	89
Company Acquisition Proposal	89
Company Adverse Recommendation Change	67
Company Applicable Requirements	90
Company Balance Sheet Date	18
Company Bank	1
Company Benefit Plan	21
Company Board Recommendation	66
Company Classified Loans	30
Company Common Stock	3
Company Covered Person	38

A-iv

Company Data Tape	90
Company designated directors	80
Company Disclosure Schedule	11
Company Disclosure Supplement	77
Company Employees	21
Company Equity Awards	91
Company ESOP	91
Company Foundation	90
Company Foundation Allocated Funds	82
Company Intervening Event	91
Company Leased Real Property	35
Company Leases	35
Company Loan Property	25
Company Material Contracts	20
Company Meeting	66
Company Mortgage Loans	91
Company Mortgage Servicing Rights	91
Company Owned Mortgage Loan	92
Company Owned Real Property	35
Company Pension Plan	22
Company Performance Unit Award	11
Company Real Property	35
Company Regulatory Agreement	21
Company Reports	15
Company Restricted Stock Award	10
Company Serviced Mortgage Loan	92
Company Servicing Agreement	92
Company Stock Option	10
Company Subservicer	92
Company Superior Proposal	92
Company Third-Party Consents	20
Confidentiality Agreement	101
Continuing Employees	74
COVID Measures	93
CRA	89
D&O Insurance	73
Data Vendor Agreement	38
Derivative Transaction	93
Designated Employee	75
Dodd-Frank Act	93
Effective time	2
Election	7
Election Deadline	7
Election Period	7
End Date	86
Enforceability Exceptions	14
Environmental Law	93
Equal Credit Opportunity Act	94
ERISA	94
ERISA Affiliate	22
ESOP Termination Date	75
Exchange Act	94

Exchange Agent	94
Exchange Fund	8
Exchange Ratio	4
Executive Officer	94
Fair Credit Reporting Act	94
Fair Housing Act	94
Fannie Mae	31
FDIC	94
Federal Deposit Insurance Act	94
Federal Reserve Act	94
FHLB	94
Form of Election	7
Foundation Consolidation	82
FRB	94
Freddie Mac	31
GAAP	94
Ginnie Mae	31
Governmental Authority	94
Gramm-Leach-Bliley Act of 1999	95
Hazardous Substance	95
Holder	6
Home Mortgage Disclosure Act	95
Indemnified Parties	72
Indemnifying Party	72
Information Systems Conversion	78
Insurance Policies	37
Intellectual Property	95
Interim Surviving Entity	95
IRS	95
IT Assets	38
Knowledge	95
Law	95
Lease Options	36
Liens	96
Loans	29
Material Adverse Effect	96
Maximum D&O Tail Premium	73
Maximum Stock Conversion Number	5
MBCA	1
Merger	1
Merger Consideration	4
Minimum Stock Conversion Number	5
Nasdaq	15
National Labor Relations Act	97
New Certificate	8
New Plans	74
Non-Election Shares	4
Old Certificate	4
OREO	97
Patient Protection and Affordable Care Act	97
Per Share Cash Consideration	4
Per Share Cash Equivalent Consideration	97

A-v

Permitted Actions	61
Permitted Liens	35
Person	97
Personal Data	19
Phase I Assessment	65
Phase II Assessment	79
Plan of Bank Merger	97
Privacy Laws	97
Privacy Obligations	98
Process	98
Processing	98
Proxy Statement-Prospectus	98
Registration Statement	67
Regulatory Approval	15
Release	98
Representatives	71
Requisite Company Shareholder Approval	14
Sarbanes-Oxley Act	16
SEC	98
Section 16 Officer	98
Securities Act	98
Security Breach	38

Shortfall Number	6
Split Dollar Policies	24
Stock Consideration	4
Stock Election	4
Stock Election Number	5
Stock Election Shares	4
Subsidiary	99
Surviving Entity	1
Takeover Restrictions	37
Tax	99
Tax Returns	99
Taxes	99
Taxing Authority	99
Termination Fee	86
The date hereof	99
Transition Period	75
Treasury Regulations	99
Truth in Lending Act	99
USA PATRIOT Act	99
Voting Agreement	1
Willful Breach	99

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2025, is by and among Eastern Bankshares, Inc. (“Buyer”), Eastern Bank, a wholly owned subsidiary of Buyer (“Buyer Bank”), HarborOne Bancorp, Inc. (“Company”), and HarborOne Bank, a wholly owned subsidiary of Company (“Company Bank”). Any capitalized term used in this Agreement and not otherwise defined has the meaning set forth in Article IX.

BACKGROUND STATEMENTS

A. The boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the transactions contemplated herein are in the best interests of their respective corporations and shareholders; and (ii) adopted this Agreement;

B. In accordance with the terms of this Agreement, Company will merge with and into Buyer (the “Merger”), so that Buyer is the surviving entity in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”), and immediately following the Merger, as provided in this Agreement, at a time selected by Buyer, Company Bank will merge with and into Buyer Bank, with Buyer Bank the surviving entity (the “Bank Merger”);

C. As a material inducement to Buyer to enter into this Agreement, each member of the board of directors and each Executive Officer of Company has entered into a voting agreement with Buyer dated as of this date (a “Voting Agreement”), substantially in the form attached as Exhibit A, pursuant to which each has agreed to vote all shares of Company Common Stock he or she owns in favor of the approval of this Agreement and the transactions it contemplates;

D. The parties intend that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and relevant Treasury Regulations, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and relevant Treasury Regulations; and

E. The parties desire to make certain representations, warranties, and agreements and prescribe certain conditions in connection with the transactions described in this Agreement.

In consideration of the mutual promises in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.01 The Merger. The Merger. Subject to the terms and conditions of this Agreement, at the effective time, Company shall merge with and into Buyer in accordance with the Massachusetts Business Corporation Act, as amended (the “MBCA”), applicable regulatory requirements, and other applicable Laws. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the MBCA. Buyer, as the surviving entity in the Merger, is sometimes referred to in this Agreement as the “Surviving Entity”.

Section 1.02 The Bank Merger. Buyer, Buyer Bank, Company and Company Bank, as applicable, shall all action necessary and appropriate to cause the Bank Merger to occur after the effective time as specified in Section 1.04(b). Upon consummation of the Bank Merger, the separate corporate existence of Company Bank shall cease, and Buyer Bank shall survive and continue to exist as a Massachusetts-chartered trust company. This

Agreement shall also constitute the Agreement and Plan of Bank Merger. The Bank Merger shall occur after the close of business on the Business Day immediately preceding the Information Systems Conversion, except that if Buyer in its discretion determines that it would be in the best interest of the customers and employees of Buyer Bank and Company Bank for the Bank Merger to occur contemporaneously with the Merger, Buyer may elect by written notice to Company to cause the Bank Merger to become effective immediately after the Merger.

Section 1.03 Closing. Unless otherwise mutually agreed by the parties and except as otherwise expressly provided in this Section 1.03, the closing of the Merger (the “Closing”) shall take place by electronic (PDF), facsimile, or overnight courier exchange of executed documents or at the offices of Nutter, McClennen & Fish, LLP, 155 Seaport Boulevard, Boston, MA 02110, on a date (the “Closing Date”) not more than three (3) Business Days following the satisfaction or waiver of the conditions to the consummation of the Merger specified in Section 7.01(a) and Section 7.01(b) of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at Closing) (the “Approval Date”). Notwithstanding the immediately preceding sentence, Company agrees that (i) in the event the Closing Date would otherwise occur before the last Business Day of a month, Buyer may elect to defer the Closing to the last Business Day of that month, with an effective time as of 12:01 a.m. on the first day of the next following month, and (ii) if the Approval Date has not occurred on or before October 31, 2025, Buyer, in its sole discretion, may elect to extend the Closing Date such that the Closing Date and the effective time occurs no later than the Business Day immediately preceding the Scheduled Information Systems Conversion Date set forth on Buyer Disclosure Schedule 1.03. At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI of this Agreement.

Section 1.04 Effective time.

(a) Subject to the terms and conditions of this Agreement, Buyer and Company shall make all such filings as may be required to consummate the Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Secretary of the Commonwealth of Massachusetts on the Closing Date. The “effective time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

(b) The Bank Merger shall become effective as set forth in the articles of merger related to the Bank Merger (the “Articles of Bank Merger”) that shall be endorsed by the Massachusetts Commissioner of Banks and filed with the Secretary of the Commonwealth of Massachusetts. The effective time of the Bank Merger shall be the date and time when the Bank Merger becomes effective as set forth in the Articles of Bank Merger.

Section 1.05 Organizational Documents, Buyer Bank Locations.

(a) At the Merger effective time, the Articles of Organization and Bylaws of Buyer as in effect immediately prior to the Merger effective time, shall be the Articles of Organization and Bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law.

(b) At the effective time of the Bank Merger, the Articles of Organization and Bylaws of Buyer Bank as in effect immediately prior to the effective time of the Bank Merger shall be the Articles of Organization and Bylaws of the Buyer Bank until thereafter amended in accordance with applicable Law.

(c) The main office of Buyer Bank immediately before the Bank Merger shall be the main office of the Buyer Bank immediately after the Bank Merger until thereafter changed in accordance with applicable Law.

Section 1.06 Directors and Officers.

(a) At the Merger effective time, the members of the board of directors and the officers of Buyer as of immediately prior to the Merger effective time, including the directors appointed pursuant to Section 6.18 to begin serving as of the effective time, shall, at and after the Merger effective time, be the members of the board of directors and the officers, respectively, of the Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

(b) At the effective time of the Bank Merger, the members of the board of directors and the officers of Buyer Bank as of immediately prior to the effective time of the Bank Merger, including the persons appointed to become directors of Buyer pursuant to Section 6.18 to begin serving as of the effective time, shall, at and after the effective time of the Bank Merger, be the members of the board of directors and the officers, respectively, of Buyer Bank, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

Section 1.07 Tax Consequences. It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and relevant Treasury Regulations, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and relevant Treasury Regulations. From and after the date of this Agreement and until the Closing, each party shall use its reasonable best efforts to cause the Merger and the Bank Merger each to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and shall refrain from taking or failing to take any action that could reasonably be expected to cause the Merger and the Bank Merger each to fail to so qualify.

Section 1.08 Absence of Control. It is the intent of the parties to this Agreement that by reason of this Agreement, Buyer or Buyer Bank shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Company or Company Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Company or Company Bank.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration; Conversion of Company Common Stock. At the effective time, by virtue of the Merger and without any action on the part of Buyer, Company, or the holder of any securities of Buyer or Company:

(a) Subject to Section 2.02, Section 2.04 and Section 2.05, each share of the common stock, par value $0.01 per share, of Company issued and outstanding immediately prior to the effective time (the “Company Common Stock”), except for shares of Company Common Stock owned by Company (in each case other than shares of Company Common Stock (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (y) held, directly or indirectly, by Company in respect of debts previously contracted), shall be converted into the right to receive the following, without interest:

(i) For each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.05 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration, subject to applicable withholding pursuant to Section 2.11;

(ii) For each share of Company Common Stock with respect to which an election to receive Buyer Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.05 (collectively, the “Stock Election Shares”), a number of shares of common stock, par value $0.01, of Buyer (the “Buyer Common Stock”), equal to the Exchange Ratio (the “Stock Consideration”); and

(iii) For each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.05 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Per Share Cash Consideration as is determined in accordance with Section 2.02.

(b) For purposes of this Agreement, the following terms shall have the following meanings:

(i) The “Exchange Ratio” means 0.765.

(ii) The “Merger Consideration” means the Per Share Cash Consideration and/or Stock Consideration described in Section 2.01(a), as applicable.

(iii) The “Per Share Cash Consideration” means $12.00.

(c) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the effective time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Per Share Cash Consideration and/or the Stock Consideration which the holder thereof shall have become entitled to receive in accordance with, and subject to, Section 2.01(a), (ii) cash in lieu of fractional shares which the holder thereof shall have become entitled to receive pursuant to Section 2.04 and (iii) any dividends or distributions which the holder thereof shall have become entitled to receive pursuant to Section 2.07(b), in each case, without any interest thereon. If, prior to the effective time, the outstanding shares of Buyer Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give Buyer and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Company or Buyer to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, at the effective time, all shares of Company Common Stock that are owned by Company or Buyer (in each case other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Company or Buyer in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(e) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the effective time shall remain outstanding following the effective time and shall be unchanged by the Merger.

Section 2.02 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock (including shares subject to Company Restricted Stock Awards, but excluding the shares of Company Common Stock to be cancelled as provided in Section 2.01(d)) to be entitled to receive the Stock Consideration pursuant to Section 2.01(a) shall be equal to (i) no less than the product (rounded down to the nearest whole share) obtained by multiplying (x) 0.75 by (y) the total number of shares of Company Common Stock issued and outstanding immediately prior to the effective time (including for these purposes the shares subject to Company Restricted Stock Awards, but excluding the shares of Company Common Stock to be cancelled as provided in Section 2.01(d)) (the “Minimum Stock Conversion Number”) and (ii) no more than the product (rounded down to the nearest whole share) obtained by multiplying (x) 0.85 by (y) the total number of shares of Company Common Stock issued and outstanding immediately prior to the effective time (including for these purposes the shares subject to Company Restricted Stock Awards, but excluding the shares of Company Common Stock to be cancelled as provided in Section 2.01(d)) (the “Maximum Stock Conversion Number”). All other shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.01(a) (including shares subject to Company Restricted Stock Awards, but excluding the shares of Company Common Stock to be cancelled as provided in Section 2.01(d)), shall be converted into the right to receive the Per Share Cash Consideration.

(b) Promptly (and in any event no later than five (5) Business Days) after the effective time, Buyer shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock and Company Restricted Stock Awards of rights to receive the Per Share Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock (including shares subject to Company Restricted Stock Awards) with respect to which Stock Elections shall have been made (the “Stock Election Number”) is no less than the Minimum Stock Conversion Number but no more than the Maximum Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration;

(ii) If the Stock Election Number exceeds the Maximum Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (A) the number of Stock Election Shares held by such holder by (B) a fraction, the numerator of which is the Maximum Stock Conversion Number and the denominator of which is the Stock Election Number (with the Exchange Agent to determine, consistent with Section 2.02(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Cash Consideration; and

(iii) If the Stock Election Number is less than the Minimum Stock Conversion Number (the amount by which the Minimum Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.02(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Per Share Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash

Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Cash Election Shares (with the Exchange Agent to determine, consistent with Section 2.02(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.

Section 2.03 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, if and when converted as provided in Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Old Certificate previously evidencing them shall represent only the right to receive for each share of Company Common Stock, the Merger Consideration. After the effective time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.04 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued in the Merger. Buyer shall instead pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying (a) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) by (b) the Buyer VWAP for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded up to the nearest whole cent as provided by Bloomberg L.P. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

Section 2.05 Election Procedures. Each holder of record of shares of Company Common Stock and Company Restricted Stock Awards (as defined below) to be converted into the right to receive the Per Share Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Section 2.01(a) (a “Holder”) shall have the right, subject to the limitations set forth in this Article II and except as otherwise may be agreed by such holder and Buyer, to submit an election in accordance with the following procedures:(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.05 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder (or subject to such Company Restricted Stock Awards) with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder (or subject to such Company Restricted Stock Awards) with respect to which such Holder desires to make a Cash Election.

(b) Buyer shall prepare a form reasonably acceptable to Company, including appropriate and customary transmittal materials in such form as prepared by Buyer and reasonably acceptable to Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election, and shall make such form available to Company for review not less than five (5) Business Days prior to its first distribution to Holders.

(c) Buyer (i) shall initially make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline to Holders of record as of the Business Day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder or holder of Company Restricted Stock Awards who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old

Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) Business Days preceding the Closing Date. The parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(e) Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock or any shares subject to Company Restricted Stock Awards (none of Buyer, Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock or any shares subject to Company Restricted Stock Awards covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(g) Subject to the terms of this Agreement and the Form of Election, Buyer, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein.

Section 2.06 Buyer to Make Merger Consideration Available. At or prior to the effective time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, (i) evidence in book-entry form representing shares of Buyer Common Stock sufficient to deliver the aggregate Stock Consideration to be issued pursuant to Section 2.01(a), and (ii) cash in an amount sufficient to pay (A) the aggregate Per Share Cash Consideration payable pursuant to Section 2.01(a) and (B) cash in lieu of any fractional shares to be paid pursuant to Section 2.04 (such cash and shares of Buyer Common Stock described in the foregoing clauses (i) and (ii), together with any dividends or distributions with respect thereto payable in accordance with Section 2.07(b), being referred to herein as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer, provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, and provided further that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Buyer.

Section 2.07 Exchange Procedures.

(a) As promptly as practicable, but in any event no later than five (5) Business Days following the effective time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent prior to the Closing all information that is necessary for the Exchange Agent to perform its obligations, the Exchange Agent shall mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the effective time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to this Article II and that has not theretofore submitted its Old Certificates with a Form of Election, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration as provided for in this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of the Old Certificate shall be entitled to receive in exchange, as applicable, (i) a statement or other evidence of shares in book entry form representing that number of whole shares of Buyer Common Stock to be issued pursuant to Section 2.01 (each such evidence of book entry ownership, a “New Certificate”), and/or (ii) a check or other method of cash payment representing the amount of (A) the Per Share Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of Section 2.01, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of Section 2.04 and (C) any dividends or distributions which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.07(b), and the Old Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.07(a), each Old Certificate shall be deemed at any time after the effective time to represent only the right to receive upon surrender the Merger Consideration as provided for in this Agreement and any unpaid dividends and distributions as provided in Section 2.07(b) and any unpaid dividend with respect to Company Common Stock with a record date that is prior to the effective time. No interest shall be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Old Certificates. For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery which shall be reasonably acceptable to Company.

(b) No dividends or other distributions with a record date after the effective time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder shall surrender his or her Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder shall be entitled to receive any dividends or other distributions, without any interest, which had become payable with respect to shares of Buyer Common Stock represented by the Old Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect to them) or cash from the Exchange Fund delivered, as required by Law, to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(c) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Old Certificate or Old Certificates representing the shares of Company Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as shall be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Old Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of the issuance that the Old Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Old Certificate and otherwise in proper form for transfer, and that the Person requesting the exchange pay to the Exchange Agent any transfer or other recordation Tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Old Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that any Tax has been paid or is not payable.

(d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the effective time (as well as any interest or proceeds from any investment of the

Exchange Fund) shall be delivered by the Exchange Agent to Buyer. Any shareholder of Company who has not complied with this Article II shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock the shareholder holds as determined pursuant to this Agreement, in each case without any interest. If outstanding Old Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to the property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Old Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be deemed conclusive. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Old Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by the Old Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claim with respect to such Merger Consideration.

(e) Buyer (through the Exchange Agent, if applicable) and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock any amounts as Buyer (or any other applicable withholding agent) is required to deduct and withhold under applicable Law. The parties hereto agree that, absent any change in law, no deduction or withholding is required with respect to the payment of the Merger Consideration except for any withholding required as the result of any failure to deliver any certificates or forms requested pursuant to this Agreement. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock for whom the deduction and withholding was made by Buyer (or any other applicable withholding agent).

(f) If an Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

Section 2.08 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the effective time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of Company Common Stock the same economic benefit as contemplated by this Agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Buyer issues employee or director stock grants or similar equity awards pursuant to a Buyer Benefit Plan.

Section 2.09 Treatment of Company Equity Awards.

(a) Option Awards. At the effective time, each option to purchase shares of Company Common Stock (a “Company Stock Option”) that is outstanding and unexercised immediately prior to the effective time shall, automatically and without any required action on the part of the holder thereof, be converted into an option (a “Buyer Stock Option”) to purchase that number of whole shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the Exchange Ratio with an exercise price per share of Company Common Stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Company Common Stock of such Company Stock Option divided by (y) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Buyer Common Stock purchasable pursuant to the Company Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as expressly provided in this Section 2.09(a), each such Buyer Stock Option issued pursuant to this Section 2.09(a) shall be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding Company Stock Option immediately prior to the effective time.

(b) Restricted Stock Awards. Each award in respect of a share of Company Common Stock subject to vesting, repurchase or other time-based lapse restrictions granted under a Company Equity Plan that is outstanding and unvested immediately prior to the effective time (a “Company Restricted Stock Award”) shall automatically vest in full at the effective time, and the shares of Company Common Stock underlying such vested Company Restricted Stock Award shall be considered outstanding shares of Company Common Stock entitled to the treatment set forth in Section 2.01. Buyer shall provide the consideration described in this Section 2.09(b) less applicable Tax withholdings (which, for the avoidance of doubt, shall be satisfied through the withholding of shares of Company Common Stock prior to the effective time).

(c) Performance-Based Restricted Stock Units. Each performance-based restricted stock unit granted under a Company Equity Plan that is outstanding and unvested immediately prior to the effective time (a “Company Performance Unit Award”) shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, with any applicable performance-based vesting condition to be deemed achieved at the target level of performance, and shall be considered outstanding shares of Company Common Stock entitled to the treatment set forth in Section 2.01. Buyer shall provide the consideration described in Section 2.09(c) less applicable Tax withholdings (which, for the avoidance of doubt, shall be satisfied through the withholding of shares of Company Common Stock prior to the effective time).

(d) At the effective time, the Company Equity Plans and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect.

(e) At or prior to the effective time, the board of directors of Company or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary for the treatment of the Options, Company Restricted Stock Awards and Company Performance Unit Awards and to effectuate the provisions of this Section 2.09.

Section 2.10 No Dissenters’ Rights. Consistent with the relevant provisions of the MBCA and Company’s Articles of Organization, no shareholder of Company shall have appraisal rights with respect to the Merger.

Section 2.11 Withholding. Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of Tax Law or under any legal requirements. Buyer shall cause all amounts so withheld to be timely paid over to the appropriate Governmental Authority in accordance with applicable Law. Prior to the Closing, the Company shall take all necessary action to provide Buyer with any necessary Tax forms to implement the foregoing, including, without limitation, a duly executed IRS Form W-9. Amounts withheld or deducted pursuant to and in accordance with this Section 2.11 and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) Concurrently with the execution of this Agreement, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that the item disclosed is or would reasonably be expected to have a Material Adverse Effect with respect to Company.

(b) Except (i) as set forth on the Company Disclosure Schedule; provided that any disclosures made with respect to a section of this Article III shall be deemed only to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Company with the SEC since December 31, 2024 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company and Company Bank hereby represent and warrant as follows:

Section 3.02 Organization, Standing and Authority.

(a) Company is a Massachusetts corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification as a bank holding company under the BHC Act and the regulations of the FRB. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in each foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions, as applicable, is set forth on Company Disclosure Schedule 3.02.

(b) Company Bank is a Massachusetts trust company duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by law, and all premiums and assessments required to be paid to the FDIC have been paid by Company Bank when due. Company Bank is a member in good standing of the FHLB.

Section 3.03 Capital Stock. The authorized capital stock of Company consists of 150,000,000 shares of Company Common Stock. As of the date of this Agreement, there were (i) 43,123,480 shares of Company Common Stock outstanding (including shares held in the Company ESOP and 395,616 Company Restricted Stock Awards), (ii) 1,036,075 reserved for issuance under Options, (iii) 166,468 shares reserved for issuance under Company Performance Unit Awards, (iv) 17,631,321 shares held in treasury, (v) no shares held by Company Subsidiaries, and (vi) 283,528 shares reserved for future issuance pursuant to the Company Equity Plans. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth, as of the date of this Agreement, the name of each holder of an unvested Company Equity Award under either of the Company Equity Plans, identifying (i) the type of the award, (ii) the aggregate amount of unvested restricted stock awards, (iii) the number of shares of Company Common Stock subject to each award, and (iv) the grant date and vesting schedule. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. Except as set forth in Company Disclosure Schedule 3.03, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Company or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Company Common Stock or other equity interests of the Company. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever. Neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. No bonds, debentures, notes or other indebtedness issued by Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Company, are issued or outstanding.

Section 3.04 Subsidiaries.

(a) (i) Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each Subsidiary, (ii) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right, preemptive right, or otherwise, (iv) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings, or arrangements relating to Company’s rights to vote or to dispose of the securities of any Subsidiary and (vi) all of the equity securities of each Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth in Company Disclosure Schedule 3.04(b), Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and, as applicable, is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions, as applicable, is set forth on Company Disclosure Schedule 3.04(c).

Section 3.05 Corporate Power; Minute Books. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Company has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the contemplated transactions, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement and Company of the Bank Merger. The minute books of Company and Company Bank contain true, complete and accurate records of all corporate actions taken by shareholders of Company and Company Bank and the boards of directors of Company and Company Bank (including committees of such boards of directors), and all copies of such records or excerpts thereof provided to Buyer or any of its Representatives in connection with execution and delivery of this Agreement were true, complete and accurate, except as the same may have been redacted to exclude confidential supervisory information and other merger and acquisition opportunities.

Section 3.06 Corporate Authority.

(a) The board of directors of Company has (i) adopted this Agreement, and (ii) directed that this Agreement be submitted to Company’s shareholders for approval at a duly held meeting of such shareholders. Except for the approval of this Agreement by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Company Common Stock entitled to vote on this Agreement (the “Requisite Company Shareholder Approval”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Company Bank and Company as the sole shareholder of Company Bank, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Subject to the receipt of the Requisite Company Shareholder Approval, neither the execution and delivery of this Agreement by Company and Company Bank nor the consummation by Company and Company Bank of the transactions contemplated hereby, nor compliance by Company and Company Bank with any of the terms or provisions hereof, will (i) violate any provision of the Company’s Articles of Organization or the Company’s Bylaws or comparable governing documents of any Company Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.07 and Company Disclosure Schedule 3.13(c) are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Company.

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery, or performance by Company of this Agreement or to consummate the contemplated transactions (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the Massachusetts Commissioner of Banks (the “Commissioner”) and the Massachusetts Housing Partnership Fund; (ii) the Requisite Company Shareholder Approval; (iii) the filing and effectiveness of the Registration Statement with the SEC, (iv) the approval of the listing on The Nasdaq Global Select Market (“Nasdaq”) of the Buyer Common Stock to be issued in the Merger (the “Buyer Share Issuance”); and (v) the filings of the Articles of Merger and the Articles of Bank Merger with the Secretary of the Commonwealth of Massachusetts and the filing of a Certificate of Consolidation with the Commissioner. Each consent, approval, receipt, or waiver by the FRB, the FDIC, and the Commissioner and the making of satisfactory arrangements with the Massachusetts Housing Partnership Fund as referred to in clause (i) is a “Regulatory Approval.” To Company’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Company that would reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.02(a) not being received in order to permit consummation of the Merger on a timely basis.

(b) Subject to the receipt of the Requisite Company Shareholder Approval and the receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Company or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.

Section 3.08 SEC Documents; Other Reports; Internal Control.

(a) Company has filed with or otherwise furnished to (as applicable) the SEC all reports, forms, schedules, registration statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act since December 31, 2021 (the “Company Reports”), and, to the Knowledge of Company, has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Company Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC, as applicable, with respect to any of the Company Reports. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Except as set forth in Company Disclosure Schedule 3.08(b), Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2021 with any Governmental Authority (other than Company Reports) and have paid all fees and assessments due and payable in connection with any filings Company was required to make. Except for normal examinations conducted by a Governmental Authority in the ordinary course of the business of Company and its Subsidiaries or as set forth on Company Disclosure Schedule 3.08(b), no Governmental Authority has notified Company that it has initiated any proceeding or, to Company’s Knowledge, threatened any investigation into the business or operations of Company or any of its Subsidiaries since December 31, 2021. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries. Company Disclosure Schedule 3.08(b) lists all examinations of Company Bank conducted by the Commissioner and the FDIC, and all examinations of Company conducted by the FRB, since December 31, 2021 and the dates of any responses thereto submitted by Company Bank and Company, respectively. Notwithstanding the foregoing, nothing in this Section 3.08(b) or this Agreement shall require Company to provide Buyer with any confidential regulatory supervisory information of Company Bank or Company.

(c) Based on its most recent evaluation prior to the date of this Agreement, Company has not had to disclose to Company’s outside auditors and the audit committee of Company’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Company (i) has designed, implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (B) to the Knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. Any such disclosure was made in writing by management to Company’s auditors and audit committee and true and complete copies of such disclosures have been made available to Buyer. To the Knowledge of Company, as of the date of this Agreement, no fact or circumstance exists that would prevent Company’s outside auditors and its chief executive officer and chief financial officer from being able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(f) Since December 31, 2021, (x) neither Company nor any of the Company Subsidiaries, nor, to the Knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no employee of or attorney representing Company or any of the Company Subsidiaries, whether or not employed or retained by Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Company or any of the Company Subsidiaries or any of their respective officers, directors, employees or agents to the members of the board of directors of Company or any committee thereof or the board of directors or similar governing body of any Company Subsidiary or any committee thereof, or, to the Knowledge of Company, to any director or officer of Company or any Company Subsidiary.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Company (including any related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes thereto), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Company and its Subsidiaries as of the dates and for the periods shown. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Company included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2024 in amounts consistent with past practice (including such liabilities contained in the Company Reports); (iii) liabilities that have been discharged or paid in full before the date of this Agreement; (iv) liabilities or obligations incurred directly as a result of this Agreement, or (v) liabilities set forth in Company Disclosure Schedule 3.09(b), neither Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement, or that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Company.

(c) Company has made available to Buyer a copy of Company’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2024 which includes information regarding “off-balance sheet arrangements” effected by Company.

(d) To the Knowledge of Company, Crowe LLP, which has expressed its opinion with respect to the audited financial statements of Company and its Subsidiaries (including the related notes) included in the Company Reports, is and has been throughout the periods covered by such financial statements “independent” with respect to Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. To the Knowledge of Company, as of the date of this Agreement, no fact or circumstance exists that would prevent Crowe LLP from being able to consent to the Registration Statement incorporating by reference its opinion with respect to Company’s audited financial statements for the year ended December 31, 2024 included in the Company Reports when the Registration Statement (or any amendment thereto) is filed with the SEC.

Section 3.10 Absence of Certain Changes or Events.

(a) Except as set forth in Company Disclosure Schedule 3.10(a), since December 31, 2024 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to the Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required or permitted by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (iv) any material election made by Company or any of its Subsidiaries for federal or state income Tax purposes other than in the ordinary course of business consistent with past practice, (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (vi) other than loans and loan commitments, investment securities, and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any acquisition or disposition entered into, or (vii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

(b) Except as otherwise expressly permitted or expressly contemplated by this Agreement, and except as set forth in Company Disclosure Schedule 3.10(b), since the Company Balance Sheet Date, the Company and its Subsidiaries have carried on its business in the ordinary course consistent with past practice and there has not been: (i) any entry by Company or any of its Subsidiaries into any contract or commitment of more than (A) $250,000 in the aggregate or (B) $250,000 per annum with a term of more than one year, other than borrowings, loans, loan commitments and Company Benefit Plans in the ordinary course of business, or (ii) any increase in or establishment of any bonus, severance, deferred compensation, pension, retirement, profit sharing, equity or equity-based incentive, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, or any payment of any bonus, unless such aforementioned actions were required by Law or Company Benefit Plan or were conducted in the ordinary course of business with respect to the compensation or employment or engagement of directors, officers, or employees of Company or any of its Subsidiaries.

Section 3.11 Legal Proceedings.

(a) Except as set forth in Company Disclosure Schedule 3.11(a), neither Company nor any of its Subsidiaries is a party to any, and to the Knowledge of Company, there are no pending or threatened, legal, administrative, arbitral or other proceedings, claims, demand letters, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers (in their capacity as such) (i) that would, individually or in the aggregate, be reasonably likely to result in a material restriction on Company or any of the Company Subsidiaries’ businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or (iii) challenging the validity or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) To the Knowledge of the Company, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of the Company Subsidiaries or the assets of Company or any of the Company Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on Company or any of the Company Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

Section 3.12 Compliance With Laws.

(a) Except as set forth in Company Disclosure Schedule 3.12(a), Company and each of its Subsidiaries is and since December 31, 2021 has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees or applicable to Company and its Subsidiaries, including without limitation, all Laws related to the privacy and security of data or information that constitutes personal data, personally identifiable information, or nonpublic personal information under applicable law or regulation (such information, “Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act and Mass. Gen. L. ch. 167, § 14, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, Mass. Gen. L. ch. 140D and 209 Code Mass. Regs. 32.00, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Mass. Gen. L. ch. 167B, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury, and any other Law relating to discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the Coronavirus Aid, Relief, and Economic Security Act, the Dodd-Frank Act and the Economic Growth, Regulatory Relief and Consumer Protection Act. Company and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(b) Except as set forth in Company Disclosure Schedule 3.12(b), neither Company nor any of its Subsidiaries has received, since December 31, 2021, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

(c) Company has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHC Act.

Section 3.13 Material Contracts; Defaults.

(a) Other than as set forth on Company Disclosure Schedule 3.13(a), neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) or amendment thereto (i) with respect to the employment, engagement or other relationship of any members of the board of directors, officers, employees or consultants of the Company or any of its Subsidiaries, (ii) which would entitle any present or former board member, officer, employee, consultant or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement (other than such increases or vesting contemplated by this Agreement), (iv) the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of Company and or Subsidiaries, (vi) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control, (vii) which provides for the lease of personal property having a value in excess of $1,000,000, (viii) which relates to capital expenditures and involves future payments in excess of $1,000,000, (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business, (x) which is not terminable on sixty (60) days or less notice and involving the payment by the Company or one of its Subsidiaries of more than $1,000,000 per annum (other than Company Benefit Plans), (xi) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC promulgated under the Exchange Act), or (xii) which materially restricts the conduct of any business by Company or any of its Subsidiaries (collectively, “Company Material Contracts”). Company has previously made available to Buyer true, complete, and correct copies of each Company Material Contract.

(b) (i) Each Company Material Contract is valid and binding on Company or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto, (ii) Company and each of its Subsidiaries and, to the Knowledge of Company, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Company Material Contract to which it is a party, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Company or any of its Subsidiaries or, to the Knowledge of Company, any other party thereto, under any such Company Material Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Company. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

(c) Other than the consents, approvals, authorizations, notices or other actions (collectively, “Company Third-Party Consents”) required under Company Material Contracts as set forth on Company Disclosure Schedule 3.13(c), no third-party consent by any Person is required in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions it contemplates.

Section 3.14 Agreements with Regulatory Agencies. Subject to Section 10.12, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2021, a recipient of any supervisory letter from, or since December 31, 2021, has adopted any policies, procedures or board resolutions at the request of any Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or, to the Knowledge of Company, orally, since December 31, 2021, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement, and to the Knowledge of Company, there is no reason to believe that it is reasonably likely any Governmental Authority will issue, initiate, order, or request any such Company Regulatory Agreement prior to the Closing Date.

Section 3.15 Risk Management Instruments. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar Derivative Transactions and risk management arrangements, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Authority and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Company and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Knowledge of Company, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

Section 3.16 Brokers. Neither Company, Company Bank nor any of its officers or members of its board of directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Raymond James Financial, Inc. in accordance with the terms of a letter agreement between Raymond James Financial, Inc. and Company, a true, complete and correct copy of which has been delivered by Company to Buyer.

Section 3.17 Employee Benefit Plans.

(a) A list of all material Company Benefit Plans as of the date of this Agreement are identified on Company Disclosure Schedule 3.17(a). For this purpose, a “Company Benefit Plan” means each benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former members of its board of directors of Company or any of its Subsidiaries, or (iii) with respect to which Company or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not covered by ERISA), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, equity based arrangements, retention, salary continuation, change in control, vacation, paid time off, insurance, split dollar life insurance, welfare and fringe-benefit, medical, dental, vision, disability, Code Section 125 cafeteria, and flexible benefits.

(b) True and complete copies of all material Company Benefit Plans have been made available to Buyer including, in each case to the extent applicable, (i) the current plan documentation, amendments thereto, the current summary plan description, and any summaries of material modifications related thereto, (ii) annual reports (Form 5500s) and all attachments thereto (including audited financial statements), if any, filed with the IRS for the last three (3) years, (iii) the most recently received IRS determination letter, if any, or pre-approved plan or advisory letter issued by the IRS, relating to any such Company Benefit Plan, (iv) the current trust agreement, insurance contract or other funding arrangement and any amendments related thereto, (v) non-discrimination testing results for the last three (3) completed plan years and detail of any corrections (if applicable), (vi) annual funding notices, audited financial statements, (vii) actuarial valuations and reports for the last three (3) completed plan years, and (viii) all material non-routine correspondence received from or sent to any Governmental Authority in the last six (6) years.

(c) Each Company Benefit Plan has been established, administered and operated in material compliance with all applicable Laws, including ERISA, the Code and the Affordable Care Act. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS, and no circumstance exists that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of the Company Pension Plan under Section 401(a) of the Code. To Company’s Knowledge, there is no pending or threatened litigation relating to the Company Benefit Plans. To the Company’s Knowledge, neither Company nor any of its Subsidiaries has engaged in, or is aware of, a non-exempt prohibited transaction with respect to any Company Benefit Plan or Company Pension Plan that could subject Company or any of its Subsidiaries to more than a de minimis tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d) Except as set forth on Company Disclosure Schedule 3.17(d), no liability under Subtitle C or D of Title IV of ERISA has been incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company nor any ERISA Affiliate has maintained, contributed to (or been obligated to contribute to) or had any liability (whether contingent or otherwise), at any time during the six (6)-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the thirty-six (36)-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company to the extent required by GAAP. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Company or any ERISA Affiliate has an outstanding funding waiver. No Company Pension Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(f) To Company’s Knowledge, other than as set forth on Company Disclosure Schedule 3.17(f), neither Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Company Benefit Plans that are group health plans have been, in all material respects, operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.

(g) Other than as set forth on Company Disclosure Schedule 3.17(g) or as otherwise expressly provided in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment under any Company Benefit Plans that would be a “parachute payment” as defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated by this Agreement, Buyer or any of its Subsidiaries, to merge, amend, or terminate any of the Company Benefit Plans, (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

(h) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(i) Each Company Benefit Plan that is a deferred compensation plan is in compliance in all material respects with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Company Benefit Plan for any income taxes or the interest or penalties that may be payable as a result of Section 409A(a)(1) (B) of the Code that may be currently due or triggered in the future.

(j) Company Disclosure Schedule 3.17(j) sets forth the value of benefits and payments that would be due to any executive named in the Summary Compensation Table in the Company’s proxy statement for its 2025 Annual Meeting of Shareholders, as of the date, and subject to the assumptions, specified on such Schedule, (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any executive or former executive named in the Summary Compensation Table in Company’s proxy statement for its 2025 Annual Meeting of Shareholders, identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(k) To Company’s Knowledge, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries for purposes of each Company Benefit Plan, ERISA, the Code, tax withholding, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

(l) Any Option previously granted by Company (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) had an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the Company Equity Plan), (C) had a grant date no earlier than the date on which Company’s board of directors or compensation committee actually awarded it, and (D) qualified for the tax and accounting treatment afforded to such award in Company’s tax returns and Company’s financial statements, respectively.

(m) Except as described in Company Disclosure Schedule 3.17(m), neither Company nor any of its Subsidiaries maintains split dollar life insurance for the benefit of any current or former executive, employee director or other service provider (the “Split Dollar Policies”). Company files include a true and complete copy of each Split Dollar Policy and the relevant releases for each person previously a beneficiary or owner of all or a portion of a split dollar policy previously maintained by Company or its Subsidiaries. Except as described in Company Disclosure Schedule 3.17(m), no Split Dollar Policy provides for any additional rights, including vesting or limitations on termination of any such policy, in connection with a change in control or termination of service.

(n) Company has not and, to the Knowledge of Company, none of its directors, officers, employees, agents, plan fiduciaries, plan trustees or plan administrators of any Company Benefit Plan or trust created under any Company Benefit Plan have, engaged in or been a party to any non-exempt “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA that would reasonably be expected to result in material liability to Company.

(o) Company does not maintain or contribute to, nor would reasonably be expected to otherwise incur any liability with respect to, any Company Benefit Plan subject to laws other than those of the United States.

Section 3.18 Labor Matters; Employment.

(a) Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization relating to employees of such Company or Subsidiary, nor to Company’s Knowledge, is there any proceeding pending or threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other material labor disruption or dispute involving it, to Company’s Knowledge, pending or threatened, nor, to Company’s Knowledge, is there any current activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2021 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, pay transparency, plant closing notification, classification of employees and independent contractors, classification of employees as exempt or non-exempt, equitable pay practices, privacy rights, labor disputes and labor practices, employment discrimination and harassment, including sexual harassment, workers’ compensation or long-term disability policies, unemployment compensation, retaliation, immigration, family and medical leave and other leave entitlements, including sick leave, disability rights and accommodations, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and to Company’s Knowledge, there are no pending or threatened charges or lawsuits with respect to employment or labor matters against Company in any judicial, regulatory or administrative forum.

(c) (i) To Company’s Knowledge, no written allegations of sexual misconduct have been made in the past five (5) years against any person who is a current or former member of the board of directors of Company, or a current or former officer or employee of Company or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither Company nor any of its Subsidiaries has entered into any settlement agreement with any employee or former employee of Company related to allegations of sexual harassment or sexual misconduct by any current or former member of the board of directors of Company or any current or former officer or employee at or above Senior Vice President, and (iii) to the Knowledge of Company, there are no agency or court proceedings currently pending or threatened related to any allegations of sexual harassment or sexual misconduct by any current or former member of the board of directors of Company, any current Section 16 Officer or any Senior Vice President.

Section 3.19 Environmental Matters.

(a) To Company’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(b) To Company’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Company or any of its Subsidiaries had, during such ownership or operation, any Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation, or monitoring under Environmental Law.

(c) To Company’s Knowledge, Company and each of its Subsidiaries is in compliance, in all material respects, with applicable Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has had any Release of any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(e) To Company’s Knowledge, neither Company nor any of its Subsidiaries has any material liability under Environmental Law arising from the Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Company or any of its Subsidiaries or any predecessor, or any Company Loan Property.

(f) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(g) No Lien or encumbrance has been imposed on property owned by Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to Environmental Law and to Company’s Knowledge, there is no action, proceeding, writ, injunction, or claim pending or threatened in writing which could result in the imposition of any such Lien or encumbrance.

(h) Neither Company nor any of its Subsidiaries is subject to any order, decree, or injunction relating to a violation of or allegation of liability under any Environmental Law.

(i) To Company’s Knowledge, the Company has made available to Buyer any material environmental report, study, sampling data, correspondence, of filing in its possession and relating to environmental conditions at or on any real property (including buildings and other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property.

(k) To Company’s Knowledge, there is no litigation pending or threatened against Company or any of its Subsidiaries relating to any property now or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Substance.

(j) To Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries.

(k) Except as set forth in Company Disclosure Schedule 3.19(m), to Company’s Knowledge, there have been and are no (i) gasoline or service stations, or (ii) dry-cleaning facilities or operations, at, on, in, or, under any Company Real Property.

(l) To Company’s Knowledge, the transactions contemplated by this Agreement are not subject to the provisions of any applicable environmental restrictive transfer law.

Section 3.20 Tax Matters.

(a) Except as set forth in Company Disclosure Schedule 3.20(a), Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file under applicable Laws prior to the effective time, other than Tax Returns that are not yet due or for which a valid request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Company or which Company is contesting in good faith. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business), and neither Company nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended (other than extensions to file Tax Returns obtained in the ordinary course of business) or suspended. No written claim that has not been resolved has been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Company) upon any of the assets of Company or any of its Subsidiaries.

(b) Except as set forth in Company Disclosure Schedule 3.20(b), Company and each of its Subsidiaries withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or, to Company’s Knowledge, are pending or threatened with respect to Company or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local Taxing Authority (including in jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Company or any Subsidiary.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company or any Subsidiary for taxable periods ended December 31, 2023, 2022 and 2021. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended December 31, 2023, 2022 and 2021. Company and each Subsidiary has timely and properly taken such actions in response to and in compliance with notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Neither Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request to waive or extend such a statute of limitations or time period has been filed, in each case that has not already been resolved, or is currently pending.

(e) Except as set forth in Company Disclosure Schedule 3.20(e), neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and its Subsidiaries or any agreement entered into in the ordinary course of business the principal purpose of which is not Taxes). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any Person (other than Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the principal purpose of which is not Taxes), or otherwise.

(f) The unpaid Taxes of Company and each Subsidiary (i) did not, as of December 31, 2024, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements of Company as of December 31, 2024 (rather than in any notes to such financial statements), and (ii) do not exceed that reserve as adjusted for the passage of time through the effective time in accordance with the past practice of Company in filing its Tax Returns. Since December 31, 2024, neither Company nor any Subsidiary has incurred any liability for Taxes arising outside the ordinary course of business from extraordinary gains or losses, as that term is used in GAAP consistent with past practice and custom.

(g) Company and each of its Subsidiaries currently computes its taxable income using the accrual method of accounting and has used the accrual method of accounting to compute its taxable income for all taxable years ended after December 31, 2020.

(h) Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), in each case as a result of any action or transaction occurring prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) prepaid amount received on or prior to the Closing outside the ordinary course of business; or (vi) use of any improper method of accounting for a taxable period on or before the Closing.

(i) There have not been, within two years of the date of this Agreement, any (i) redemptions of their shares by Company or any of its Subsidiaries, (ii) transfers or dispositions of material property by Company or any of its Subsidiaries for which Company or any of its Subsidiaries did not receive adequate consideration, or (iii) distributions by Company or any of its Subsidiaries with respect to their stock other than distributions of cash in the ordinary course of business.

(j) Neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither Company nor any Subsidiary is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(l) Neither Company nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent or impede (i) each of the Merger and the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) Nutter, McClennen & Fish, LLP or Goodwin Procter LLP from delivering the opinions described in Sections 7.02(d) and 7.03(c), respectively.

(m) Company Disclosure Schedule 3.20(m) sets forth the entity classification of each Subsidiary of Company for U.S. federal income Tax purposes.

(n) Neither Company nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent or impede the Merger and the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth in Company Disclosure Schedule 3.20, neither Company nor any Subsidiary is a party to any contract or agreement that has resulted or reasonably could be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” with respect to any of the Company Executive Officers within the meaning of Section 280G of the Code or any corresponding provision of federal, state, local or foreign Tax Law.

Section 3.21 Investment Securities.

(a) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Company Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries, which pledges are listed in Company Disclosure Schedule 3.21(a). Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

(b) Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since December 31, 2021, been in compliance with such policies, practices and procedures in all material respects.

Section 3.22 Regulatory Capitalization. Company Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Neither Company nor any of its Subsidiaries has received any notice in writing, or to Company’s Knowledge, orally, from a Governmental Authority that the status of Company or Company Bank as “well-capitalized” will change, and to the Knowledge of Company, there is no reason to anticipate that Company Bank will not be “well capitalized” as of both March 31, 2025 and December 31, 2025.

Section 3.23 Loan Portfolio.

(a) As of the date hereof, except as set forth on Company Disclosure Schedule 3.23(a), neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of December 31, 2024 had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of December 31, 2024, over sixty (60) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Each “extension of credit” to any such “executive officer” or other “insider” of Company or any of its Subsidiaries subject to 12 C.F.R. Part 215 was made and continues to be in compliance with 12 C.F.R. Part 215 or is exempt therefrom. Except as such disclosure may be limited by any applicable law, rule or regulation, Company Disclosure Schedule 3.23(a) sets forth a true, correct and complete, in all material respects, list of (A) all of the Loans of Company and its Subsidiaries that, as of December 31, 2024 had an outstanding balance of $1,000,000 or more and were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (the “Company Classified Loans”), together with the principal amount of and accrued and unpaid interest on each such Loan, and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date and (B) each asset of Company or any of its Subsidiaries that, as of December 31, 2024, had a carrying value of $250,000 or more and was classified as “Other Real Estate Owned” and the carrying value thereof.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company or any of its Subsidiaries (i) is evidenced by notes, lost note affidavits, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured, or are in the process of being secured in the ordinary course of business, by valid Liens, which have been perfected, except for security instruments which have been submitted for recording and have not been recorded, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity as they relate to or affect such obligor.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults, as defined in the relevant agreements) by the obligor on any such Loan.

(e) Neither Company nor any of its Subsidiaries is now, nor has it ever been since December 31, 2021, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Authority relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

(f) With respect to each Company Loan Property having an outstanding principal balance as of December 31, 2024 greater than $5,000,000, Company (or its applicable Subsidiary), has received an American Land Title Association lender’s title insurance policy, which was issued by a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Company Loan Property is located, covering the portion of such Company Loan Property and insuring that the related mortgage is a valid lien in the original principal amount of the related Loan on the obligor’s fee simple interest (or, if applicable, leasehold interest) in such Company Loan Property, subject only to any Permitted Liens.

(g) Company (or its applicable Subsidiary) has followed internal due diligence guidelines with respect to environmental matters for each relevant Company Loan Property in all material respects or otherwise evaluated environmental matters in a manner consistent with industry practice at the time the loan was granted for secured loan transactions of the size and type of the loan for which such Company Loan Property was granted as security.

Section 3.24 Mortgage Loans.

(a) Each of Company and each of its Subsidiaries (including Company Bank and Company Mortgage Company) (i) is and at all relevant times since December 31, 2021 was approved and in good standing, if required, as an issuer of the Government National Mortgage Association (“Ginnie Mae”), a seller/servicer of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a lender or mortgagee of the Federal Housing Administration of the U.S. Department of Housing and Urban Development, the United States Department of Veterans Affairs, and the Rural Housing Service of the United States Department of Agriculture, and as otherwise appropriate by all agencies and governmental or quasi-governmental authorities or by all other entities with which such Company entity conducts and has conducted business, (ii) since December 31, 2021, has not received any written notice of any cancellation or suspension of, or material limitation on, its status as a licensee or as an approved issuer, seller/

servicer or lender, as applicable, from any of the foregoing Governmental Authorities, (iii) since December 31, 2021, has not received any written notice indicating that any event has occurred that would reasonably be expected to result in it not maintaining its Company Mortgage Servicing Rights in respect of any Company Servicing Agreement, except, in the case of subclause (iii) only, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, and (iv) holds and at all relevant times since December 31, 2021 held in good standing all required approvals, permits and licenses of all Governmental Authorities that are necessary to the conduct of the mortgage banking-related business of Company and the Company Subsidiaries (including Company Bank), as applicable.

(b) As of December 31, 2024, subject to Company Applicable Requirements, Company or a Company Subsidiary (including Company Bank and Company Mortgage Company), owned the entire right, title and interest free and clear, except for any Permitted Liens, of any liens or encumbrances in and to the Company Acquired Mortgage Loans, Company Mortgage Servicing Rights and Company Owned Mortgage Loans, in each case, that were reflected as an asset in the audited consolidated balance sheet of Company and its Subsidiaries as of December 31, 2024 and has not disposed of any such right, title or interest in such assets except in the ordinary course of business consistent with past practice. Company or a Company Subsidiary (including Company Bank) has the right to service the Company Mortgage Loans currently being serviced by Company or a Company Subsidiary (including Company Bank and Company Mortgage Company). If Company or a Company Subsidiary (including Company Bank and Company Mortgage Company) originated or acquired a Company Acquired Mortgage Loan and then sold or otherwise transferred such Company Acquired Mortgage Loan to a third party, (i) Company or a Company Subsidiary (including Company Bank), as applicable, had good and marketable title free and clear of any liens or encumbrances, except for Permitted Liens, and (ii) such third party does not, as of the date hereof, have any unresolved written demand for repurchase of such Company Acquired Mortgage Loan it has delivered to Company or a Company Subsidiary (including Company Bank), other than customary repurchase demands triggered by early payment defaults or other defaults or breaches under such transferred Company Mortgage Loans.

(c) At all times since December 31, 2021, Company and each of its Subsidiaries have complied, to the Knowledge of Company, with their respective servicing or, as applicable, subservicing, obligations under all Company Applicable Requirements. Since December 31, 2021, neither Company nor any of its Subsidiaries has received written or, to the Knowledge of Company, oral notice of any pending or threatened cancellation or partial termination of any Company Servicing Agreement.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, each Company Acquired Mortgage Loan that was originated by Company or any Company Subsidiary (including Company Bank and Company Mortgage Company) and, to the Knowledge of Company, each Company Acquired Mortgage Loan that was not originated by Company, was underwritten, originated, funded, insured and securitized in accordance with all Company Applicable Requirements in effect at the applicable time. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, each Company Mortgage Loan and the related servicing rights that was sold or otherwise transferred to a third party, was sold or otherwise transferred in accordance with all Company Applicable Requirements in effect at the time of such sale or transfer.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, (i) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Company Mortgage Loan owned or serviced by either Company, any of its Subsidiaries (including Company Bank) or, to the Knowledge of Company, a Company Subservicer as of the date hereof is true and complete and complies with all Company Applicable Requirements and (ii) at all times since December 31, 2021, there has been, to the Knowledge of Company, no material servicer default, servicer termination event, or other material default or material breach by Company, any Company Subsidiary (including Company Bank) or a Company Subservicer under any Company Servicing Agreement or any Company Applicable Requirements.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, to the Knowledge of Company, all Company Owned Mortgage Loans represent (i) genuine, legal, valid and binding payment obligations in writing of the obligors thereunder, and (ii) are enforceable by the holders thereof in accordance with their terms (other than as may be limited by bankruptcy moratorium, reorganization, or insolvency laws or other similar laws affecting the enforcement of creditors’ rights generally, the CARES Act or similar state and local laws, directives or guidelines promulgated by any Governmental Authority, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(g) No valid right of rescission, setoff, adjustment, counterclaim or defense has been asserted or threatened in writing with respect to the Company Mortgage Loans that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(h) To the Knowledge of Company, no obligor under any Company Mortgage Loan is an individual that was included on the “Specially Designated Nationals and Blocked Persons List” of the Office of Foreign Assets Control at the time of origination.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, no Company Mortgage Loan was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and/or assignment of the Company Mortgage Loans or the related Company Mortgage Servicing Rights (or any related instruments under which it was originated). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any Company Subsidiary (including Company Bank) has entered into any contract with any obligor that prohibits, restricts or conditions the assignment of such Company Mortgage Loans or the related Company Mortgage Servicing Rights (or any related instruments under which it was originated).

(j) Except as set forth on Company Disclosure Schedule 3.24(j) or as would not reasonably be expected to have a Material Adverse Effect on Company, either individually or in the aggregate, either Company or a Company Subsidiary (including Company Bank) (or its designated custodian or servicer) has in its possession the Company Data Tape with respect to each Company Acquired Mortgage Loan and neither such Company Data Tape nor any files of Company or a Company Subsidiary (including Company Bank) have any marks or notations indicating that any ownership or security interest therein has been pledged, assigned or otherwise conveyed to any person.

(k) Prior to the date hereof, Company has delivered to Buyer an electronic file containing, for each Company Owned Mortgage Loan, the Company Data Tape. The Company Data Tape is true and complete in all material respects as of the date specified therein.

(l) Neither Company nor any of its Subsidiaries was a sponsor, co-manager, initial purchaser, depositor or placement agent with respect to any securitization transaction regarding Company Mortgage Loans.

Section 3.25 Reserves.

(a) Company’s allowance for loan losses as reflected in Company’s audited balance sheet as of December 31, 2024 was, and the allowance shown on the balance sheets in Company financial statements for periods ending after such date, in the reasonable judgment of management, were as of their respective dates, in compliance with Company’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

(b) Company’s reserve for Taxes as of December 31, 2024, as calculated under and required under Financial Accounting Standards Board Interpretation 48 in the Company financial statements was, and such reserve for Taxes for periods ending after such date, in the reasonable judgment of management, was, as of their dates, adequate for all contingencies and includes all reasonably possible contingencies.

(c) As of December 31, 2024, and as of the end of each fiscal quarter ending thereafter, any impairment on loans, investments, derivatives and any other financial instrument in the Company financial statements was correctly accounted for under GAAP.

(d) Company adopted and fully implemented CECL effective as of January 1, 2022.

Section 3.26 Trust Business; Administration of Fiduciary Accounts. Company Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation, except where the failure to do so would not have a Material Adverse Effect. Neither Company Bank, nor any of its respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case, except where any such breach or the failure to accurately reflect would not have a Material Adverse Effect.

Section 3.27 Investment Management and Related Activities. None of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ employees is required to be registered, licensed, or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.28 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date of this Agreement, the value of such collateral equals or exceeds the amount of the debt it secures.

Section 3.29 CRA, Anti-Money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Company’s Knowledge, none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2024, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Company Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq. Company Bank has, and at all times since December 31, 2021 has had, a Community Reinvestment Act rating no lower than “Satisfactory”.

Section 3.30 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.30, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder, or other Affiliate of Company or any of its Subsidiaries, or to Company’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a member of the board of directors of Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective board members, Executive Officers, or other Affiliates other than deposit accounts of those individuals at Company Bank. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (12 C.F.R. Part 223).

Section 3.31 Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.31(a) sets forth a true, correct, and complete list of all personal property owned by Company and each of its Subsidiaries with a book value in excess of $10,000. Except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or one of its Subsidiaries has good, valid, and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the personal property, and other assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements, and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy, or operation of any material asset.

(b) Company Disclosure Schedule 3.31(b) sets forth a true, correct, and complete schedule of all real property (by name and location) owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”). Company or one of its Subsidiaries (a) has good record, insurable and marketable title to all of the Company Owned Real Property, free and clear of all material Liens, except the following (collectively, “Permitted Liens”): (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) covenants, conditions and restrictions, easements, rights of way, other similar encumbrances, other matters of the public record or to which like properties are commonly subject that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. Company (or its applicable Subsidiary) has an existing owner’s title insurance policy for each property constituting the Company Owned Real Property insuring said owner’s title to such property free and clear of all liens except Permitted Liens, and has disclosed such policies to Buyer prior to the date hereof. No portion of the Company Owned Real Property is subject to any right of first offer or right of first refusal or any other option to purchase said Company Owned Real Property.

(c) Company Disclosure Schedule 3.31(c) sets forth a true, correct, and complete schedule of all leases, subleases, licenses and other agreements entered into by Company (collectively, the “Company Leases”) under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (collectively, “Company Leased Real Property,” and together with the Company Owned Real Property, the “Company Real Property”). Each of the Company Leases is valid, binding, and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, material default or termination with respect to any Company Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Company Lease, and to Company’s Knowledge, no lessor under a Company Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Company Lease, and Company (or its applicable Subsidiary) has not received written notice from any landlord alleging any of the foregoing. To Company’s Knowledge, there is no pending or threatened in writing legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to the Company Real Property, including without limitation a pending or threatened taking of any real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Company Leases. To Company’s Knowledge, there are no material pending or threatened condemnation proceedings against any Company Real Property. Except as listed in Company Disclosure Schedule 3.31(c), no landlord under any Company Lease is holding any deposit, whether cash or letter of credit, securing Company’s (or its applicable Subsidiary’s) obligations under said Company Lease. The Company Leases constitute all Company Leases in which Company and its Subsidiaries has any interest in as lessee, sublessee or sub-licensee in any real property. The Company Leases are legal, valid, binding upon Company (or its Subsidiary, as applicable) and, to the Knowledge of Company, all other parties thereto, enforceable, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity, and in full force and effect and have not been modified or amended, and the Company (or its applicable Subsidiary) holds a valid and existing leasehold interest under such Company Leases free and clear of any liens except for Permitted Liens. The Company Leases shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement. Except as set forth in Company Disclosure Schedule 3.31(c) hereto, to each of the Company Leases, Company (or its applicable Subsidiary) has not exercised or given any notice of exercise of any option, right of first offer or right of first refusal contained in any of the Company Leases, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Lease Options”). Company (or its applicable Subsidiary) has the full right to exercise any Lease Options contained in the Company Leases on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such options with respect thereto.

(d) All Company Owned Real Property is in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform with all material applicable ordinances, regulations and zoning. Company (or its applicable Subsidiary) has not received a written notice from any Governmental Authority to indicate that any Company Real Property is not in compliance with any zoning, building, environmental, ecology, health and public safety, subdivision, land sales or similar law, rule, ordinance or regulation, including, without limitation, the American With Disabilities Act of 1990 all as the same are amended from time to time and all orders and regulations promulgated thereto and to the Knowledge of Company no such material noncompliance exists. Either Company (or its applicable Subsidiary) or a tenant deriving its rights from Company (or its applicable Subsidiary), as the case may be, is in peaceful and undisturbed possession of all Company Real Property. Except as listed on Company Disclosure Schedule 3.31(d), Company (or its applicable Subsidiary) has not leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any Company Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement. To the Knowledge of Company, there are no ground leases affecting the interest of said party in any Company Real Property. The improvements constructed at each Company Real Property were constructed in full compliance with all applicable laws and do not encroach on any right of way or setback or any adjoining premises or easement or similar property right benefiting such Company Real Property and, to the Knowledge of Company, there exists no improvements from any adjoining premises that encroach onto any Company Real Property. All Company Real Property abuts or has indefeasible access to a public way, duly laid out or accepted as such by the city or town in which the same are located, which access is insured via the title insurance policies referred to herein. All

Company Real Property is currently served by a municipal sewer system and not by a private septic or other subsurface sewage disposal system. To Company’s Knowledge, there are no pending or threatened, actions, litigation, condemnation, eminent domain or other proceedings against any Company Real Property. Company (or its applicable Subsidiary) has not received any written notice of, and, to the Knowledge of the Company, there are no special assessments that affect any Company Real Property. The Company Real Property constitutes all of the real property used or occupied by Company Bank in connection with the conduct of its business.

Section 3.32 Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its respective business as currently conducted. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, (a) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to Company in writing that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the Knowledge of Company, no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries; (d) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary; and (e) since December 31, 2021, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries.

Section 3.33 Insurance.

(a) Company Disclosure Schedule 3.33(a) identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claim involving more than $100,000, individually or in the aggregate for all related claims. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default of them and all claims under the Insurance Policies have been filed in a timely fashion.

(b) Company Disclosure Schedule 3.33(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of March 31, 2025. The value of such BOLI is and has been fairly and accurately reflected in Company’s balance sheet in accordance with GAAP.

Section 3.34 Anti-Takeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (collectively, “Takeover Restrictions”) is applicable to this Agreement and the transactions contemplated by this Agreement.

Section 3.35 Fairness Opinion. The board of directors of Company has received a written opinion of Raymond James Financial, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Raymond James Financial, Inc. has not amended or rescinded that opinion as of the date of this Agreement.

Section 3.36 Information Security.

(a) To Company’s Knowledge, since December 31, 2021, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.

(b) Company and each of its Subsidiaries are and since December 31, 2021 have been in compliance, in each case in all material respects, with all applicable Privacy Obligations. To the Company’s Knowledge, the transactions contemplated by this Agreement will not, as of the Closing, violate in any material respect the Privacy Obligations of Company or any of its Subsidiaries. Company has posted or made available privacy notices or privacy policies that materially comply with all Privacy Obligations and that accurately provide notice of Company’s practices concerning the Processing of Personal Data. Since December 31, 2021, Company has materially complied and is in material compliance with all such privacy notices and privacy policies.

(c) Company and each of its Subsidiaries each maintain a written information privacy and security program and each take commercially reasonable measures designed to protect the privacy, confidentiality, integrity, availability and security of all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment (collectively, “IT Assets”) and Personal Data used in its business against any (i) material loss or misuse of Personal Data, (ii) material unauthorized access or unlawful operations performed upon such IT Assets or Personal Data or (iii) other act or omission that compromises the security or confidentiality of the IT Assets or Personal Data in any material manner (clauses (i) through (iii), a “Security Breach”). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, to Company’s Knowledge, since December 31, 2021, neither the Company nor its Subsidiaries has experienced any Security Breach.

(d) Company has executed a current, legal, valid and binding agreement (each a “Data Vendor Agreement”) with each third party that Processes Personal Data for or on behalf of Company that satisfies in all material respects the requirements of all Privacy Obligations.

Section 3.37 Indemnification. Except as set forth in Company Disclosure Schedule 3.37 or as provided in the Company’s Articles of Organization and Bylaws, or the Company Material Contracts, neither Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former board members, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Company (a “Company Covered Person”), and, to the Knowledge of Company, there are no claims for which any Company Covered Person would be entitled to indemnification under the Company’s Articles of Organization and Bylaws, applicable Law or any indemnification agreement.

Section 3.38 Questionable Payments. Neither Company, Company Bank nor any of their Subsidiaries, nor to the Company’s Knowledge, any board member, officer, employee, agent or other person acting on behalf of the Company, Company Bank or any of its Subsidiaries, has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar law; (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government; (e) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries; (f) made any fraudulent entry on the books or records of Company or any of its Subsidiaries; or (g) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

Section 3.39 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any of its Subsidiaries (including Company Bank), nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Company acknowledges and agrees that neither Buyer nor any of its Subsidiaries nor any other person has made or is making any express or implied representation or warranty other than those representations and warranties of Buyer expressly contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) Concurrently with the execution of this Agreement, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that the item disclosed is, or would reasonably be expected to have, a Material Adverse Effect with respect to Buyer.

(b) Except (i) as set forth on the Buyer Disclosure Schedule; provided that any disclosures made with respect to a section of this Article IV shall be deemed only to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Buyer with the SEC since December 31, 2024 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer and Buyer Bank hereby represent and warrant as follows:

Section 4.02 Organization, Standing and Authority.

(a) Buyer is a Massachusetts corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification as a bank holding company under the BHC Act and the regulations of the FRB. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in each foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Buyer Bank is a Massachusetts chartered state bank duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by law, and all premiums and assessments required to be paid to the FDIC have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists of 1,000,000,000 shares of Buyer Common Stock. As of the date of this Agreement, there were (i) 211,376,929 shares of Buyer Common Stock outstanding (including shares held in the Buyer ESOP and 291,664 shares of unvested restricted stock), (ii) no shares reserved for issuance under existing Options, (iii) no shares held in treasury, (iv) no shares held by Buyer Subsidiaries, and (v) 24,417,103 shares reserved for future issuance pursuant to the Buyer Equity Plan. The outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Buyer or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Buyer Common Stock or other equity interests of the Buyer. All shares of Buyer Common Stock subject to issuance as set forth in this Section 4.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Buyer or any of Buyer’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or capital stock of any of Buyer’s Subsidiaries or any other securities of Buyer or any of Buyer’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Buyer’s voting rights, charges or other encumbrances of any nature whatsoever. Neither Buyer nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. No bonds, debentures, notes or other indebtedness issued by Buyer or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of Buyer may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Buyer, are issued or outstanding.

Section 4.04 Subsidiaries.

(a) (i) Buyer has made available to Company a complete and accurate list of all of Buyer’s Subsidiaries, including the jurisdiction of organization of each Subsidiary, (ii) Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Buyer’s Subsidiaries are or may become required to be issued (other than to Buyer) by reason of any contractual right, preemptive right, or otherwise, (iv) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Buyer or a wholly-owned Subsidiary of Buyer), (v) there are no contracts, commitments, understandings, or arrangements relating to Buyer’s rights to vote or to dispose of the securities of any Subsidiary and (vi) all of the equity securities of each Subsidiary held by Buyer, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Buyer free and clear of all Liens.

(b) Buyer does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Buyer’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and, as applicable, is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions, as applicable, has been made available to Company.

Section 4.05 Corporate Power; Minute Books. Buyer and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the contemplated transactions, subject to receipt of all necessary approvals of Governmental Authorities of this Agreement. The minute books of Buyer and Buyer Bank contain true, complete and accurate records of all corporate actions taken by shareholders of Buyer and Buyer Bank and the boards of directors of Buyer and Buyer Bank (including committees of such boards of directors), and all copies of such records or excerpts thereof provided to Company or any of its Representatives in connection with execution and delivery of this Agreement were true, complete and accurate, except as the same may have been redacted to exclude confidential supervisory information and other merger and acquisition opportunities.

Section 4.06 Corporate Authority.

(a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been adopted by the board of directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

Section 4.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery, or performance by Buyer of this Agreement or to consummate the contemplated transactions (including the Bank Merger), except for (i) Regulatory Approvals; (ii) the filing and effectiveness of the Registration Statement with the SEC, and (iii) the approval of the listing on Nasdaq of the Buyer Share Issuance, and (iv) the filings of the Articles of Merger and the Articles of Bank Merger with the Secretary of the Commonwealth of Massachusetts and the filing of a Certificate of Consolidation with the Commissioner. To Buyer’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Buyer that would reasonably be expected to result in any of the approvals set forth above and referred to in Section 7.01(b) not being received in order to permit consummation of the Merger and Bank Merger on a timely basis.

(b) Subject to the receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Buyer and Buyer Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer.

Section 4.08 SEC Documents; Other Reports; Internal Controls.

(a) Buyer has filed with or otherwise furnished to (as applicable) the SEC all required reports, forms, schedules, registration statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act since December 31, 2021 (the “Buyer Reports”), and, to the Knowledge of Buyer, has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Buyer and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2021 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection with any filings Buyer was required to make. Except for normal examinations conducted by a Governmental Authority in the ordinary course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to Buyer’s Knowledge, threatened any investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2021. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries. Buyer has made available to Company a list of all examinations of Buyer Bank conducted by the Commissioner and the FDIC, and all examinations of Buyer conducted by the FRB, since December 31, 2021 and the dates of any responses thereto submitted by Buyer Bank and Buyer, respectively. Notwithstanding the foregoing, nothing in this Section 4.08(b) or this Agreement shall require Buyer to provide Company with any confidential regulatory supervisory information of Buyer Bank or Buyer.

(c) Based on its most recent evaluation prior to the date of this Agreement, Buyer has not had to disclose to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably expected to adversely affect in any material respect Buyer’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Buyer (i) has designed, implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including Buyer’s Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably expected to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (B) to the Knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. Any such disclosure was made in writing by management to Buyer’s auditors and audit committee and true and complete copies of such disclosures have been made available to Company.

(f) Since December 31, 2021, (x) neither Buyer nor any of Buyer’s Subsidiaries nor, to the Knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of the Buyer Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs- charge-offs and accruals) of Buyer or any of the Buyer Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of the Buyer Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no employee of or attorney representing Buyer or any of the Buyer Subsidiaries, whether or not employed or retained by Buyer or any of the Buyer Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Buyer or any of the Buyer Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Buyer or any committee thereof or the board of directors or similar governing body of any Buyer Subsidiary or any committee thereof, or, to the Knowledge of Buyer, to any director or officer of Buyer or any Buyer Subsidiary.

Section 4.09 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Buyer (including any related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes thereto), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Buyer and its Subsidiaries as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm has resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2024 in amounts consistent with past practice (including such liabilities contained in the Buyer Reports); (iii) liabilities that have been discharged or paid in full before the date of this Agreement; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement, or that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Buyer.

(c) Buyer has made available to Company a copy of Buyer’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2024 which includes information regarding “off balance sheet arrangements” effected by Buyer.

(d) To the Knowledge of Buyer, Ernst & Young LLP, which has expressed its opinion with respect to the audited financial statements of Buyer and its Subsidiaries (including the related notes) included in the Buyer Reports, is and has been throughout the periods covered by such financial statements “independent” with respect to Buyer within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. To the Knowledge of Buyer, as of the date of this Agreement, no fact or circumstance exists that would prevent Ernst & Young LLP from being able to consent to the Registration Statement incorporating by reference its opinion with respect to Buyer’s audited financial statements for the year ended December 31, 2024 included in the Company Reports when the Registration Statement (or any amendment thereto) is filed with the SEC.

Section 4.10 Absence of Certain Changes or Events.

(a) Since December 31, 2024 (the “Buyer Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer, and to the Knowledge of the Buyer, no fact or condition exists which is reasonably expected to cause a Material Adverse Effect with respect to the Company in the future, (ii) any change by Buyer or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required or permitted by applicable Law or GAAP or regulatory accounting as concurred in by Buyer’s independent accountants, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Buyer or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (iv) any material election made by Buyer or any of its Subsidiaries for federal or state income Tax purposes other than in the ordinary course of business consistent with past practice, (v) any material change in the credit policies or procedures of Buyer or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (vi) other than loans and loan commitments, investment securities, and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any acquisition or disposition entered into, or (vii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

(b) Since the Buyer Balance Sheet Date, the Buyer and its Subsidiaries have carried on its business in the ordinary course consistent with past practice and there has not been: (i) any entry by Buyer or any of its

Subsidiaries into any contract or commitment of more than (A) $500,000 in the aggregate or (B) $250,000 per annum with a term of more than one year, other than borrowings, loans, loan commitments and Buyer Benefit Plans in the ordinary course of business, or (ii) any increase in or establishment of any bonus, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, acceleration of vesting pursuant to any Buyer Benefit Plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Buyer or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, or any payment of any bonus, unless such aforementioned actions were required by Law or Buyer Benefit Plan or were conducted in the ordinary course of business with respect to the compensation or employment or engagement of directors, officers, or employees of Buyer or any of its Subsidiaries, or, individually or in the aggregate, did not or would not have a Material Adverse Effect on Buyer’s financial condition or results of operations.

Section 4.11 Legal Proceedings.

(a) Neither Buyer nor any of its Subsidiaries is a party to any, and to the Knowledge of the Buyer, there are no pending or threatened, legal, administrative, arbitral or other proceedings, claims, demand letters, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or any of their current or former directors or executive officers (in their capacity as such) (i) that would, individually or in the aggregate, be reasonably likely to result in a material restriction on Buyer or any of the Buyer Subsidiaries’ businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer or (iii) challenging the validity or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) To the Knowledge of Buyer, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of the Buyer Subsidiaries or the assets of Buyer or any of the Buyer Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably expected to result in a material restriction on Buyer or any of the Buyer Subsidiaries’ businesses or (ii) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.12 Compliance With Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2021 has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees or applicable to Buyer and its Subsidiaries, including without limitation, all Laws related to the privacy and security of Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act and Mass. Gen. L. ch. 167, § 14, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, Mass. Gen. L. ch. 140D and 209 Code Mass. Regs. 32.00, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Mass. Gen. L. ch. 167B, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury, and any other Law relating to discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the Coronavirus Aid, Relief, and Economic Security Act, the Dodd-Frank Act and the Economic Growth, Regulatory Relief and Consumer Protection Act.

(b) Buyer and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Neither Buyer nor any of its Subsidiaries has received, since December 31, 2021, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

(d) Buyer has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHC Act.

Section 4.13 Material Contracts; Defaults.

(a) Neither Buyer nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) or amendment thereto (i) with respect to the employment, engagement or other relationship of any members of the board of directors, officers, employees or consultants of Buyer or any of its Subsidiaries, (ii) which would entitle any present or former board member, officer, employee, consultant or agent of Buyer or any of its Subsidiaries to indemnification from Buyer or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement (other than such increases or vesting contemplated by this Agreement), (iv) the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (v) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of Buyer and or Subsidiaries, (vi) which provides for payments to be made by Buyer or any of its Subsidiaries upon a change in control, (vii) which provides for the lease of personal property having a value in excess of $1,000,000, (viii) which relates to capital expenditures and involves future payments in excess of $1,000,000, (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Buyer’s business, (x) which is not terminable on sixty (60) days or less notice and involving the payment by Buyer or one of its Subsidiaries of more than $1,000,000 per annum, (xi) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC promulgated under the Exchange Act); or (xii) which materially restricts the conduct of any business by Buyer of any of its Subsidiaries (collectively, “Buyer Material Contracts”). Buyer has previously made available to Company true, complete, and correct copies of each Buyer Material Contract.

(b) (i) Each Buyer Material Contract is valid and binding on Buyer or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Buyer, is valid and binding on the other parties thereto, (ii) Buyer and each of its Subsidiaries and, to the Knowledge of Buyer, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Buyer Material Contract to which it is a party, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Buyer or any of its Subsidiaries or, to the Knowledge of Buyer, any other party thereto, under any such Buyer Material Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Buyer. No power of attorney or similar authorization given directly or indirectly by Buyer is currently outstanding.

(c) Other than the consents, approvals, authorizations, notices or other actions (collectively, “Buyer Third-Party Consents”) required under Buyer Material Contracts, no third-party consent by any Person is required in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions it contemplates.

Section 4.14 Agreements with Regulatory Agencies. Subject to Section 10.12, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2021, a recipient of any supervisory letter from, or since December 31, 2021, has adopted any policies, procedures or board resolutions at the request of any Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Buyer Disclosure Schedule, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised in writing or, to the Knowledge of Company, orally, since December 31, 2021, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Buyer Regulatory Agreement, and to the Knowledge of Buyer, there is no reason to believe that it is reasonably likely any Governmental Authority will issue, initiate, order or request any such Buyer Regulatory Agreement prior to the Closing Date.

Section 4.15 Risk Management Instruments. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar Derivative Transactions and risk management arrangements, whether entered into for the account of Buyer or any of its Subsidiaries or for the account of a customer of Buyer or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Authority and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Buyer or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Buyer and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Knowledge of Buyer, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

Section 4.16 Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer and Buyer Bank for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement-Prospectus will, in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement is declared effective by SEC and, in the case of the Proxy Statement-Prospectus, at the time the Proxy Statement-Prospectus is first sent or given to the shareholders of Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, Buyer and Buyer Bank make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company or any Affiliates thereof or any of their Representatives for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement-Prospectus.

Section 4.17 Brokers. Except for the fees and expenses of J.P. Morgan Securities LLC (which will be paid by Buyer), none of Buyer, Buyer Bank, or any of their officers or members of its board of directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.18 Employee Benefit Plans.

(a) A list of all material Buyer Benefit Plans as of the date of this Agreement are identified on Buyer Disclosure Schedule 4.18(a). For this purpose, a “Buyer Benefit Plan” means each benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former members of the board of directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not covered by ERISA), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, equity based arrangements, retention, salary continuation, change in control, vacation, paid time off, insurance, split dollar life insurance, welfare and fringe-benefit, medical, dental, vision, disability, Code Section 125 cafeteria, and flexible benefits.

(b) True and complete copies of all material Buyer Benefit Plans have been made available to Company including, in each case to the extent applicable, (i) the current plan documentation, amendments thereto, the current summary plan description, and any summaries of material modifications related thereto, (ii) annual reports (Form 5500s) and all attachments thereto (including audited financial statements), if any, filed with the IRS for the past three (3) plan years, (iii) the most recently received IRS determination letter, if any, or pre-approved plan or advisory letter issued by the IRS, relating to any such Buyer Benefit Plan, (iv) the current trust agreement, insurance contract or other funding arrangement and any amendments related thereto, (v) non-discrimination testing results for the last three (3) completed plan years and detail of any corrections (if applicable), (vi) annual funding notices and audited financial statements, (vii) actuarial valuations and reports for the last three (3) completed plan years, and (viii) all material non-routine correspondence received from or sent to any Governmental Authority in the last six (6) years.

(c) Each Buyer Benefit Plan has been established, administered and operated in material compliance with all applicable Laws, including ERISA, the Code and the Affordable Care Act. Each Buyer Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS, and to Buyer’s Knowledge no circumstance exists that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of the Buyer Pension Plan under Section 401(a) of the Code. To Buyer’s Knowledge, there is no pending or threatened litigation relating to the Buyer Benefit Plans. To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has engaged in, or is aware of, a non-exempt prohibited transaction with respect to any Buyer Benefit Plan or Buyer Pension Plan that could subject Buyer or any of its Subsidiaries to more than a de minimis tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d) No liability under Subtitle C or D of Title IV of ERISA has been incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Buyer, any of its Subsidiaries or any ERISA Affiliate. Neither Buyer nor any ERISA Affiliate has maintained, contributed to (or been obligated to contribute to) or had any liability (whether contingent or otherwise) at any time during the six (6)-year period ending on the Closing Date, and neither Buyer nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Buyer Pension Plan or by any ERISA Affiliate within the thirty-six (36)-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all Buyer Benefit Plans have been timely made or have been reflected on the financial statements of Buyer to the extent required by GAAP. No Buyer Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Buyer or any ERISA Affiliate has an outstanding funding waiver. No Buyer Pension Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(f) To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Buyer Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Buyer Benefit Plans that are group health plans have been, in all material respects, operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Buyer may amend or terminate any such Buyer Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.

(g) The execution of this Agreement or consummation of any of the transactions contemplated by this Agreement will not constitute a “change in control” of Buyer or any of its Subsidiaries, as defined in Section 280G of the Code.

(h) No Buyer Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(i) To Buyer’s Knowledge, Buyer and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Buyer or any of its Subsidiaries for purposes of each Buyer Benefit Plan.

(j) Buyer does not maintain or contribute to, nor would reasonably be expected to otherwise incur any liability with respect to, any Buyer Benefit Plan subject to laws other than those of the United States.

Section 4.19 Labor Matters; Employment.

(a) Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization relating to employees of such Company or Subsidiary, nor to Buyer’s Knowledge is there any proceeding pending or threatened in writing, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other material labor disruption or dispute involving it, to Buyer’s Knowledge, pending or threatened, nor, to Buyer’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) Buyer and its Subsidiaries are in compliance in all material respects with, and since December 31, 2021 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, pay transparency, plant closing notification, classification of employees and independent contractors, classification of employees as exempt or non-exempt, equitable pay practices, privacy rights, labor disputes and labor practices, employment discrimination and harassment, including sexual harassment, workers’ compensation or long-term disability policies, unemployment compensation, retaliation, immigration, family and medical leave and other leave entitlements, including sick leave, disability rights and accommodations, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).

(c) (i) To Buyer’s Knowledge, no employee or former employee of Buyer has within the past five (5) years filed any charge or complaint with a Governmental Authority or court of law alleging sexual harassment or sexual misconduct have been against any person who is a current or former member of the board of directors of Buyer or a current or former officer or employee of Buyer or its Subsidiaries categorized at or above Senior Vice President, in their capacity as a director, officer or employee of Buyer or its Subsidiaries, (ii) in the past five (5) years neither Buyer nor any of its Subsidiaries has entered into any settlement agreement with any employee or former employee of Buyer related to allegations of sexual harassment or sexual misconduct by any current or former member of the board of directors of Buyer or any current or former officer or employee at or above Senior Vice President, in their capacity as a director, officer or employee of Buyer or its Subsidiaries and (iii) to Buyer’s Knowledge there are no agency or court proceedings currently pending or threatened by an employee or former employee of Buyer related to any allegations of sexual harassment or sexual misconduct by any current or former member of the board of directors of Buyer, or a current or former officer or employee of Buyer or its Subsidiaries categorized at or above Senior Vice President, in their capacity as a director, officer or employee of Buyer or its Subsidiaries.

Section 4.20 Tax Matters.

(a) Buyer and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file under applicable Laws prior to the effective time, other than Tax Returns that are not yet due or for which a valid request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Buyer or which Buyer is contesting in good faith. Neither Buyer nor any Subsidiary is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business), and neither Buyer nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended (other than extensions to file Tax Returns obtained in the ordinary course of business) or suspended. No written claim that has not been resolved has been made by an authority in a jurisdiction where Buyer or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Buyer) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer and each of its Subsidiaries withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or, to Buyer’s Knowledge, are pending or threatened with respect to Buyer or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any Subsidiary has received from any foreign, federal, state, or local Taxing Authority (including in jurisdictions where Buyer or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Buyer or any Subsidiary.

(d) Buyer has made available to Company true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Buyer or any Subsidiary for taxable periods ended December 31, 2023, 2022 and 2021. Buyer has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Buyer or any Subsidiary filed for the years ended December 31, 2023, 2022 and 2021. Buyer and each Subsidiary has timely and properly taken such actions in response to and in compliance with notices Buyer or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Neither

Buyer nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request to waive or extend such a statute of limitations or time period has been filed, in each case that has not already been resolved, or is currently pending.

(e) Neither Buyer nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Buyer and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Buyer nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Buyer Bank and its Subsidiaries or any agreement entered into in the ordinary course of business the principal purpose of which is not Taxes). Neither Buyer nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), or (ii) has liability for the Taxes of any Person (other than Buyer or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the principal purpose of which is not Taxes), or otherwise.

(f) The unpaid Taxes of Buyer and each Subsidiary (i) did not, as of December 31, 2024, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements of Buyer as of December 31, 2024 (rather than in any notes to such financial statements), and (ii) do not exceed that reserve as adjusted for the passage of time through the effective time in accordance with the past practice of Buyer in filing its Tax Returns. Since December 31, 2024, neither Buyer nor any Subsidiary has incurred any liability for Taxes arising outside the ordinary course of business from extraordinary gains or losses, as that term is used in GAAP consistent with past practice and custom.

(g) Buyer and each of its Subsidiaries currently computes its taxable income using the accrual method of accounting and has used the accrual method of accounting to compute its taxable income for all taxable years ended after December 31, 2020.

(h) Neither Buyer nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), in each case as a result of any action or transaction occurring prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) prepaid amount received on or prior to the Closing outside the ordinary course of business; or (vi) use of any improper method of accounting for a taxable period on or before the Closing.

(i) There have not been, within two years of the date of this Agreement, any (i) redemptions of their shares by Buyer or any of its Subsidiaries, (ii) transfers or dispositions of material property by Buyer or any of its Subsidiaries for which Buyer or any of its Subsidiaries did not receive adequate consideration, or (iii) distributions by Buyer or any of its Subsidiaries with respect to their stock other than distributions of cash in the ordinary course of business.

(j) Neither Buyer nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither Buyer nor any Subsidiary is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(l) Neither Buyer nor any Subsidiary has deferred the payment of any Tax or claimed or received any Tax refund or credit pursuant to the CARES Act, any similar statutory relief, or any other Tax legislation related to the COVID-19 pandemic or pursuant to any written agreement with a Taxing Authority that remains unpaid.

(m) Buyer Disclosure Schedule 4.20(m) sets forth the entity classification of each Subsidiary of Buyer for U.S. federal income tax purposes.

(n) To the Knowledge of Buyer, neither Buyer nor any of its Subsidiaries has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent or impede (i) each of the Merger and the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) Nutter, McClennen & Fish, LLP or Goodwin Procter LLP from delivering the opinions described in Section 7.02(d) and Section 7.03(c), respectively.

Section 4.21 Environmental Matters.

(a) To Buyer’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Buyer or any of its Subsidiaries, or any property in which Buyer or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Buyer Loan Property”), has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(b) To Buyer’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Buyer or any of its Subsidiaries had, during such ownership or operation, any Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation, or monitoring under Environmental Law.

(c) To Buyer’s Knowledge, Buyer and each of its Subsidiaries is in compliance, in all material respects, with applicable Environmental Law.

(d) To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has any material liability under Environmental Law arising from the Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Buyer or any of its Subsidiaries or any predecessor.

(e) Neither Buyer nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) Neither Buyer nor any of its Subsidiaries is subject to any order, decree, or injunction relating to a violation of or allegation of liability under any Environmental Law.

(g) To Buyer’s Knowledge, the Buyer has made available to Company any material environmental report, study, sampling data, correspondence, or filing in its possession and relating to environmental conditions at or on any real property (including buildings and other structures) currently or formerly owned or operated by Buyer or any of its Subsidiaries.

(i) To Buyer’s Knowledge, there is no litigation pending or threatened against Buyer or any of its Subsidiaries relating to any property now or formerly owned or operated by Buyer or any of its Subsidiaries or any Buyer Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Substance.

(h) To Buyer’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Buyer or any of its Subsidiaries.

(i) To Buyer’s Knowledge, there have been and are no (i) gasoline or service stations, or (ii) dry-cleaning facilities or operations at, on, in or under any Buyer Real Property.

Section 4.22 Investment Securities.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, each of Buyer and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Buyer Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Buyer or its Subsidiaries. Such securities and commodities are valued on the books of Buyer in accordance with GAAP in all material respects.

(b) Buyer and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Buyer believes are prudent and reasonable in the context of their respective businesses, and Buyer and its Subsidiaries have, since December 31, 2021, been in compliance with such policies, practices and procedures in all material respects.

Section 4.23 Regulatory Capitalization. Buyer Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Neither Company nor any of its Subsidiaries has received any notice in writing, or to Company’s Knowledge, orally, from a Governmental Authority that the status of Buyer or Buyer Bank as “well-capitalized” will change, and to the Knowledge of Buyer, there is no reason to anticipate that Buyer Bank will not be “well capitalized” as of both March 31, 2025 and December 31, 2025.

Section 4.24 Loan Portfolio.

(a) As of the date hereof, except as set forth on Buyer Disclosure Schedule 4.24(a), neither Buyer nor any of its Subsidiaries is a party to any written or oral (i) Loans in which Buyer or any Subsidiary of Buyer is a creditor which as of December 31, 2024 had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of December 31, 2024, over sixty (60) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Buyer or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Each “extension of credit” to any such “executive officer” or other “insider” of Buyer or any of its Subsidiaries subject to 12 C.F.R. Part 215 was made and continues to be in compliance with 12 C.F.R. Part 215 or is exempt therefrom. Except as such disclosure may be limited by any applicable law, rule or regulation, Buyer Disclosure Schedule 4.24(a) sets forth a true, correct and complete, in all material respects, list of (A) all of the Loans of Buyer and its Subsidiaries that, as of December 31, 2024, had an outstanding balance of $1,000,000 or more and were classified by Buyer as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (the “Buyer Classified Loans”), together with the principal amount of and accrued and unpaid interest on each such Loan, and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date, and (B) each asset of Buyer or any of its Subsidiaries that, as of December 31, 2024, had a carrying value of $250,000 or more and was classified as “Other Real Estate Owned” and the carrying value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Buyer or its Subsidiaries (i) is evidenced by notes, lost note affidavits, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Buyer and its Subsidiaries as secured Loans, has been secured or are in the process of being secured in the ordinary course of business by valid Liens, which have been perfected, except for security instruments which have been submitted for recording and have not been recorded, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity as they relate to or affect such obligor.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, each outstanding Loan of Buyer or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Buyer and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Buyer or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults, as defined in the relevant agreements) by the obligor on any such Loan.

(e) Neither Buyer nor any of its Subsidiaries is now, nor has it ever been since December 31, 2021, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Authority relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

(f) With respect to each Buyer Loan Property having an outstanding principal balance as of December 31, 2024 greater than $1,000,000, Buyer (or its applicable Subsidiary), has received an American Land Title Association lender’s title insurance policy, which was issued by a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Buyer Loan Property is located, covering the portion of such Buyer Loan Property and insuring that the related mortgage is a valid lien in the original principal amount of the related Loan on the obligor’s fee simple interest (or, if applicable, leasehold interest) in such Buyer Loan Property, subject only to Permitted Liens.

(g) Buyer (or its applicable Subsidiary) has followed internal due diligence guidelines with respect to environmental matters for each relevant Buyer Loan Property in all material respects or otherwise evaluated environmental matters in a manner consistent with industry practice at the time the loan was granted for secured loan transactions of the size and type of the loan for which such Buyer was granted as security.

Section 4.25 Reserves.

(a) Buyer’s allowance for loan losses as reflected in Buyer’s audited balance sheet as of December 31, 2024, and the allowance shown on the balance sheets in Buyer financial statements for periods ending after such date, in the reasonable judgment of management, were as of their respective dates, in compliance with Buyer’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

(b) Buyer’s reserve for Taxes as of December 31, 2024, as calculated under and required under Financial Accounting Standards Board Interpretation 48 in the Buyer financial statements, and such reserve for Taxes for periods ending after such date, in the reasonable judgment of management, was, as of their dates, adequate for all contingencies and includes all reasonably possible contingencies.

(c) As of December 31, 2024, and as of the end of each fiscal quarter ending thereafter, any impairment on loans, investments, derivatives and any other financial instrument in the Buyer financial statements was correctly accounted for under GAAP.

(d) Buyer adopted and fully implemented CECL effective as of January 1, 2022.

Section 4.26 Trust Business; Administration of Fiduciary Accounts. Buyer Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation, except where the failure to do so would not have a Material Adverse Effect. Neither Buyer Bank, nor any of its respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case, except where any such breach or the failure to accurately reflect would not have a Material Adverse Effect.

Section 4.27 Investment Management and Related Activities. None of Buyer, any of its Subsidiaries or Buyer’s or its Subsidiaries’ employees is required to be registered, licensed, or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 4.28 Repurchase Agreements. With respect to all agreements pursuant to which Buyer or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Buyer or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date of this Agreement, the value of such collateral equals or exceeds the amount of the debt it secures.

Section 4.29 CRA, Anti-Money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Buyer’s Knowledge, none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2024, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Buyer Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Buyer Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq. Buyer Bank has, and at all times during the past three (3) years has had, a Community Reinvestment Act rating no lower than “Satisfactory”.

Section 4.30 Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by Buyer or any of its Subsidiaries to, and neither Buyer nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder, or other Affiliate of Buyer or any of its Subsidiaries, or to Buyer’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director of Buyer or any of its Subsidiaries and other than deposits held by Buyer Bank in the ordinary course of business. Neither Buyer nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers, or other Affiliates other than deposit accounts of those individuals at Buyer Bank. All agreements between Buyer and any of its Affiliates comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (12 C.F.R. Part 223).

Section 4.31 Tangible Properties and Assets.

(a) Except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Buyer or one of its Subsidiaries has good, valid, and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the personal property, and other assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements, and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy, or operation of any material asset.

(b) Buyer or one of its Subsidiaries (a) has good record, insurable and marketable title to all real property (by name and location) owned by Buyer or any of its Subsidiaries (the “Buyer Owned Real Property”), free and clear of all material Liens, except for Permitted Liens. Buyer (or its applicable Subsidiary) has an existing owner’s title insurance policy for each property constituting the Buyer Owned Real Property insuring said owner’s title to such property free and clear of all liens except Permitted Liens, and has disclosed such policies to Company prior to the date hereof. No portion of the Buyer Owned Real Property is subject to any right of first offer or right of first refusal or any other option to purchase said Buyer Owned Real Property.

(c) Neither Buyer nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, material default with respect to any of the leases, subleases, licenses or other agreements entered into by Buyer (the “Buyer Leases”) under which Buyer uses or occupies or has the right to use or occupy, now or in the future, real property (the “Buyer Leased Real Property,” and together with the Buyer Owned Real Property, the “Buyer Real Property”) is valid, binding, and in full force and effect and neither Buyer nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, material default or termination with respect to any Buyer Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Buyer or any of its Subsidiaries of, or material default by Buyer or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Buyer Lease, and to Buyer’s Knowledge, no lessor under a Buyer Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Buyer Lease, and Buyer (or its applicable Subsidiary) has not received written notice from any landlord alleging any of the foregoing. To Buyer’s Knowledge, there is no pending or threatened in writing legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to the Buyer Real Property, including without limitation a pending or threatened taking of any real property by eminent domain. Buyer and each of its Subsidiaries has paid all rents and other charges to the extent due under the Buyer Leases. To Buyer’s Knowledge, there are no material pending or threatened condemnation proceedings against any Buyer Real Property. The Buyer Leases constitute all leases in which Buyer and its Subsidiaries has any interest in as lessee, sublessee or sub-licensee in any real property. The Buyer Leases are legal, valid, binding upon Buyer (or its Subsidiary, as applicable) and, to the Knowledge of Buyer, all other parties thereto, enforceable, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity, and in full force and effect and have not been modified or amended. To each of the Buyer Leases, Buyer (or its applicable Subsidiary) has not exercised or given any notice of exercise of any option, right of first offer or right of first refusal contained in any of the Buyer Leases, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Buyer Lease Options”). Buyer (or its applicable Subsidiary) has the full right to exercise any Buyer Lease Options contained in the Buyer Leases on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such options with respect thereto.

Section 4.32 Intellectual Property. Buyer and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its respective business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, (a) the use of any Intellectual Property by Buyer and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Buyer or any Buyer Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to Buyer in writing that Buyer or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the Knowledge of Buyer, no person is challenging, infringing on or otherwise violating any right of Buyer or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Buyer or its Subsidiaries; and (d) neither Buyer nor any Buyer Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Buyer or any Buyer Subsidiary. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, Buyer and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Buyer and its Subsidiaries.

Section 4.33 Insurance. Buyer and each of its Subsidiaries is insured with reputable insurers against such risks and in amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices. All the Buyer Insurance Policies are in full force and effect, and neither Buyer nor any of its Subsidiaries is in material default of them and all claims under the Buyer Insurance Policies have been filed in a timely fashion.

Section 4.34 Information Security.

(a) Since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Buyer and its Subsidiaries in a manner that has or had a Material Adverse Effect on the Company.

(b) Buyer and each of its Subsidiaries are and since December 31, 2021 have been in compliance, in each case in all material respects, with all applicable Privacy Obligations. To the Buyer’s Knowledge, the transactions contemplated by this Agreement will not, as of the Closing, violate in any material respect the Privacy Obligations of Buyer or any of its Subsidiaries. Buyer has posted or made available privacy notices or privacy policies that materially comply with all Privacy Obligations and that accurately provide notice of Buyer’s practices concerning the Processing of Personal Data. Since December 31, 2021, Buyer has materially complied and is in material compliance with all such privacy notices and privacy policies.

(c) Buyer and each of its Subsidiaries each maintain a written information privacy and security program and each take commercially reasonable measures designed to protect the privacy, confidentiality, integrity, availability and security of its IT Assets and Personal Data used in its business against any Security Breach. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer, to Buyer’s Knowledge, since January 1, 2022, neither the Buyer nor its Subsidiaries has experienced any Security Breach.

(d) Buyer has executed a current, legal, valid and binding Data Vendor Agreement with each third party that Processes Personal Data for or on behalf of Buyer that satisfies in all material respects the requirements of all Privacy Obligations.

Section 4.35 Indemnification. Except as provided in Buyer’s Articles of Organization and Bylaws, or the Buyer Material Contracts, neither Buyer nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Buyer (a “Buyer Covered Person”), and, to the Knowledge of Buyer, there are no claims for which any Buyer Covered Person would be entitled to indemnification under Buyer’s Articles of Organization and Bylaws, applicable Law or any indemnification agreement.

Section 4.36 Questionable Payments. Neither Buyer, Buyer Bank nor any of their Subsidiaries, nor to the Buyer’s Knowledge, any director, officer, employee, agent or other person acting on behalf of the Buyer, Buyer Bank or any of its Subsidiaries, has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar law; (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government; (e) established or maintained any unlawful fund of monies or other assets of Buyer or any of its Subsidiaries, (f) made any fraudulent entry on the books or records of Buyer or any of its Subsidiaries, or (g) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Buyer or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Buyer or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

Section 4.37 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Buyer in this Article IV, neither Buyer nor any of its Subsidiaries (including Buyer Bank), nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Buyer nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Buyer acknowledges and agrees that neither Company nor any of its Subsidiaries nor any other person has made or is making any express or implied representation or warranty other than those representations and warranties of Company expressly contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business Prior to effective time. During the period from the date of this Agreement to the effective time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule or the Buyer Disclosure Schedule), as may be required by Law or as consented to in writing by the other party, (a) each of Company and Buyer shall, and shall cause their respective Subsidiaries to, (i) conduct their business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact, in all material respects, its business organization and advantageous business relationships and keep available the services of their current executive officers and (b) each of Buyer and Company shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either Buyer or Company to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 5.02 Company Forbearances. During the period from the date of this Agreement to the effective time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as may be required by applicable Law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or could reasonably be expected to result in (i) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (ii) any material impediment to the Company’s ability to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, except, in each case, as may be required by applicable Law or GAAP.

(b) Indebtedness. Other than in the ordinary course of business, incur modify, extend or renegotiate any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly-owned Subsidiary of Company) unless Buyer consents in writing (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice since December 31, 2023).

(c) Capital Stock.

(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Company Common Stock or any securities of any Company Subsidiary, except, in each case, (A) regular quarterly cash dividends by Company at a rate not in excess of $0.09 per share of Company Common Stock, and any associated dividend equivalents for Company Equity Awards, (B) dividends paid by any of the Subsidiaries of Company to Company or any of Company’s

wholly-owned Subsidiaries, and (C) the acceptance, withholding or net settlement of shares of Company Common Stock for withholding Taxes incurred in connection with the vesting or settlement of Company Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with the terms of the applicable award agreements (the “Permitted Actions”);

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any capital stock of the Company or any securities of any Company Subsidiary;

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, capital stock or other equity or voting securities, including any shares of Company Common Stock or any securities of any Company Subsidiary or any options, warrants, or other rights of any kind to acquire any capital stock or other equity or voting securities, including any shares of Company Common Stock or any securities of any Company Subsidiary, except pursuant to the exercise, vesting or settlement of Company Equity Awards in accordance with their terms, in each case, outstanding as of the date hereof; or

(v) directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than Permitted Actions.

(d) Compensation; Employment Agreements, Etc. Except as required under applicable Law or by the terms of any Company Benefit Plan existing as of the date hereof:

(i) enter into, adopt or terminate any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement (or similar arrangement) in respect of any current or former director, officer, or employee of Company or any of its Subsidiaries (including any plan, program, policy, agreement or arrangement that would be considered a Company Benefit Plan if in effect as of the date hereof);

(ii) amend (whether in writing or through the interpretation of) any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Company Benefit Plan if in effect as of the date hereof), other than de minimis administrative amendments in the ordinary course of business consistent with recent past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements;

(iii) increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, other than planned increases in compensation and benefits to employees in the ordinary course of business consistent with past practice as set forth on Company Disclosure Schedule 5.02(d);

(iv) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation;

(v) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any equity-based awards or other compensation;

(vi) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(vii) fund or provide any funding for any rabbi trust or similar arrangement; or

(viii) provide, or commit to provide, retiree medical benefits to any person.

Notwithstanding anything to the contrary contained in this Section 5.02(d), neither Company nor any of its Subsidiaries shall provide new compensation of any type, other than payment of base salary and short term incentive payments permitted under this Agreement, settlement of Company Equity Awards, and provision of employee benefits, each in the ordinary course, to any “disqualified individual” to the extent such compensation would reasonably be expected (as of the date of such new compensation) to constitute an “excess parachute payment” as defined in Section 280G of the Code (after taking into account the impact of applicable permitted mitigation alternatives).

(e) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $150,000 or to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee except to fill vacancies that may arise in the ordinary course of business.

(f) Transactions with Officers and Directors. Except pursuant to agreements or arrangements in effect on the date of this Agreement and set forth on Company Disclosure Schedule 5.02(f), pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of officers or board members of Company or any of its Subsidiaries, or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice since December 31, 2023.

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, OREO, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business consistent with past practice since December 31, 2021 or pursuant to contracts or agreements in force at the date of this Agreement and listed on Company Disclosure Schedule 5.02(g).

(h) Acquisitions and Investments. Acquire all or any portion of the assets, business, deposits, or properties of any other entity except by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice since December 31, 2023, or otherwise make any material investment (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) in or of any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of Company.

(i) Intellectual Property. Abandon, cancel, or otherwise allow to lapse or expire any material Intellectual Property owned by Company or any Company Subsidiary.

(j) Capital Expenditures. Make or commit to make any capital expenditures so long as any capital expenditures that would cause Company’s aggregate capital expenditure budget to exceed by five percent (5%) the aggregate 2025 capital expenditure budget set forth in Company Disclosure Schedule 5.02(j) in the aggregate, unless expenditures are reasonably necessary to maintain existing assets in good repair or Buyer consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(k) Governing Documents. Amend Company’s Articles of Organization or Bylaws or any equivalent documents of any of Company’s Subsidiaries.

(l) Accounting Methods. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP, or at the written direction of a Governmental Authority.

(m) Company Material Contracts, Etc. Except for transactions in the ordinary course of business, (i) terminate, materially amend or modify, or waive any material provision of, any Company Material Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to Company or its Subsidiaries or (ii) enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement; provided that this clause (ii) shall not apply to the entry into of any contract in connection with any action otherwise permitted by this Section 5.02. Notwithstanding the foregoing, nothing herein shall prohibit Company or any its Subsidiaries from terminating the employment of any employee or terminating a consulting agreement for cause, as determined in the discretion of Company or its respective Subsidiary.

(n) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Company Material Contract, Company Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(o) Claims. Except for debt workouts in the ordinary course of business consistent with past practice since December 31, 2023, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries or board members or Executive Officers is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $50,000 individually or $100,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by Company or any Company Subsidiary in respect thereof but inclusive of any amount of proceeds paid by Company or any of its Subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of the Company or any of its Subsidiaries; provided that, this Section 5.02(o) shall not apply to Tax matters, which shall be governed by Section 5.02(v), or (ii) that would impose any material restriction on, or create any adverse precedent that would be material to, the business of Company or its Subsidiaries or the Surviving Entity or its Subsidiaries.

(p) Banking Operations. Enter into any new material line of business or file any application or make any contract or commitment with respect to the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Company or any of its Subsidiaries.

(q) Derivative Transactions. Enter into any Derivative Transaction other than in the ordinary course of business consistent with past practice.

(r) Investment Securities. Materially restructure or materially change the investment securities, derivatives, wholesale funding or BOLI portfolio of Company or any of its Subsidiaries, or the interest rate exposure of Company or any of its Subsidiaries, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or make material investment portfolio purchases.

(s) Deposits. Make any change to deposit pricing that is not in the ordinary course of business consistent with recent past practice.

(t) Loans. Take any action with respect to loans other than as set forth on Company Disclosure Schedule 5.02(t).

(u) Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure; mortgage, acquire or sell any real property (other than the sale of OREO properties in the ordinary course); enter into, materially amend, renew or terminate (except for any renewal or termination in accordance with the terms thereof) any lease with respect to real property.

(v) Taxes. Make outside the ordinary course of business, change or revoke any material income Tax election, change any Tax accounting period, adopt or change any material Tax accounting method, file any materially amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension (outside the ordinary course of business) or waiver of the limitation period applicable to any Tax claim or assessment.

(w) Reorganization. Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Merger, or the Bank Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(x) Environmental Assessments. Except for foreclosures in process as of the date of this Agreement and disclosed on Company Disclosure Schedule 5.02(x), foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM E1527-21 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35) (“Phase I Assessment”), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of a Recognized Environmental Condition.

(y) Restructuring. Merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(z) Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than any loan workout in the ordinary course of business, consistent with Company Bank’s current policies and procedures and past practices since December 31, 2023.

(aa) Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Buyer Forbearances. During the period from the date of this Agreement to the effective time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as may be required by Law, Buyer shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably expected to result in (A) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any material impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of the conditions to the Merger set forth in Article VII not being satisfied except, in each case, as may be required by applicable Law or GAAP.

(b) Articles of Organization and Bylaws. Amend the Articles of Organization or Bylaws of Buyer or any of its Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock or materially and adversely affect the holders of Company Common Stock relative to other holders of Buyer Common Stock.

(c) Reorganization. Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Merger, or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Capital Stock. Adjust, split, combine or reclassify any capital stock of Buyer that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock or materially and adversely change the rights, terms or preferences of the Buyer Common Stock or make, declare or pay any extraordinary dividend on any capital stock of Buyer.

(e) Acquisitions. Enter into any binding definitive agreement to acquire any other depository institution (as defined in 12 U.S.C. § 1813(c)(1)) or credit union prior to the receipt of the Requisite Company Shareholder Approval and all Regulatory Approvals.

(f) Dispositions. Sell or transfer all or substantially all of the assets of Buyer or Buyer Bank, merge or consolidate Buyer or Buyer Bank with and into any other person, or restructure, reorganize or completely or partially liquidate or dissolve Buyer or Buyer Bank.

(g) Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.03.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Commercially Reasonable Effort. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VII of this Agreement, and shall cooperate fully to that end.

Section 6.02 Shareholder Approval.

(a) Company agrees to take, in accordance with applicable Law, the Articles of Organization of Company and the Bylaws of Company, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 6.07, shall take all lawful action to solicit shareholder approval, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement-Prospectus) that they approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”) and shall not make a Company Adverse Recommendation Change, except in accordance with this Section 6.02. Company shall engage a proxy solicitor reasonably acceptable to Buyer to assist in the solicitation of proxies from shareholders relating to the Requisite Company Shareholder Approval. However, subject to Section 8.01 and Section 8.02, if the board of directors of Company, in response to (1) a Company Intervening Event or (2) a Company Superior Proposal, in each case, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite Company Shareholder Approval, in submitting this Agreement and the Merger to its shareholders, the board of directors of Company may withhold or withdraw or modify or qualify in a manner adverse to Buyer the Company Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Company may communicate the basis for its Company Adverse Recommendation Change to its shareholders, including in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto; provided, that the board of directors of Company may not take any actions under this sentence (including effecting a Company Adverse Recommendation Change) unless (i) it gives Buyer at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of Company in response to a Company Superior Proposal, the latest material terms and conditions and the identity of the third party in any such Company Superior Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the board of directors of Company takes into account any amendment or modification to this Agreement proposed by Buyer and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement and the Merger. Any material amendment to any Company Superior Proposal will be deemed to be a new Company Superior Proposal for purposes of this Section 6.02(a) and will require a new notice period as referred to in this Section 6.02(a). Company agrees to use commercially reasonable efforts to convene the Company Meeting as soon as practicable after the registration statement on Form S-4 (the “Registration Statement”) becomes effective. Except with the prior approval of Buyer or as required by applicable Law, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. Except in accordance with the terms of this Section 6.02(a), Company’s board of directors shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and shall not withhold, withdraw, amend, or modify their recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with their recommendation. Notwithstanding any Company Adverse Recommendation Change, Company shall submit this Agreement to its shareholders for their consideration at the Company Meeting and nothing in this Agreement shall relieve Company of the obligation to do so. In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would reasonably be likely to result in a breach of the U.S. federal securities Laws or fiduciary duties of Company’s board of directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer. Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval. Company shall only be required to adjourn or postpone the Company Meeting two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days, pursuant to the immediately preceding sentence of this Section 6.02(a) and any further adjournment or postponement of the Company Meeting shall require the prior written consent of Buyer.

(b) Company shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable after the Registration Statement has been declared effective.

Section 6.03 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a) Buyer and Company agree to cooperate in the preparation of (i) the Proxy Statement-Prospectus and (ii) the Registration Statement, of which the Proxy Statement-Prospectus will be a part, including by providing to the other party other all non-privileged information concerning itself and its Affiliates as may be reasonably requested by the other in connection with the preparation of the Registration Statement and the Proxy Statement-Prospectus. Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within thirty-five (35) days after the date of this Agreement and to be declared effective by the SEC as promptly as reasonably practicable after its filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions it contemplates. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) As of the date of the Proxy Statement-Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information to be supplied by Company specifically for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement or any amendment or supplement thereto will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the Proxy Statement-Prospectus as so amended or supplement, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Buyer or its Subsidiaries for inclusion in the Proxy Statement-Prospectus.

(c) Buyer will promptly notify Company of when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and their implementing rules and regulations. Buyer will notify Company promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply Company with copies of all correspondence between Buyer or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger, or any other filing. Buyer and Company shall cooperate with each other in responding to any comments or requests by the SEC or its staff or any government officials with respect to the Registration Statement or the Proxy Statement-Prospectus. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders an amendment or supplement. Each of Company and Buyer shall correct any information provided by it for use in the Registration Statement or the Proxy Statement-Prospectus as promptly as reasonably practicable if and to the extent such information is discovered to contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing them with the SEC, and will provide Company and its counsel with a copy of all SEC filings.

(f) Buyer agrees to use commercially reasonable efforts to list, prior to the Closing Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger, subject to official notice of issuance prior to the effective time.

(g) In the event Company is required to be included in any registration statements for the issuance of securities of Buyer or in Buyer Reports, Company agrees to provide Buyer with any information, certificates, documents or other materials about Company as are reasonably necessary to be included in such other SEC reports or registration statements, including the Registration Statement referenced in Section 6.03(a) and any other registration statements which may be filed by Buyer prior to the effective time. Company shall use its reasonable efforts to cause its attorneys and accountants to provide Buyer and any underwriters for Buyer with any consents, opinion letters, reports or information which are necessary to complete the registration statements and applications for any other acquisition or issuance of securities. Buyer shall not file with the SEC any registration statement or amendment or supplement containing information regarding Company unless Company shall have consented to the disclosure contained in the filing, which consent shall not be unreasonably delayed or withheld.

Section 6.04 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition, or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Provided that Company has cooperated as required by this Agreement, Buyer agrees to use commercially reasonable efforts to file the requisite applications for the Merger with the FRB and the Commissioner within thirty-five (35) days after the date of this Agreement. Buyer, after consultation with Company, may file with the FDIC and the Commissioner, before or after the effective time, the requisite applications for the Bank Merger, and notwithstanding any other provision in this Agreement, Buyer shall not have any obligation cause the Bank Merger to be consummated as expeditiously as practicable. Each party shall have the right to review and approve in advance all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority and Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing, in each case subject to applicable Laws relating to the exchange of information.

(b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications or summaries of oral communications received by Company or any of its Subsidiaries of (i) any communication, written or oral, from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), and (iii) any legal action threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications or summaries of oral communications received by Buyer or any of its Subsidiaries of (i) any communication, written or oral, from any Person alleging that the consent of that Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), and (iii) any legal action threatened or commenced against or otherwise affecting Buyer or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Buyer, its Subsidiaries or its representatives).

Section 6.05 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions it contemplates and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated by this Agreement.

Section 6.06 Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants, and other authorized representatives such access during normal business hours throughout the period prior to the effective time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties, and personnel as the other party may reasonably request, including, without limitation, a good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information, where access or disclosure could reasonably be expected to (i) violate the rights of such entity’s customers, (ii) jeopardize the attorney-client privilege of the entity in possession or control of such information, (iii) result in the disclosure of any trade secrets of third parties; (iv) violate any obligation of Company or Buyer with respect to confidentiality (provided that the party who owes an obligation of confidentiality makes a reasonable effort to obtain a waiver of such obligation) including with respect to disclosure of regulatory examination ratings or other confidential supervisory information, or violate any fiduciary duty of Company or Buyer; (v) interfere with the prudent operation of such entity; or (vi) contravene any Law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b) No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant, or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated by this Agreement.

Section 6.07 No Solicitation by Company.

(a) Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to a Company Acquisition Proposal. Except as permitted by this Section 6.07, after the execution and delivery of this Agreement, Company shall not, and shall cause its Subsidiaries and its and their directors, officers, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, (ii) participate or engage in any negotiations with any Person with, or furnish any nonpublic information relating to, or (iii) engage or participate in any discussions with any Person regarding, a Company Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 6.07; provided, that, prior to the receipt of the Requisite Company Shareholder Approval, in the event Company receives an unsolicited bona fide written Company Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Company Acquisition Proposal is reasonably likely to lead to a Company Superior Proposal and failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have provided such information to Buyer, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will promptly (and in any event within one (1) Business Day) advise Buyer following receipt of any Company Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Company Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Company Acquisition Proposal and, if applicable, copies of any documents or correspondence evidencing such Company Acquisition Proposal) and will keep Buyer reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Company Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable Law and the fiduciary duties of the board of directors of Company, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(b) Except as set forth in Section 6.02(a), the board of directors of Company shall not (i) withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 6.02, or (ii) approve or recommend (or publicly propose to approve or recommend) any Company Acquisition Proposal. Company shall not, its board of directors shall not allow Company to, and Company shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (except for confidentiality agreements referred to and entered into in accordance with the terms of Section 6.07(a)) relating to any Company Acquisition Proposal.

(c) Nothing contained in this Section 6.07 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to a Company Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to Company’s shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless it is limited to (i) a stop, look, and listen communication or Company’s board of directors reaffirms the recommendation referred to in Section 6.02 in such disclosure and does not recommend that Company shareholders tender their shares or otherwise support such Company Acquisition Proposal, or (ii) informing any Person of the existence of the provisions contained in this Section 6.07.

Section 6.08 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the effective time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless, each present and former board member or officer of Company and its Subsidiaries (the “Indemnified Parties”) and any person who becomes an Indemnified Party between the date of this Agreement and the effective time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the effective time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a board member or officer of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a board member, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation any matters arising in connection with or related to the negotiation, execution, and performance of this Agreement or any of the transactions it contemplates, to the full extent to which such Indemnified Parties would be entitled to have the right to be indemnified under the Articles of Organization and Bylaws of Company as in effect on the date of this Agreement as though such Articles of Organization and Bylaws continue to remain in effect after the effective time and as permitted by applicable Law. Buyer shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent as would have been permitted by Company under the Company’s Articles of Organization, upon receipt of an undertaking to repay such advance payments if such officer, board member or employee shall be adjudicated or determined to be not entitled to indemnification in accordance with the Company’s Articles of Organization. Buyer’s obligations under this Section 6.08(a) shall continue in full force and effect for a period of six (6) years from the effective time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim; and provided further, that Buyer’s obligations as successor in interest to the Company shall continue as required under the Articles of Organization and Bylaws of the Company.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party and, if so, only to the extent of such actual prejudice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the effective time), (i) the Indemnifying Party shall have the right to assume the defense and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense, except that if the Indemnifying Party elects not to assume defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements are received, the reasonable fees and expenses of counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party is prohibited by applicable Laws and regulations.

(c) Prior to the Closing, Buyer shall cause the Surviving Entity as of the effective time to obtain and fully pay the premium for the extension of Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the effective time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time (including in connection with this Agreement or the transactions or actions it contemplates); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy in the aggregate a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to 300% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.08.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or its officers, directors and employees, and that the indemnification of this Section 6.08 is not a substitute for any claim under any such policy.

(f) Any indemnification payment made pursuant to this Section 6.08 is subject to and conditioned upon its compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).

Section 6.09 Employees; Benefit Plans.

(a) Employees of Company and its Subsidiaries as of the effective time (the “Continuing Employees”) shall become employees at-will of Buyer and its Subsidiaries. Except as set forth in Company Disclosure Schedule 6.09(a), for a period beginning at the effective time and ending on the first (1st) anniversary of the effective time, Buyer shall, and shall cause Buyer Bank to, provide to each Continuing Employee, who was not an Executive Officer of Company immediately prior to the effective time, (i) annual base salary or base wages (as applicable) that is at least equal to the annual base salary or base wages (as applicable) that was provided to each such Continuing Employee as of immediately prior to the effective time, and (ii) employee benefits that are no less favorable than those benefits provided to similarly situated Buyer employees. For purposes of Section 6.09(a)(ii), “employee benefits” shall mean: participation in the Buyer 401(k) Plan; participation in the Buyer ESOP (subject to enrollment and achievement of minimum hours required for participation); Buyer’s noncontributory “cash balance” pension plan on the same terms as newly-hired employees of Buyer Bank; Buyer’s health and dental insurance plans; and other Buyer benefits, including, but not limited to, paid time off; provided, however, that “employee benefits” shall not include change in control, retention, defined benefit pension, nonqualified deferred compensation or retiree medical benefits. Beginning as of the Effective Date and continuing through the first (1st) anniversary of the Effective Date, Company employees whose positions have been or could reasonably be expected to be eliminated as a consequence of the Merger will be given the opportunity to apply and be considered for any open position at Buyer Bank for which they are qualified, as if they were internal candidates of Buyer. For a period beginning on the Effective Date and continuing through the first (1st) anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances, as defined on Company Disclosure Schedule 6.09(a), shall be eligible to receive severance benefits as set forth on Company Disclosure Schedule 6.09(a), subject to such employee’s timely execution (and non-revocation) of a standard release of claims.

(b) With respect to any employee benefit plans of Buyer or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the effective time (the “New Plans”), Buyer and its

Subsidiaries shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans to the extent waiver of such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to commencement in the New Plan under a Company Benefit Plan that provides health care benefits (including medical, dental and vision) or disability benefits, to the same extent that such credit was given under the analogous Company Benefit Plan prior to commencement in the New Plan, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Company and its Subsidiaries for all purposes of eligibility and vesting and, for purposes of severance and paid time off (including vacation, personal time and the like), level of benefits in any New Plan; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit pension plan, (C) for purposes of the minimum number of hours required during a plan year to receive an allocation under the Buyer ESOP, (D) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (E) for purposes of any equity incentive awards granted by Buyer.

(c) Buyer shall use commercially reasonable efforts to initiate, not later than thirty (30) days following the date of this Agreement, consultations with Company to identify those Continuing Employees who should be considered to receive a “retention” bonus from Buyer (each a “Designated Employee” and collectively, the “Designated Employees”) in the event such Designated Employee remains an employee of Buyer as of the effective time and through a post-Closing date determined by Buyer (which date shall not be more than one year after the effective time) (the “Transition Period”), or if Buyer terminates such Designated Employee’s employment after the effective time and during the Transition Period without cause or for good reason (as such terms are defined on Company Disclosure Schedule 6.09(c)). The aggregate amount of such retention bonuses for all Designated Employees and the timing of each such bonus payment relative to the effective time shall be determined by Buyer, with selection of such Designated Employees made by Buyer in consultation with Company. Buyer and Company expect that retention bonuses shall not be payable to any Continuing Employee who is a party to an employment or other agreement that provides severance benefits in the event of a change in control of Company.

(d) If requested by Buyer in writing at least twenty (20) Business Days prior to the effective time, Company shall cause any 401(k) plan sponsored or maintained by Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the Closing. In the event that Buyer requests that any Company 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Date, in a 401(k) plan sponsored or maintained by Buyer or one of its Subsidiaries (a “Buyer 401(k) Plan”). Company and Buyer shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Buyer 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Company shall provide Buyer with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.09(d); provided, that prior to amending or terminating the Company 401(k) Plan, Company shall provide the form and substance of any applicable resolutions or amendments to Buyer for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(e) Company shall take or cause to be taken all such actions as may be necessary to cause the Company ESOP to be terminated (the “ESOP Termination Date”), effective as of the day immediately prior to the effective time, contingent upon the occurrence of the Closing. In the event that Buyer requests that any Company ESOP be terminated, the Continuing Employees shall be eligible to participate, effective as of the Closing Date, in any employee stock ownership plan sponsored or maintained by Buyer or one of its Subsidiaries. All participants’ accounts in the Company ESOP shall become fully vested and 100% non-forfeitable as of the ESOP Termination

Date, and no new participants shall be admitted to the Company ESOP on or after the ESOP Termination Date. All shares of Company Common Stock held by the Company ESOP immediately prior to the effective time shall be converted into the right to receive the Merger Consideration. Following the effective time, any unallocated shares of Buyer Common Stock held by the Company ESOP and any other remaining unallocated assets shall be deemed to be earnings and shall be allocated as earnings to the accounts of the Company ESOP participants, whether or not such participant is actively employed on the ESOP Termination Date, based on their account balances under the Company ESOP as of the ESOP Termination Date and distributed to the participants of the Company ESOP, except as may be required by applicable Law or the terms of the Company ESOP. No later than the day immediately prior to the effective time, contingent on the occurrence of the Closing, Company shall amend or shall cause the amendment of the Company ESOP to provide that distributions under the Company ESOP after the effective time shall be made only in the form of Buyer Common Stock except with respect to any fractional shares or other de minimis cash distributions, which shall be distributed in the form of cash, or as otherwise required by applicable Law. If applicable, Company shall provide Buyer with resolutions of the applicable governing body that the Company ESOP has been terminated in accordance with this Section 6.09(a); provided, that prior to terminating the Company ESOP, Company shall provide the form and substance of any applicable resolutions or amendments to Buyer for review and comment, which timely comments shall be considered in good faith.

(f) Without limiting the generality of Section 6.09(a), with respect to Company Benefit Plans providing accrued-for cash bonus and incentive opportunities, (i) if the effective time occurs following the completion of the applicable performance period but prior to the regularly-scheduled date for payment of the accrued-for cash bonus or incentive earned with respect to such performance period in accordance with the terms of such Company Benefit Plan, Company or its Subsidiaries may pay such earned accrued-for cash bonus or incentive as of the Closing Date and, if not paid by Company or its Subsidiaries as of the Closing Date, Buyer or its Subsidiaries shall pay (or cause to be paid) such earned accrued-for cash bonus or incentive no later than the later of (A) sixty (60) days after the effective time of the Bank Merger or (B) the next calendar quarter end, and (ii) if the effective time occurs during an applicable performance period, Company or its Subsidiaries may pay a pro-rated cash bonus or incentive (pro-rated based on each eligible participant’s target opportunity, multiplied by the number of days from the beginning of the performance period to and including the Closing Date, over the total number of days in the performance period) to each eligible participant as of the Closing Date and, if not paid by Company or its Subsidiaries as of the Closing Date, Buyer or its Subsidiaries shall pay (or cause to be paid) such earned accrued-for cash bonus or incentive no later than the later of (A) sixty (60) days after the effective time of the Bank Merger or (B) the next calendar quarter end.

(g) Following the date of this Agreement, Buyer and Company shall work in good faith to formulate a protocol with respect to communications with employees of the Company or its Subsidiaries at any time prior to the effective time.

(h) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and reasonable comment of Buyer, and Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Buyer timely provides. Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of Company, Buyer, or any Subsidiary or affiliate thereof, nor shall anything in this Agreement interfere with or restrict in any way the rights of Company, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) except as set forth herein, alter or limit the ability of the Buyer or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Buyer shall review such broad-based communications no later than three (3) Business Days after Company provides same to Buyer. If Buyer does not provide review and comment within three (3) Business Days, Company shall not be in breach of this Section 6.09(e) by sending such communication without comment from Buyer.

(i) Effective as of the effective time, Buyer agrees to (i) assume and honor the terms and agreements with the Continuing Employees identified on Company Disclosure 6.09(g)(i) in accordance with their terms as of the date hereof; (ii) honor the agreements set forth on Company Disclosure Schedule 6.09(g)(ii); and (iii) assume Company’s obligations under those certain supplemental executive retirement plans set forth on Company Disclosure Schedule 6.09(g)(iii).

Section 6.10 Notification of Certain Changes.

(a) Buyer and Company shall promptly advise the other party of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement. Prior to the effective time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective disclosure schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered materially inaccurate. No supplement or amendment to the Buyer Disclosure Schedule or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.02(a) or Section 7.03(a), or compliance by Buyer or Company with the respective covenants and agreements.

(b) If the Closing Date is delayed pursuant to Section 1.03, Company shall deliver to Buyer as of the Approval Date and/or the Closing Date, as applicable, a supplement to the Company Disclosure Schedule (the “Company Disclosure Supplement”) which shall include any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is necessary to correct any information in the Company Disclosure Schedule or in any representation or warranty of Company which has been rendered inaccurate thereby following discovery thereof.

Section 6.11 Current Information. During the period from the date of this Agreement to the effective time, Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report the general status of Company’s financial affairs and the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, (A) Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority (if permitted by Law) within one (1) Business Day following its filing, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty (20) days after the end of each month, prepared in accordance with Company’s current financial reporting practices, and (B) Company shall provide Buyer, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit, or any increase in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.02(t)), and provide Buyer with a copy of, and the opportunity to discuss upon request, the relevant documentation for any loan, extension of credit, lease, or renewal.

Section 6.12 Board Packages. Company shall distribute by overnight mail or by electronic mail a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer at the same time in which it distributes a copy to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to provide to Buyer copies of any documents that disclose (i) confidential discussions of this Agreement or the transactions it contemplates or any third-party proposal to acquire control of Company, (ii) any matter that Company’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any Law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of Company’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to Company’s or Company Bank’s board of directors or the Loan Committee of Company’s or Company Bank’s board of directors with respect to loan- or credit-related information, including, but not limited to, loan pricing or credit decisions.

Section 6.13 Transition; Informational Systems Conversion. From and after the date of this Agreement, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Information Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to: (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the effective time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the effective time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the effective time; provided, however, that Company will not be required to take any actions or provide any information pursuant to this Section 6.13 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses, or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Information Systems Conversion.

Section 6.14 Access to Customers and Suppliers.

(a) Access to Customers. Company and Buyer will work together to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the effective time. Company and Buyer agree that it may be advisable from and after the date of this Agreement for representatives of Company Bank and/or of Buyer Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Meetings with Company Bank customers will only occur with the express, prior permission of Company Bank, will be arranged solely by Company Bank representatives, and will be jointly attended by representatives of both Company Bank and Buyer Bank. Company, however, will not be required to take any actions or provide any information pursuant to this Section 6.14 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Nothing in this Section 6.14 shall be deemed to prohibit representatives of Company Bank and Buyer Bank from meeting with and communicate with their respective customers that may also be customers of the other party.

(b) Access to Suppliers. From and after the date of this Agreement, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s suppliers.

Section 6.15 Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any Company Loan Property for the purpose of conducting Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold, and radon). Buyer shall not, without the Company’s prior written consent, which consent shall be in the Company’s sole discretion, conduct any (i) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”); and/or (ii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances. Buyer and its environmental consulting firm shall conduct all Phase I Assessments pursuant to this Section 6.15 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Company’s operation of its business. All costs and expenses incurred in connection with any Phase I Assessment shall be borne solely by Buyer.

(b) To the extent requested by Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 6.16 Shareholder Litigation and Claims. In the event that any shareholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the effective time, Company shall consult with Buyer regarding the defense or settlement of the litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Company shall (i) promptly notify Buyer of any shareholder litigation brought, or threatened, against Company and/or members of the board of directors of Company, (ii) keep Buyer reasonably informed with respect to the litigation’s status; provided, however, that no information need to be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation. Company shall consult with Buyer regarding the selection of counsel to represent Company in any such shareholder litigation.

Section 6.17 Company Directors. Company shall use commercially reasonable efforts to deliver to Buyer resignations of those members of the board of directors of Company, Company Bank, and any of their Subsidiaries requested in writing by Buyer at least five (5) days prior to the Closing Date, with each such resignation to be effective as of the effective time.

Section 6.18 Election of Certain Company Directors to Boards of Directors of Buyer and Buyer Bank.

(a) In accordance with the provisions set forth in Buyer’s Articles of Organization and Bylaws, the board of directors of Buyer will take all actions necessary so that two (2) directors of Company immediately prior to the effective time will be appointed to the board of directors of Buyer as of the effective time (such appointed directors, the “Company designated directors”). The Company designated directors will include Joseph F. Casey, and the remaining Company designated director will be a director of Company selected by Buyer upon consultation with Company, who shall be independent of Buyer in accordance with applicable stock exchange standards. Joseph F. Casey will become a member of the class of Buyer’s board of directors whose term will expire at Buyer’s 2026 annual meeting; and the other Company designated director will become a member of the class of Buyer’s board of directors whose term will expire at Buyer’s 2027 annual meeting. Subject in each case to the concurrence of Buyer’s Nominating and Governance Committee and consistent with Company’s transition from a classified board of directors as specified in Company’s Amended and Restated Articles of Organization, (i) at Buyer’s 2026 annual meeting of shareholders, one Company designated director shall be nominated by Company’s board of directors for election at such meeting to hold office for a term expiring at the 2027 annual meeting of shareholders, and (ii) at Buyer’s 2027 annual meeting of shareholders, each of the Company designated directors shall be nominated by Company’s board of directors for election at such meeting to hold office for a term expiring at the 2028 annual meeting of shareholders. If Buyer’s 2026 annual meeting occurs before the effective time, Buyer, in consultation with Company, shall adjust the immediately preceding sentence to preserve the intent thereof. Buyer shall recommend that its shareholders vote in favor of the election of such nominee.

(b) In addition to the appointment of the Company designated directors to the board of directors of Buyer, the board of directors of Buyer will also take all actions necessary to direct the Board of Directors of Buyer Bank to appoint the members of the board of directors of Company who are not Company designated directors to the Board of Advisors of Buyer, which appointments shall be effective as of the effective time.

(c) In accordance with the provisions set forth in Buyer Bank’s Articles of Organization and Bylaws, the board of directors of Buyer Bank shall adopt resolutions prior to the Closing appointing (i) the Company designated directors specified in Section 6.18(a) to serve on the board of directors of Buyer Bank, effective as of and subject to the occurrence of the effective time; and (ii) the remainder of the former members of the board of director of Company who are not Company designated directors to the Board of Advisors of Buyer Bank.

Section 6.19 Third-Party Consents. Company shall use commercially reasonable efforts to obtain the Company Third-Party Consents prior to Closing.

Section 6.20 Coordination.

(a) Company and Company Bank shall take any actions Buyer may reasonably request prior to the effective time to facilitate the consolidation of the operations of Company Bank with Buyer Bank following consummation of the transactions contemplated by this Agreement, including, without limitation, the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities and furnishing information and otherwise cooperating with Buyer in the marketing and sale to third parties, contingent on the effective time, of any owned or leased real property or tangible property associated with any such branches or facilities. Company shall give due consideration to Buyer’s input, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the effective time. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank during normal business hours to facilitate consolidation of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or divestitures of the type described in this Section 6.20(b) need be made prior to the satisfaction of the conditions set forth in Section 7.01(a) and Section 7.01(b).

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no such modifications, changes, or divestitures need be made prior to the satisfaction of the conditions set forth in Section 7.01(a) and Section 7.01(b).

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 6.20 shall constitute or be deemed to be a breach, violation, of or failure to satisfy any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e) Subject to Section 6.20(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under ASC 805, and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC, and applicable banking Laws.

Section 6.21 Stock Exchange De-listing. Prior to the Closing, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the effective time.

Section 6.22 Coordination of Dividends. After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger. In furtherance of the foregoing, (a) starting with the dividend for the fourth quarter of 2025, if Company’s board of directors chooses to declare a regular quarterly dividend, it shall cause its dividend record dates and payments dates for Company Common Stock to be similar to the regular quarterly dividend record dates and payments dates for Buyer Common Stock and (b) if Buyer’s board of directors chooses to declare a regular quarterly dividend, Buyer’s board of directors shall cause its dividend record dates and payments dates for Buyer Common Stock to be continue the substantially similar to the record and payment date schedules as Buyer has utilized in the past.

Section 6.23 Section 16(a). Prior to the effective time, Buyer shall, as applicable, take all such steps as may be required to cause any acquisition of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 6.23.

Section 6.24 Takeover Restrictions. None of Company, Buyer or their respective boards of directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

Section 6.25 Classified Loans. Company and Buyer shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer and Company, respectively, with a complete and accurate list, including the amount, of all Loans subject to each type of classification of the Company Classified Loans and Buyer Classified Loans, respectively.

Section 6.26 Company Foundation. At Buyer’s discretion after the effective time, the Company Foundation shall be renamed and/or merged into the Eastern Bank Foundation (the “Foundation Consolidation”). Following the Foundation Consolidation, the Parties agree (i) to combine the funds from the Company Foundation with those of the Buyer Bank Foundation for a total of $20,000,000 and restrict such funds for use in charitable endeavors located in Company Bank’s primary market area (the “Company Foundation Allocated Funds”), and (ii) the Buyer Bank’s Board of Directors will recommend to the Board of Trustees of the Eastern Bank Foundation Foundation that the Foundation use its best efforts to follow the recommendations made by Company designated directors with respect to grants made from the Company Foundation Allocated Funds to charitable causes located in Company Bank’s primary market area.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties prior to the Closing Date of each of the following conditions:

(a) Shareholder Approvals. The Requisite Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been listed on Nasdaq, subject to official notice of issuance.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in (i) Section 3.03 and Section 3.10(a) (after giving effect to the lead-in to Article III) shall be true and correct

(other than, in the case of Section 3.03, such failures to be true and correct as are de minimis) as of the date of this Agreement and as of earlier of the Closing Date or the Approval Date as though made on and as of the Closing Date or Approval Date, as applicable (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (ii) Section 3.02, Section 3.05, Section 3.06, Section 3.07, and Section 3.16 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the earlier of the Closing Date or the Approval Date as though made on and as of the Closing Date or the Approval Date, as applicable (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of earlier of the Closing Date or the Approval Date as though made on and as of the Closing Date or the Approval Date, as applicable (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company. Buyer shall have received a certificate, dated as of the earlier of the Closing Date or the Approval Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect, except that this Section 7.02(a) will apply both as of the Approval Date and the Closing Date with respect to Section 3.02, Section 3.03, Section 3.06, Section 3.07, Section 3.12 and Section 3.16.

(b) Performance of Obligations of Company. Company shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Executive Officer of Company to that effect.

(c) No Burdensome Condition. No Burdensome Condition shall exist with respect to Regulatory Approval required for consummation of the Merger.

(d) Tax Opinion. Buyer shall have received an opinion from Nutter, McClennen & Fish, LLP (or other nationally recognized tax counsel reasonably acceptable to Buyer), dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Nutter, McClennen & Fish, LLP (at such time or times as reasonably requested by such counsel) may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

(e) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.01 and Section 7.03 as Buyer may reasonably request.

Section 7.03 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in (i) Section 4.03 and Section 4.10 (after giving effect to the lead-in to Article IV) shall be true and correct (other than in the case of Section 4.03 such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and

(ii) Section 4.02, Section 4.06, Section 4.07 and Section 4.17 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Buyer. Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to that effect.

(c) Tax Opinion. Company shall have received an opinion from Goodwin Procter LLP (or other nationally recognized tax counsel reasonably acceptable to Company), dated as of the Closing Date, in substance and form reasonably satisfactory to Company to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Goodwin Procter LLP may require (at such time or times as reasonably requested by such counsel) and rely upon representations contained in certificates of officers of each of Company and Buyer.

(d) Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.01 and Section 7.02 as Company may reasonably request.

Section 7.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 7.01, Section 7.02, or Section 7.03, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, as required by and subject to Section 6.01.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Merger and the Bank Merger may be abandoned, whether before or after receipt of the Requisite Company Shareholder Approval:

(a) Mutual Consent. At any time prior to the effective time, by the mutual written consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by a majority vote of its entire board of directors.

(b) No Regulatory Approval. By either Buyer or Company, if its board of directors so determines by a majority vote of the members of its entire board of directors, in the event the approval of any Governmental

Authority required for consummation of the Merger shall have been denied by final, nonappealable action by such Governmental Authority or an application seeking approval of the Merger shall have been permanently withdrawn at the request of a Governmental Authority, unless the failure to obtain such approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein.

(c) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of Buyer, in the case of a termination by Company, or Company, in the case of a termination by Buyer, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.02, in the case of a termination by Buyer, or Section 7.03, in the case of a termination by Company, and which is not cured by the earlier of the End Date and thirty (30) days following written notice to Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by Company, or by its nature or timing cannot be cured during such period.

(d) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party which shall not have been cured by the earlier of the End Date or thirty (30) days following written notice to the party committing the breach from the other party, or if the breach, by its nature or timing, cannot be cured during such period.

(e) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “End Date”), unless the failure of the Closing to occur by that date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(f) Failure to Recommend. By Buyer, prior to such time as the Requisite Company Shareholder Approval is obtained, if Company or the board of directors of Company (A) withholds, withdraws, modifies or qualifies in a manner adverse to Buyer the Company Board Recommendation, (B) fails to make the Company Board Recommendation in the Proxy Statement-Prospectus, (C) adopts, approves, recommends or endorses a Company Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Company Acquisition Proposal, (D) fails to publicly and without qualification (1) recommend against any Company Acquisition Proposal or (2) reaffirm the Company Board Recommendation, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the Company Meeting) after a Company Acquisition Proposal is made public or any request by Buyer to do so, or (E) materially breaches its obligations under Section 6.02(a) or Section 6.07.

(g) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 6.02(a) and Section 6.07), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting; or

Section 8.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Buyer and Company while structuring and pursuing the Merger:

(a) Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $18,900,000 (the “Termination Fee”) in the event Buyer terminates this Agreement pursuant to Section 8.01(f), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days of termination); and

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Company Acquisition Proposal shall have been communicated to or otherwise made known to the board of directors or senior management of Company or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the Company Meeting) a Company Acquisition Proposal and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 8.01(e) without the Requisite Company Shareholder Approval having been obtained or pursuant to Section 8.01(g) or (B) thereafter this Agreement is terminated by Buyer pursuant to Section 8.01(c) or Section 8.01(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to a Company Acquisition Proposal (whether or not the same Company Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, a fee equal to the Termination Fee.

(c) Company and Buyer each agree that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 8.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with the suit, together with interest on such unpaid amounts at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment is required to be made. The amounts payable by Company and Buyer pursuant to this Section 8.02, constitute liquidated damages and not a penalty, and, except in the case of fraud or a Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in this Section 8.02.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) nor any of their officers, directors or affiliates will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement, and if Buyer pays or causes to be paid to Company or to Company Bank the Termination Fee, neither Buyer nor Buyer Bank (or any successor in interest of Buyer or Buyer Bank) nor any of their officers, directors or affiliates will have any further obligations or liabilities to Company or Company Bank with respect to this Agreement or the transactions contemplated by this Agreement, in each case except in the case of fraud or a Willful Breach.

Section 8.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party other than as set forth in Section 8.02, provided, however, termination will not relieve a breaching party from liability for fraud or any Willful Breach of any covenant, agreement, representation, or warranty of this Agreement giving rise to such termination and provided that in no event will a party be liable for any punitive damages.

ARTICLE IX

DEFINITIONS

Section 9.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings,

“controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger (including exhibits and disclosure schedules), as amended or modified in accordance with Section 10.02.

“Approval Date” has the meaning set forth in Section 1.03.

“Articles of Bank Merger” has the meaning set forth in Section 1.04(b).

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“Bank Merger” has the meaning set forth in the Background Statements.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Burdensome Conditions” has the meaning set forth in Section 6.04(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.09(a).

“Buyer Balance Sheet Date” has the meaning set forth in Section 4.10(a).

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plan” has the meaning set forth in Section 4.18(a).

“Buyer Classified Loans” has the meaning set forth in Section 4.24(a).

“Buyer Common Stock” has the meaning set forth in Section 2.01(a)(iii).

“Buyer Covered Person” has the meaning set forth in Section 4.35.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Equity Plan” means the Eastern Bankshares, Inc. 2021 Equity Incentive Plan.

“Buyer ESOP” means the Eastern Bank Employee Stock Ownership Plan.

“Buyer Insurance Policies” means all of the material insurance policies, binders, or bonds currently maintained by Buyer and its Subsidiaries, other than credit-life policies.

“Buyer Lease Options” has the meaning set forth in Section 4.31(c).

“Buyer Leased Real Property” has the meaning set forth in Section 4.31(c).

“Buyer Leases” has the meaning set forth in Section 4.31(c).

“Buyer Loan Property” has the meaning set forth in Section 4.21(a).

“Buyer Material Contracts” has the meaning set forth in Section 4.13(a).

“Buyer Owned Real Property” has the meaning set forth in Section 4.31(b).

“Buyer Pension Plan” has the meaning set forth in Section 4.18(c).

“Buyer Real Property” has the meaning set forth in Section 4.31(c).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.14.

“Buyer Reports” has the meaning set forth in Section 4.08(a).

“Buyer Share Issuance” has the meaning set forth in Section 3.07(a).

“Buyer Stock Option” has the meaning set forth in Section 2.09(a).

“Buyer Third-Party Consents” has the meaning set forth in Section 4.13(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash Election” has the meaning set forth in Section 2.01(a)(i).

“Cash Election Shares” has the meaning set forth in Section 2.01(a)(i).

“Cash Payment” has the meaning set forth in Section 2.09(a).

“CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Boards on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.

“Chosen Courts” has the meaning set forth in Section 10.07(b).

“Closing” and “Closing Date” have the meanings set forth in Section 1.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” has the meaning set forth in Section 3.07(a).

“Community Reinvestment Act” or “CRA” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 6.09(a).

“Company Acquired Mortgage Loan” means any Company Mortgage Loan originated or purchased by Company or any Company Subsidiary (including Company Bank).

“Company Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Company and its Subsidiaries or 20% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Company.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.02(a).

“Company Applicable Requirements” means, as of the time of reference, (A) all applicable laws and published guidelines of Fannie Mae, Freddie Mac or Ginnie Mae, the Federal Housing Administration, the U.S. Department of Veterans Affairs, the U.S. Department of Agriculture, and any other entity (other than Company and the Company Subsidiaries) to or with which a Company Mortgage Loan (including a Company Owned Mortgage Loan, Company Acquired Mortgage Loan and a Company Serviced Mortgage Loan) is or has been sold, transferred, serviced, pooled, securitized, or insured, in each case relating to the origination (including the taking, processing and underwriting of the relevant Company Mortgage Loan application and the closing or funding of the relevant Company Mortgage Loan), purchase, assignment, sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Company Mortgage Loan at the relevant time, (B) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Company Mortgage Loan, (C) all requirements set forth in the Company Servicing Agreements, (D) any law, statute, regulation, order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator applicable to any Company Mortgage Loans and (E) all requirements set forth in the credit, underwriting, servicing and collection policies and procedures of Company and the Company Subsidiaries (including Company Bank).

“Company Balance Sheet Date” has the meaning set forth in Section 3.10(a).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Foundation” means The HarborOne Foundation.

“Company Benefit Plan” has the meaning set forth in Section 3.17(a).

“Company Board Recommendation” has the meaning set forth in Section 6.02(a).

“Company Classified Loans” has the meaning set forth in Section 3.23(a).

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Covered Person” has the meaning set forth in Section 3.37.

“Company Data Tape” means a tape or electronic data file with respect to each Company Acquired Mortgage Loan including any or all of the following information: borrower name, contact details, demographics, loan amount, interest rate, repayment schedule, term, collateral, payment history, outstanding balance, delinquency status, credit scores, credit limits, credit utilization, geography, industry, vintage, and other factors that may influence risk or performance.

“Company designated directors” has the meaning set forth in Section 6.18(a).

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Disclosure Supplement” has the meaning set forth in Section 6.10(b).

“Company Employees” has the meaning set forth in Section 3.17(a).

“Company Equity Awards” means Options, Company Restricted Stock Awards and Company Performance Unit Awards.

“Company Equity Plans” has the meaning set forth in Section 2.09(a).

“Company ESOP” means Company’s Employee Stock Ownership Plan.

“Company Foundation Allocated Funds” has the meaning set forth in Section 6.26.

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the board of directors of Company as of the date hereof (and does not relate to a Company Superior Proposal) but becomes known to or by the board of directors of Company prior to obtaining the Requisite Company Shareholder Approval; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether a “Company Intervening Event” has occurred: (a) the receipt, terms or existence of any Company Acquisition Proposal or any matter relating thereto, (b) any action taken by Company or Buyer pursuant to and in compliance with the covenants and agreements set forth in this Agreement, and any consequences of such actions, (c) changes in the market price or trading volume of the capital stock of Company or Buyer or any of their respective Subsidiaries, or (d) Company or Buyer or any of their respective Subsidiaries meeting, exceeding or failing to meet any internal or publicly announced financial projections, forecasts, guidance, estimates or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position or results of operations for any period; provided, further, that, with respect to the foregoing clauses (c) and (d), the underlying causes of such change, meeting, exceedance or failure may otherwise constitute or be taken into account in determining whether a “Company Intervening Event” has occurred if not falling into the foregoing clauses (a) and (b) of this definition.

“Company Leased Real Property” has the meaning set forth in Section 3.31(c).

“Company Leases” has the meaning set forth in Section 3.31(c).

“Company Loan Property” has the meaning set forth in Section 3.19(a).

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 6.02(a).

“Company Mortgage Loans” means any mortgage loan originated, purchased, serviced or subserviced by Company or any Company Subsidiary (including Company Bank), including forward and reverse mortgage loans.

“Company Mortgage Servicing Rights” means the rights, title and interest to mortgage servicing rights acquired pursuant to the Company Servicing Agreements or any side or ancillary agreement entered into in connection with any Company Servicing Agreement, including (A) the right to be paid and receive any servicing fees, general servicing fees, excess servicing fees, late fees or other income or compensation payable to the mortgage servicing rights owner, solely in its capacity as such, under such Company Servicing Agreement, and (B) all other rights of a mortgage servicing rights owner as provided for in any Company Servicing Agreement.

“Company Owned Mortgage Loan” means any Company Mortgage Loan for which Company (either on its own or through a Company Subservicer) performs servicing as a result of its ownership of that Company Mortgage Loan and not pursuant to a Company Servicing Agreement.

“Company Owned Real Property” has the meaning set forth in Section 3.31(b).

“Company Pension Plan” has the meaning set forth in Section 3.17(c).

“Company Performance Unit Award” has the meaning set forth in Section 2.09(c).

“Company Real Property” has the meaning set forth in Section 3.31(c)Section 3.31(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Reports” has the meaning set forth in Section 3.08(a).

“Company Restricted Stock Award” has the meaning set forth in Section 2.09(b).

“Company Serviced Mortgage Loan” means any Company Mortgage Loan serviced or master serviced by Company or a Company Subsidiary (either on its own or through a Company Subservicer) pursuant to a Company Servicing Agreement at any time since December 31, 2021.

“Company Servicing Agreement” means any contract or agreement pursuant to which Company or any of its Subsidiaries (including Company Bank) is obligated to a Governmental Authority or any other third-party person to service and administer Company Mortgage Loans.

“Company Stock Option” have the meanings set forth in Section 2.09(a).

“Company Subservicer” means any third party engaged to service loans on behalf of Company or any of its Subsidiaries (including Company Bank) pursuant to a Company Servicing Agreement.

“Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal with respect to more than 50% of the outstanding shares of capital stock of Company or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith after taking into account all the terms and conditions of the Company Acquisition Proposal and this Agreement (including any proposal by the other party to this Agreement to adjust the terms and conditions of this Agreement), including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Company Acquisition Proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the transactions contemplated by this Agreement, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Company Third-Party Consents” has the meaning set forth in Section 3.13(c).

“Confidentiality Agreement” has the meaning set forth in Section 10.05.

“Continuing Employees” has the meaning set forth in Section 6.09(a).

“COVID Measures” means any quarantine, “shelter in place,” “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any

Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19.

“D&O Insurance” has the meaning set forth in Section 6.08(c).

“Data Vendor Agreement” has the meaning set forth in Section 3.36(d).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions, or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events, or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to them.

“Designated Employee” has the meaning set forth in Section 6.09(c).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“effective time” has the meaning set forth in Section 1.04.

“Election” has the meaning set forth in Section 2.05(a).

“Election Deadline” has the meaning set forth in Section 2.05(d).

“Election Period” has the meaning set forth in Section 2.05(c).

“End Date” has the meaning set forth in Section 8.01(e).

“Enforceability Exceptions” has the meaning set forth in Section 3.06.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, or agency requirement relating to: (a) pollution, the protection or restoration of the environment or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor law, and any implementing regulations, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.17(d).

“ESOP Termination Date” has the meaning set forth in Section 6.09(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company, or such other exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.07 (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.06.

“Exchange Ratio” has the meaning set forth in Section 2.01(b)(i).

“Executive Officer” means each officer of Buyer and Company who as of the relevant date files reports with the SEC pursuant to Section 16(a) of the Exchange Act.

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“Fannie Mae” has the meaning set forth in Section 3.24(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“FHLB” means the Federal Home Loan Bank of Boston.

“Form of Election” has the meaning set forth in Section 2.05(b).

“Foundation Consolidation” has the meaning set forth in Section 6.26.

“FRB” means the Federal Reserve Bank of Boston.

“Freddie Mac” has the meaning set forth in Section 3.24(a).

“GAAP” means accounting principles generally accepted in the United States of America.

“Ginnie Mae” has the meaning set forth in Section 3.24(b).

“Governmental Authority” means any federal, state or local court, regulator, administrative agency, or commission or other governmental authority or instrumentality.

“Gramm-Leach-Bliley Act of 1999” means the Financial Services Modernization Act of 1999, as amended, which is commonly referred to as the “Gramm-Leach-Bliley Act.”

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any Environmental Law, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, and toxic mold.

“Holder” has the meaning set forth in Section 2.05.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.08(a).

“Information Systems Conversion” has the meaning set forth in Section 6.13.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” shall mean trademarks, service marks, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any reexaminations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“Interim Surviving Entity” shall have the meaning set forth in Background Statements.

“IRS” means the Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 3.36(c).

“Knowledge” of any Person (including references to a Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the officers of Company listed on Company Disclosure Schedule 9.01, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the officers of Buyer listed on Buyer Disclosure Schedule 9.01. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter, or circumstance set forth in any written notice received by Company or Buyer, respectively, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule, or regulation of any Governmental Authority that is applicable to the referenced Person.

“Lease Options” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that (a) is material and adverse to the financial position, results of operations, or business of such Person and its Subsidiaries, taken as a whole, or (b) which does or would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to timely consummate the transactions contemplated by this Agreement; provided, however, that for the purposes of clause

(a) above, Material Adverse Effect shall not be deemed to include the impact of: (i) changes, after the date hereof, in banking and similar Laws of general applicability or interpretations of banking and similar Laws of general applicability by Governmental Authorities (including the COVID Measures); (ii) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP and with Buyer’s prior written consent or at the direction of Buyer; (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally; (v) the effects of the expenses incurred by Company or Buyer in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement; (vi) any action or omission required by this Agreement or taken, after the date of this Agreement, by Company with the prior written consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement or at the written direction of Buyer; (vii) the public announcement of this Agreement (including the impact of such announcement on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (viii) changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (ix) natural disasters, pandemics (including the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, and the governmental and other responses thereto) or other force majeure events and (x) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (i), (ii), (iv), (viii) or (ix), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate).

“Maximum D&O Tail Premium” has the meaning set forth in Section 6.08(c).

“Maximum Stock Conversion Number” has the meaning set forth in Section 2.02(a).

“MBCA” has the meaning set forth in Section 1.01.

“Merger” has the meaning set forth in the Background Statements.

“Merger Consideration” has the meaning set forth in Section 2.01(b)(ii).

“Minimum Stock Conversion Number” has the meaning set forth in Section 2.02(a).

“Nasdaq” has the meaning set forth in Section 3.07(a).

“National Labor Relations Act” means the National Labor Relations Act of 1935, as amended.

“New Certificate” has the meaning set forth in Section 2.07(a).

“New Plans” has the meaning set forth in Section 6.09(a).

“Non-Election Shares” has the meaning set forth in Section 2.01(a)(iii)

“Old Certificate” means any certificate or book entry statement which immediately prior to the Effective Time represents shares of Company Common Stock.

“OREO” means any asset that is classified as “other real estate owned”.

“Patient Protection and Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended, and the regulations promulgated pursuant to each of the foregoing laws.

“Per Share Cash Consideration” shall have the meaning set forth in Section 2.01(b)(iii).

“Per Share Cash Equivalent Consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the Exchange Ratio by (ii) the volume-weighted average trading price of a share of the Buyer Common Stock on Nasdaq for the consecutive period of five (5) full trading days ending on the day immediately preceding the Closing Date, as provided by Bloomberg L.P.

“Permitted Actions” has the meaning set forth in Section 5.02(c)(ii).

“Permitted Liens” has the meaning set forth in Section 3.31(b).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, or other organization or firm of any kind or nature.

“Personal Data” has the meaning set forth in Section 3.12(a).

“Phase I Assessment” has the meaning set forth in Section 5.02(x).

“Phase II Assessment” has the meaning set forth in Section 6.15(a).

“Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank with and into Buyer Bank, with Buyer Bank the surviving entity.

“Privacy Laws” means all applicable Laws and self-regulatory programs relating to the Processing of Personal Data, data privacy, data security, or security breach notification, including, as applicable and without limitation: U.S. state consumer protection Laws; U.S. state data privacy Laws; U.S. state data security Laws; U.S. state breach notification Laws; the Federal Trade Commission Act; U.S. state and federal financial privacy Laws; U.S. state and federal insurance privacy Laws; the Gramm-Leach-Bliley Act and its U.S. state law equivalents; the Massachusetts Insurance Information and Privacy Protection law (Mass. Gen. Laws ch. 175I) and substantially similar U.S. state laws; Massachusetts’ Standards for the Protection of Personal Information of Residents of the Commonwealth (201 CMR §17.00) and substantially similar U.S. state laws; the California Consumer Privacy Act; the Telephone Consumer Protection Act; the Controlling the Assault of Non-Solicited Pornography And Marketing Act; the Fair Debt Collection Practices Act and its U.S. state law equivalents; the Fair Credit Reporting Act and its U.S. state law equivalents; the Health Insurance Portability and Accountability Act and implementing regulations; and the PCI DSS.

“Privacy Obligations” means all Privacy Laws, contractual obligations relating to the privacy, security, and/or Processing of Personal Data, and privacy and data security policies, procedures, notices, and rules applicable to or binding on Company or Buyer, as applicable.

“Process” or “Processing” means any operation or set of operations performed on data, including Personal Data, whether or not by automated means, such as the creation, receipt, maintenance, transmission, collection, use, disclosure, processing, analysis, retention, storage, protection, transfer or disposal of Personal Data.

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part of them, together with any amendments and supplements, to be delivered to Company shareholders in connection with the solicitation of their approval of this Agreement.

“Registration Statement” has the meaning set forth in Section 6.02(a).

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Release” means, with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” of any Person means any Affiliate, officer, director, employee, agent or consultant of such Person or any investment banker, financial advisor, attorney, accountant or other representative retained by such Person.

“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.08(e).

“SEC” means the U.S. Securities and Exchange Commission, including, to the extent relevant or applicable, the staff of U.S. Securities and Exchange Commission.

“Section 16 Officer” shall mean each individual who is or, as of the applicable time was, designated as an “officer” of the Company, within the meaning of 17 C.F.R. § 240.16a-1(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Shortfall Number” has the meaning set forth in Section 2.02(b)(iii).

“Split Dollar Policies” has the meaning set forth in Section 3.17(m).

“Stock Consideration” has the meaning set forth in Section 2.01(a)(ii).

“Stock Election” has the meaning set forth in Section 2.01(a)(ii).

“Stock Election Number” has the meaning set forth in Section 2.02(b)(i).

“Stock Election Shares” has the meaning set forth in Section 2.01(a)(ii)

“Security Breach” has the meaning set forth in Section 3.36(c).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the party. For purposes of this Agreement any reference to a Company Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company, and any reference to a Buyer Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Buyer.

“Surviving Entity” shall have the meaning set forth in the Background Statements.

“Takeover Restrictions” shall have the meaning set forth in Section 3.34.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, custom duties, unemployment, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever imposed by a Governmental Authority, together with any interest, additions or penalties, whether disputed or not.

“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes required to be filed with a Taxing Authority, including any schedules or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Termination Fee” has the meaning set forth in Section 8.02(a).

“The date hereof” or “the date of this Agreement” shall mean April 24, 2025.

“Transition Period” has the meaning set forth in Section 6.09(c).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and its implementing regulations.

“Voting Agreement” has the meaning set forth in the Background Statements.

“Willful Breach” means a deliberate and willful act or a deliberate and willful failure to act, in each case, which action or failure to act (as applicable) occurs with the knowledge (actual or constructive) that such act or failure to act constitutes or would result in, or would be reasonably expected to result in, a material breach of this Agreement, and which in fact does cause a material breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01 Survival. No representations, warranties, agreements, and covenants contained in this Agreement (other than agreements or covenants that by their express terms are to be performed after the effective time) shall survive the effective time or the termination of this Agreement if this Agreement is terminated prior to the effective time (other than this Article X, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements, and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.02 Waiver; Amendment. Prior to the effective time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties executed in the same manner as this Agreement, except that after the receipt of the Requisite Company Shareholder Approval, there may not be, without further approval of such shareholders of Company, no amendment shall be made which by Law requires such further approval without obtaining that approval.

Section 10.03 Expenses. Except as otherwise provided in Section 6.13 and Section 8.02, each party will bear all expenses incurred by it in connection with this Agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.

Section 10.04 Notices. All notices, requests, and other communications to a party shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Buyer:

Eastern Bankshares, Inc.

125 High Street

Boston, Massachusetts 02110

Attention: Kathleen C. Henry, Esq., EVP, General Counsel, Corporate

   Secretary and Chief Human Resources Officer

E-mail: k.henry@easternbank.com

With a copy (which shall not constitute notice) to:

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Michael K. Krebs, Esq.

E-mail: mkrebs@nutter.com

If to Company:

HarborOne Bancorp, Inc.

770 Oak Street

Brockton, Massachusetts 02301

Attention: Inez H. Friedman-Boyce, Esq., EVP, Chief Legal Officer,

   General Counsel and Corporate Secretary

E-mail: IFriedmanBoyce@harborone.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Samantha Kirby, Esq.

E-mail: skirby@goodwinlaw.com

Section 10.05 Entire Understanding; No Third-Party Beneficiaries. This Agreement, together with the exhibits, the disclosure schedules, and the confidentiality agreement between Company and Buyer, dated April 3, 2025 (the “Confidentiality Agreement”), represents the entire understanding of the parties with reference to the transactions contemplated by this Agreement, and this Agreement supersedes any and all other oral or written agreements previously made, except that the confidentiality agreements between the parties shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 6.08, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company agree that their respective representations, warranties, and covenants are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Company

Employees who might be affected by Section 6.09), other than the parties, any rights or remedies, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in the representations and warranties are subject to waiver by the parties in accordance with Section 10.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.06 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intentions of this Agreement.

Section 10.07 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or if that court does not have jurisdiction, the Superior Court of the Commonwealth of Massachusetts sitting in Suffolk County, Massachusetts (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.04.

Section 10.08 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.08.

Section 10.09 Interpretation. When a reference is made in this Agreement to sections, exhibits, or schedules, the reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise expressly indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 10.11 Counterparts; Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed by means of a facsimile machine or by email delivery of a “.pdf” format data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement and any signed agreement or instrument entered into in connection with this Agreement or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 10.12 Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and § 309.6(a)) of a Governmental Authority by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts by their duly authorized officers, all as of the day and year on page one.

EASTERN BANKSHARES, INC.

By:	/s/ Robert F. Rivers
Name:	Robert F. Rivers
Title:	Executive Chairman

EASTERN BANK

By:	/s/ Robert F. Rivers
Name:	Robert F. Rivers
Title:	Executive Chairman

HARBORONE BANCORP, INC.

By:	/s/ Joseph F. Casey
Name:	Joseph F. Casey
Title:	President and Chief Executive Officer

HARBORONE BANK

By:	/s/ Joseph F. Casey
Name:	Joseph F. Casey
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Voting Agreement

[See attached.]

Annex B

April 24, 2025

Board of Directors

HarborOne Bancorp, Inc.

770 Oak Street

Brockton, MA 02301

Members of the Board of Directors:

We understand that Eastern Bankshares, Inc. (“Eastern”) and HarborOne Bancorp, Inc. (the “Company”) propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into Eastern with Eastern as the surviving entity (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $0.01, of the Company (the “Company Common Stock”), other than the Exception Shares (as defined below), will be converted into the right to receive, at the election of the holder of such share of Company Common Stock, either (i) 0.765 of a share of common stock, par value of $0.01 per share, of Eastern (the “Stock Consideration”) or (ii) $12.00 in cash, without interest (the “Cash Consideration”), subject to a minimum of 15% of the shares of Company Common Stock receiving the Cash Consideration and a maximum of 25% of the shares of Company Common Stock receiving the Cash Consideration pursuant to the terms and conditions outlined in the Agreement ((i) and (ii) being collectively the “Merger Consideration”). “Exception Shares” shall mean each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Eastern (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (this “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than the Exception Shares) in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that (i) 85% of the outstanding shares of Company Common Stock elect to receive the Stock Consideration and 15% of the outstanding shares of Company Common Stock elect to receive the Cash Consideration and (ii) the Merger Consideration to be received by the holders of Company Common Stock is $11.87 per share based on Eastern’s closing stock price of $15.48 on April 23, 2025.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed a draft of the Agreement and Plan of Merger, dated as of April 24, 2025, by and between Eastern and the Company (the “Agreement”);

2.

reviewed certain information related to the historical condition and prospects of the Company and Eastern, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections for the Company that were prepared using consensus analyst estimates for the years 2025 and 2026 with further years extrapolated based on appropriate growth rates, which were reviewed and approved for our use by the management of the Company (the “Projections”);

3.

reviewed the Company’s and Eastern’s audited financial statements for years ended December 31, 2022, December 31, 2023 and December 31, 2024 and unaudited financial statements for the three-month period ended March 31, 2025;

4.	reviewed certain of the Company’s and Eastern’s recent public filings and other publicly available information regarding the Company and Eastern that we deemed to be relevant;

5.	reviewed the financial and operating performance of Eastern and the Company and those of other selected public companies that we deemed to be relevant;

6.	considered certain publicly available financial terms of certain comparable transactions we deemed to be relevant;

Board of Directors

HarborOne Bancorp, Inc.

April 24, 2025

7.

reviewed the current and historical market prices for shares of Company Common Stock and Eastern stock and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.

discussed with members of the senior management of the Company and Eastern certain information relating to the aforementioned and any other matters that we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and Eastern and the financial condition and future prospects and operations of the Company and Eastern.

With your consent, we have assumed and relied upon the accuracy and completeness of all information that was available to us from public sources, supplied by or on behalf of the Company or Eastern or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company or Eastern is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Eastern is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or Eastern. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting (or, in the case of the Projections with respect to 2025 and 2026, which were prepared using consensus analyst estimates for the years 2025 and 2026, are consistent with) the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, Eastern or the Company that would be material to our analyses or this Opinion.

This Opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 23, 2025, and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed,

Board of Directors

HarborOne Bancorp, Inc.

April 24, 2025

without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Eastern since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect. As the Board is aware, the credit, financial and stock markets have been experiencing, and do experience, volatility from time to time, and Raymond James expresses no opinion or view as to any potential effects of such volatility on the Transaction, the Company or Eastern. This Opinion does not purport to address potential, or actual developments in any such credit, financial and stock markets on the Merger Consideration after the date hereof, and any such developments may affect the conclusions reached in this Opinion, which we do not have an obligation to update, reaffirm, or revise.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company nor did we advise the Company with respect to strategic alternatives. This Opinion does not express any opinion as to the likely trading range of the Company Common Stock or Eastern stock following the announcement or consummation of the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Eastern or the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Stock (other than the Exception Shares).

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to Eastern, the Company and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not experts in the evaluation of allowances for credit losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We have assumed, with your consent, that the allowance for credit losses (i) set forth in the financial statements of the Company and Eastern are adequate to cover such losses, (ii) will be adequate on a pro forma basis for the combined entity and (iii) comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

In formulating this Opinion, we have considered only what we understand to be the consideration to be received by the holders of Company Common Stock (other than the Exception Shares) as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of the Company’s officers, directors or employees), or class of such persons, whether relative to the compensation received by the holders of Company Common Stock or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly

Board of Directors

HarborOne Bancorp, Inc.

April 24, 2025

set forth in the last sentence of this Opinion or (ii) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction among or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Eastern or the ability of the Company or Eastern to pay their respective obligations when they come due.

The delivery of this Opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Eastern for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this Opinion, Raymond James has engaged in certain fixed income trading activity with Eastern Bank, a subsidiary of Eastern, for which it has earned income. Raymond James has not provided any other investment banking services to the Company in the two years preceding the date hereof, nor has Raymond James provided any investment banking services to Eastern in the two years preceding the date hereof. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Eastern or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this Opinion is solely for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company regarding how said shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this Opinion should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/prospectus.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than the Exception Shares) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Annex C

VOTING AGREEMENT

VOTING AGREEMENT (“Agreement”), dated as of April 24, 2025, by and between Eastern Bankshares, Inc., a Massachusetts corporation (“Buyer”), and the undersigned holder (the “Shareholder”) of Common Stock, par value $0.01 per share (the “Common Stock”), of HarborOne Bancorp, Inc., a Massachusetts corporation (“Company”).

BACKGROUND STATEMENTS:

A. Concurrently with the execution of this Agreement, Buyer, Eastern Bank, Company and HarborOne Bank have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Company with and into Buyer (the “Merger”);

B. The Shareholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and has sole voting power with respect to the number of shares of Common Stock, and holds stock options or other rights to acquire the number of shares of Common Stock, indicated opposite the Shareholder’s name on Schedule 1 attached hereto (as used herein, the term “Shares” means all shares of Common Stock, whether such shares of Common Stock are held by the Shareholder on the date of this Agreement or are subsequently acquired prior to the Expiration Date (as defined in Section 2), whether by the exercise of stock options or otherwise);

C. It is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

D. Any capitalized term used in this Agreement without definition herein shall have the meaning ascribed to it in the Merger Agreement.

In consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Agreement to Vote Shares. The Shareholder agrees that, prior to the Expiration Date (as defined in Section 2), at any meeting of the holders of Common Stock, or any adjournment or postponement thereof, or in connection with the solicitation of one or more written consents from the holders of Common Stock, with respect to the Merger Agreement or any of the transactions contemplated thereby (including the Merger) or any Acquisition Proposal, the Shareholder shall:

(a)	attend such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of Company contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to Company’s and Buyer’s respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Until the effective time, the Shareholder shall retain at all times his or her right to vote the Shares, and without any other limitation on any matters other than those set forth in this Section 1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) receipt of the Requisite Company Shareholder Approval, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, (c) any amendment to the Merger Agreement that decreases the amount of, changes the form of, or otherwise adversely affects the Merger Consideration, (d) the board of directors of the Company publicly withdrawing the Company Board Recommendation and instead recommending that Company shareholders do not vote “for” the Merger or alternatively vote “against” the Merger in response to a Company Superior Proposal, or (e) upon mutual written agreement of the parties hereto. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

3. Agreement to Retain Shares. Prior to the Expiration Date, the Shareholder shall not, except as expressly contemplated by this Agreement or the Merger Agreement, directly or indirectly, (a) sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4(c))), any Shares, (b) enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares, (c) deposit any Shares in a voting trust or enter into a voting agreement or similar agreement with respect to any Shares or grant any proxy or power of attorney with respect thereto, or (d) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, the Shareholder may make (i) transfers of Shares by will or by operation of law, in which case this Agreement shall bind the transferee, (ii) transfers of Shares in connection with bona fide estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, (iii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (iv) the disposition or surrender of Shares in connection with the vesting, settlement or exercise of equity rights permitted by the Merger Agreement, (v) to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family members or upon the undersigned’s death subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, and (vi) as Buyer may otherwise agree in writing in its sole discretion.

4. Representations and Warranties of Shareholder. Except as disclosed on Schedule 1 hereto, the Shareholder hereby represents and warrants to Buyers as follows:

(a)	the Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder;

(b)

this Agreement has been duly executed and delivered by the Shareholder and (assuming this Agreement constitutes a valid and binding agreement of Buyers) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms, subject to the Enforceability Exceptions;

(c)

the Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole, and otherwise unrestricted, voting power with respect to such Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement (the Shareholder agrees to promptly notify Buyers in writing of the nature and amount of any Shares acquired after the date hereof, and such Shares shall be subject to the foregoing representations and warranties);

(d)

the Shareholder understands that, at the effective time, each outstanding Share listed on Schedule 1 shall be converted into, as provided in and subject to the limitations set forth in the Merger Agreement, the right to receive the Merger Consideration;

(e)

the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder; and

(f)

the execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Shareholder, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his or her obligations under this Agreement in any material respect.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, the Shareholder, if and only if the Shareholder is unable to perform his or her obligations under this Agreement, does hereby appoint Buyers, with full power of substitution to any affiliate of Buyers, as the Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder’s rights with respect to the Shares, to vote each of such Shares that the Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Company, and at any adjournment or postponement thereof, and in connection with any action of the holders of Common Stock taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by the Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

6. No Solicitation. Subject to Section 9 of this Agreement, from and after the date hereof until the Expiration Date, the Shareholder, in his or her capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize any advisor or representative of such Shareholder or any of his or her or its affiliates, other than Company in accordance with the terms of the Merger Agreement, to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to cause each of his or her advisors or representatives or affiliates, other than Company in accordance with the terms of the Merger Agreement, not to) (a) solicit, initiate or knowingly encourage any inquiry with respect to a Company Acquisition Proposal, (b) participate or engage in any negotiations with any person regarding, or furnish any nonpublic information relating to, a Company Acquisition Proposal, (c) engage or participate in any discussions with any person regarding a Company Acquisition Proposal, (d) enter into any agreement, agreement in principle or letter of intent with respect to any Company Acquisition Proposal, (e) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any Company Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (f) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to any Company Acquisition

Proposal, or (g) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of any Company Acquisition Proposal.

7. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

8. No Waivers. No waivers of any breach of this Agreement extended by Buyers to the Shareholder shall be construed as a waiver of any rights or remedies of Buyers with respect to any other shareholder of Company who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Capacity as Shareholder. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Shareholder (a) from exercising his or her duties and obligations as an officer and/or director of Company or otherwise taking any action (or failure to act), subject to the applicable provisions of the Merger Agreement, while acting in such capacity as an officer and/or director of Company or (b) if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Shareholder is executing this Agreement solely in his or her capacity as a shareholder of Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Shareholder in his or her capacity as an officer and/or director of Company.

10. No General Control Over Common Stock. Nothing contained in this Agreement shall be deemed to vest in Buyers any direct or indirect ownership or incidence of ownership of or with respect to any of the Common Stock. All rights, ownership and economic benefits of and relating to the Common Stock shall remain and belong to the Shareholder, and Buyers shall have no power or authority to direct the Shareholder in the voting of any of the Common Stock or the performance by any Shareholder of its duties or responsibilities as a shareholder of Company, except as otherwise provided herein.

11. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

12. Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyers may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

13. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14. Counterparts; Electronic Delivery. This Agreement and any amendment or waiver hereto or thereto, may be executed by means of a facsimile machine or by email delivery of a “.pdf” format data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such amendment or waiver shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement and any signed amendment or waiver hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

15. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

16. Public Disclosure. The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, without the prior consent of Buyers.

17. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Subsidiary wholly owned by it. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

18. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

19. Dispute Resolution. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or if that court does not have jurisdiction, the Superior Court of the Commonwealth of Massachusetts sitting in Suffolk County, Massachusetts, or if that court does not have jurisdiction, a federal court sitting in the Commonwealth of Massachusetts (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.04 of the Merger Agreement.

20. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) Company’s board of directors has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company Articles, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto and delivered by electronic or facsimile signature in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

EASTERN BANKSHARES, iNC.

By:
Name:	Robert F. Rivers
Title:	Executive Chair

SHAREHOLDER

By:
Name:

SCHEDULE 1

Shareholder	Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Eastern is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both Chapter 156D, Section 8.57 and Eastern’s bylaws provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Eastern’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. However, Eastern’s bylaws also provide that Eastern is not obligated to indemnify an officer or director while serving in the manner list above, unless (a) such service was requested or directed in each specific case by the Eastern’s chief executive officer or by a vote of the board of directors prior to the occurrence of the event to which the indemnification relates, and (b) the Eastern in fact does maintain insurance coverage for the type of indemnification sought. Such indemnification may be limited to an amount equal to the proceeds of the insurance received with respect to such coverage. Eastern currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of Eastern from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Eastern.

Eastern’s restated articles of organization state that no director shall have personal liability to Eastern or its shareholders for monetary damages for breach of his or her fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided that the director will still be liable (a) for any breach of the director’s duty of loyalty to Eastern or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of the Massachusetts Business Corporation Act, or (d) for any transaction from which the director derived an improper personal benefit; and provided, further, however, that Eastern will not make any indemnification payment prohibited by Section 18(k) of the Federal Deposit Insurance Act or the regulations promulgated thereunder by the Federal Deposit Insurance Corporation.

In the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an officer or non-officer employee, Eastern will not provide indemnification if there is a determination that such person did not act in a manner required for indemnification. This determination shall be made by a majority vote of those directors not involved in such proceeding. However, if more than half of the directors are involved in such proceeding, the determination shall be made by a majority vote of a committee of three (3) disinterested directors chosen at a regular or special meeting of the board of directors; provided, however, that if there are less than three (3) disinterested directors, the determination shall be made by an independent legal counsel selected by the disinterested directors or, if none, by a majority vote of the board of directors at a regular or special meeting.

Eastern’s bylaws provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. Eastern’s restated articles or organization also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 21. Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of April 24, 2025, among Eastern Bankshares, Inc., Eastern Bank, HarborOne Bancorp, Inc., and HarborOne Bank (included as Annex A to the proxy statement/prospectus contained in this registration statement)

3.1	Restated Articles of Organization, as adopted October 5, 2020, as amended May 16, 2022, incorporated herein by reference to Exhibit 3.1 to Form 10-Q filed on August 5, 2022

3.2	Bylaws of Eastern Bankshares, Inc., as adopted June 12, 2020, incorporated herein by reference to Exhibit 3.2 to Form 10-Q filed on September 24, 2020

4.1	Form of Common Stock Certificate of Eastern Bankshares, Inc., incorporated herein by reference to Exhibit 4 on Amendment No. 2 to the Registration Statement (File No. 333-239251) filed on August 4, 2020

5.1*	Opinion of Nutter McClennen & Fish LLP as to the validity of the shares of Eastern common stock to be issued in the merger

8.1*	Tax opinion of Nutter McClennen & Fish LLP

8.2*	Tax opinion of Goodwin Procter LLP

23.1*	Consent of Nutter McClennen & Fish LLP (included in Exhibit 5.1)

23.2*	Consent of Nutter McClennen & Fish LLP (included in Exhibit 8.1)

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 8.2)

23.4*	Consent of Independent Registered Public Accounting Firm of Eastern Bankshares, Inc., Ernst & Young LLP

23.5*	Consent of Independent Registered Public Accounting Firm of HarborOne Bancorp, Inc., Crowe LLP

24.1*	Power of Attorney

99.1	Form of Voting Agreement executed in connection with the Agreement and Plan of Merger, dated as of April 24, 2025, among Eastern Bankshares, Inc., Eastern Bank, HarborOne Bancorp, Inc. and HarborOne Bank (included as Annex C to the proxy statement/prospectus contained in this registration statement)

99.2*	Consent of Raymond James Financial, Inc.

99.3+	Form of Proxy Card of HarborOne Bancorp, Inc.

99.4*	Consent of Joseph F. Casey (as a proposed director of Eastern Bankshares, Inc.)

107*	Filing Fee Table

*	Filed herewith
+	To be filed by amendment

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(1)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(2)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)

that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

that for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)

for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(h)

that every prospectus that (1) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)

to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)

to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(k)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Boston, Commonwealth of Massachusetts, June 17, 2025.

EASTERN BANKSHARES, INC.

By:	/s/ R. David Rosato
Name:	R. David Rosato
Title:	Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Eastern Bankshares, Inc. (the “Company”) hereby severally constitute and appoint Robert F. Rivers, R. David Rosato and Kathleen C. Henry (collectively, the “Authorized Representatives”) as our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Authorized Representatives may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement on Form S-4 relating to the merger with HarborOne Bancorp, Inc., including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Authorized Representatives shall do or cause to be done by virtue thereof, granting until each said attorney and agents full power and authority to do and perform each and every act in person.

Pursuant to the requirements of the Securities Act of 1933, this Power of Attorney and Registration Statement have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert F. Rivers Robert F. Rivers	Executive Chair and Chair of the Board (Principal Executive Officer)	June 17, 2025

/s/ R. David Rosato R. David Rosato	Chief Financial Officer (Principal Financial Officer)	June 17, 2025

/s/ Denis K. Sheahan Denis K. Sheahan	Chief Executive Officer and Director	June 17, 2025

/s/ David A. Ahlquist David A. Ahlquist	Principal Accounting Officer	June 17, 2025

/s/ Deborah C. Jackson Deborah C. Jackson	Lead Director	June 17, 2025

/s/ Richard C. Bane Richard C. Bane	Director	June 17, 2025

/s/ Luis A. Borgen Luis A. Borgen	Director	June 17, 2025

/s/ Joseph T. Chung Joseph T. Chung	Director	June 17, 2025

/s/ Bari A. Harlam Bari A. Harlam	Director	June 17, 2025

/s/ Marisa J. Harney Marisa J. Harney	Director	June 17, 2025

/s/ Diane S. Hessan Diane S. Hessan	Director	June 17, 2025

/s/ Richard E. Holbrook Richard E. Holbrook	Director	June 17, 2025

/s/ Peter K. Markell Peter K. Markell	Director	June 17, 2025

/s/ Linda M. Williams Linda M. Williams	Director	June 17, 2025

/s/ Leon A. Palandjian Leon A. Palandjian	Director	June 17, 2025

/s/ Cathleen A. Schmidt Cathleen A. Schmidt	Director	June 17, 2025

/s/ Andargachew S. Zelleke Andargachew S. Zelleke	Director	June 17, 2025